Exhibit 99.1

January 20, 2015

Dear Inland American Real Estate Trust, Inc. Stockholder:

Over the past 18 months, Inland American Real Estate Trust, Inc. (“Inland American,” “we” or “our”) has been implementing its long-term strategy of focusing our portfolio into three asset classes – lodging, multi-tenant retail and student housing. By tailoring, expanding and refining these three components of our portfolio, our goals were to enhance long-term stockholder value and position Inland American to explore various strategic transactions designed to provide liquidity events for our stockholders. Inland American has achieved several important milestones in its efforts to enhance stockholder value and create liquidity for our stockholders:

•	In August 2013, we announced, and subsequently closed, two large transactions involving the sale of our net lease assets and conventional multi-family assets for approximately $2.5 billion.

•	In February 2014, stockholders approved important charter changes, resulting in increased flexibility for our board of directors to execute its strategy.

•	In March 2014, Inland American continued to evolve with the signing of our self-management agreements and the $395 million modified “Dutch Auction” tender offer. Both events were important milestones in the history of Inland American and were designed to be accretive to existing stockholders.

•	In November 2014, we sold 52 suburban select service hotels for approximately $1.1 billion, resulting in net proceeds of approximately $480 million after prepayment of indebtedness and related costs.

We are pleased to announce yet another important milestone for Inland American and inform you that the board of directors of Inland American has authorized the pro rata distribution of 95% of the outstanding shares of common stock of Xenia Hotels & Resorts, Inc. (“Xenia”), a wholly-owned subsidiary of Inland American, to Inland American stockholders. Upon completion of the separation and distribution from Inland American, Xenia will be an independent, self-advised and self-administered, publicly-traded REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on top 25 U.S. lodging markets (as defined by STR. Inc.) as well as key leisure destinations in the United States. Upon completion of the separation and distribution, Xenia will own 46 hotels, comprising 12,636 rooms, across 19 states and the District of Columbia, and a majority interest in two hotels under development. Xenia’s hotels are primarily operated by industry leaders such as Marriott®, Hilton®, Hyatt®, Starwood®, Kimpton®, Aston®, Fairmont® and Loews®, as well as leading independent management companies.

Inland American’s board of directors has determined upon careful review and consideration that Xenia’s separation from Inland American is in the best interests of Inland American. As a stand-alone company, we believe that Xenia will be well capitalized and well-positioned to deliver both internal growth through active and focused asset management of existing hotels and external growth through acquisitions that meet Xenia’s investment criteria. Additionally, as a publicly-traded REIT, Xenia will have access to the capital markets to issue equity or debt securities, and will have the flexibility to create a more diverse capital structure tailored to its strategic goals.

Xenia will be led by Jeffrey H. Donahue, as Chairman of the Board of Directors, and Marcel Verbaas, its President and Chief Executive Officer, and a member of Xenia’s board of directors. Mr. Donahue has extensive real estate industry experience and is a veteran public company director. Mr. Verbaas is a proven leader with strong business acumen and extensive industry knowledge. Since 2007, Mr. Verbaas and his team have overseen the entire lodging portfolio for Inland American and the acquisition of more than 50 hotels, including all but two of the properties in Xenia’s portfolio, and have been instrumental in executing a multi-year strategy of repositioning our lodging portfolio by recycling capital into hotels that meet Xenia’s investment criteria. Through this experience, Xenia’s senior management team has gained an in-depth knowledge of the hotels in Xenia’s portfolio and enhanced valuable, long-standing relationships with Xenia’s brand management companies, franchisors and third-party managers. Our board of directors is confident that Mr. Verbaas and his senior management team, who have an average tenure in the lodging industry of 26 years, have the requisite industry expertise and familiarity with Xenia’s lodging portfolio to lead Xenia as it transitions to an independent, lodging-focused, publicly-traded REIT.

Xenia has applied to list its common stock on the New York Stock Exchange under the symbol “XHR.” As a result, unlike shares of common stock of Inland American, Xenia’s common stock will be publicly tradable and you will be able to make your own investment decisions with respect to the shares of Xenia common stock that you own.

The pro rata distribution by Inland American of 95% of the outstanding shares of Xenia common stock will occur on February 3, 2015 by way of a taxable pro rata special distribution to Inland American stockholders of record on the record date of the distribution. Each Inland American stockholder will be entitled to receive one share of Xenia common stock for every eight shares of Inland American common stock held by such stockholder at the close of business on January 20, 2015, the record date of the distribution. The Xenia common stock will be issued in book-entry form only, which means that no physical share certificates will be issued. Following the distribution, you will own shares in both Inland American and Xenia. The number of Inland American shares you own will not change as a result of this distribution. Stockholder approval of the distribution is not required, and you will not be required to make any payment, or to surrender or exchange your shares of Inland American common stock or take any other action to receive your shares of Xenia common stock on the distribution date. Immediately following the distribution, Inland American will continue to own approximately 5% of the outstanding shares of common stock of Xenia.

The information statement, which is being mailed to all holders of Inland American common stock on the record date for the distribution, describes the distribution in detail and contains important information about Xenia, its business, financial condition and operations and risks related to its business. The information statement also explains how you will receive your shares of Xenia common stock. We urge you to read the entire information statement carefully.

On behalf of the board of directors, the senior management team and the employees of Inland American, I want to thank you for your continued support of Inland American. We look forward to this next chapter in Inland American’s history and to your future support of Xenia.

Sincerely,

Thomas P. McGuinness
President and Chief Executive Officer, Inland American Real Estate Trust, Inc.

January 20, 2015

Dear Future Xenia Hotels & Resorts, Inc. Stockholder:

It is our pleasure to welcome you as a stockholder of our company, Xenia Hotels & Resorts, Inc. (“Xenia”). Our company is a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 U.S. lodging markets (as defined by STR. Inc.) as well as key leisure destinations in the United States. Upon completion of the separation and distribution, Xenia will own a portfolio of 46 hotels, comprising 12,636 rooms, across 19 states and the District of Columbia, and a majority interest in two hotels under development. Our hotels are primarily operated by industry leaders such as Marriott®, Hilton®, Hyatt®, Starwood®, Kimpton®, Aston®, Fairmont® and Loews®, as well as leading independent management companies.

We own and pursue hotels in the upscale, upper upscale and luxury segments that are affiliated with premium, leading brands, as we believe that these segments yield attractive risk-adjusted returns. Within these segments, we focus on hotels that will provide guests with a distinctive lodging experience, tailored to reflect local market environments rather than hotels that are heavily dependent on conventions and group business. We also seek properties that exhibit an opportunity for us to enhance operating performance through aggressive asset management and targeted capital investment. By balancing our portfolio between premium full service, lifestyle and urban upscale hotels with these characteristics, we believe we are able to achieve strong cash flows and attractive returns.

We believe that the current market environment presents attractive opportunities for us to acquire additional hotels with significant upside potential that are compatible with our investment strategy. We also believe that current lodging market fundamentals provide meaningful opportunities for revenue and Adjusted EBITDA growth at our existing hotels. We intend to enhance the value of our existing hotels through focused asset management and targeted renovation projects. We believe that by pursuing this strategy, we will strengthen our position as a leading owner of hotel properties across our targeted segments. We believe that our senior management team’s overall lodging experience and proven track record, as well as its in-depth knowledge of our hotels and long-standing and extensive relationships within the lodging industry, will enable us to successfully execute on our business strategy to earn returns in excess of our cost of capital and create long-term value for our stockholders.

As a stand-alone publicly-traded company, we believe that Xenia will be well capitalized and well-positioned to deliver both internal growth through active and focused asset management of existing hotels and external growth through acquisitions that meet our investment criteria. Additionally, our separation from Inland American will enable our dedicated management team to focus solely on our premium full service, lifestyle and urban upscale hotel portfolio and make decisions solely based on our business objectives and strategic goals. As a pure play lodging company, we believe we will be well-positioned to grow our business through operational flexibility, efficient deployment of resources and quick decision-making based solely on the needs of our business. As a publicly-traded REIT, we will have direct access to the capital markets to issue equity or debt securities, and will have the flexibility to create a more diverse capital structure tailored to our strategic goals. Additionally, our common stock, and units of our operating partnership, will be able to be used to facilitate our growth through acquisitions and strategic partnerships after the distribution and may become an important acquisition currency.

Xenia has applied to list its common stock on The New York Stock Exchange under the symbol “XHR.” As a result, shares of Xenia’s common stock will be publicly tradable and you will be able to make your own investment decisions with respect to the shares of common stock of Xenia that you own.

We invite you to learn more about Xenia by reviewing the enclosed information statement. We urge you to read the information statement carefully as it describes the distribution in detail and contains important information about Xenia, our business, financial condition and operations and risks related to our business. The information statement also explains how you will receive your shares of Xenia common stock. We look forward to our future and to your support as a stockholder of Xenia.

Sincerely,

Marcel Verbaas
President and Chief Executive Officer, Xenia Hotels & Resorts, Inc.

INFORMATION STATEMENT

Common Stock

Xenia Hotels & Resorts, Inc.

This information statement is being furnished in connection with the taxable distribution by Inland American Real Estate Trust, Inc., or Inland American, a Maryland corporation that has elected to be taxed, and currently qualifies, as a real estate investment trust, or REIT, for U.S. federal income tax purposes, to its stockholders of 95% of the outstanding shares of common stock of Xenia Hotels & Resorts, Inc. (“Xenia”). Inland American currently owns 100% of the outstanding shares of common stock of Xenia. Xenia holds, or will hold, directly or indirectly, a portfolio of 46 premium full service, lifestyle and urban upscale hotels and the majority interest in two hotels under development. To implement the distribution, Inland American will distribute 95% of the outstanding shares of common stock of Xenia on a pro rata basis to existing stockholders of Inland American.

For every eight shares of common stock of Inland American held of record by you as of the close of business on January 20, 2015, or the distribution record date, you will receive one share of our common stock. We expect our common stock will be distributed by Inland American to you on or about February 3, 2015, or the distribution date.

No vote of Inland American’s stockholders is required in connection with the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send us a proxy, in connection with the distribution. You will not be required to pay any consideration or to exchange or surrender your existing shares of common stock of Inland American or take any other action to receive our common stock on the distribution date to which you are entitled.

There is no current trading market for our common stock. We have applied to list our common stock on The New York Stock Exchange (“NYSE”) under the symbol “XHR”, and expect trading of our common stock on the NYSE will begin on the first trading day following the completion of the distribution.

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year that commenced on January 5, 2015. To assist us in qualifying as a REIT, among other purposes, stockholders are generally restricted from owning more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of any class or series of our capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements.

In reviewing the information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 39.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement was first mailed to Inland American stockholders on or about January 23, 2015.

January 20, 2015

MARKET AND INDUSTRY DATA

The market data and certain other statistical information used throughout this information statement are based on independent industry publications, government publications or other published independent sources. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information. STR. Inc. (“STR”), PKF Hospitality Research, LLC (“PKF-HR”) and Lodging Econometrics, Inc. (“Lodging Econometrics”) are the primary sources for third-party market data and industry statistics and forecasts. STR does not guarantee the performance of any company about which it collects and provides data. The reproduction of STR’s data without their written permission is strictly prohibited. Nothing in the STR, PKF-HR or Lodging Econometrics data should be construed as advice. Some data is also based on our good faith estimates.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

This information statement contains registered trademarks that are the exclusive property of their respective owners, which are companies other than us, including Marriott International, Inc., Hilton Worldwide Inc., Hyatt Hotels Corporation, Starwood Hotels and Resorts Worldwide, Inc., The Kimpton Hotel & Restaurant Group Inc.,

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Aston Hotels & Resorts LLC, Fairmont Hotels & Resorts and Loews Hotels, or their respective parents, subsidiaries or affiliates (“Brand Companies”). In the event that any of our management agreements or franchise agreements with the Brand Companies are terminated for any reason, the use of all applicable trademarks and service marks owned by the Brand Companies will cease at the hotel where the management agreement or franchise agreement was terminated; all signs and materials bearing the marks and other indicia connecting the hotel to the Brand Companies will be removed (at the hotel’s or our expense).

DISCLAIMER

None of the Brand Companies or their respective directors, officers, agents or employees are issuers of the shares described herein or had responsibility for the creation or contents of this information statement. None of the Brand Companies or their respective directors, officers, agents or employees make any representation or warranty as to the accuracy, adequacy or completeness of any of the following information, including any financial information and any projections of future performance. The Brand Companies do not have an exclusive relationship with us and will continue to be engaged in other business ventures, including the acquisition, development, construction, ownership or operation of lodging, residential and vacation ownership properties, which are or may become competitive with the properties held by us.

BASIS OF PRESENTATION

Prior to and in connection with our separation from Inland American, we will effect the transactions (the “Reorganization Transactions”) described under “Summary—Our Structure and Reorganization Transactions—Our Corporate Reorganization.” We refer in this Information Statement to all of the hotels owned by Xenia from time to time and prior to the Reorganization Transactions and the sale of the Suburban Select Service Portfolio (defined below) as the “Prior Combined Portfolio.” As of September 30, 2014, the Prior Combined Portfolio consisted of:

•	46 premium full service, lifestyle and urban upscale hotels and a majority interest in two hotels under development (collectively, the “Xenia Portfolio”);

•	one hotel being marketed for sale; and

•	52 suburban select service hotels (the “Suburban Select Service Portfolio”), classified as held for sale with the related results from operations reported as discontinued operations, as described below.

In October 2014, as part of the Reorganization Transactions, the hotel being marketed for sale was transferred by the Company to a separate, wholly-owned subsidiary of Inland American. This hotel was subsequently sold by Inland American to an unaffiliated third party on December 31, 2014. For more detail regarding the Reorganization Transactions, see “Summary—Our Structure and Reorganization Transactions—Our Corporate Reorganization.”

The Suburban Select Service Portfolio was sold on November 17, 2014 to unaffiliated third party purchasers for approximately $1.1 billion, resulting in net proceeds to Inland American of approximately $480 million after prepayment of certain indebtedness and related costs. Since September 17, 2014, the date of the definitive asset purchase agreement, the Suburban Select Service Portfolio has been classified as held for sale, and its operating activity has been reflected in discontinued operations. Following the completion of the sale of the Suburban Select Service Portfolio, the Suburban Select Service Portfolio is no longer owned or asset managed by the Company. None of the proceeds from the sale of the Suburban Select Service Portfolio were retained by Xenia.

Unless otherwise indicated or the context otherwise requires, all information herein reflects the consummation of the Reorganization Transactions, the sale of the Suburban Select Service Portfolio and the completion of our separation from Inland American, which will occur on the distribution date. References herein to “we,” “our,” “us” and the “Company” refer to Xenia Hotels & Resorts, Inc. and its consolidated subsidiaries, including XHR LP, a Delaware limited partnership, which we refer to as our “operating partnership,” and references to “Xenia Hotels & Resorts, Inc.” refer only to Xenia Hotels & Resorts, Inc., exclusive of its subsidiaries, in each case giving effect to the Reorganization Transactions.

Additionally, unless otherwise indicated or the context otherwise requires, all information in this information statement gives effect to the filing of our Articles of Amendment and Restatement and the effectiveness of our Amended and Restated Bylaws, which will occur prior to the completion of our separation from Inland American.

Presentation of historical operating and non-financial data and pro forma financial information

Unless otherwise indicated or the context otherwise requires, (i) operating and non-financial data, including occupancy (as defined below), ADR (as defined below), RevPAR (as defined below), number of hotels, number of rooms and Adjusted EBITDA, disclosed in the sections of this information statement other than the Financial Statement Sections (as defined below) and (ii) pro forma financial information in this information statement:

•	reflect the business and operations of the Company after the consummation of the Reorganization Transactions and immediately following the completion of the separation of the Company from Inland American, when we will own solely the Xenia Portfolio;

•	exclude the Suburban Select Service Portfolio to the extent it is reflected as held for sale on the Company’s balance sheet as of September 30, 2014;

•	exclude one hotel sold on May 30, 2014, one hotel sold on August 28, 2014 and one hotel sold on December 31, 2014;

•	with respect to each hotel included in the Xenia Portfolio acquired during 2013 or 2014, give effect to such acquisition as if such acquisition had been consummated on January 1, 2013;

•	reflect the issuance of 125 shares of preferred stock of the Company, designated as 12.5% Series A Cumulative Non-Voting Preferred Stock, $0.01 par value per share, with a liquidation preference of $1,000 per share (the “Series A Preferred Stock”), in a private placement to approximately 125 investors who qualify as “accredited investors” (as that term is defined in Rule 501(a) of Regulation D of the Securities Act) for an aggregate purchase price of $125,000, which we issued to facilitate our ability to qualify as a REIT in connection with a potential section 336(e) election under the Internal Revenue Code of 1986, as amended (the “Code”), as described in “Our Separation From Inland American—Certain Material U.S. Federal Income Tax Consequences of the Separation—Tax Classification of the Separation in General”;

•	reflect the capital contribution from Inland American of $125.0 million prior to the completion of our separation from Inland American (the “Capital Contribution”);

•	reflect the repayment of approximately $84.0 million of borrowings outstanding under existing mortgage indebtedness, funded by Inland American;

•	reflect an additional capital contribution of $16.0 million, all of which the Company intends to use to paydown existing mortgage indebtedness in 2015;

•	reflect a non-cash capital contribution of $86.8 million to settle the Company’s allocated share of Inland American’s unsecured credit facility as of September 30, 2014;

•	reflect the Company’s entry into the intended new $400 million unsecured revolving credit facility;

•	reflect the issuance of 113,396,997 shares of our common stock to Inland American pursuant to a stock dividend effectuated prior to the distribution;

•	reflect the distribution of 107,728,098 shares of our common stock to holders of Inland American common stock based upon the number of Inland American shares outstanding on January 20, 2015 and 5,669,899 shares retained by Inland American; and

•	reflect certain other adjustments as described in “Unaudited Pro Forma Combined Consolidated Financial Statements.”

Presentation of combined consolidated financial information and certain operating and non-financial data

Unless otherwise indicated or the context otherwise requires, (i) the historical financial data (excluding all pro forma financial data) in this information statement and (ii) the operating and non-financial data (but excluding all related data prepared on a pro forma basis), including occupancy, ADR, RevPAR, number of hotels, number of rooms, FFO (as defined below), Adjusted FFO (as defined below) and Adjusted EBITDA, disclosed in “Summary Historical and Pro Forma Combined Consolidated Financial and Operating Data,” “Selected Historical Combined Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (excluding all pro forma financial data) (collectively, the “Financial Statement Sections”) reflects the combined and consolidated business and operations of the Company prior to consummation of the Reorganization Transactions and the completion of the Company’s separation from Inland American, reflecting ownership of the Prior Combined Portfolio, which, among other things, classifies the Suburban Select Service Portfolio as held for sale with the related results from operations reported as discontinued operations.

CERTAIN DEFINED TERMS

Except where the context suggests otherwise, we define certain terms in this information statement as follows:

•	“ADR” or “average daily rate” means hotel room revenue divided by total number of rooms sold in a given period;

•	“Adjusted FFO” means FFO (as defined below), adjusted for certain items such as hotel property acquisition and pursuit costs and other expenses we believe do not represent recurring operations;

•	“Aston,” “Fairmont,” “Hilton,” “Hyatt,” “Kimpton,” “Loews,” “Marriott,” and “Starwood” mean Aston Hotels & Resorts LLC, Fairmont Hotels & Resorts, Hilton Worldwide Inc., Hyatt Hotels Corporation, The Kimpton Hotel & Restaurant Group Inc., Loews Hotels, Marriott International, Inc., and Starwood Hotels and Resorts Worldwide, Inc., respectively, as well as their respective parents, subsidiaries or affiliates;

•	“CAGR” means compound annual growth rate;

•	“FFO” means a measure that reflects net income or loss (calculated in accordance with GAAP), excluding real estate depreciation and amortization, gains (losses) from sales of real estate, impairments of real estate assets, the cumulative effect of changes in accounting principles and adjustments for unconsolidated partnerships and joint ventures;

•	“Inland American” means Inland American Real Estate Trust, Inc., a Maryland corporation that has elected to be taxed and currently qualifies, as a REIT, and that owns 100% of the outstanding shares of common stock of the Company prior to giving effect to the separation, and, as the context may require, its consolidated subsidiaries other than us;

•	a “lifestyle” hotel refers to an innovative hotel with a focus on providing a unique and individualized guest experience in a smaller footprint by combining traditional hotel services with modern technologies and placing an emphasis on local influence;

•	a “luxury” hotel refers to a luxury hotel as defined by STR;

•	“occupancy” means the total number of rooms sold in a given period divided by the total number of rooms available at a hotel or group of hotels;

•	a “premium full service hotel” refers to a hotel defined as “upper upscale” or “luxury” by STR;

•	“RevPAR” or “revenue per available room” means hotel room revenue divided by room nights available to guests for a given period, and does not include non-room revenues such as food and beverage revenue or other operating revenues;

•	the “Seven Major Markets” means the markets in and around New York City, New York; Chicago, Illinois; Washington, DC; San Francisco / San Mateo, California; San Diego, California; Boston, Massachusetts; and Los Angeles / Long Beach, California, which represent the seven largest markets based on number of owned hotel rooms among all other publically-traded U.S. hotel REITs included in the FTSE NAREIT US Real Estate Index;

•	“Top 25 Markets” refers to the top 25 U.S. lodging markets as defined by STR;

•	“TRS” refers to a taxable REIT subsidiary under the Code. “Our TRS” refers to XHR Holding, Inc., a wholly-owned subsidiary of our operating partnership that will elect to be a TRS of ours;

•	“TRS lessees” refers to the direct and indirect wholly-owned subsidiaries of our TRS;

•	an “upper midscale” hotel refers to an upper midscale hotel as defined by STR;

•	an “upper upscale” hotel refers to an upper upscale hotel as defined by STR;

•	an “upscale” hotel refers to an upscale hotel as defined by STR; and

•	an “urban upscale” hotel refers to a hotel located in an urban or similar high-density commercial area, such as a central business district, and defined as “upscale” or “upper midscale” by STR.

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SUMMARY

This summary highlights some of the information in this information statement relating to our Company, our separation from Inland American and the distribution of our common stock by Inland American to its stockholders. For a more complete understanding of our business and the separation and distribution, you should read carefully the more detailed information set forth under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Separation from Inland American” and the other information included in this information statement.

Overview

We are a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the Top 25 Markets as well as key leisure destinations in the United States. As of September 30, 2014, we owned 46 hotels, comprising 12,636 rooms, across 19 states and the District of Columbia, and had a majority interest in two hotels under development. Our hotels are primarily operated by industry leaders such as Marriott, Hilton, Hyatt, Starwood, Kimpton, Aston, Fairmont and Loews, as well as leading independent management companies, under the brands listed in the following table:(1)

Brand Affiliation	Number of Hotels	Number of Rooms	Percentage of Total Rooms
Marriott
Autograph Collection(2)	3	437	3.5%
Courtyard by Marriott	4	630	5.0%
Marriott	9	3,099	24.5%
Renaissance	2	1,014	8.0%
Residence Inn	3	637	5.0%

Subtotal	21	5,817	46.0%
Hilton
DoubleTree	1	220	1.7%
Embassy Suites	1	223	1.8%
Hampton Inn	2	264	2.1%
Hilton	3	669	5.3%
Hilton Garden Inn	2	478	3.8%
Homewood Suites	1	162	1.3%

Subtotal	10	2,016	16.0%
Hyatt
Andaz	3	451	3.6%
Hyatt	1	118	0.9%
Hyatt Regency	2	1,154	9.1%

Subtotal	6	1,723	13.6%
Kimpton
Lorien	1	107	0.8%
Monaco	3	605	4.8%

Subtotal	4	712	5.6%
Starwood
Westin	2	893	7.1%

Subtotal	2	893	7.1%
Aston	1	645	5.1%
Fairmont	1	545	4.3%
Loews	1	285	2.3%

Total	46	12,636	100.0%

(1)	This table reflects only the hotels in the Xenia Portfolio, excluding our two hotels under development, as of September 30, 2014. See “Basis of Presentation.”
(2)	Our two hotels under development are Autograph Collection hotels, which will have a total of 150 rooms.

The following table sets forth certain information about our portfolio of hotels on a pro forma basis:

	Nine Month Period Ended September 30,	Year Ended December 31,
	2014	2013	2012	2011
Statistical Data:
Number of Hotels(1)	46	45	31	24
Number of Rooms(1)	12,636	11,991	8,688	6,063
Occupancy(2)	78.1%	75.2%	71.5%	71.1%
ADR(2)	$176.91	$167.20	$151.84	$147.71
RevPAR(2)	$138.24	$125.73	$108.54	$104.99

(1)	Includes only the hotels in the Xenia Portfolio, excluding our two hotels under development, as of the end of the applicable period. See “Basis of Presentation.”
(2)	Includes full-year (or full-period) data for any hotel acquired during the applicable period by including applicable data for such hotels while they were under prior ownership. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” for a presentation of such statistics from the date of acquisition of such hotels. For only those hotels operated by Marriott, our historical annual operating results represented here from 2011 to 2013 include a 52-53 week fiscal calendar used by Marriott at that time.

On a pro forma basis, for the nine months ended September 30, 2014 and the year ended December 31, 2013, we generated pro forma revenues of $691.1 million and $861.1 million, respectively, pro forma Adjusted EBITDA of $195.3 million and $233.9 million, respectively, and net income attributable to the Company of $37.5 million and $14.2 million, respectively. In addition, for the nine months ended September 30, 2014 and the year ended December 31, 2013, 75.9% and 76.1% of our pro forma revenues were derived from hotels located in the Top 25 Markets and key leisure destinations. For our definition of Adjusted EBITDA and why we present it as well as a reconciliation of Adjusted EBITDA to net income attributable to Company, the most directly comparable GAAP financial measure, see “Summary Historical and Pro Forma Combined Consolidated Financial and Operating Data.” See also “Basis of Presentation.”

We plan to grow our business through a differentiated acquisition strategy, aggressive asset management and capital investment in our properties. We primarily target markets and sub-markets with particular positive characteristics, such as multiple demand generators, favorable supply and demand dynamics and attractive projected RevPAR growth, with a focus on the Top 25 Markets and key leisure destinations. While we expect that most lodging markets will benefit from improvement in rates and occupancy in the intermediate term, we believe some will enjoy stronger improvements in fundamentals and deliver greater returns-on-investment on a risk-adjusted basis than others. We believe that since the recent financial crisis, investors in hotels, and in particular publicly-traded U.S. hotel REITs, have had an increasing focus on investing in properties located in the Seven Major Markets, which we believe has resulted in higher asset prices in those markets than in the Top 25 Markets despite the latter having comparable, and in some cases, stronger, underlying fundamentals. According to PKF-HR, the Top 25 Markets experienced lower supply growth than the Seven Major Markets from 2009 to 2013, and this trend is expected to continue through 2016 despite both sets of markets experiencing comparable demand growth, resulting in a more attractive projected supply / demand dynamic for the Top 25 Markets. As such, as compared to publicly-traded U.S. hotel REITs focused on the Seven Major Markets, our strategy allows us to acquire properties at attractive valuations in markets that have similar or better RevPAR growth expectations.

We own and pursue hotels in the upscale, upper upscale and luxury segments that are affiliated with premium, leading brands, as we believe that these segments yield attractive risk-adjusted returns. Within these segments, we focus on hotels that will provide guests with a distinctive lodging experience, tailored to reflect local market environments rather than hotels that are heavily dependent on conventions and group business. We also seek properties that exhibit an opportunity for us to enhance operating performance through aggressive asset management and targeted capital investment. By balancing our portfolio between premium full service, lifestyle and urban upscale hotels with these characteristics, we believe we are able to achieve strong cash flows and attractive returns. Examples of how we have recently executed our strategy include several recent acquisitions, such as the Andaz San Diego, the Residence Inn Denver City Center, the Westin Galleria Houston and the Westin Oaks Houston at The Galleria and the Hyatt Key West Resort & Spa.

•	Andaz San Diego: In March 2013, we acquired the Andaz San Diego, which made us the first REIT to own Hyatt’s recently introduced lifestyle brand, Andaz. We believe this prominent boutique hotel located within San Diego’s vibrant GasLamp Quarter presented an attractive investment opportunity. The hotel had generated strong revenues since opening in 2009, with further upside from a number of specific opportunities where we believed our asset management team could significantly improve operating cash flow through an aggressive reorganization of the business offerings and expense structure. We are working with Hyatt to implement these improvements.

•	Residence Inn Denver City Center: In April 2013, we acquired the Residence Inn Denver City Center, which is a modern, high rise urban upscale hotel in the heart of Downtown Denver. The extended stay and transient business mix, combined with strong average rates and an efficient staffing model, support strong margins at this hotel. Additionally, the hotel was developed as a mixed use commercial building with two leased street level retail outlets and significant excess parking within the tower that provides stable monthly income from local corporate parking demand.

•	Westin Galleria Houston and Westin Oaks Houston at The Galleria: The Westin Galleria Houston and the Westin Oaks Houston at The Galleria hotels, which we acquired in August 2013, are two premium full service hotels directly attached at opposite ends of The Galleria Mall in West Houston and operated as one of the premier meeting complexes in the strong Houston market. We acquired the two hotels at a meaningful discount to estimated replacement cost in the Houston Galleria submarket which has strong demand and limited hotel development sites. We identified what we believe to be significant opportunities to improve performance and increase value through aggressive revenue management and improving operational efficiencies.

•	Hyatt Key West Resort & Spa: Our acquisition of the Hyatt Key West Resort & Spa in November 2013 was an attractive opportunity to gain entry into a market with extremely high barriers to entry and robust RevPAR growth. The compact, 118-room resort is ideally located on the water at the end of Duval Street and appeals to travelers through its strong brand affiliation and unique property characteristics.

Since 2010, we have acquired 28 of the hotels in the Xenia Portfolio, a total of 8,562 rooms, for an aggregate purchase price of approximately $2.0 billion. Additionally, since 2008, we have invested a total of approximately $209 million during our ownership period in capital expenditures to competitively position our portfolio to increase revenues as well as to keep our hotels well maintained. Our in-house project management team, currently consisting of eight individuals, manages all of our capital expenditure projects, which we believe provides us with a competitive advantage.

We believe that the current market environment presents attractive opportunities for us to acquire additional hotels with significant upside potential that are compatible with our investment strategy. We also believe that current lodging market fundamentals provide meaningful opportunities for revenue and Adjusted EBITDA growth at our existing hotels. We intend to enhance the value of our existing hotels through focused asset management and targeted renovation projects. We believe that by pursuing this strategy, we will strengthen our position as a leading owner of hotel properties across our targeted segments. We believe that our senior management team’s overall lodging experience and proven track record, as well as its in-depth knowledge of our hotels and long-standing and extensive relationships within the lodging industry, will enable us to successfully execute on our business strategy to earn returns in excess of our cost of capital and create long-term value for our stockholders.

We intend to elect to be taxed as, and to operate in a manner that will allow us to qualify as, a REIT for U.S. federal income tax purposes beginning with our short taxable year that commenced on January 5, 2015. See “Summary—Our Tax Status” and “Material U.S. Federal Income Tax Consequences.” To satisfy the requirements for qualification as a REIT, we lease our hotels to our TRS lessees, which are owned by our TRS. Our TRS will be subject to U.S. federal, state and local income tax.

Reasons for the Separation

Upon careful review and consideration in accordance with the applicable standard of review under Maryland law, Inland American’s board of directors determined that our separation from Inland American is in the best interests of Inland American. The board’s determination was based on a number of factors, including those set forth below.

•	Create two separate, focused companies executing distinct business strategies. Historically, Inland American has focused on acquiring and developing a diversified portfolio of commercial real estate located in a broad range of geographic regions throughout the United States. As a result, Inland American’s investors have had exposure to a diversified portfolio across several different real estate asset classes, such as multi-tenant retail, lodging, student housing, net lease, office, industrial, and multi-family. Its lodging assets have been managed by a dedicated management team and held in a focused subsidiary since we were formed in 2007. Over the past two years, Inland American has been focusing its diversified portfolio into three specific asset classes – multi-tenant retail, lodging and student housing. By separating its premium full service, lifestyle and urban upscale hotel portfolio into a standalone hotel company, investors will be invested in two separate platforms with dedicated and focused management teams. The Suburban Select Service Portfolio was sold on November 17, 2014 to unaffiliated third party purchasers for approximately $1.1 billion.

•	Allow Inland American’s management to focus on its retained asset classes, while enabling our dedicated management to focus solely on Xenia’s premium full service, lifestyle and urban upscale hotel portfolio and make decisions solely based on Xenia’s business objectives and strategic plan. The separation of the premium full service, lifestyle and urban upscale hotel portfolio from Inland American will allow Inland American’s management to solely focus on its multi-tenant retail and student housing asset classes and the needs of these segments. Similarly, the separation will enable our dedicated management team to focus solely on Xenia’s premium full service, lifestyle and urban upscale hotel portfolio and make decisions solely based on our business objectives and strategic goals. As a pure play lodging company, we believe that we will be well-positioned to grow our business through operational flexibility, efficient deployment of resources and quick decision-making based solely on the needs of our business.

•	Market recognition of the value of our business. As a stand-alone company, we will be focused solely on premium full service, lifestyle and urban upscale hotels, making us an attractive investment opportunity for REIT investors looking for exposure to this asset class. We will also benefit from having the ability to use shares of our common stock or common units of limited partnership interest in our operating partnership (“OP Units”) as acquisition currency, which will improve our competitive positioning as we grow.

•	Provide liquidity to Inland American stockholders. Unlike shares of common stock of Inland American, shares of our common stock are expected to be listed on the New York Stock Exchange (“NYSE”) and will be publicly tradeable. As a result, by distributing shares of our common stock to Inland American’s existing stockholders, such stockholders will be able to make their own investment decisions with respect to the shares of common stock that they own. Additionally, as a result of having a publicly traded market for our stock, new investors will have the opportunity to invest in our company.

•	More efficient capital allocation and direct access to capital markets. As a separate public company, we will have direct access to the capital markets to issue equity or debt securities, and will have the flexibility to create a more diverse capital structure tailored to our strategic goals and designed to maximize stockholder value. Additionally, our common stock, and possibly our OP Units, will be able to be used to facilitate our growth through acquisitions and strategic partnerships after the distribution and may become an important acquisition currency.

The anticipated benefits of the separation are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event that the separation does not result in such benefits, the costs associated with the separation could have a material adverse effect on our business and are not quantifiable. As part of Inland American, we have enjoyed certain benefits from Inland American’s purchasing power and borrowing leverage, and have also had access to Inland American’s balance sheet and capital. Following our separation from Inland American, we will be a smaller and less diversified company than Inland American, and we will not have access to financial and other resources comparable to those of Inland American prior to the separation. As a separate, stand-alone company, we may be unable to obtain debt or goods, technology and services at prices and on terms as favorable as those available to us prior to the separation. For more information about the risks associated with the separation, see “Risk Factors – Risks Related to Our Relationship with Inland American and the Separation.”

Our Industry

We believe that recent favorable trends in U.S. lodging industry fundamentals coupled with industry experts’ positive outlook provide an attractive backdrop for the growth of our business in the coming years.

The U.S. lodging industry constitutes a substantial portion of the domestic economy, having generated approximately $334 billion in revenues in 2013, according to STR. As of September 2014, there were over 53,000 hotels and 5 million hotel rooms in the United States according to Lodging Econometrics.

Historically, the performance of the lodging industry has been driven by lodging demand, which is partially a function of macroeconomic fundamentals including employment, corporate profits and consumer confidence. U.S. GDP is projected to grow at a rate of 2.2% in 2014, 3.1% in 2015 and 3.0% in 2016, according to the International Monetary Fund. Considering the strong relationship between room demand and macroeconomic conditions, we believe our business and the lodging industry broadly are well positioned for growth.

According to PKF-HR, U.S. lodging RevPAR is expected to grow 8.6% in 2014, 7.1% in 2015 and 5.9% in 2016, supported by favorable supply and demand characteristics. This compares to a RevPAR CAGR of 3.0% over the past 25 years, according to STR. According to STR, lodging demand, as measured by number of occupied hotel rooms, has grown at a CAGR of 2.4% between 2011 and 2013, compared to hotel supply, which has grown at a CAGR of 0.6% over the same period. PKF-HR further projects strong RevPAR growth across our targeted chain scale segments, as indicated in the chart below:

RevPAR Growth By Chain Scale

Source: PKF-HR

Given the positive broader macroeconomic trends, favorable supply and demand dynamics in the overall U.S. lodging industry and strong expected performance of our target sub-markets, we believe our business is poised to generate strong economic performance in the coming years.

For more details, please see “Industry.”

Our Competitive Strengths

We believe the following strengths will help us to achieve strong cash flows and attractive returns:

•	High Quality Portfolio Operated Under Premium Brands. Substantially all of our hotels operate under premium brands affiliated with industry leaders such as Marriott, Hilton, Hyatt, Starwood, Kimpton, Aston, Fairmont and Loews and are located in urban or densely populated suburban markets that we believe have multiple demand generators and high barriers to entry. Additionally, our portfolio includes lifestyle hotels that seek to attract the next generation traveler (i.e., hotels that offer a distinctive lodging experience, both in terms of “destination” locations and in highly personalized service), such as our Andaz, Kimpton and Autograph Collection hotels. Lifestyle hotels are a fast growing segment in key urban markets that offer what we believe have attractive investment profiles. The following chart represents the brand affiliations of the Xenia Portfolio as of September 30, 2014:

Portfolio Breakdown by Brand Affiliation(1)

(1)	Includes only the hotels in the Xenia Portfolio, excluding our two hotels under development, as of September 30, 2014. Percentages indicate percent of total rooms as of September 30, 2014. See “Basis of Presentation.”

We believe the quality of our portfolio is evidenced by its RevPAR and the amount by which its RevPAR exceeds the national average. For the year ended December 31, 2013 and the nine months ended September 30, 2014, our portfolio generated RevPAR of $125.73 and $138.24 respectively, representing multiples of 1.83x and 1.82x, respectively, of the national average for hotels of all chain scales, as reported by STR. As of September 30, 2014, our portfolio included five luxury hotels, 27 upper upscale hotels, and 12 upscale hotels (one of which was acquired in 2014). Additionally, our hotels are well maintained and competitively positioned, as we have invested an aggregate of $209 million during our ownership period in capital expenditures from January 1, 2008 through September 30, 2014 (excluding our two hotels under construction).

•	Differentiated Market Strategy That Drives Attractive Growth. Our management team has implemented and executed a strategy of acquiring hotels primarily in the Top 25 Markets and key leisure destinations in the U.S., which has resulted in a diversified portfolio with a national footprint. As of September 30, 2014, we owned 46 hotels, comprising 12,636 rooms, across 19 states and the District of Columbia, and had a majority interest in two hotels under development. As depicted in the map below, the hotels in our portfolio are geographically diverse, and no one market and no individual hotel accounted for more than 13.7% or 6.4%, respectively, of our total pro forma revenue for the nine months ended September 30, 2014. As of September 30, 2014, our largest concentrations of hotels by room count per state were 24.2% in Texas and 19.1% in California.

Portfolio Breakdown by Geography(1)

(1)	Includes only the hotels in the Xenia Portfolio, including our two hotels under development, as of September 30, 2014. See “Basis of Presentation.”

We base our acquisition strategy on the Top 25 Markets rather than the Seven Major Markets because we believe the Top 25 Markets present more attractive risk-adjusted return potential, supported by favorable historical and projected supply and demand dynamics while generating higher projected RevPAR growth at attractive valuations.

Projected RevPAR CAGR (2013-2016E)

Source: PKF-HR

As illustrated in the charts below, the Top 25 Markets are expected to experience lower supply growth compared to the Seven Major Markets through 2016. Though the Seven Major Markets are expected to generate greater demand growth through 2016, the lack of supply growth in the Top 25 Markets more than offsets the lower demand growth resulting in a more favorable supply / demand dynamic as measured by demand growth minus supply growth.

Projected Supply CAGR (2013-2016E)	Projected Demand CAGR (2013-2016E)	Projected Demand CAGR Minus Projected Supply CAGR (2013-2016E)

Source: PKF-HR

Since 2010, we have executed on this strategy by acquiring 28 of the hotels in the Xenia Portfolio for an aggregate purchase price of $1,953 million. The following table sets forth additional information regarding recent acquisitions:

Year	Number of Assets	Price ($mm)(1)
2010	3	$104
2011	3	$167
2012	7	$525
2013	14	$974
2014	1	$183

Total	28	$1,953

(1)	Includes purchase price plus additional contingent consideration pursuant to the respective purchase and sale agreements.

•	Attractive Cash Flow Characteristics. Our strategy focuses on driving strong current income and attractive operating margins, and each type of hotel in our portfolio has characteristics that lead to strong current cash flows. For example, because urban upscale hotels offer limited food outlets and other amenities, we can deliver a satisfying guest experience without the expense of staffing these lower-margin ancillary activities, thereby resulting in strong bottom line performance. Our lifestyle assets are generally characterized by smaller physical footprints, leading to lower cost bases, and higher RevPAR, in comparison to traditional full-service hotels in their respective markets. Our premium full-service hotels are designed to offer a wide variety of income streams, including restaurants, meeting facilities, parking facilities and ancillary opportunities, and we utilize sophisticated asset management techniques to continually monitor and seek to improve performance from every income stream at these hotels. This combination of factors among differing hotel types ultimately results in strong cash flow generation and growth profile across our portfolio. Further, our aggressive, focused asset management and project management strategies seek to identify opportunities to enhance revenue and improve hotel operating margins.

•	Strong and Flexible Balance Sheet with Capacity for Growth. Upon our separation from Inland American, we will be well-capitalized and moderately levered, with strong liquidity and access to multiple capital sources. As of September 30, 2014, we have pro forma net debt to pro forma annualized Adjusted EBITDA of 4.3x, which reflects the pro forma adjustments described in “Summary—Our Financing Strategy” and “Description of Indebtedness—Property-Level Debt for the Xenia Portfolio.” Concurrent with the listing of our common stock, we expect to have an unsecured revolving credit facility pursuant to which we may borrow up to $400 million, which we believe provides us liquidity and flexibility to execute our growth strategy and manage short-term cash flow needs. We also have a well-staggered debt maturity profile. Our flexible capital structure enables us to be opportunistic in making acquisitions and reinvesting in our portfolio and strategic in determining which capital sources to utilize.

•	Experienced Management Team with Proven Track Record. Our senior management team, led by Marcel Verbaas, our President and Chief Executive Officer, has extensive experience in the lodging industry, including in asset management, acquisitions, dispositions, financing and renovations and repositioning of hotel properties over multiple lodging cycles, and a track record of executing on our business strategy and delivering strong results. Collectively, the eight members of our senior management team have an average tenure in the lodging industry of 26 years, including Mr. Verbaas with 20 years of lodging experience, Barry A.N. Bloom, Ph.D., our Executive Vice President and Chief Operating Officer, with 28 years of lodging experience, Andrew J. Welch, our Executive Vice President and Chief Financial Officer, with 23 years of lodging-related experience, and Philip A. Wade, our Senior Vice President and Chief Investment Officer, with 15 years of lodging experience. Through this experience, our senior management team has developed strong execution capabilities and in-depth knowledge of the hotels in our portfolio, and have built valuable, long-standing relationships with our brand management companies, franchisors and other third-party managers.

Business and Growth Strategies

Our objective is to invest primarily in premium full service, lifestyle and urban upscale hotels at valuations where we believe we can generate attractive returns on investment and long-term value appreciation and improve the value of our portfolio through aggressive asset management of our existing portfolio and future acquired hotels. We intend to pursue these objectives through the following investment and growth strategies:

•	Pursue Differentiated Investment Strategy Across Targeted Markets. We intend to use our management team’s network of relationships in the lodging industry and our relationships with the 15 hotel management companies that currently manage assets in our portfolio, among others, to continue to source acquisition opportunities. When evaluating opportunities, we consider the following characteristics:

•	Market Characteristics. Unlike many publicly-traded lodging REITs that we believe focus primarily on the Seven Major Markets, we seek opportunities across a range of urban and dense suburban areas, as well as key leisure destinations, in the United States. We believe that this strategy provides us with a broader range of opportunities and allows us to target markets and sub-markets with particular positive characteristics, such as multiple demand generators, favorable supply and demand dynamics and attractive projected RevPAR growth. Compared to the Seven Major Markets, we believe assets in the Top 25 Markets present more attractive investment opportunities considering the favorable supply and demand dynamics, higher RevPAR growth and attractive valuations.

•

Asset Characteristics. We generally pursue hotels in the upscale, upper upscale and luxury segments that are affiliated with leading premium brands, as we believe these segments yield attractive risk-adjusted returns. Further, PKF-HR projects strong RevPAR growth across these segments through 2016. Within these segments, we seek hotels that will provide guests with a distinctive lodging experience, tailored to reflect local market environments rather than invest in properties that are heavily dependent on conventions and group business. We seek properties with desirable locations within their markets, exceptional facilities and other competitive advantages that are hard to replicate. We also favor properties that can be purchased well below estimated replacement cost. We believe our focus on premium full service, lifestyle, and urban upscale assets allows us to seek appropriate investments that are well suited for specific markets.

•	Operational and Structural Characteristics. We pursue both newly constructed assets that require limited capital investment as well as more mature and complex properties with opportunities for our dedicated asset and project management teams to create value through more active operational oversight and targeted capital expenditures. Additionally, we seek properties that are unencumbered by debt and that will not require joint venture ownership, allowing us maximum operational flexibility.

We believe that our multi-pronged approach to investing provides us the flexibility to pursue attractive opportunities whenever and wherever they are presented.

•	Drive Growth through Proactive, Value-Added Asset Management, Project Management and Capital Allocation. We believe that investing in our properties and employing a proactive asset management approach designed to identify investment strategies will optimize internal growth opportunities. Our management team’s extensive industry experience across multiple brands and management companies and our integrated asset management and project management teams, enable us to identify and implement value-added strategies, prudently invest capital in our assets to optimize operating results and leverage best practices across our portfolio.

•	Aggressive Asset Management Strategy Drives Performance. Our experienced asset management team focuses on driving property performance through revenue enhancement and cost containment efforts. Our ability to work with a wide variety of management and franchise companies provides us with the opportunity to benchmark performance across our portfolio in order to share best practices. While we do not operate our hotel properties directly, and under the terms of our hotel management agreements our ability to participate in operating decisions regarding our hotels is limited, we conduct regular revenue, sales and financial performance reviews and also perform in-depth on-site reviews focused on ongoing operating margin improvement initiatives. We interact frequently with our management companies and on-site management personnel, including conducting regular meetings with key executives of our management companies and brands. We work to maximize value of our assets through all aspects of the hotel operation and ancillary real estate opportunities.

•	In-House Project Management Provides Better and Faster Capital Plan Execution. By maintaining a dedicated in-house capital planning and project management team, we believe we are able to develop our capital plans and execute our renovation projects at a lower cost and in a more timely manner than if we outsourced these services. In addition, our project management team has extensive experience in the ground-up development of hotel properties, providing both in-depth knowledge of building construction as well as the opportunity for us to evaluate potential development opportunities. We view this as a significant competitive strength relative to many of our peers.

•	Rigorous Capital Allocation Strategies Enhance Portfolio Performance. As part of our ongoing asset management activities, we regularly review opportunities to reinvest in our hotels to maintain quality, increase long-term value and generate attractive returns on invested capital. We also may opportunistically dispose of hotels to take advantage of market conditions or in situations where the hotels no longer fit within our strategic objectives. We believe our breadth of experience and integrated in-house asset management and project management teams are instrumental in our ability to acquire and operate assets and to capitalize on redevelopment opportunities.

•	Leverage Existing Infrastructure for Growth. Prior to the separation of Inland American’s Suburban Select Service Portfolio, our asset management and project management employees were responsible for asset management oversight of the Prior Combined Portfolio (including our 46 hotels). We have retained all of our asset management and project management employees, who, upon completion of our separation from Inland American, will solely be focused on aggressively asset managing our hotels. We believe this will provide us with the capacity to accommodate additional growth without a corresponding increase in employees focusing on asset management and project management. Our core acquisition, asset management and project management teams have been working together for a number of years and have well-established systems and procedures.

Investment Risks

An investment in shares of our common stock involves substantial risks and uncertainties that may adversely affect our business, financial condition and results of operations. You should carefully consider the matters discussed in “Risk Factors” beginning on page 39 of this information statement before deciding to invest in shares of our common stock. Some of the risks relating to an investment in Xenia include the following:

•	our ability to make distributions to our stockholders may be adversely affected by various operating risks common to the lodging industry, including competition, over-building and dependence on business travel and tourism;

•	the lodging industry is highly cyclical in nature, and we cannot assure you how long the growth period of the current lodging cycle will last;

•	the seasonality of the lodging industry is expected to cause quarterly fluctuations in our revenues;

•	we operate in a highly competitive industry;

•	there are inherent risks with investments in real estate, including the relative liquidity of such investments;

•	we are dependent on the performance of the third-party hotel management companies that manage the operations of each of our hotels and could be materially and adversely affected if such third-party managers do not properly manage our hotels or otherwise act in our best interests;

•	if we are unable to maintain good relationships with third-party hotel managers and franchisors, profitability could decrease and our growth potential may be adversely affected;

•	costs associated with, or failure to maintain, brand operating standards may materially and adversely affect our results of operations and profitability;

•	we may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Inland American, and we may no longer enjoy certain benefits from Inland American;

•	volatility in the financial markets and challenging economic conditions could adversely affect our ability to secure debt financing on attractive terms and our ability to service any future indebtedness that we may incur;

•	our organizational documents have no limitation on the amount of indebtedness we may incur. As a result, we may become highly leveraged in the future, which could materially and adversely affect us;

•	if we are unable to repay or refinance our existing debt, we may be unable to sustain or increase distributions to our stockholders and our share price may be adversely affected;

•	our failure to comply with all covenants in our existing or future debt agreements could materially and adversely affect us;

•	failure to qualify as a REIT, or failure to remain qualified as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders;

•	if Inland American failed to qualify as a REIT in its 2011 through 2015 taxable years, we would be prevented from electing to qualify as a REIT and if so, would be required to pay income taxes at corporate rates plus pay penalty taxes;

•	REIT distribution requirements could adversely affect our liquidity and may force us to borrow funds or sell assets during unfavorable market conditions;

•	our agreements with Inland American in connection with the separation and distribution by Inland American involve potential conflicts of interest, and may not reflect terms that would have resulted from negotiations between unaffiliated third parties;

•	we are dependent on Inland American to provide services to us pursuant to the Transition Services Agreement, and it may be difficult to replace the services provided under such agreement;

•	potential indemnification obligations to Inland American pursuant to the Separation and Distribution Agreement could materially adversely affect our results of operations and financial condition;

•	Inland American’s board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the separation and distribution by Inland American and the related transactions at any time prior to the distribution date. In addition, the separation and distribution by Inland American and related transactions are subject to the satisfaction or waiver by Inland American’s board of directors in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met;

•	in connection with our separation from Inland American, Inland American will indemnify us for certain pre-distribution liabilities and liabilities related to Inland American assets. However, there can be no assurance that these indemnities will be sufficient to protect us against the full amount of such liabilities, or that Inland American’s ability to satisfy its indemnification obligations will not be impaired in the future;

•	there is currently no public market for our common stock and a trading market that will provide you with adequate liquidity may not develop for our common stock. In addition, once our common stock begins trading, the market price of our shares may fluctuate widely; and

•	other factors set forth under “Risk Factors” in this information statement.

Our Structure and Reorganization Transactions

Our History

We were formed as a Delaware corporation in 2007 as a wholly-owned subsidiary of Inland American. Subsequently, we changed our name from Inland American Lodging Group, Inc. to IA Lodging Group, Inc. and converted to a Maryland corporation in 2014. On August 5, 2014, we changed our name to Xenia Hotels & Resorts, Inc.

Our operating partnership was formed as a North Carolina limited partnership in 1994. Our wholly-owned subsidiary is the sole general partner of our operating partnership, and we conduct substantially all of our business through our operating partnership. We own 100% of the OP Units in our operating partnership. On September 17, 2014, our operating partnership was converted to a Delaware limited partnership and changed its name to XHR LP.

From our formation in 2007 until March 2014, our management team, which has continuously been dedicated to Inland American’s entire hotel portfolio, including the Xenia Portfolio and, until its sale, the Suburban Select Service Portfolio, was employed by an affiliate of The Inland Real Estate Group of Companies, Inc., Inland American’s sponsor. In connection with Inland American’s self-management in March 2014, our management team and our other employees ceased to be employed by an affiliate of Inland American’s sponsor and became our employees.

Prior to the internal reorganization transactions described below, we own all of our hotels and certain of our TRS lessees, and our remaining TRS lessees are owned by subsidiaries of Inland American other than us. Prior to the internal reorganization transactions described below and sale of the Suburban Select Service Portfolio, we also owned all of the Suburban Select Service Portfolio and subsidiaries leasing certain hotels in the Suburban Select Service Portfolio, and the remaining subsidiaries leasing the Suburban Select Service Portfolio were owned by subsidiaries of Inland American other than us.

The Suburban Select Service Portfolio was sold on November 17, 2014 to unaffiliated third party purchasers for approximately $1.1 billion, resulting in net proceeds to Inland American of approximately $480 million after prepayment of certain indebtedness and related costs. None of the proceeds from the sale of the Suburban Select Service Portfolio were retained by Xenia. Pursuant to the terms of the Separation and Distribution Agreement, we have agreed to assume the first $8 million of liabilities (including any related fees and expenses) incurred following the distribution relating to, arising out of or resulting from the ownership, operation or sale of the Suburban Select Service Portfolio and that relate to, arise out of or result from a claim or demand that is made against Xenia or Inland American by any person who is not a party or an affiliate of a party to the Separation and Distribution Agreement, other than liabilities arising from the breach or alleged breach by Inland American of certain fundamental representations made by Inland American to the third party purchasers of the Suburban Select Service Portfolio. We have also agreed to assume and indemnify Inland American for certain tax liabilities attributable to the Suburban Select Service Portfolio. As part of our working capital at the time of distribution, Inland American has agreed to leave us with cash estimated to be sufficient to satisfy such tax obligations. See “Certain Relationships and Related Transactions—Agreements with Inland American—Separation and Distribution Agreement.” The hotels included in the Suburban Select Service Portfolio were not retained by Xenia because such hotels do not generally fit within our investment criteria of investing in premium full service, lifestyle and urban upscale hotels, with a focus on the Top 25 Markets as well as key leisure destinations in the United States. In selecting the hotels to retain in the Xenia portfolio, we also took into consideration factors such as supply growth dynamics in various markets, RevPAR and risk-adjusted return potential.

The following chart shows our structure prior to the Reorganization Transactions described below and the sale of the Suburban Select Service Portfolio.

Our Corporate Reorganization

Prior to or concurrently with the completion of the separation and distribution, we have engaged or will engage in certain reorganization transactions which are designed to: consolidate the ownership of our hotels into our operating partnership; consolidate our TRS lessees into our TRS; facilitate our separation from Inland American and the distribution; and enable us to qualify as a REIT for U.S. federal income tax purposes beginning with our short taxable year that commenced on January 5, 2015.

The significant elements of our Reorganization Transactions include:

•	The company was renamed and converted to a Maryland corporation;

•	Our operating partnership was renamed and converted to a Delaware limited partnership;

•	Certain of our TRS lessees have been or will be transferred from a subsidiary of Inland American into our TRS;

•	Certain subsidiaries owning our hotels have been or will be transferred to our operating partnership from other subsidiaries of ours, which subsidiaries have been or will be transferred to subsidiaries of Inland American other than us prior to the distribution;

•	We classified and designated 125 shares of Series A Preferred Stock and issued 125 shares to 125 individual investors;

•	We issued 113,396,997 shares of our common stock to Inland American pursuant to a stock dividend effectuated prior to the distribution; and

•	Certain subsidiaries that previously owned or leased the Suburban Select Service Portfolio were transferred out of our operating partnership and our TRS and into subsidiaries of Inland American.

The following chart shows our structure following the Reorganization Transactions and sale of the Suburban Select Service Portfolio, but prior to the distribution.

The following chart shows our structure following the Reorganization Transactions, the sale of the Suburban Select Service Portfolio and the distribution.

Our Post-Separation Relationship with Inland American

We will enter into a Separation and Distribution Agreement with Inland American. In addition, we will enter into various other agreements with Inland American to effect the separation and provide a framework for our relationship with Inland American after the separation, such as a Transition Services Agreement and an Employee Matters Agreement. These agreements will provide for the allocation between us and Inland American of Inland American’s assets, liabilities and obligations (including its properties, employees and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Inland American and will govern certain relationships between us and Inland American after the separation.

Except as expressly set forth in the Separation and Distribution Agreement, Xenia shall be responsible for paying all fees and expenses incurred in connection with the separation and distribution and all transactions related thereto, whether incurred prior to, on or after the distribution date, including investment banking, legal, accounting advisory work, loan restructuring, and listing-related fees. To the extent such fees were incurred prior to the distribution date and paid by Inland American, Xenia has agreed to reimburse Inland American for such fees and expenses.

We and Inland American will enter into a Transition Services Agreement prior to the distribution pursuant to which Inland American and its subsidiaries will provide, on an interim, transitional basis, certain legal, information technology, and financial reporting services and other assistance that is consistent with the services provided by Inland American to Xenia before the separation or that provide temporary assistance while Xenia develops its own stand-alone systems and processes and transitions historical information and processes from Inland American to Xenia. The costs of the services to be provided to us are estimated to be approximately $500,000 to $800,000 in the first twelve months following the separation.

We and Inland American will also enter into an Employee Matters Agreement in connection with the separation for the purpose of allocating between us certain assets, liabilities and responsibilities with respect to employee-related matters. The Employee Matters Agreement will govern Inland American’s and Xenia’s compensation and employee benefit obligations relating to current and former employees of each company, and generally will allocate liabilities and responsibilities relating to employee compensation and benefit plans and arrangements.

For additional information regarding the Separation and Distribution Agreement, the Transition Services Agreement and the Employee Matters Agreement, please refer to the sections entitled “Risk Factors—Risks Related to Our Relationship with Inland American and the Separation” and “Certain Relationships and Related Transactions.”

In addition, immediately after the separation, Inland American will own approximately 5% of our outstanding common stock.

Our Financing Strategy

We intend to maintain a strong, flexible and growth-oriented capital structure that will allow us to access multiple forms of capital and be strategic in determining when to access the debt or equity markets. As of September 30, 2014, we have pro forma net debt to pro forma annualized Adjusted EBITDA of 4.3x. This calculation reflects the repayment of approximately $57.7 million (after giving effect to $40.5 million of increases in aggregate principal amounts under certain existing mortgage indebtedness) of borrowings outstanding under existing mortgage indebtedness prior to or concurrently with the completion of the separation and distribution and the repayment of approximately $26.3 million of borrowings outstanding under existing mortgage indebtedness expected to be repaid on or about March 1, 2015 and assumes excess cash on hand at the Company of approximately $41.0 million at the time of separation from Inland American. Concurrent with the listing of our common stock, we expect to have an unsecured revolving credit facility pursuant to which we may borrow up to $400 million, which we believe provides us liquidity and flexibility to execute our growth strategy and manage short-term cash flow needs. We also have a well-staggered debt maturity profile. We believe our moderate leverage and strong liquidity will allow us to be proactive in pursuing our growth strategy. For more information regarding our proposed unsecured credit facility, see “Business—Our Financing Strategy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Indebtedness.”

Distribution Policy

We anticipate making regular quarterly distributions to our stockholders. Assuming a distribution ratio of one share of Xenia common stock for every eight shares of Inland American common stock, we intend to pay a pro rata initial dividend with respect to the period beginning on the completion of the separation and distribution and ending March 31, 2015 based on a dividend of $0.23 per share for a full quarter. On an annualized basis, this would be $0.92 per share of common stock. We expect that the cash required to fund our dividends will be covered by cash generated by operations.

To qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

i.	90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with GAAP); plus

ii.	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less

iii.	any excess non-cash income (as determined under the Code). Please refer to “Material U.S. Federal Income Tax Consequences.”

Distributions made by us will be authorized and determined by our board of directors, in its sole discretion, out of legally available funds, and will be dependent upon a number of factors, including restrictions under applicable law and other factors described under “Distribution Policy.” We cannot assure you that our distribution policy will remain the same in the future, or that any estimated distributions will be made or sustained. Our ability to make distributions to our stockholders will depend upon the performance of our asset portfolio. Distributions will be made in cash to the extent cash is available for distribution. We may not be able to generate sufficient cash flows to pay distributions to our stockholders. To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may consider various funding sources to cover any shortfall, including borrowing under our anticipated $400 million unsecured revolving credit facility, selling certain of our assets or using a portion of the net proceeds we receive from future offerings of equity, equity-related or debt securities or declaring taxable share dividends. In addition, our charter allows us to issue preferred stock that could have a preference over our common stock as to distributions. The terms of our Series A Preferred Stock provide that we may not pay dividends on our common stock unless full cumulative dividends for all prior dividend periods have been or contemporaneously are paid or declared on all outstanding shares of Series A Preferred Stock. We currently have no intention to issue any preferred stock other than the Series A Preferred Stock currently issued and outstanding, but if we do, the distribution preference on the preferred stock could limit our ability to make distributions to the holders of our common stock. In addition, our board of directors could change our distribution policy in the future. See “Risk Factors.” Distributions to our stockholders will be generally taxable to them as ordinary income, although a portion of our distributions may be designated by us as capital gain or qualified dividend income or may constitute a return of capital. For a discussion of the tax treatment of distributions to holders of our common stock, please refer to “Material U.S. Federal Income Tax Consequences.”

“Dutch Auction” Tender Offer

In conjunction with the expected listing of our common stock on or about February 4, 2015, we expect to commence a modified “Dutch Auction” tender offer to purchase up to $125 million of our shares of common stock. If the tender offer is commenced, we expect to allow stockholders to tender all or a portion of their shares, but if the tender offer is oversubscribed, shares would be accepted on a prorated basis. We anticipate funding the tender offer and all related fees and expenses with cash from the Capital Contribution and cash on our balance sheet. If we commence the modified “Dutch Auction” tender offer, the full details will be included in an offer to purchase and related materials which will become available to all stockholders promptly following commencement of the tender offer and filed with the SEC in accordance with applicable securities laws. Until such time as we determine to commence the tender offer, there can be no assurances that we will in fact commence a modified “Dutch Auction” tender offer or any other tender offer for our shares of common stock.

Our Tax Status

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year that commenced on January 5, 2015. We believe that we have been organized and will operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with such short taxable year, and we intend to continue operating in such a manner. To qualify for REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. See “Material U.S. Federal Income Tax Consequences.”

We will conduct our business through a traditional umbrella partnership real estate investment trust, or UPREIT, in which our hotels are indirectly owned by our operating partnership, through subsidiary limited partnerships, limited liability companies or other legal entities. We own and control 100% of the sole general partner of our operating partnership and own, directly or indirectly, 100% of the OP Units in our operating partnership. In the future, we may issue common or preferred units in our operating partnership from time to time in connection with acquisitions of hotels or for financing, compensation or other reasons.

In order for the income from our hotel operations to constitute “rents from real property” for purposes of the gross income tests required for REIT qualification, we cannot directly or indirectly operate any of our hotels. Accordingly, we lease each of our hotels, and intend to lease any hotels we acquire in the future, to our TRS lessees. As required for our qualification as a REIT, our TRS lessees have engaged third-party hotel management companies to manage our hotels on market terms. Our TRS lessees pay rent to us that we intend to treat as “rents from real property”. Our TRS, which will own our TRS lessees, is subject to U.S. federal, state and local income taxes applicable to corporations.

Restrictions on Ownership and Transfer of Our Stock

Our charter authorizes our directors to take such actions as are necessary or appropriate to enable us to qualify as a REIT. Furthermore, our charter prohibits any person from actually or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the ownership limits if certain conditions are satisfied. However, our board of directors may not grant an exemption from the ownership limits to any proposed transferee whose ownership, direct or indirect, in excess of 9.8% of the value or number of outstanding shares of any class or series of our capital stock, could jeopardize our status as a REIT. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for us to qualify as a REIT. The ownership limits may delay or impede a transaction or a change of control that might be in your best interest. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

JOBS Act

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

An emerging growth company may also take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until we cease to be an emerging growth company. We will, in general, qualify as an emerging growth company until the earliest of (a) the last day of our fiscal year following the fifth anniversary of the date of our separation from Inland American; (b) the last day of our fiscal year in which we have an annual gross revenue of $1.0 billion or more; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and (d) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities and Exchange Act of 1934 (the “Exchange Act”), which would occur at such time as we (1) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (2) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (3) have filed at least one annual report pursuant to the Exchange Act.

As a result of our status as an emerging growth company, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Our Principal Office

Our principal executive offices are located at 200 S. Orange Avenue, Suite 1200, Orlando, Florida, 32801, and our telephone number is (407) 317-6950. We maintain a website at www.xeniareit.com. The information contained on our website or that can be accessed through our website neither constitutes part of this information statement nor is incorporated by reference herein.

Questions and Answers about Us and the Separation

Why is the separation structured as a distribution?	Inland American believes that a distribution of our shares is an efficient way to separate our assets and that the separation will create benefits and value for us and Inland American.

Why am I receiving this document?	Inland American is delivering this document to you because you are a holder of common stock of Inland American. If you are a holder of Inland American common stock as of the close of business on January 20, 2015, you are entitled to receive one share of Xenia common stock for every eight shares of Inland American common stock that you held at the close of business on such date. The number of shares of Inland American common stock you own will not change as a result of the distribution. This document will help you understand how the separation and distribution will affect your investment in Inland American and your investment in Xenia following the separation.

How will the separation work?	At the time of the separation and distribution, Xenia will own, through its subsidiaries, a portfolio of hotel assets. Inland American will distribute 95% of the outstanding shares of Xenia’s common stock to Inland American’s stockholders on a pro rata basis. Following the separation, we will be an independent public company and have applied to list our shares on the NYSE.

When will the distribution occur?	We expect that Inland American will distribute the shares of our common stock on February 3, 2015 to holders of record of shares of Inland American common stock as of the close of business on January 20, 2015, subject to certain conditions described under “Our Separation from Inland American—Conditions to the Distribution.” No assurance can be provided as to the timing of the separation or that all conditions to the separation will be met.

What do stockholders of Inland American need to do to participate in the distribution?

Nothing, but we urge you to read this entire information statement carefully. Holders of shares of Inland American common stock as of the distribution record date will not be required to take any action to receive Xenia common stock on the distribution date. No stockholder approval of the distribution is required or sought. We are not asking you for a proxy, and you are requested not to send us a proxy. You will not be required to make any payment, or to surrender or exchange your shares of Inland American common stock or take any other action to receive your shares of our common stock on the distribution date. If you own shares of Inland American common stock as of the close of business on the distribution record date, Inland American, with the assistance of DST Systems, Inc., the distribution agent, will electronically issue shares of our common stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. The distribution agent will mail you a book-entry account statement that reflects your shares of our common stock, or your bank or brokerage firm will credit your account for the shares. Following the distribution, stockholders whose shares are held in book-entry form may request that their shares of Xenia common stock held in book-entry form be transferred to a brokerage or other account at any time, without charge.

How many shares of Xenia common stock will I receive in the distribution?	Inland American will distribute to you one share of Xenia common stock for every eight shares of Inland American common stock held by you as of the record date. An aggregate of 107,728,098 shares of Xenia common stock will be distributed to stockholders of Inland American and 5,669,899 shares of Xenia common stock will be retained by Inland American. For additional information on the distribution, please refer to “Our Separation from Inland American.”

Will I be taxed on the shares of Xenia common stock that I receive in the distribution?	Yes. The distribution will be in the form of a taxable special distribution to Inland American stockholders. An amount equal to the fair market value of our common stock received by you will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of Inland American, with the excess treated as a nontaxable return of capital to the extent of your tax basis in shares of Inland American common stock and any remaining excess treated as capital gain. If this special distribution is distributed in the structure and timeframe currently anticipated, the special distribution is expected to satisfy a portion of Inland American’s 2015 REIT taxable income distribution requirements. Inland American or other applicable withholding agents may be required to withhold on all or a portion of the distribution payable to non-U.S. stockholders. For a more detailed discussion, see “Our Separation From Inland American —Certain Material U.S. Federal Income Tax Consequences of the Separation” and “Material U.S. Federal Income Tax Consequences.”

Can Inland American decide to cancel the distribution of our common stock even if all the conditions have been met?	Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See “Our Separation from Inland American— Conditions to the Distribution.” Even if all conditions to the distribution are satisfied, Inland American may terminate and abandon the distribution at any time prior to the effectiveness of the distribution in its sole discretion.

Does Xenia plan to pay dividends?	We anticipate making regular quarterly distributions to our stockholders. Assuming a distribution ratio of one share of Xenia common stock for every eight shares of Inland American common stock, we intend to pay a pro rata initial dividend with respect to the period beginning on the completion of the separation and distribution and ending March 31, 2015 based on a dividend of $0.23 per share for a full quarter. On an annualized basis, this would be $0.92 per share of common stock. We expect that the cash required to fund our dividends will be covered by cash generated by operations.

To qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

i.	90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with GAAP); plus

ii.	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less

iii.	any excess non-cash income (as determined under the Code). Please refer to “Material U.S. Federal Income Tax Consequences.”

Distributions made by us will be authorized and determined by our board of directors, in its sole discretion, out of legally available funds, and will be dependent upon a number of factors, including restrictions under applicable law and other factors described under “Distribution Policy.” We cannot assure you that our distribution policy will remain the same in the future, or that any estimated distributions will be made or sustained.

Will Xenia have a dividend reinvestment plan?	Xenia does not intend to have a dividend reinvestment plan in the foreseeable future. Any future determination to adopt a dividend reinvestment plan will be at the discretion of our board of directors and will depend on such factors as our board of directors deems relevant.

Will Xenia have any debt?	Yes. Following the separation, we expect to have an aggregate of $1,195.1 million of outstanding mortgage indebtedness secured by mortgages encumbering 30 hotels. Of this amount, $29.0 million is recourse to the Company. In addition, we anticipate repaying one loan secured by one hotel with outstanding principal amount of $26.3 million on or about March 1, 2015. Further, we intend to enter into a $400 million unsecured revolving credit facility in connection with the separation. We have received commitments of $400 million, subject to customary closing conditions. We do not expect to have any outstanding borrowings under our revolving credit facility upon the completion of the separation.

For additional information relating to our planned financing arrangements, see “Business—Our Financing Strategy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Indebtedness.”

What will the separation cost?

Inland American anticipates that it will incur pre-tax separation costs of approximately $25.0 million to $29.0 million. Pursuant to the Separation and Distribution Agreement, Xenia shall be responsible for paying all costs and expenses incurred in connection with the separation and distribution and all transactions related thereto, whether incurred prior to or after the distribution date, including investment banking, legal, accounting advisory work, loan restructuring, and listing-related fees. To the extent such fees were incurred prior to the distribution date, Xenia has agreed to reimburse Inland American for such fees.

How will the separation affect my tax basis and holding period in shares of Inland American common stock?	Your tax basis in shares of Inland American held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of our shares distributed by Inland American in the distribution exceeds Inland American’s current and accumulated earnings and profits. Your holding period for such Inland American shares will not be affected by the distribution. See “Our Separation from Inland American —Certain Material U.S. Federal Income Tax Consequences of the Separation.” You should consult your own tax advisor as to the particular tax consequences of the distribution to you, including the applicability of any U.S. federal, state, local and non U.S. tax laws.

What will my tax basis and holding period be for shares of Xenia common stock that I receive in the distribution?	Your tax basis in shares of our common stock received will equal the fair market value of such shares on the distribution date. Your holding period for such shares will begin the day after the distribution date. See “Our Separation from Inland American—Certain Material U.S. Federal Income Tax Consequences of the Separation.”

You should consult your tax advisor as to the particular tax consequences of the distribution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

What will be the relationships between Inland American and Xenia following the separation?	Following the distribution, we and Inland American will be separate companies, with Inland American retaining approximately 5% of our outstanding common stock. We will enter into a Separation and Distribution Agreement to effect the separation and distribution. The Separation and Distribution Agreement and a Transition Services Agreement will provide a framework for our relationships with Inland American after the separation and distribution. The Separation and Distribution Agreement will govern the relationships between Inland American and us subsequent to the completion of the separation and provide for the allocation between Inland American and us of Inland American’s assets, liabilities and obligations (including tax-related assets and liabilities) attributable to periods prior to the separation. We cannot assure you that this agreement is on terms as favorable to us as agreements with independent third parties. See “Certain Relationships and Related Transactions.”

How will Inland American vote any shares of our common stock it retains?	No voting arrangements or agreements will be made between Inland American and Xenia. Inland American will vote its shares of our common stock in the manner that it believes to be in the best interest of Inland American.

What does Inland American intend to do with any shares of our common stock it retains?	Inland American will decide what actions to take with respect to its shares of our common stock, including whether to dispose of or continue to retain such shares, based on what it believes to be in the best interest of Inland American.

Will I receive physical certificates representing shares of Xenia common stock following the separation?	No. Following the separation, neither Inland American nor we will be issuing physical certificates representing shares of our common stock. Instead, Inland American, with the assistance of DST Systems, Inc., the distribution agent, will electronically issue shares of our common stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. The distribution agent will mail you a book-entry account statement that reflects your shares of Xenia common stock, or your bank or brokerage firm will credit your account for the shares. A benefit of issuing stock electronically in book-entry form is that there will be none of the physical handling and safekeeping responsibilities that are inherent in owning shares represented by physical share certificates.

Will I receive a fractional number shares of Xenia common stock?	No. A fractional number of shares of our common stock will not be issued in the separation. If you would be entitled to receive a fractional share in the separation, then you will instead receive a cash payment in lieu of the fractional share, which cash payment may be taxable to you. See “Our Separation from Inland American —General—Treatment of Fractional Shares.”

Will I be able to trade shares of Xenia common stock on a public market?	There is not currently a public market for our common stock. We have applied to list our common stock on the NYSE under the symbol “XHR.” We anticipate that trading in our common stock will begin on the first trading day following the distribution date. We cannot predict the trading prices for our common stock.

Will the number of Inland American shares I own change as a result of the distribution?	No. The number of shares of Inland American common stock you own will not change as a result of the distribution.

Will the separation and distribution affect the value of my Inland American shares?	Yes. As a result of the distribution, Inland American expects the value of the shares of Inland American stock immediately following the distribution to be lower than the value of such shares immediately prior to the distribution because the value of the Inland American stock will no longer reflect the value of the Xenia Portfolio.

Will the separation and distribution affect the dividend I receive on my Inland American shares?	Yes. If the separation and distribution are completed, Inland American will review and announce a revised dividend and distribution policy. Inland American’s distribution payments will decrease after the separation and distribution because Xenia will own all of Inland American’s current lodging portfolio and these assets produce a substantial portion of Inland American’s cash flow from operations. After giving effect to the separation and distribution, the aggregate distributions paid by Inland American and Xenia, on a combined basis, will be less than the current level of distributions paid by Inland American.

Are there risks to owning shares of Xenia common stock?	Yes. Our business is subject to various risks including risks relating to the separation. These risks are described in the “Risk Factors” section of this information statement beginning on page 39. We encourage you to read that section carefully.

Where can Inland American stockholders get more information?	Before the separation, if you have any questions relating to the separation, you should contact:

Inland American Investor Services

Tel: 855-377-0510

www.inlandamerican.com

After the separation, if you have any questions relating to our common stock, you should contact:

Xenia Investor Services

Tel: 844-248-2205

www.xeniareit.com

After the separation, if you have any questions relating to Inland American’s common stock, you should contact:

Inland American Investor Services

Tel: 855-377-0510

www.inlandamerican.com

The Separation and Distribution

Distributing company	Inland American Real Estate Trust, Inc.

Distributed company	Xenia Hotels & Resorts, Inc.

We are a Maryland corporation and, prior to the separation, Inland American owned 100% of the outstanding shares of our common stock. After the separation, we will be an independent publicly traded company and intend to conduct our business as a REIT for U.S. federal income tax purposes.

Distribution ratio	Each holder of shares of Inland American common stock will receive one share of our common stock for every eight shares of Inland American common stock held as of the close of business on January 20, 2015. If you would be entitled to a fractional number of shares of our common stock, you will instead receive a cash payment in lieu of the fractional share. See “Our Separation from Inland American – General – Treatment of Fractional Shares.”

Distributed securities	Inland American will distribute 95% of the outstanding shares of Xenia common stock outstanding immediately before the distribution. Based on the approximately 861,824,777 shares of Inland American common stock outstanding as of December 29, 2014, assuming distribution of 95% of the outstanding shares of our common stock and applying the distribution ratio (without accounting for cash to be issued in lieu of fractional shares), we expect that approximately 107,728,098 million shares of Xenia common stock will be distributed to Inland American stockholders and approximately 5,669,899 shares of Xenia common stock will be retained by Inland American.

Record date	The record date is the close of business on January 20, 2015.

Distribution date	The distribution date is on or about February 3, 2015.

Distribution	On the distribution date, Inland American, with the assistance of DST Systems, Inc., the distribution agent, will electronically issue shares of our common stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You will not be required to make any payment or surrender or exchange your shares of Inland American common stock or take any other action to receive your shares of our common stock on the distribution date. The distribution agent will mail you a book-entry account statement that reflects your shares of our common stock, or your bank or brokerage firm will credit your account for the shares. Following the distribution, stockholders whose shares of Inland American common stock are held in book-entry form may request that their shares of Xenia common stock be transferred to a brokerage or other account at any time, without charge. Beneficial stockholders that hold shares through brokerage firms will receive additional information from their brokerage firms shortly after the distribution date.

Conditions to the distribution	The distribution of shares of our common stock by Inland American is subject to the satisfaction of certain conditions, including the following:

•	the board of directors of Inland American shall have authorized the distribution, which authorization may be made or withheld in the Inland American board’s sole and absolute discretion;

•	our registration statement on Form 10, of which this information statement is a part, shall have become effective under the Exchange Act, and no stop order relating to the registration statement shall be in effect and no proceedings for such purpose shall be pending before, or threatened by, the SEC;

•	Xenia’s common stock will have been approved for listing on the NYSE, subject to official notice of issuance;

•	no preliminary or permanent injunction or other order, decree, or ruling issued by a governmental authority, and no statute (as interpreted through orders or rules of any governmental authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the separation and distribution and other transaction contemplated thereby;

•	the receipt of all necessary consents and approvals from lenders, lessors, managers and franchisors;

•	any required actions and filings necessary or appropriate under federal or state securities and blue sky laws of the U.S. will have been taken;

•	the receipt by Xenia of an opinion from Hunton & Williams LLP to the effect that, beginning with Xenia’s short taxable year that commenced on January 5, 2015, Xenia has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and its current and proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT;

•	the Transition Services Agreement and the Employee Matters Agreement shall have been executed and delivered by each of the parties thereto and no party to any of such agreements shall be in material breach of any such agreement;

•	the effectiveness of the amendment and restatement of Xenia’s charter and bylaws;

•	the executive officers and directors of Xenia shall be as set forth in this information statement;

•	Xenia and the applicable lenders shall have executed a definitive Credit Agreement related to the $400 million unsecured revolving credit facility;

•	Inland American shall have made the Capital Contribution and an additional capital contribution of $16.0 million;

•	Xenia shall have a minimum cash balance of at least $50.0 million at the time of separation;

•	the existing revolving credit facility of Inland American shall have been terminated and Inland American shall have entered into a new credit facility upon the terms and with such lenders as it shall determine in its sole discretion;

•	no event or development shall have occurred or failed to occur that, in the judgment of the board of directors of Inland American, in its sole discretion, prevents the consummation of the separation and distribution and related transactions or any portion thereof or makes the consummation of such transactions inadvisable;

•	any government approvals and other material consents necessary to consummate the distribution will have been obtained and be in full force and effect; and

•	the Separation and Distribution Agreement will not have been terminated.

Even if all conditions to the distribution are satisfied, Inland American may terminate and abandon the distribution at any time prior to the effectiveness of the distribution.

Stock exchange listing	We have applied to list our shares of common stock on the NYSE under the symbol “XHR.”

Distribution agent, transfer agent	DST Systems, Inc.
and registrar for Xenia Common	333 West 11th Street
Stock	Kansas City, MO 64105

(816) 435-1000

Tax considerations

The distribution of our common stock will not qualify for tax-deferred treatment, and an amount equal to the fair market value of the shares received by you on the distribution date will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of Inland American. The excess will be treated as a non-taxable return of capital to the extent of your tax basis in shares of Inland American common stock and any remaining excess will be treated as capital gain. Your tax basis in shares of Inland American held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of our shares distributed by Inland American in the distribution exceeds Inland American’s current and accumulated earnings and profits. Your holding period for such Inland American shares will not be affected by the distribution. Your tax basis in shares of our common stock received will equal the fair market value of the shares received by you on the distribution date. Your holding period for such shares will begin the day following the distribution of our common stock. Inland

American will not be able to advise stockholders of the amount of earnings and profits of Inland American until after the end of the 2015 calendar year. Inland American or other applicable withholding agents may be required to withhold on all or a portion of the distribution payable to non-U.S. stockholders. For a more detailed discussion, see “Our Separation From Inland American—Certain U.S. Material Federal Income Tax Consequences of the Separation” and “Material U.S. Federal Income Tax Consequences.”

Relationship between Inland American and Xenia following the separation and distribution	We will enter into a Separation and Distribution Agreement to effect the separation and distribution. In addition, we will enter into various other agreements with Inland American to effect the separation and provide a framework for our relationship with Inland American after the separation, such as a Transition Services Agreement and an Employee Matters Agreement. These agreements will provide for the allocation between us and Inland American of Inland American’s assets, liabilities and obligations (including its properties, employees and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Inland American and will govern certain relationships between us and Inland American after the separation. See “Certain Relationships and Related Transactions.”

Summary Historical and Pro Forma Combined Consolidated Financial and Operating Data

You should read the following summary historical and pro forma combined consolidated financial and operating data together with “Selected Historical Combined Consolidated Financial Data,” “Unaudited Pro Forma Combined Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties” and the combined consolidated financial statements and related notes included elsewhere in this information statement.

The following table sets forth our summary historical and pro forma combined consolidated financial and operating data. Our summary historical combined consolidated financial data as of December 31, 2013, 2012 and 2011 and for the years then ended have been derived from our audited combined consolidated financial statements, included elsewhere in this information statement. The summary historical combined consolidated financial and operating data as of and for the nine months ended September 30, 2014 and 2013 have been derived from our unaudited condensed combined consolidated interim financial statements included elsewhere in this information statement.

Our financial statements reflect the operations of the Prior Combined Portfolio, which, among other things, classifies the Suburban Select Service Portfolio as held for sale with the related results from operations reported as discontinued operations, and include allocations of costs from certain corporate and shared functions provided to us by Inland American, as well as costs associated with participation by certain of our executives in Inland American’s benefit plans. The allocation methods for corporate and shared services costs vary by function but were generally based on historical costs of assets or headcount.

Because the historical combined consolidated financial statements represent the financial and operating data of the Prior Combined Portfolio, and the Company will own solely the Xenia Portfolio following the separation from Inland American, the historical combined consolidated financial statements included in this information statement do not reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public company during the periods presented owning solely the Xenia Portfolio. Accordingly, our historical results should not be relied upon as an indicator of future performance.

The summary pro forma combined consolidated financial and operating data is derived from our unaudited pro forma combined consolidated financial statements as of September 30, 2014 and for the nine months then ended as well as our unaudited pro forma statement of income for the year ended December 31, 2013, included elsewhere in this information statement. We derived our unaudited pro forma combined consolidated financial statements by applying pro forma adjustments to our historical combined consolidated financial statements included elsewhere in this information statement. The pro forma combined consolidated financial and operating data give effect to:

•	the consummation of the Reorganization Transactions, after which we will own solely the Xenia Portfolio;

•	the exclusion of the Suburban Select Service Portfolio to the extent it is reflected as held for sale on the Company’s balance sheet as of September 30, 2014;

•	the Capital Contribution;

•	the issuance of 125 shares of Series A Preferred Stock;

•	the repayment of approximately $84.0 million of borrowings outstanding under existing mortgage indebtedness, funded by Inland American;

•	reflect an additional capital contribution of $16.0 million, all of which the Company intends to use to paydown existing mortgage indebtedness in 2015;

•	a non-cash contribution of $86.8 million to settle the Company’s allocated share of Inland American’s unsecured credit facility;

•	the entry into the Company’s new $400 million unsecured revolving credit facility;

•	the issuance of 113,396,997 shares of our common stock to Inland American pursuant to a stock dividend prior to the distribution;

•	the distribution of 107,728,098 shares of our common stock to holders of Inland American common stock based upon the number of Inland American shares outstanding on January 20, 2015 and 5,669,899 shares retained by Inland American; and

•	certain other adjustments as described in “Unaudited Pro Forma Combined Consolidated Financial Statements.”

In addition, the unaudited pro forma combined consolidated statements of operations and other financial and operating data:

•	reflect the consummation of the acquisition of the Aston Waikiki Beach Hotel (which the Company acquired on February 28, 2014) and the 2013 Acquisitions (as defined in footnote 2 “Acquisition and Disposition Adjustments” of the section titled “Unaudited Pro Forma Combined Consolidated Financial Statements—Notes to Pro Forma Combined Consolidated Financial Statements” below) as if such acquisitions had been completed on January 1, 2013; and

•	exclude the operating results of two hotels, one sold on May 30, 2014 and one sold on August 28, 2014.

The pro forma adjustments are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The notes to the pro forma combined consolidated financial statements provide a detailed discussion of how such adjustments were derived and presented in the pro forma combined consolidated financial and operating data. See “Unaudited Pro Forma Combined Consolidated Financial Statements—Notes to Pro Forma Combined Consolidated Financial Statements.” The pro forma combined consolidated financial information should be read in conjunction with “Summary—Our Structure and Reorganization Transactions—Our Corporate Reorganization,” “Capitalization,” “Selected Historical Combined Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Transactions,” “Description of Indebtedness” and our combined consolidated financial statements and related notes thereto and the financial statements of the Aston Waikiki Beach Hotel and related notes thereto included elsewhere in this information statement.

The pro forma combined consolidated financial and operating data has been prepared for illustrative purposes only and is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates or for the periods indicated, nor is such pro forma combined consolidated financial and operating data necessarily indicative of the results to be expected for any future period. A number of factors may affect our results. See “Risk Factors” and “Forward-Looking Statements.”

	Xenia Portfolio		Prior Combined Portfolio
	Pro Forma Combined Consolidated		Condensed Combined Consolidated		Combined Consolidated
	For the nine months ended September 30, 2014	For the twelve months ended December 31, 2013	For the nine months ended September 30, 2014	For the nine months ended September 30, 2013	For the year ended December 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
Selected Statement of Operations Data:
Revenues:
Room revenues	$476,893	$587,743	$481,001	$310,806	$443,267	$323,959	$224,561
Food and beverage revenues	169,588	219,045	171,379	108,692	168,368	116,260	65,002
Other revenues	44,630	54,287	44,375	27,316	40,236	26,661	15,685

Total revenues	$691,111	$861,075	$696,755	$446,814	$651,871	$466,880	$305,248

Operating expenses:
Room expenses	104,899	133,671	105,777	66,250	96,444	70,165	48,218
Food and beverage expenses	115,536	151,591	117,250	75,008	114,011	78,080	45,421
Other direct expenses	24,848	31,626	24,843	16,742	24,542	17,401	9,138
Other indirect expenses	159,383	203,135	162,698	108,553	157,385	117,355	75,545
Management fees	39,276	43,694	39,788	26,275	37,683	26,827	18,663

Total hotel operating expenses	443,942	563,717	450,356	292,828	430,065	309,828	196,985
Depreciation and amortization	106,875	139,747	106,231	71,696	104,229	89,629	68,600
Real estate taxes, personal property taxes and insurance	30,098	35,496	30,595	19,100	27,548	22,382	14,403
General and administrative expenses	26,743	17,060	24,268	9,059	14,151	9,008	6,997
Business management fees	1,474	12,743	1,474	9,334	12,743	10,812	9,996
Acquisition transaction costs	—	—	1,148	1,116	2,275	751	649
Provision for asset impairments	—	21,041	4,665	26,175	49,145	—	—

Total expenses	$609,132	$789,804	$618,737	$429,308	$640,156	$442,410	$297,630

Operating income	$81,979	$71,271	$78,018	$17,506	$11,715	$24,470	$7,618

Other income (expense):
Gain (loss) on sale of investment properties	—	—	865	—	—	(589)	—
Other income (loss)	71	(2,140)	(999)	335	(1,113)	798	988
Interest expense	(38,762)	(51,899)	(43,534)	(39,005)	(52,792)	(45,061)	(28,885)
Equity in earnings (loss) and gain (loss) and (impairment) of investment in unconsolidated entities, net	—	—	4,216	(184)	(33)	(3,719)	60
Income tax (expense) benefit	(5,786)	(3,043)	(5,786)	(6,139)	(3,043)	(5,718)	3,207

Net income (loss) from continuing operations	$37,502	$14,189	$32,780	$(27,487)	$(45,266)	$(29,819)	$(17,012)

Net loss from discontinued operations	—	—	1,812	(1,746)	(6,202)	(10,638)	(97,293)
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	(5,689)	(288)

Net income (loss) attributable to Company	$37,502	$14,189	$34,592	$(29,233)	$(51,468)	$(46,146)	$(114,593)

Per Share Data:
Pro forma basic earnings per share	$0.33	$0.12	N/A	N/A	N/A	N/A	N/A
Pro forma diluted earnings per share	0.33	0.12	N/A	N/A	N/A	N/A	N/A
Pro forma weighted average shares outstanding – basic	113,529,973	113,397,997	N/A	N/A	N/A	N/A	N/A
Pro forma weighted average shares outstanding – diluted	114,043,050	113,793,924	N/A	N/A	N/A	N/A	N/A
Other Financial Data:
Adjusted EBITDA(1)	$195,280	$233,855	$252,190	$177,856	$243,757	$201,589	$169,350
Funds from operations(2)	$144,377	$174,977	$176,776	$106,444	$152,311	$114,957	$102,724
Adjusted FFO(2)	$150,625	$182,305	$182,525	$111,028	$159,062	$116,171	$105,036
Operating Data(3):
Number of Hotels(4)	46	46	47	40	46	32	25
Number of Rooms(4)	12,636	12,636	12,797	11,037	12,152	8,849	6,225
Occupancy	78.1%	75.7%	78.1%	74.2%	73.6%	71.5%	71.7%
ADR	$176.91	$168.25	$176.20	$159.97	$161.69	$150.59	$146.74
RevPAR	$138.24	$127.29	$137.70	$118.67	$119.05	$107.68	$105.27

	Xenia Portfolio		Prior Combined Portfolio
	Pro Forma Combined Consolidated		Condensed Combined Consolidated	Combined Consolidated
	As of September 30, 2014		As of September 30, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Selected Balance Sheet Data:
Cash and cash equivalents	$266,977	(5)	$126,525	$89,169	$65,004	$44,014
Restricted cash	104,996		105,296	87,804	65,847	52,777
Total assets	3,074,896		3,878,351	3,756,658	2,878,708	2,552,560
Total debt	1,166,780		1,337,590	1,280,220	1,011,421	1,242,017
Total equity	1,804,352		1,883,627	1,818,255	1,217,977	1,247,674

(1)	EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. We consider EBITDA useful to an investor regarding our results of operations, in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs.

We further adjust EBITDA for certain additional items such as hotel property acquisitions and pursuit costs, amortization of share-based compensation, equity investment adjustments, the cumulative effect of changes in accounting principles, impairment of real estate assets, and other costs we believe do not represent recurring operations and are not indicative of the performance of our underlying hotel property entities. We believe Adjusted EBITDA provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.

The following is reconciliation of net income (loss) to EBITDA and Adjusted EBITDA the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Pro Forma		Condensed Combined Consolidated		Combined Consolidated
	Nine months ended September 30, 2014	Twelve months ended December 31, 2013	Nine months ended September 30, 2014	Nine months ended September 30, 2013	For the year ended December 31, 2013		For the year ended December 31, 2012	For the year ended December 31, 2011
Net income (loss) from continuing operations	$37,502	$14,189	$32,780	$(27,487)		$(45,266)	$(29,819)	$(17,012)
Net income (loss) from discontinued operations	—	—	1,812	(1,746)		(6,202)	(10,638)	(97,293)
Net loss attributable to noncontrolling interests	—	—	—	—		—	(5,689)	(288)

Net income (loss) attributable to Company	$37,502	$14,189	$34,592	$(29,233)		$(51,468)	$(46,146)	$(114,593)
Interest expense	38,762	51,899	67,253	63,868		85,701	82,986	71,093
Equity in interest expense of joint venture	—	—	31	289		311	990	750
Income tax expense (benefit)	5,786	3,043	5,786	6,139		3,043	5,718	(3,207)
Depreciation and amortization related to investment properties	106,875	139,747	142,793	109,871		154,861	155,777	146,019
Depreciation and amortization related to investment in unconsolidated entities	—	—	100	695		821	1,602	1,612

EBITDA	$188,925	$208,878	$250,555	$151,629		$193,269	$200,927	$101,674
Reconciliation to Adjusted EBITDA
Impairment of investment properties	$ —	$21,041	$4,665	$26,175	$	`49,145	$—	$—
Impairment of investment properties reflected in discontinued operations	—	—	—	—		—	6,224	69,793
Impairment of investment in unconsolidated entities	—	—	—	1,003		1,003	2,465	(53)
(Gain) loss on sale of property	—	—	(865)	(1,575)		(1,564)	(6,367)	(54)
(Gain) loss on extinguishment of debt	—	1,027	1,196	—		20	(4,178)	(2,660)
(Gain) loss from sale of investment in unconsolidated entities	—	—	(4,509)	(492)		(487)	1,402	—
Acquisition and pursuit costs	—	—	1,148	1,116		2,371	1,116	650
Amortization of share-based compensation expense	3,496	2,909	—	—		—	—	—
Other expenses(a)	2,859	—	—	—		—	—	—

Adjusted EBITDA	$195,280	$233,855	$252,190	$177,856		$243,757	$201,589	$169,350

(a)	For the nine months ended September 30, 2014, other adjustments include costs related to preparation of the listing of our common stock on the NYSE, such as legal, audit fees and other professional fees.

(2)	We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairment, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. We believe that the presentation of FFO provides useful supplemental information to investors regarding our operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales of real estate, impairments of real estate assets, extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. We believe that the presentation FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. Our calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing us to non-REITs.

We further adjust FFO for certain additional items that are not in NAREIT’s definition of FFO such as hotel property acquisition and pursuit costs, amortization of share-based compensation, and other expenses we believe do not represent recurring operations. We believe that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to an investor’s complete understanding of our operating performance.

The following is a reconciliation of our GAAP net income (loss) to FFO and Adjusted FFO for the nine months ended September 30, 2014 and 2013 and years ended December 31, 2013, 2012 and 2011 (in thousands):

	Xenia Portfolio		Prior Combined Portfolio
	Pro Forma		Condensed Combined Consolidated		Combined Consolidated
	Nine months ended September 30, 2014	Twelve months ended December 31, 2013	Nine months ended September 30, 2014	Nine months ended September 30, 2013	For the year ended December 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
Net income (loss) from continuing operations	$37,502	$14,189	$32,780	$(27,487)	$(45,266)	$(29,819)	$(17,012)
Net income (loss) from discontinued operations	—	—	1,812	(1,746)	(6,202)	(10,638)	(97,293)
Net loss attributable to noncontrolling interests	—	—	—	—	—	(5,689)	(288)

Net (loss) income attributable to Company	$37,502	$14,189	$34,592	$(29,233)	$(51,468)	$(46,146)	$(114,593)
Depreciation and amortization related to investment properties	106,875	139,747	142,793	109,871	154,861	155,777	146,019
Depreciation and amortization related to investment in unconsolidated entities	—	—	100	695	821	1,602	1,612
Impairment of investment properties	—	21,041	4,665	26,175	49,145	—	—
Impairment of investment properties reflected in discontinued operations	—	—	—	—	—	6,224	69,793
Impairment of investment in unconsolidated entities	—	—	—	1,003	1,003	2,465	(53)
(Gain) loss on sale of property	—	—	(865)	(1,575)	(1,564)	(6,367)	(54)
(Gain) loss from sale of investment in unconsolidated entities	—	—	(4,509)	(492)	(487)	1,402	—

Funds from operations	$144,377	$174,977	$176,776	$106,444	$152,311	$114,957	$102,724

Reconciliation to Adjusted FFO
(Gain) loss on extinguishment of debt	$—	$1,027	$1,196	$—	$20	$(4,178)	$(2,660)
Acquisition and pursuit costs	—	—	1,148	1,116	2,371	1,116	650
Amortization of mark to market debt discounts or premium, net	2,752	3,392	3,405	3,468	4,360	4,276	4,322
Amortization of share-based compensation	3,496	2,909	—	—	—	—	—

Adjusted FFO	$150,625	$182,305	$182,525	$111,028	$159,062	$116,171	$105,036

FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not represent cash generated from operating activities under GAAP and should not be considered as alternatives to net income or loss, operating profit, cash flows from operations or any other operating performance measure prescribed by GAAP. Although we present and use FFO, Adjusted FFO, EBITDA and Adjusted EBITDA because we believe they are useful to investors in evaluating and facilitating comparisons of our operating performance between periods and between REITs that report similar measures, the use of these non-GAAP measures has certain limitations as analytical tools. These non-GAAP financial measures are not measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to fund capital expenditures, contractual commitments, working capital, service debt or make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that we have incurred and will incur. These non-GAAP financial measures may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. These non-GAAP financial measures as presented may not be comparable to non-GAAP financial measures as calculated by other real estate companies.

We compensate for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the most comparable GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

(3)	For only those hotels operated by Marriott, our historical annual operating results represented here from 2011 to 2013 include a 52-53 week fiscal calendar used by Marriott at that time.

(4)	Number of Hotels and Number of Rooms as of period end.

(5)	Upon our separation from Inland American, in addition to the Capital Contribution and the additional capital contribution of $16.0 million, we expect to have a minimum of approximately $50 million of cash on hand, before the payment of fees and expenses related to the separation and certain other costs as described in “Certain Relationships and Related Transactions—Agreements with Inland American—Separation and Distribution Agreement.” Cash in excess of this amount may be distributed to Inland American in Inland American’s sole discretion, pursuant to the Separation and Distribution Agreement.

RISK FACTORS

Owning our common stock involves a high degree of risk. You should consider carefully the following risk factors and all other information contained in this information statement If any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the market price of our common stock could decline significantly, and you could lose all or a part of the value of your ownership in our common stock. Some statements in this information statement, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section in this information statement entitled “Forward-Looking Statements.”

Risks Related to Our Business and Industry

Our ability to make distributions to our stockholders may be adversely affected by various operating risks common to the lodging industry, including competition, over-building and dependence on business travel and tourism.

We own hotels which have different economic characteristics than many other real estate assets. A typical office property, for example, has long-term leases with third-party tenants, which provides a relatively stable long-term stream of revenue. Hotels, on the other hand, generate revenue from guests that typically stay at the hotel for only a few nights, which causes the room rate and occupancy levels at each of our hotels to change every day, and results in earnings that can be highly volatile.

In addition, our hotels will be subject to various operating risks common to the lodging industry, many of which are beyond our control, including, among others, the following:

•	changes in general economic conditions, including the severity and duration of any downturn in the U.S. or global economy and financial markets;

•	war, political conditions or civil unrest, terrorist activities or threats and heightened travel security measures instituted in response to these events;

•	outbreaks of pandemic or contagious diseases, such as norovirus, avian flu, severe acute respiratory syndrome (SARS), H1N1 (swine flu) and Ebola;

•	natural or man-made disasters, such as earthquakes, like the one in Napa, California that impacted two of our lodging properties on August 24, 2014, tsunamis, tornados, hurricanes, typhoons, floods, oil spills and nuclear incidents;

•	delayed delivery or any material reduction or prolonged interruption of public utilities and services, including water and electric power;

•	decreased corporate or government travel-related budgets and spending and cancellations, deferrals or renegotiations of group business;

•	decreased need for business-related travel due to innovations in business-related technology;

•	low consumer confidence, high levels of unemployment or depressed real estate prices;

•	competition from other hotels in the markets in which we operate;

•	over-building of hotels in the markets in which we operate, which results in increased supply and will adversely affect occupancy and revenues at our hotels;

•	requirements for periodic capital reinvestment to repair and upgrade hotels;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

•	change in interest rates and the availability, cost and terms of financing;

•	the financial condition and general business condition of the airline, automotive and other transportation-related industries and its impact on travel;

•	decreased airline capacities and routes;

•	oil prices and travel costs;

•	statements, actions or interventions by governmental officials related to travel and corporate travel-related activities and the resulting negative public perception of such travel and activities; and

•	risks generally associated with the ownership of hotels and real estate, as we discuss in detail below.

These factors, and the reputational repercussions of these factors, can adversely affect, and from time to time have adversely affected, individual hotels, particular regions and our business, financial condition, results of operations and our ability to make distributions to our stockholders.

The lodging industry is highly cyclical in nature, and we cannot assure you how long the growth period of the current lodging cycle will last.

Due to its close link with the performance of the general economy, and, specifically, growth in U.S. GDP, the lodging industry is highly cyclical in nature. Demand for products and services provided by the lodging industry generally trails improvement in economic conditions, but since 2010 the lodging industry has recovered faster and stronger than the U.S. economy generally. There can be no assurance of either any further increase in demand for hotel rooms from current levels or of the timing or extent of any such demand growth. If demand weakens, our operating results and profitability could be adversely affected. Though we have seen sustained improvement in economic and industry fundamentals, we cannot assure you that these conditions will continue to improve or that the recovery will remain sustainable. Worsening of the U.S. economy, if experienced, would likely have an adverse impact on the occupancy, ADR and RevPAR of our hotels, and would therefore adversely impact our results of operations and financial condition. In addition, in an economic downturn, luxury, upper upscale and upscale hotels may be more susceptible to a decrease in revenue, as compared to hotels in other categories that have lower room rates.

In addition to general economic conditions, new hotel room supply is an important factor that can affect the lodging industry’s performance and overbuilding has the potential to further exacerbate the negative impact of an economic downturn. Room rates and occupancy, and thus RevPAR, tend to increase when demand growth exceeds supply growth. Although we believe that lodging demand growth will exceed lodging supply growth in 2015 and for the next several years, no assurances can be made that this will be achieved. A reduction or slowdown in growth of lodging demand or increased growth in lodging supply could result in returns that are substantially below expectations or result in losses, which could materially and adversely affect our revenues and profitability as well as limit or slow our future growth.

The seasonality of the lodging industry is expected to cause quarterly fluctuations in our revenues.

The lodging industry is seasonal in nature, which can be expected to cause quarterly fluctuations in our hotel room revenues, occupancy levels, room rates, operating expenses and cash flows. Our quarterly earnings may be adversely affected by factors outside our control, including timing of holidays, weather conditions and poor economic factors in certain markets in which we operate. The periods during which our hotels experience higher or lower levels of demand vary from property to property and depend upon location, type of property and competitive mix within the specific location. Based on historical results, we generally expect our revenue to be lower in the first quarter. This seasonality can be expected to cause periodic fluctuations in a hotel’s room revenues, occupancy levels, room rates and operating expenses. We can provide no assurances that our cash flows will be sufficient to offset any shortfalls that occur as a result of these fluctuations. As a result, we may have to enter into short-term borrowings in certain quarters in order to make distributions to our stockholders, and we can provide no assurances that such borrowings will be available on favorable terms, if at all. Consequently, volatility in our financial performance resulting from the seasonality of the lodging industry could adversely affect our financial condition and results of operations.

We operate in a highly competitive industry.

The lodging industry is highly competitive. Our hotels compete with other hotels based on a number of factors, including room rates, quality of accommodations, service levels and amenities, location, brand affiliation, reputation and reservation systems. New hotels may be constructed and these additions to supply create new competitors, in some cases without corresponding increases in demand for hotel rooms. Some of our competitors also have greater financial and marketing resources than we do, which could allow them to reduce their rates, offer greater convenience, services or amenities, build new hotels in direct competition with our existing hotels, improve their properties, expand and improve their marketing efforts, all of which could adversely affect the ability of our hotels to attract prospective guests and materially and adversely affect our revenues and profitability as well as limit or slow our future growth.

We also compete for hotel acquisitions with entities that have similar investment objectives as we do. This competition could limit the number of suitable investment opportunities offered to us. It may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms or on the terms contemplated in our business plan.

There are inherent risks with investments in real estate, including the relative liquidity of such investments.

Investments in real estate are subject to varying degrees of risk. For example, an investment in real estate cannot generally be quickly sold, and we cannot predict whether we will be able to sell any hotel we desire to for the price or on the terms set by us or acceptable to us, or the length of time needed to find a willing purchaser and to close the sale of the hotel. Moreover, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs require that we hold our hotels for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of hotels that otherwise would be in our best interests. Therefore, we may not be able to vary our portfolio promptly in response to changing economic, financial and investment conditions and dispose of assets at opportune times or on favorable terms, which may adversely affect our cash flows and our ability to make distributions to stockholders.

In addition, our ability to dispose of some of our hotels could be constrained by their tax attributes. Hotels that we own for a significant period of time or that we acquire through tax-deferred contribution transactions in exchange for OP Units in our operating partnership may have low tax bases. If we dispose of these hotels outright in taxable transactions, we may be required to distribute the taxable gain to our stockholders under the requirements of the Code applicable to REITs or to pay tax on that gain, either of which, in turn, would impact our cash flow and increase our leverage. In some cases, we may be restricted from disposing of properties contributed to us in the future in exchange for our OP Units under tax protection agreements with contributors unless we incur additional costs related to indemnifying those contributors. To dispose of low basis or tax-protected hotels efficiently, we may from time to time use like-kind exchanges, which qualify for non-recognition of taxable gain, but can be difficult to consummate and result in the hotel for which the disposed assets are exchanged inheriting their low tax bases and other tax attributes.

Investments in real estate also are subject to adverse changes in general economic conditions. Among the factors that could impact our hotels and the value of an investment in us are:

•	risks associated with the possibility that cost increases will outpace revenue increases and that in the event of an economic slowdown, the high proportion of fixed costs will make it difficult to reduce costs to the extent required to offset declining revenues;

•	changes in tax laws and property taxes, or an increase in the assessed valuation of a property for real estate tax purposes;

•	adverse changes in the federal, state or local laws and regulations applicable to us, including those affecting zoning, fuel and energy consumption, water and environmental restrictions, and the related costs of compliance;

•	changing market demographics;

•	an inability to acquire and finance real estate assets on favorable terms, if at all;

•	the ongoing need for owner funded capital improvements and expenditures to maintain or upgrade hotels;

•	fluctuations in real estate values or potential impairments in the value of our assets;

•	acts of God, such as earthquakes, floods or other uninsured losses; and

•	changes in interest rates and availability, cost and terms of financing.

We are dependent on the performance of the third-party hotel management companies that manage the operations of each of our hotels and could be materially and adversely affected if such third-party managers do not properly manage our hotels or otherwise act in our best interests.

In order for us to qualify as a REIT, third parties must operate our hotels. We lease each of our hotels to our TRS lessees. Our TRS lessees, in turn, have entered into management agreements with third party management companies to operate our hotels. We could be materially and adversely affected if any of our third-party managers fail to provide quality services and amenities, fail to maintain a quality brand name or otherwise fail to manage our hotels in our best interest, and can be financially responsible for the actions and inactions of our third-party managers pursuant to our management agreements. In addition, our hotel managers or their affiliates may manage, and in some cases may own, may have invested in or may have provided credit support or operating guarantees to hotels that compete with our hotels, any of which could result in conflicts of interest. As a result, our hotel managers may make decisions regarding competing lodging facilities that are not in our best interests. From time to time, disputes may arise between us and our third-party managers regarding their performance or compliance with the terms of the hotel management agreements, which in turn could adversely affect our results of operations. If we are unable to reach satisfactory results through discussions and negotiations, we may choose to terminate our management agreement, litigate the dispute or submit the matter to third-party dispute resolution, the outcome of which may be unfavorable to us.

Under the terms of the hotel management agreements, our ability to participate in operating decisions regarding our hotels is limited to certain matters, including approval of the annual operating budget, and we do not have the authority to require any hotel to be operated in a particular manner. While our TRS lessees closely monitor the performance of our third-party managers, our general recourse under most of the hotel management agreements is limited to termination if our third-party managers are not performing adequately. For example, in many of our hotel management agreements, we have a right to terminate a management agreement if the third-party manager fails to achieve certain hotel performance criteria measured over any two consecutive fiscal years, as outlined in the applicable management agreement. However, even if a third-party manager fails to perform under the terms of its respective management agreement, it generally has the option to avoid a performance termination by paying a performance deficit fee as specified in the applicable management agreement.

In the event that we terminate any of our management agreements, we can provide no assurances that we could find a replacement manager or that any replacement manager will be successful in operating our hotels. In addition, many of our existing franchise agreements provide the franchisor with a right of first offer in the event of certain sales or transfers of a hotel and provide that the franchisor has the right to approve any change in the hotel management company engaged to manage the hotel. If any of the foregoing were to occur, it could materially and adversely affect us.

Restrictive covenants in certain of our hotel management and franchise agreements contain provisions limiting or restricting the sale of our hotels, which could materially and adversely affect our profitability.

Hotel management and franchise agreements typically contain restrictive covenants that limit or restrict our ability to sell a hotel without the consent of the hotel management company or franchisor. Many of our franchise agreements provide the franchisor with a right of first offer in the event of certain sales or transfers of a hotel and provide that the franchisor has the right to approve any change in the hotel management company engaged to manage the hotel. Generally, we may not agree to sell, lease or otherwise transfer particular hotels unless the transferee executes a new agreement or assumes the related hotel management and franchise agreements. If the hotel management company or franchisor does not consent to the sale of our hotels, we may be prohibited from taking actions that would otherwise be in our and our stockholders’ best interests.

Contractual and other disagreements with or involving third-party hotel management companies and franchisors could make us liable to them or result in litigation costs or other expenses.

Our management and franchise agreements require us and third-party hotel managers and franchisors to comply with operational and performance conditions that are subject to interpretation and could result in disagreements. At any given time, we may be in disputes with one or more hotel management company or franchisor. Any such dispute could be very expensive for us, even if the outcome is ultimately in our favor. We cannot predict the outcome of any arbitration or litigation, the effect of any negative judgment against us or the amount of any settlement that we may enter into with any third-party. In the event we terminate a management or franchise agreement early and the manager or franchisor considers such termination to have been wrongful, they may seek damages. Additionally, we may be required to indemnify our third-party hotel managers and franchisors against disputes with third parties, pursuant to our management and franchise agreements. An adverse result in any of these proceedings could materially and adversely affect our revenues and profitability.

If we are unable to maintain good relationships with third-party hotel managers and franchisors, profitability could decrease and our growth potential may be adversely affected.

The success of our respective hotel investments and the value of our franchised properties largely depend on our ability to establish and maintain good relationships with the third-party hotel managers and franchisors of our respective hotel management and franchise agreements. If we are unable to maintain good relationships with third-party hotel managers and franchisors, we may be unable to renew existing management or franchise agreements or expand relationships with them. Additionally, opportunities for developing new relationships with additional third-party managers or franchisors may be adversely affected. This, in turn, could have an adverse effect on our results of operations and our ability to execute our growth strategy.

Costs associated with, or failure to maintain, brand operating standards may materially and adversely affect our results of operations and profitability.

Under the terms of our franchise agreements and certain of our management agreements, we are required to meet specified operating standards and other terms and conditions and compliance with such standards may be costly. We expect that our franchisors will periodically inspect our hotels to ensure that we and the hotel management companies follow brand standards. Failure by us, or any hotel management company that we engage, to maintain these standards or other terms and conditions could result in a franchise license being canceled or the franchisor requiring us to undertake a costly property improvement program. If a franchise license is terminated due to our failure to make required improvements or to otherwise comply with its terms, we also may be liable to the franchisor for a termination payment, which will vary by franchisor and by hotel. If the funds required to maintain brand operating standards are significant, or if a franchise license is terminated, it could materially and adversely affect our results of operations and profitability.

If we were to lose a brand license at one or more of our hotels, the value of the affected hotels could decline significantly and we could incur significant costs to obtain new franchise licenses, which could materially and adversely affect our results of operations and profitability as well as limit or slow our future growth.

If we were to lose a brand license, the underlying value of a particular hotel could decline significantly from the loss of associated name recognition, marketing support, participation in guest loyalty programs and the centralized reservation system provided by the franchisor or brand manager, which could require us to recognize an impairment on the hotel. Furthermore, the loss of a franchise license at a particular hotel could harm our relationship with the franchisor or brand manager, which could impede our ability to operate other hotels under the same brand, limit our ability to obtain new franchise licenses or brand management agreements from the franchisor or brand in the future on favorable terms, or at all, and cause us to incur significant costs to obtain a new franchise license or brand management agreement for the particular hotel. Accordingly, if we lose one or more franchise licenses or brand management agreement, it could materially and adversely affect our results of operations and profitability as well as limit or slow our future growth.

A substantial number of our hotels operate under the Marriott, Hilton or Hyatt brand families; therefore, we are subject to risks associated with concentrating our portfolio in three brand families.

In our portfolio, 37 of the 46 hotels that we own as of the date of this information statement utilize brands owned by Marriott, Hilton or Hyatt. As a result, our success is dependent in part on the continued success of Marriott, Hilton and Hyatt and their respective brands. We believe that building brand value is critical to increase demand and build customer loyalty. Consequently, if market recognition or the positive perception of Marriott, Hilton and/or Hyatt is reduced or compromised, the goodwill associated with the Marriott-, Hilton- and Hyatt-branded hotels in our portfolio may be adversely affected. Furthermore, if our relationship with Marriott, Hilton and/or Hyatt were to deteriorate or terminate as a result of disputes regarding the management of our hotels or for other reasons, Marriott, Hilton and/or Hyatt could, under certain circumstances, terminate our current franchise licenses with them or decline to provide franchise licenses for hotels that we may acquire in the future. If any of the foregoing were to occur, it could materially and adversely affect our results of operations and profitability as well as limit or slow our future growth and impair our ability to compete effectively.

We have a concentration of hotels in Texas and California, which exposes our business to the effects of regional events and occurrences.

We have a concentration of hotels in Texas and California. Specifically, as of September 30, 2014, approximately 43% of rooms in our system were located in Texas and California. The concentration of hotels in a region may expose us to risks of adverse economic developments that are greater than if our portfolio were more geographically diverse. These economic developments include regional economic downturns, significant increases in the number of our competitors’ hotels in these markets and potentially higher local property, sales and income taxes in the geographic markets in which we are concentrated. In addition, our hotels are subject to the effects of adverse acts of nature, such as winter storms, hail storms, strong winds, earthquakes and tornados, which have in the past caused damage such as flooding and other damage to our hotels in specific geographic locations, including in the Texas and California markets. Depending on the severity of these acts of nature, the damage to our hotels could require closure of all or substantially all of our hotels in one or more markets for a period of time while the necessary repairs and renovations, as applicable, are undertaken. Additionally, we cannot assure you that the amount of hurricane, windstorm, earthquake, flood or other casualty insurance maintained for these hotels from time to time would entirely cover damages caused by any such event.

As a result of this geographic concentration of hotels, we will face a greater risk of a negative impact on our revenues in the event these areas are more severely impacted by adverse economic and competitive conditions and extreme weather than other areas in the United States.

The departure of any of our key personnel who have significant experience and relationships in the lodging industry could materially and adversely impede or impair our ability to compete effectively and limit future growth prospects.

We depend on the experience and relationships of our senior management team to manage our day-to-day operations and strategic business direction. Our senior management team has an extensive network of lodging industry contacts and relationships, including relationships with global and national hotel brands, hotel owners, financiers, operators, commercial real estate brokers, developers and management companies. We can provide no assurances that any of our key personnel will continue their employment with us. The loss of services of our senior management team, or any difficulty attracting and retaining other talented and experienced personnel, could adversely affect our ability to source potential investment opportunities, our relationship with global and national hotel brands and other industry participants and the execution of our business strategy. Further, such a loss could be negatively perceived in the capital markets, which could reduce the market value of our common stock.

Our long-term growth depends in part on successfully identifying and consummating acquisitions of additional hotels and the failure to make such acquisitions could materially impede our growth.

A key element of our business strategy is to invest in premium full service, lifestyle and urban upscale hotels, with a focus on the Top 25 Markets and key leisure destinations in the U.S. We can provide no assurances that we will be successful in identifying attractive hotels or that, once identified, we will be successful in consummating an acquisition. We face significant competition for attractive investment opportunities from other well-capitalized investors, some of which have greater financial resources and a greater access to debt and equity capital to acquire hotels than we do. This competition increases as investments in real estate become increasingly attractive relative to other forms of investment. As a result of such competition, we may be unable to acquire certain hotels that we deem attractive or the purchase price may be significantly elevated or other terms may be substantially more onerous. In addition, we expect to finance future acquisitions through a combination of borrowings under a revolving credit facility that we anticipate will be in place concurrently with the completion of the separation, the use of retained cash flows, and offerings of equity and debt securities, which may not be available on advantageous terms, or at all. Any delay or failure on our part to identify, negotiate, finance on favorable terms, consummate and integrate such acquisitions could materially impede our growth.

Our acquisition, redevelopment, repositioning, renovation and re-branding activities are subject to various risks, any of which could, among other things, result in disruptions to our hotel operations, strain management resources and materially and adversely affect our results of operations and profitability as well as limit or slow our future growth.

We intend to acquire, redevelop, reposition, renovate and re-brand hotels, subject to the availability of attractive hotels or projects and our ability to undertake such activities on satisfactory terms. In deciding whether to undertake such activities, we will make certain assumptions regarding the expected future performance of the hotel or project. However, newly acquired, redeveloped, renovated, repositioned or re-branded hotels may fail to perform as expected and the costs necessary to bring such hotels up to brand standards may exceed our expectations, which may result in the hotels’ failure to achieve projected returns.

In particular, to the extent that we engage in the activities described above, they could pose the following risks to our ongoing operations:

•	we may abandon such activities and may be unable to recover expenses already incurred in connection with exploring such opportunities;

•	acquired, redeveloped, renovated or re-branded hotels may not initially be accretive to our results, and we and the hotel management companies may not successfully manage newly acquired, renovated, redeveloped, repositioned or re-branded hotels to meet our expectations;

•	we may be unable to quickly, effectively and efficiently integrate new acquisitions, particularly acquisitions of portfolios of hotels, into our existing operations;

•	our redevelopment, repositioning, renovation or re-branding activities may not be completed on schedule, which could result in increased debt service and other costs and lower revenues; and

•	management attention may be diverted by our acquisition, redevelopment, repositioning or re-branding activities, which in some cases may turn out to be less compatible with our growth strategy than originally anticipated.

The occurrence of any of the foregoing events, among others, could materially and adversely affect our results of operations and profitability as well as limit or slow our future growth.

Any difficulties in obtaining capital necessary to make required periodic capital expenditures and renovation of our hotels could materially and adversely affect our financial condition and results of operations.

Ownership of hotels is a capital intensive business that requires significant capital expenditures to operate, maintain and renovate properties. Access to the capital that we need to maintain and renovate existing properties and to acquire new properties is critical to the continued growth of our business and revenues and to remain competitive. We may not be able to fund capital improvements for our existing hotels or acquisitions of new hotels solely from cash provided from our operating activities because we must distribute annually at least 90% of our REIT taxable income to qualify as a REIT and we are subject to tax on any retained income and gains. As a result, our ability to fund capital expenditures, acquisitions or hotel redevelopment through retained earnings may be restricted. Consequently, we may have to draw down on our revolving credit facility or rely upon the availability of debt or equity capital to fund capital improvements and acquisitions. Our ability to access additional capital could also be limited by the terms of our unsecured revolving credit facility, which restricts our ability to incur debt under certain circumstances.

If we are forced to spend larger amounts of cash from operating activities than anticipated to operate, maintain or renovate existing properties, then our ability to use cash for other purposes, including acquisitions of new properties, could be limited and our profits could be reduced. Similarly, if we cannot access the capital we need to fund our operations or implement our growth strategy, we may need to postpone or cancel planned renovations or acquisitions, which could impair our ability to compete effectively and harm our business.

Many real estate costs and certain hotel operating costs are fixed, even if revenue from our hotels decreases.

Many costs, such as real estate taxes, insurance premiums, maintenance costs and certain hotel operating costs generally are more fixed than variable and as a result, are not reduced even when a hotel is not fully occupied, room rates decrease or other circumstances cause a reduction in revenues. Thus, our profits are generally more significantly affected by economic downturns and declines in revenues. If we are unable to offset these costs with sufficient revenues across our portfolio, it could materially and adversely affect our results of operations and profitability.

Operating expenses may increase in the future, which may cause our cash flow and our operating results to decrease.

Operating expenses, such as expenses for fuel, utilities, labor, employee benefits, building materials and insurance are not fixed and may increase in the future. Any increases would cause our cash flow and our operating results to decrease. If we are unable to offset these decreases with sufficient revenues across our portfolio, our ability to pay distributions could be materially and adversely affected.

The land underlying six of our hotels and meeting facilities is subject to a ground lease; if we are found to be in breach of a ground lease or are unable to renew a ground lease, we could be materially and adversely affected.

We lease the land underlying six of our hotels and meeting facilities from third parties. Five of these hotels are subject to ground leases that cover all of the land underlying the respective hotel, and the sixth is subject to a ground lease that covers a portion of the land. Accordingly, we only own a long-term leasehold or similar interest in all or a portion of these six hotels. If we are found to be in breach of a ground lease, we could lose the right to use the hotel. In addition, unless we can purchase a fee interest in the underlying land and improvements or extend the terms of these leases before their expiration, as to which no assurance can be given, we will lose our right to operate these properties and our interest in the improvements upon expiration of the leases. Our ability to exercise any extension options relating to our ground leases is subject to the condition that we are not in default under the terms of the ground lease at the time that we exercise such options, and we can provide no assurances that we will be able to exercise any available options at such time. Furthermore, we can provide no assurances that we will be able to renew any ground lease upon its expiration. If we were to lose the right to use a hotel due to a breach or non-renewal of the ground lease, we would be unable to derive income from such hotel, which could adversely affect us.

We will not recognize any increase in the value of the land or improvements subject to our ground leases and may only receive a portion of compensation paid in any eminent domain proceeding with respect to the hotel.

Unless we purchase a fee interest in the land and improvements subject to our ground leases, we will not have any economic interest in the land or improvements at the expiration of our ground leases and therefore we will not share in any increase in value of the land or improvements beyond the term of a ground lease, notwithstanding our capital outlay to purchase our interest in the hotel or fund improvements thereon, and will lose our right to use the hotel. Furthermore, if the state or federal government seizes a hotel subject to a ground lease under its eminent domain power, we may only be entitled to a portion of any compensation awarded for the seizure.

We are subject to risks associated with the employment of hotel personnel, particularly with hotels that employ unionized labor, which could increase our operating costs, reduce the flexibility of our hotel managers to adjust the size of the workforce at our hotels and could materially and adversely affect our revenues and profitability.

We have entered into management agreements with third-party hotel managers to operate our hotels. Our hotel managers are responsible for hiring and maintaining the labor force at each of our hotels. Although we do not directly employ or manage employees at our hotels, we are subject to many of the costs and risks generally associated with the hotel labor force. Increased labor costs due to factors like additional taxes or requirements to incur additional employee benefits costs, including the requirements of the Affordable Care Act, may adversely impact our operating costs. Labor costs can be particularly challenging at those of our hotels with unionized labor, and additional hotels may be subject to new collective bargaining agreements in the future.

From time to time, strikes, lockouts, public demonstrations or other negative actions and publicity may disrupt hotel operations at any of our hotels, negatively impact our reputation or the reputation of our brands, or harm relationships with the labor forces at our hotels. We also may incur increased legal costs and indirect labor costs as a result of contract disputes or other events. Additionally, hotels where our managers have collective bargaining agreements with employees are more highly affected by labor force activities than others. The resolution of labor disputes or new or re-negotiated labor contracts could lead to increased labor costs, either by increases in wages or benefits or by changes in work rules that raise hotel operating costs. Furthermore, labor agreements may limit the ability of our hotel managers to reduce the size of hotel workforces during an economic downturn because collective bargaining agreements are negotiated between the hotel managers and labor unions. We do not have the ability to control the outcome of these negotiations.

Uninsured and underinsured losses at our hotels could materially and adversely affect our revenues and profitability.

We intend to maintain comprehensive insurance on each of our current hotels and any hotels that we acquire, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by hotel owners. There are no assurances that coverage will be available at reasonable rates. Various types of catastrophic losses, like windstorms, earthquakes and floods, losses from foreign terrorist activities may not be insurable or may not be economically insurable. Even when insurable, these policies may have high deductibles and/or high premiums. Lenders may require such insurance. Our failure to obtain such insurance could constitute a default under loan agreements, and/or our lenders may force us to obtain such insurance at unfavorable rates, which could materially and adversely affect our profitability and revenues.

In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the hotel. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed hotel, which could materially and adversely affect our profitability.

In addition, insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. With the enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2007, United States insurers cannot exclude conventional, chemical, biological, nuclear and radiation terrorism losses. These insurers must make terrorism insurance available under their property and casualty insurance policies; however, this legislation does not regulate the pricing of such insurance. In many cases, mortgage lenders have begun to insist that commercial property owners purchase coverage against terrorism as a condition of providing mortgage loans. Such insurance policies may not be available at a reasonable cost, which could inhibit our ability to finance or refinance our hotels. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses, which could materially and adversely affect our revenues and profitability as well as limit or slow our future growth.

We could incur significant, material costs related to government regulation and litigation with respect to environmental matters, which could materially and adversely affect our revenues and profitability as well as limit or slow our future growth.

Our hotels are subject to various U.S. federal, state and local environmental laws that impose liability for contamination. Under these laws, governmental entities have the authority to require us, as the current owner of a hotel, to perform or pay for the clean-up of contamination (including hazardous substances, asbestos and asbestos-containing materials, waste or petroleum products) at, on, under or emanating from the hotel and to pay for natural resource damages arising from such contamination. Such laws often impose liability without regard to whether the owner or operator or other responsible party knew of, or caused such contamination, and the liability may be joint and several. Because these laws also impose liability on persons who owned a property at the time it became contaminated, it is possible we could incur cleanup costs or other environmental liabilities even after we sell hotels. Contamination at, on, under or emanating from our hotels also may expose us to liability to private parties for costs of remediation and/or personal injury or property damage. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. If contamination is discovered on our properties, environmental laws also may impose restrictions on the manner in which the properties may be used or businesses may be operated, and these restrictions may require substantial expenditures. Moreover, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property on favorable terms or at all. Furthermore, persons who sent waste to a waste disposal facility, such as a landfill or an incinerator, may be liable for costs associated with cleanup of that facility.

In addition, our hotels are subject to various federal, state, and local environmental, health and safety laws and regulations that address a wide variety of issues, including, but not limited to, storage tanks, air emissions from emergency generators, storm water and wastewater discharges, lead-based paint, mold and mildew, and waste management. Some of our hotels routinely handle and use hazardous or regulated substances and wastes as part of their operations, which substances and wastes are subject to regulation (e.g., swimming pool chemicals). Our hotels incur costs to comply with these environmental, health and safety laws and regulations and could be subject to fines and penalties for non-compliance with applicable requirements.

Certain of our hotels contain, and those that we acquire in the future may contain, or may have contained, asbestos-containing material, or ACM. Federal, state and local environmental, health and safety laws require that ACM be properly managed and maintained, and include requirements to undertake special precautions, such as removal or abatement, if ACM would be disturbed during maintenance, renovation or demolition of a building. Such laws regarding ACM may impose fines and penalties on building owners, employers and operators for failure to comply with these requirements. In addition, third parties may seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our hotels could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability to third parties if property damage or personal injury occurs.

Liabilities and costs associated with environmental contamination at, on, under or emanating from our properties, defending against claims related to alleged or actual environmental issues, or complying with environmental, health and safety laws could be material and could materially and adversely affect us. We can make no assurances that changes in current laws or regulations or future laws or regulations will not impose additional or new material environmental liabilities or that the current environmental condition of our hotels will not be affected by our operations, the condition of the properties in the vicinity of our hotels, or by third parties unrelated to us. The discovery of material environmental liabilities at our properties could subject us to unanticipated significant costs, which could significantly reduce or eliminate our profitability and the cash available for distribution to our stockholders.

Compliance or failure to comply with the Americans with Disabilities Act and other safety regulations and requirements could result in substantial costs.

Under the Americans with Disabilities Act of 1990 and the Accessibility Guidelines promulgated thereunder, which we refer to collectively as the ADA, all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or in private litigants winning damages.

Our hotels also are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We do not know whether existing requirements will change or whether compliance with future requirements would require significant unanticipated expenditures that would affect our cash flow and results of operations. If we incur substantial costs to comply with the ADA or other safety regulations and requirements, it could materially and adversely affect our revenues and profitability.

We may be subject to unknown or contingent liabilities related to recently acquired hotels and the hotels that we may acquire in the future, which could materially and adversely affect our revenues and profitability growth.

Our recently acquired hotels, and the hotels that we may acquire in the future, may be subject to unknown or contingent liabilities for which we may have no recourse, or only limited recourse, against the sellers. In general, the representations and warranties provided under the transaction agreements related to the purchase of the hotels we acquire may not survive the completion of the transactions. Furthermore, indemnification under such agreements may be limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on losses. As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the sellers of their representations and warranties. In addition, the total amount of costs and expenses that may be incurred with respect to liabilities associated with these hotels may exceed our expectations, and we may experience other unanticipated adverse effects, all of which could materially and adversely affect our revenues and profitability.

Adverse judgments or settlements resulting from legal proceedings in which we may be involved in the normal course of our business could reduce our profits or limit our ability to operate our business.

In the normal course of our business, we are involved in various legal proceedings. Our third-party managers, whom we indemnify for legal costs resulting from management of our hotels, may also be involved in various legal proceedings relating to the management of our hotels. The outcome of these proceedings cannot be predicted. If any of these proceedings were to be determined adversely to us or our third-party managers or a settlement involving a payment of a material sum of money were to occur, it could materially and adversely affect our profits or ability to operate our business. Additionally, we could become the subject of future claims by third parties, including current or former third-party property owners, guests who use our properties, our employees, our investors or regulators. Any significant adverse judgments or settlements would reduce our profits and could limit our ability to operate our business. Further, we may incur costs related to claims for which we have appropriate third party indemnity, but such third parties fail to fulfill their contractual obligations.

If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to accurately report our financial results.

In connection with operating as a public company, we will be required to provide reliable financial statements and reports to our stockholders. To monitor the accuracy and reliability of our financial reporting, we will establish an internal audit function that will oversee our internal controls. We can provide no assurances that our initial accounting policy framework and accounting procedures manual will be adequate to provide reasonable assurance to our stockholders regarding the reliability of our financial reporting and the preparation of our financial statements. In addition, we are developing and documenting current policies and procedures with respect to company-wide business processes and cycles in order to implement effective internal control over financial reporting. We will establish, or cause our third-party hotel management companies to establish, controls and procedures designed to ensure that hotel revenues and expenses are properly recorded at our hotels. While we intend to undertake substantial work to comply with Section 404 of the Sarbanes-Oxley Act, we cannot be certain that we will be successful in implementing or maintaining effective internal control over our financial reporting and may determine in the future that our existing internal controls need improvement. If we fail to implement and comply with proper overall controls, we could be materially harmed or we could fail to meet our reporting obligations. In addition, the existence of a material weakness or significant deficiency could result in errors in our financial statements that could require a restatement, cause us to fail to meet our reporting obligations, result in increased costs to remediate any deficiencies, attract regulatory scrutiny or lawsuits and cause investors to lose confidence in our reported financial information, which could lead to a substantial decline in the market price of our common stock.

As an “emerging growth company,” we are permitted to rely on exemptions from certain reporting and disclosure requirements, which may make our future public filings different than that of other public companies.

We are an “emerging growth company” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting and disclosure requirements that are applicable to public companies that are not emerging growth companies. We will remain an emerging growth company for up to five years, or until the earliest of: (1) the last date of the fiscal year during which we had total annual gross revenues of

$1 billion or more; (2) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or (3) the date on which we are deemed to be a “large accelerated filer” as defined under Rule 12b-2 under the Exchange Act. For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor attestation report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	submit certain executive compensation matters to stockholder advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; or

•	disclose certain executive compensation related items.

If we choose to take advantage of any or all of these exemptions, the information that we provide you in our future public filings may be different than that of other public companies. The exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We continue to evaluate and monitor developments with respect to these new rules and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act.

In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means that an emerging growth company can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. We elected to opt out of this transition period, and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of these standards is required for non-emerging growth companies. This election is irrevocable.

Market disruptions may adversely impact many aspects of our operating results and operating condition.

During the global economic downturn that began in 2008, the domestic financial markets experienced unusual volatility, uncertainty and a tightening of liquidity in both the investment grade debt and equity capital markets. Credit spreads for major sources of capital widened significantly during the U.S. credit crisis as investors demanded a higher risk premium. If there is volatility and weakness in the capital and credit markets, the availability of debt financing secured by commercial real estate could decline. Our business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry as a whole or by the local economic conditions in the markets in which our hotels are located, including the dislocations in the credit markets and general global economic recession. Specifically, these conditions may have the following consequences:

•	credit spreads for major sources of capital may widen if stockholders demand higher risk premiums or interest rates could increase, due to inflationary expectations, resulting in an increased cost for debt financing;

•	our ability to borrow on terms and conditions that we find acceptable may be limited, which could result in our hotels generating lower overall economic returns and a reduced level of cash flow from what was anticipated at the time we acquired the asset, which could potentially impact our ability to make distributions to our stockholders, or pursue acquisition opportunities, among other things;

•	the amount of capital that is available to finance hotels could diminish, which, in turn, could lead to a decline in hotel values generally, slow hotel transaction activity, and reduce the loan to value ratio upon which lenders are willing to lend;

•	the value of certain of our hotels may decrease below the amounts we paid for them, which would limit our ability to dispose of hotels at attractive prices or to obtain debt financing secured by these hotels and could reduce our ability to finance our business;

•	the value and liquidity of short-term investments, if any, could be reduced as a result of the dislocation of the markets for our short-term investments and increased volatility in market rates for these investments or other factors; and

•	one or more counterparties to derivative financial instruments that we may enter into could default on their obligations to us, or could fail, increasing the risk that we may not realize the benefits of these instruments.

For these and other reasons, we cannot assure you that we will be profitable or that we will realize growth in the value of our investments.

We are increasingly dependent on information technology, and potential cyber-attacks, security problems, or other disruption present risks.

The third-party hotel management companies that operate our hotels rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personal identifying information, reservations, billing and operating data. They may purchase some of their information technology from vendors, on whom our systems will depend, and the third-party hotel managers will rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential operator and other customer information. We will depend upon the secure transmission of this information over public networks. Our third-party hotel management companies’ networks and storage applications will be subject to unauthorized access by hackers or others through cyber-attacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance or other system disruptions. In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage caused thereby. Any significant breakdown, invasion, destruction, interruption or leakage of our third-party hotel managers’ systems could harm us, and we may be financially responsible for certain damages arising out of the harm such events cause to third parties pursuant to our management agreements.

Changes in distribution channels, including the increasing use of intermediaries by consumers and companies may adversely affect our profitability.

Our rooms are booked through a variety of distribution channels, including hotel websites, travel agents, internet travel intermediaries and meeting procurement firms. If bookings shift to higher cost distribution channels, including internet travel intermediaries and meeting procurement firms, it could materially impact our profits. Additionally, as intermediary bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from our brands and management companies. Many of these internet travel intermediaries are viewed as offering hotel rooms in a commodity-like manner, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. It is possible that consumers and companies will develop brand loyalties to their reservations systems and multi-brand representation rather than to the brands under which our properties are operated. Although most of the business for our hotels is expected to be derived from traditional channels, if the amount of sales made through the intermediaries increases significantly, room revenues may be lower than expected, and our profit may be adversely affected.

Risks Related to Our Relationship with Inland American and the Separation

Our historical financial results as a subsidiary of Inland American may not be representative of our results as a separate, stand-alone company.

The historical financial information we have included in this information statement has been derived from Inland American’s consolidated financial statements and does not necessarily reflect what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone company during the periods presented. Although Inland American did account for our company as a subsidiary, Inland American did not account for us, and we were not operated, as a separate, stand-alone company for the historical periods presented. The historical costs and expenses reflected in our combined financial statements include an allocation for certain corporate functions historically provided by Inland American, including general corporate expenses, employee benefits and incentives, and interest expense. These allocations were based on what we and Inland American considered to be reasonable reflections of the historical utilization levels of these services required in support of our business. The historical information does not necessarily indicate what our results of operations, financial position, cash flows or costs and expenses will be in the future. Our pro forma adjustments reflect changes that may occur in our funding and operations as a result of the separation. However, there can be no assurances that these adjustments will reflect our costs as a publicly-traded, stand-alone company. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Combined Consolidated Financial Data,” “Unaudited Pro Forma Combined Consolidated Financial Statements” and the notes to those statements included elsewhere in this information statement.

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Inland American, and we may no longer enjoy certain benefits from Inland American.

By separating from Inland American, there is a risk that Xenia may be more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of Inland American. As part of Inland American we were able to enjoy certain benefits from Inland American’s purchasing power and borrowing leverage, and also had access to Inland American’s balance sheet and capital. Following our separation from Inland American, we will be a smaller and less diversified company than Inland American, and we will not have access to financial and other resources comparable to those of Inland American prior to the separation. As a separate, stand-alone company, we may be unable to obtain debt or goods, technology and services at prices and on terms as favorable as those available to us prior to the separation, which could materially and adversely affect us. Additionally, we may not be able to achieve the full strategic and financial benefits that we expect will result from our separation from Inland American or such benefits may be delayed or may not occur at all.

Our ability to operate our business effectively may suffer if we do not, quickly and cost-effectively, establish our own financial, administrative and other support functions in order to operate as a stand-alone company or our own internal controls and procedures, and we cannot assure you that the transition services Inland American has agreed to provide us will be sufficient for our needs.

Historically, we have relied on financial, administrative and other resources of Inland American to operate our business. In conjunction with our separation from Inland American, we will need to create our own financial, administrative and other support systems or contract with third parties to replace Inland American’s systems. In connection with our separation from Inland American, we will enter into an agreement with Inland American under which Inland American will provide certain transition services to us, including services related to information technology systems, financial reporting and accounting and legal services. The expiration date will vary by service provided and the agreement will terminate on the earlier of March 31, 2016 and the termination of the last service provided under it. See “Certain Relationships and Related Transactions—Agreements with Inland American—Transition Services Agreement” for a description of these services. These services may not be sufficient to meet our needs, and, after our agreement with Inland American expires, we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have. Additionally, if Inland American does not effectively perform the services that are called for under the Transition Services Agreement, and the other agreements, we may not be able to operate our business effectively and our results of operations could be harmed.

Moreover, Inland American’s indemnification obligations to us in the event of a breach by Inland American of its obligations under the Transition Services Agreement is capped at the amounts it receives for providing the services under the agreement. Any failure or significant downtime in our own financial or administrative systems or in Inland American’s financial or administrative systems during the transitional period could impact our results and/or prevent us from paying our employees, complying with financial and SEC reporting requirements or performing other administrative services on a timely basis and could materially and adversely affect us.

Additionally, upon completion of the separation, we will be required to develop and implement our own control systems and procedures to assist us in qualifying and maintaining our qualification as a public REIT, satisfying our periodic and current reporting requirements under applicable SEC regulations and complying with NYSE listing standards. As a result, substantial work on our part will be required to implement and execute appropriate reporting and compliance processes and assess their design, remediate any deficiencies identified and test the operation of such processes.

We may have potential business conflicts of interest with Inland American with respect to our past and ongoing relationships.

Conflicts of interest may arise between Inland American and us in a number of areas relating to our past and ongoing relationships, including:

•	labor, tax, employee benefit, indemnification and other matters arising from our separation from Inland American;

•	intellectual property matters;

•	employee recruiting and retention;

•	sales or distributions by Inland American of all or any portion of its ownership interest in us, which could be to one of our competitors;

•	business combinations involving our company; and

•	business opportunities that may be attractive to both Inland American and us.

We may not be able to resolve any potential conflicts, and, even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.

Potential indemnification liabilities to Inland American pursuant to the Separation and Distribution Agreement could materially adversely affect our operations.

The Separation and Distribution Agreement with Inland American provides for, among other things, the principal corporate transactions required to effect the separation and distribution, certain conditions to the separation and distribution, the allocation between us and Inland American of Inland American’s assets, liabilities and obligations attributable to periods prior to, at and after the separation, and provisions governing our relationships with Inland American following the separation and distribution. Among other things, the Separation and Distribution Agreement provides indemnification obligations designed to make us financially responsible for all liabilities that may exist relating to the “Xenia Business”, which consists of the business, operations and activities relating primarily to the Xenia Portfolio and any other hotels previously owned by Xenia or Inland American prior to the separation, other than the Suburban Select Service Portfolio, whether incurred prior to, at or after the separation and distribution. With respect to the Suburban Select Service Portfolio, notwithstanding the foregoing, we have agreed to assume the first $8 million of liabilities (including any related fees and expenses) incurred following the distribution relating to, arising out of or resulting from the ownership, operation or sale of the Suburban Select Service Portfolio and that relate to, arise out of or result from a claim or demand that is made against Xenia or Inland American by any person who is not a party or an affiliate of a party to the Separation and Distribution Agreement, other than liabilities arising from the breach or alleged breach by Inland American of certain fundamental representations made by Inland American to the third party purchasers of the Suburban Select Service Portfolio. We have also agreed to assume and indemnify Inland American for certain tax liabilities attributable to the Suburban Select Service Portfolio. As part of our working capital at the time of distribution, Inland American has agreed to leave us with cash estimated to be sufficient to satisfy such tax obligations. As a result, we may be responsible for substantial liabilities under the Separation and Distribution Agreement. For a description of the Separation and Distribution Agreement, please see “Certain Relationships and Related Transactions—Agreements with Inland American—Separation and Distribution Agreement.”

In connection with our separation from Inland American, Inland American will indemnify us for certain pre-distribution liabilities and liabilities related to Inland American assets. However, there can be no assurance that these indemnities will be sufficient to insure us against the full amount of such liabilities, or that Inland American’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the Separation and Distribution Agreement, Inland American will agree to indemnify us for certain liabilities related to Inland American assets. However, third parties could seek to hold us responsible for any of the liabilities that Inland American agrees to retain, and there can be no assurance that Inland American will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Inland American any amounts for which we are held liable, such indemnification may be insufficient to fully offset the financial impact of such liabilities and/or we may be temporarily required to bear these losses while seeking recovery from Inland American.

Our agreements with Inland American may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

The agreements related to our separation from Inland American, including the Separation and Distribution Agreement, Transition Services Agreement and Employee Matters Agreement, were negotiated in the context of our separation from Inland American while we were still part of and a wholly-owned subsidiary of Inland American and, accordingly, may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. The terms of the agreements we negotiated in the context of our separation related to, among other things, allocations of assets, liabilities, rights, indemnifications and other obligations among Inland American and us. For example, when the terms of these agreements were negotiated, we did not have a board of directors that was independent from Inland American. See “Certain Relationships and Related Transactions.”

The distribution of shares of our common stock will not qualify for tax-deferred treatment and may be taxable to you as a dividend.

The distribution of shares of our common stock will not qualify for tax-deferred treatment, and an amount equal to the fair market value of the shares received by you on the distribution date will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of Inland American. As only a limited and insubstantial amount of cash will be paid in connection with the distribution, you will need to have alternative sources from which to pay your resulting U.S. federal income tax liability. The amount in excess of earnings and profits will be treated as a non-taxable return of capital to the extent of your tax basis in shares of Inland American common stock and any remaining excess will be treated as capital gain. Your tax basis in shares of Inland American common stock held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of our shares distributed by Inland American in the distribution exceeds Inland American’s current and accumulated earnings and profits. Your holding period for such Inland American shares will not be affected by the distribution. Your holding period for your shares of our common stock will begin the day following the distribution of our common stock, and your basis in our common stock will equal the fair market value of the shares received by you on the distribution date. Inland American will not be able to advise stockholders of the amount of earnings and profits of Inland American until after the end of the 2015 calendar year. Inland American or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to non-U.S. stockholders, and any such withholding would be satisfied by Inland American or such agent by withholding and selling a portion of our shares otherwise distributable to non-U.S. stockholders. For a more detailed discussion, see “Our Separation from Inland American—Certain Material U.S. Federal Income Tax Consequences of the Separation” and “Material U.S. Federal Income Tax Consequences.”

Although Inland American will be ascribing a value to our shares in the distribution for tax purposes, and will report that value to stockholders and the Internal Revenue Service, or the IRS, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to our shares, particularly if our shares trade at prices significantly above the value ascribed to our shares by Inland American in the period following the distribution. Such a higher valuation may cause a larger reduction in the tax basis of your Inland American shares or may cause you to recognize additional dividend or capital gain income. You should consult your own tax advisor as to the particular tax consequences of the distribution to you.

Inland American’s board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the separation and distribution and the related transactions at any time prior to the distribution date. In addition, the separation and distribution and related transactions are subject to the satisfaction or waiver by Inland American’s board of directors in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met.

The Inland American board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the separation and distribution and the related transactions at any time prior to the distribution date. This means that Inland American may cancel or delay the planned separation and distribution if at any time the board of directors of Inland American determines that it is not in the best interests of Inland American and its stockholders. If Inland American’s board of directors makes a decision to cancel the separation and distribution, stockholders of Inland American will not receive any distribution of our common stock and Inland American will be under no obligation whatsoever to its stockholders to distribute such common shares. In addition, the separation and distribution and related transactions are subject to the satisfaction or waiver by Inland American’s board of directors in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met.

Risks Related to Debt Financing

Volatility in the financial markets and challenging economic conditions could adversely affect our ability to secure debt financing on attractive terms and our ability to service any future indebtedness that we may incur.

The domestic and international commercial real estate debt markets could become very volatile as a result of, among other things, the tightening of underwriting standards by lenders and credit rating agencies. This could result in less availability of credit and increasing costs for what is available. If the overall cost of borrowing increases, either by increases in the index rates or by increases in lender spreads, the increased costs may result in existing or future acquisitions generating lower overall economic returns and potentially reducing future cash flow available for distribution. If these disruptions in the debt markets were to persist, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets could be negatively impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance indebtedness which is maturing.

Further, economic conditions could negatively impact commercial real estate fundamentals and result in declining values in our real estate portfolio and in the collateral securing any loan investments we may make, which could have various negative impacts. Specifically, the value of collateral securing any loan investment we may make could decrease below the outstanding principal amounts of such loans, requiring us to pledge more collateral.

Our organizational documents have no limitation on the amount of indebtedness we may incur. As a result, we may become highly leveraged in the future, which could materially and adversely affect us.

Our business strategy contemplates the use of both non-recourse secured and unsecured debt to finance long-term growth. In addition, our organizational documents contain no limitations on the amount of debt that we may incur, and our board of directors may change our financing policy at any time without stockholder notice or approval. As a result, we may be able to incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

•	our cash flows from operations may be insufficient to make required payments of principal and interest;

•	our debt and resulting maturities may increase our vulnerability to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flows from operations to payments on our debt, thereby reducing cash available for distribution to our stockholders, funds available for operations and capital expenditures, future business opportunities or other purposes;

•	the terms of any refinancing may not be in the same amount or on terms as favorable as the terms of the existing debt being refinanced;

•	Xenia may be obligated to repay the debt pursuant to guarantee obligations; and

•	the use of leverage could adversely affect our ability to raise capital from other sources or to make distributions to our stockholders and could adversely affect the market price of our common stock.

If we violate covenants in future agreements relating to indebtedness that we may incur, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. In addition, indebtedness agreements may require that we meet certain covenant tests in order to make distributions to our stockholders.

If we are unable to repay or refinance our existing debt, we may be unable to sustain or increase distributions to our stockholders and our share price may be adversely affected.

Our existing and future debt subject us to many risks, including the risks that:

•	our cash flow from operations will be insufficient to make required payments of principal and interest;

•	our debt may increase our vulnerability to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing cash available for distribution to our stockholders, funds available for operations and capital expenditures, future business opportunities or other purposes;

•	the terms of any refinancing may not be as favorable as the terms of the debt being refinanced; and

•	the terms of our debt may limit our ability to make distributions to our stockholders and therefore adversely affect the market price of our shares.

If we do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance this debt through additional debt financing, or private or public offerings of debt or equity securities. Alternatively, we may need to sell the underlying hotel or, in certain instances, the lender may foreclose. Adverse economic conditions could cause the terms on which we borrow or refinance to be unfavorable. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of hotels on disadvantageous terms or at times which may not permit us to receive an attractive return on our investments, potentially resulting in losses adversely affecting cash flow from operating activities.

Borrowings may reduce the funds available for distribution and increase the risk of loss since defaults may cause us to lose the properties securing the loans.

We acquired properties by borrowing monies in an amount equal to the fair market value of the acquired properties and we may, in some instances, acquire properties by assuming existing financing. We typically borrow money to finance a portion of the purchase price of assets we acquire. We may also borrow money for other purposes to, among other things, satisfy the requirement that we distribute at least 90% of our “REIT annual taxable income,” subject to certain adjustments, or as is otherwise necessary or advisable to assure that we continue to qualify as a REIT for U.S. federal income tax purposes. Over the long term, however, payments required on any amounts we borrow reduce the funds available for, among other things, acquisitions, capital expenditures for existing properties or distributions to our stockholders because cash otherwise available for these purposes is used to pay principal and interest on this debt.

If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on a property, then the amount of cash flow from operations available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In such a case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. For tax purposes, a foreclosure is treated as a sale of the property or properties for a purchase price equal to the outstanding balance of the debt secured by the property or properties. If the outstanding balance of the debt exceeds our tax basis in the property or properties, we would recognize taxable gain on the foreclosure action and we would not receive any cash proceeds. We also may fully or partially guarantee any monies that subsidiaries borrow to purchase or operate properties. In these cases, we will likely be responsible to the lender for repaying the loans if the subsidiary is unable to do so. If any mortgage contains cross-collateralization or cross-default provisions, more than one property may be affected by a default.

If we are unable to borrow at favorable rates, we may not be able to acquire new properties.

If we are unable to borrow money at favorable rates, we may be unable to acquire additional real estate assets or refinance existing loans at maturity. Further, we may enter into loan agreements or other credit arrangements that require us to pay interest on amounts we borrow at variable or “adjustable” rates. Increases in interest rates will increase our interest costs. If interest rates are higher when we refinance our loans, our expenses will increase, thereby reducing our cash flow and the amount available for distribution to you. Further, during periods of rising interest rates, we may be forced to sell one or more of our properties in order to repay existing loans, which may not permit us to maximize the return on the particular properties being sold.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We have obtained, and may continue to enter into mortgage indebtedness that does not require us to pay principal for all or a portion of the life of the debt instrument. During the period when no principal payments are required, the amount of each scheduled payment is less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan is not reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal required during this period. After the interest-only period, we may be required either to make scheduled payments of principal and interest or to make a lump-sum or “balloon” payment at or prior to maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan if we do not have funds available or are unable to refinance the obligation.

Existing and future debt agreements may contain, and the credit agreement governing our unsecured revolving credit facility will contain, restrictions that may limit our flexibility in operating our business.

The mortgages on our existing hotels, and hotels that we may acquire in the future likely will, contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable hotel or to discontinue insurance coverage. In addition, such loans contain negative covenants that, among other things, preclude certain changes of control, inhibit our ability to incur additional indebtedness or, under certain circumstances, restrict cash flow necessary to make distributions to our stockholders.

The credit agreement governing our unsecured revolving credit facility will contain customary covenants with which we must comply, which limit the discretion of management with respect to certain business matters. These covenants place restrictions on, among other things, our ability to incur additional indebtedness, incur liens on assets, enter into new types of businesses, engage in mergers, liquidations or consolidations, sell assets, make restricted payments (including the payment of dividends and other distributions) after the occurrence and during the continuance of a default or event of default, enter into negative pledges or limitations on the ability of subsidiaries to make certain distributions or to guarantee the indebtedness under the credit agreement, engage in certain transactions with affiliates, enter into sale and leaseback transactions, enter into speculative hedging transactions, change our fiscal year and make certain payments and prepayments with respect to subordinated debt. The credit agreement will also contain financial covenants relating to our maximum total leverage ratio, maximum secured leverage ratio, maximum secured recourse leverage ratio, minimum fixed charge coverage ratio, minimum consolidated tangible net worth, minimum unsecured interest coverage ratio and setting a minimum number of unencumbered properties we must own and a minimum value for such unencumbered properties. Any other credit facility or secured loans that we enter into may place additional restrictions on us and may require us to meet certain financial ratios and tests. Our continued ability to borrow under the revolving credit facility and any other credit facility that we may obtain will be subject to compliance with these covenants and our ability to meet these covenants will be adversely affected if U.S. lodging fundamentals do not continue to improve when and to the extent that we expect. In addition, our failure to comply with these covenants, as well as our inability to make required payments under the credit agreement or any future debt agreement, could cause an event of default under the credit agreement, which, if not waived, could result in the termination of the financing commitments under the credit agreement and the acceleration of the maturity of the outstanding indebtedness thereunder, or could cause an event of default under such future debt agreement, which could result in the acceleration of the debt and require us to repay such debt with capital obtained from other sources, which may not be available to us or may be available only on unattractive terms. Furthermore, if we default on secured debt, lenders can take possession of the hotel or hotels securing such debt. In addition, the credit agreement will contain, and any future debt agreements may contain, cross-default provisions with respect to certain other recourse and non-recourse indebtedness and contain certain other events of default which would similarly, in each case, give the lenders under the credit agreement the right to terminate such financing commitments and accelerate the maturity of such indebtedness under the credit agreement or give the lenders under such other agreement the right to declare a default on its debt and to enforce remedies, including acceleration of the maturity of such debt upon the occurrence of a default under such other indebtedness. If we default on our credit agreement or any other debt agreements, it could materially and adversely affect us.

In addition, in connection with our debt agreements we may enter into lockbox and cash management agreements pursuant to which substantially all of the income generated by our hotel properties will be deposited directly into lockbox accounts and then swept into cash management accounts for the benefit of our lenders and from which cash will be distributed to us only after funding of certain items, which may include payment of principal and interest on our debt, insurance and tax reserves or escrows and other expenses. As a result, we may be forced to borrow additional funds in order to make distributions to our stockholders (including, potentially, to make distributions necessary to allow us to qualify as a REIT).

We may be unable to satisfy our debt obligations upon a change of control.

Under the documents that govern our indebtedness, if we experience a change of control, we could be required to incur certain penalties, fees and other expenses, which may include repayment of the entire principal balance of some of our outstanding indebtedness plus additional fees and interest. We might not have sufficient funds to repay such amounts. Any of these events could have a material adverse impact on our liquidity, business, results of operations and financial condition. The Restructuring Transactions and separation from Inland American will each constitute a change of control or otherwise require lender consent pursuant to the documents that govern our indebtedness, for which we will incur certain fees and other expenses. We do not expect that the total amount of such fees and other expenses will be material.

Covenants applicable to current or future debt could restrict our ability to make distributions to our stockholders and, as a result, we may be unable to make distributions necessary to qualify as a REIT, which could materially and adversely affect us and the market price of our common stock.

We intend to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under the Code. If, as a result of covenants applicable to our current or future debt, we are restricted from making distributions to our stockholders, we may be unable to make distributions necessary for us to avoid U.S. federal corporate income and excise taxes and maintain our qualification as a REIT, which could materially and adversely affect us.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to our stockholders.

We have borrowed money, which bears interest at variable rates, and therefore are exposed to increases in costs in a rising interest rate environment. Increases in interest rates would increase our interest expense on any variable rate debt, as well as any debt that must be refinanced at higher interest rates at the time of maturity. Our future earnings and cash flows could be adversely affected due to the increased requirement to service our debt and could reduce the amount we are able to distribute to our stockholders. As of September 30, 2014 approximately $581.8 million, or 46.4% of the total debt relating to the Xenia Portfolio bore interest at variable rates.

We may be contractually obligated to purchase property even if we are unable to secure financing for the acquisition.

We may finance all or a portion of the purchase price for properties that we acquire. However, to ensure that our offers are as competitive as possible, we do not expect to enter into contracts to purchase property that include financing contingencies. Thus, we may be contractually obligated to purchase a property even if we are unable to secure financing for the acquisition. In this event, we may choose to close on the property by using cash on hand, which would result in less cash available for our operations and distributions to stockholders. Alternatively, we may choose not to close on the acquisition of the property and default on the purchase contract. If we default on any purchase contract, we could lose our earnest money and become subject to liquidated or other contractual damages and remedies.

To hedge against interest rate fluctuations, we may use derivative financial instruments that may be costly and ineffective.

From time to time, we may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from our currently anticipated hedging strategy. There is no assurance that our hedging strategy will achieve our objectives. We may be subject to costs, such as transaction fees or breakage costs, if we terminate these arrangements.

To the extent that we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to credit risk, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. If the fair value of a derivative contract is negative, we owe the counterparty, which creates a risk that we may not be able to pay such amounts. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract, increasing the risk that we may not realize the benefits of these instruments. There is a risk that counterparties could fail, shut down, file for bankruptcy or be unable to pay out contracts. The failure of a counterparty that holds collateral that we post in connection with an interest rate swap agreement could result in the loss of that collateral.

There can be no assurance that the direct or indirect effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act will not have an adverse effect on our interest rate hedging activities.

Title VII of the Dodd-Frank Act contains a sweeping overhaul of the regulation of privately negotiated derivatives. The provisions of Title VII became effective on July 16, 2011 or, with respect to particular provisions, on such other date specified in the Dodd-Frank Act or by subsequent rulemaking. Pursuant to the regulatory framework established by Title VII of the Dodd-Frank Act, the Commodity Futures Trading Commission, or the CFTC, has been granted broad regulatory authority over “swaps,” which term has been defined in the Dodd-Frank Act and related CFTC rules to include interest rate derivatives such as the ones we may use in our interest rate hedging activities. While the full impact of the Dodd-Frank Act on our interest rate hedging activities cannot be fully assessed until all final implementing rules and regulations are promulgated, the requirements of Title VII may affect our ability to enter into hedging or other risk management transactions, may increase our costs in entering into such transactions, and/or may result in us entering into such transactions on less favorable terms than prior to effectiveness of the Dodd-Frank Act. For example, subject to an exception for end-users of swaps upon which we may seek to rely, we may be required to clear certain interest rate hedging transactions by submitting them to a derivatives clearing organization. In addition, to the extent we are required to clear any such transactions, we will be required to, among other things, post margin in connection with such transactions. The occurrence of any of the foregoing events may have an adverse effect on our business and our stockholders’ return.

Risks Related to Our Status as REIT

Failure to qualify as a REIT, or failure to remain qualified as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT beginning with our short taxable year that commenced on January 5, 2015. However, we cannot assure you that we will qualify and remain qualified as a REIT. In connection with our separation from Inland American, we expect to receive an opinion from Hunton & Williams LLP that, beginning with our short taxable year that commenced on January 5, 2015, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws and our current and proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws. You should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us, Inland American and certain private REITs in which Inland American owns an interest (the “Private REITs”) as to factual matters, including representations regarding the nature of our, Inland American’s and the Private REITs’ assets and the conduct of our, Inland American’s and the Private REITs’ business, is not binding upon the IRS, or any court and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:

•	we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common stock. See “Material U.S. Federal Income Tax Considerations” for a discussion of material U.S. federal income tax consequences relating to us and our common stock.

If Inland American failed to qualify as a REIT in its 2011 through 2015 taxable years, we would be prevented from electing to qualify as a REIT.

We believe that from the time of our formation until January 5, 2015, we were treated as a “qualified REIT subsidiary” of Inland American. Under applicable Treasury regulations, if Inland American failed, or fails, to qualify as a REIT in its 2011 through 2015 taxable years, unless Inland American’s failure was subject to relief under U.S. federal income tax laws, we would be prevented from electing to qualify as a REIT prior to the fifth calendar year following the year in which Inland American failed to qualify.

If we and Inland American make a tax election that would, among other things, cause us to have a short taxable year that would end immediately before the separation and distribution and we fail to qualify as a REIT for that short taxable year, we would be liable for a material corporate income tax and would be precluded from qualifying as a REIT for the following four taxable years.

We and Inland American may make an election under section 336(e) of the Code, or a section 336(e) election, with respect to the separation and distribution, which would allow us to significantly increase our tax basis in our assets. If that election is made, we would, among other things, be deemed to sell all of our assets to a third party and liquidate immediately before the separation and distribution. Any gain we recognized in that deemed sale that is attributable to the personal property at our hotels would not be qualifying income for purposes of the 75% and 95% gross income tests applicable to REITs. Pursuant to the Separation and Distribution Agreement, Inland American has agreed to make a section 336(e) election upon our request. We will make that request only if we determine that we can satisfy the 75% and 95% gross income tests for our short taxable year that would end immediately before the separation and distribution, taking into account the nonqualifying gain from the deemed sale of our personal property. No complete assurance can be provided that the IRS would not disagree with our valuation of our personal property and our determination of the gain from the deemed sale of that property. If the IRS successfully asserted that we failed to satisfy one or more of the requirements for REIT qualification for our short taxable year ending immediately before the separation and distribution and we did not qualify for one of the REIT “savings clauses,” we would be subject to corporate income tax on the deemed sale of our assets pursuant to the section 336(e) election, and that corporate income tax would be material. In addition, we would be precluded from electing REIT status for the four taxable years following that failure.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, our TRS, and any other TRS we form will be subject to regular corporate federal, state and local taxes. Any of these taxes would decrease cash available for distributions to stockholders.

Failure to make required distributions would subject us to federal corporate income tax.

We intend to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under the Code.

REIT distribution requirements could adversely affect our liquidity and may force us to borrow funds or sell assets during unfavorable market conditions.

To satisfy the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. Our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments. The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain our qualification as a REIT.

The ownership of our TRS and our TRS lessees increases our overall tax liability.

Our TRS and any other of our domestic TRSs will be subject to U.S. federal, state and local income tax on their taxable income, which will consist of the revenues from the hotels leased by our TRS lessees, net of the operating expenses for such hotels and rent payments to us. Accordingly, although our ownership of our TRS lessees will allow us to participate in the operating income from our hotels in addition to receiving rent, that operating income will be fully subject to income tax. The after-tax net income of our TRS lessees is available for distribution to us. If we have any non-U.S. TRSs, then they may be subject to tax in jurisdictions where they operate.

Our TRS lessee structure subjects us to the risk of increased hotel operating expenses that could adversely affect our operating results and our ability to make distributions to stockholders.

Our leases with our TRS lessees require our TRS lessees to pay us rent based in part on revenues from our hotels. Our operating risks include decreases in hotel revenues and increases in hotel operating expenses, including but not limited to the increases in wage and benefit costs, repair and maintenance expenses, energy costs, property taxes, insurance costs and other operating expenses, which would adversely affect our TRS lessees’ ability to pay us rent due under the leases.

Increases in these operating expenses can have a significant adverse impact on our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our stockholders.

Our ownership of our TRS, and any other TRSs we form, will be subject to limitations and our transactions with our TRS, and any other TRSs we form, will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the Code limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The Code also imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. The 100% tax would apply, for example, to the extent that we were found to have charged our TRS lessees rent in excess of an arm’s-length rent. Furthermore, we will monitor the value of our respective investments in our TRS for the purpose of ensuring compliance with TRS ownership limitations and will structure our transactions with our TRS on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% TRS limitation or to avoid application of the 100% excise tax.

If the leases of our hotels to our TRS lessees are not respected as true leases for U.S. federal income tax purposes, we will fail to qualify as a REIT.

To qualify as a REIT, we must annually satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as “rents from real property.” Rents paid to our operating partnership by our TRS lessees pursuant to the leases of our hotels will constitute substantially all of our gross income. In order for such rent to qualify as “rents from real property” for purposes of the gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and not be treated as service contracts, financing arrangements, joint ventures or some other type of arrangement. If our leases are not respected as true leases for U.S. federal income tax purposes, we will fail to qualify as a REIT.

If any of our current and future hotel management companies do not qualify as “eligible independent contractors,” or if our hotels are not “qualified lodging facilities,” we will fail to qualify as a REIT.

Rent paid by a lessee that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. An exception is provided, however, for leases of “qualified lodging facilities” to a TRS so long as the hotels are managed by an “eligible independent contractor” and certain other requirements are satisfied. We expect to lease all or substantially all of our hotels to our TRS lessees and to engage hotel management companies that qualify as “eligible independent contractors.” Among other requirements, in order to qualify as an eligible independent contractor, the hotel manager must not own, directly or through its stockholders, more than 35% of our outstanding shares, and no person or group of persons can own more than 35% of our outstanding shares and the shares (or ownership interest) of the hotel manager, taking into account certain ownership attribution rules. The ownership attribution rules that apply for purposes of these 35% thresholds are complex, and monitoring actual and constructive ownership of our shares by our hotel managers and their owners may not be practical. Accordingly, there can be no assurance that these ownership levels will not be exceeded.

In addition, for a hotel management company to qualify as an eligible independent contractor, such company or a related person must be actively engaged in the trade or business of operating “qualified lodging facilities” (as defined below) for one or more persons not related to the REIT or its TRSs at each time that such company enters into a hotel management contract with a TRS or its TRS lessee. As of the date hereof, we believe our current hotel managers operate qualified lodging facilities for certain persons who are not related to us or our TRS. However, no assurances can be provided that any of our current and future hotel managers will in fact comply with this requirement. Failure to comply with this requirement would require us to find other managers for future contracts, and, if we hired a management company without knowledge of the failure, it could jeopardize our status as a REIT.

Finally, each property with respect to which our TRS lessees pay rent must be a “qualified lodging facility.” A “qualified lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, including customary amenities and facilities, provided that no wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. As of the date hereof, we believe that the properties that are leased to our TRS lessees are qualified lodging facilities. Although we intend to monitor future acquisitions and improvements of properties, REIT provisions of the Code provide only limited guidance for making determinations under the requirements for qualified lodging facilities, and there can be no assurance that these requirements will be satisfied.

Complying with REIT requirements may force us to forgo and/or liquidate otherwise attractive investment opportunities.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio, or contribute to a TRS, otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders. In addition, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, and may be unable to pursue investments that would otherwise be advantageous to us in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make, and, in certain cases, maintain ownership of, certain attractive investments.

You may be restricted from acquiring or transferring certain amounts of our common stock.

The stock ownership restrictions of the Code for REITs and the 9.8% stock ownership limit in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities.

In order to qualify as a REIT for each taxable year after 2016, five or fewer individuals, as defined in the Code, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year for each taxable year after 2016. To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

Our charter authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors (prospectively or retroactively), our charter prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would result in our failing to qualify as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

We may pay taxable dividends in our common stock and cash, in which case stockholders may sell shares of our common stock to pay tax on such dividends, placing downward pressure on the market price of our common stock.

We may distribute taxable dividends that are payable in cash and common stock at the election of each stockholder. If we made a taxable dividend payable in cash and common stock, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, stockholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. If we made a taxable dividend payable in cash and our common stock and a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock. We do not currently intend to pay a taxable dividend of our common stock and cash.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders that are taxed at individual rates is 20%. Dividends payable by REITs, however, are generally not eligible for the reduced rates on qualified dividend income. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends treated as qualified dividend income, which could adversely affect the value of the shares of REITs, including our common stock.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may limit our ability to hedge the risks inherent to our operations. Under current law, any income that we generate from derivatives or other transactions intended to hedge our interest rate risk with respect to borrowings made, or to be made, to acquire or carry real estate assets generally will not constitute gross income for purposes of the 75% and 95% income requirements applicable to REITs. In addition, any income from certain other qualified hedging transactions would generally not constitute gross income for purposes of both the 75% and 95% income tests. However, we may be required to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to attempt to, or continue to qualify as a REIT. If we cease to be a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation, or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Risks Related to Ownership of Our Common Stock and our Corporate Structure

There is currently no public market for our common stock and a trading market that will provide you with adequate liquidity may not develop for our common stock. In addition, once our common stock begins trading, the market price of our shares may fluctuate widely.

There has not been any public market for our common stock prior to the distribution. However, there can be no assurance that an active trading market for our common stock will develop as a result of the distribution or be sustained in the future.

We cannot predict the prices at which our common stock may trade after the distribution, and the value of our stock may be more volatile than the value of Inland American common stock. The market price of our common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•	actual or anticipated differences in our operating results, liquidity, or financial condition;

•	changes in our revenues, Adjusted EBITDA, FFO, Adjusted FFO, or earnings estimates;

•	publication of research reports about us, our hotels or the lodging or overall real estate industry;

•	failure to meet analysts’ revenue or earnings estimates;

•	the extent of institutional investor interest in us;

•	the reputation of REITs and real estate investments generally and the attractiveness of REIT equity securities in comparison to other equity securities, including securities issued by other real estate companies, and fixed income securities;

•	additions and departures of key personnel;

•	the performance and market valuations of other similar companies;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	fluctuations in the stock price and operating results of our competitors;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	the realization of any of the other risk factors presented in this information statement;

•	speculation in the press or investment community;

•	changes in accounting principles;

•	terrorist acts; and

•	general market and economic conditions, including factors unrelated to our operating performance.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Because we have a large number of stockholders and our common stock, and the common stock of Inland American, has not been listed on a national securities exchange, there may be significant pent-up demand to sell our shares. Significant sales of our common stock, or the perception that significant sales of such shares could occur, may cause the price of our common stock to decline significantly.

Our common stock, and the common stock of Inland American, has not been listed on any national securities exchange and the ability of stockholders to liquidate their investments has been limited. A large volume of sales of shares of our common stock could decrease the market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of sales of our shares are not affected, the mere perception of the possibility of these sales could depress the market price of our common stock and have a negative effect on our ability to raise capital in the future. In addition, anticipated downward pressure on our common stock price due to actual or anticipated sales of common stock from this market overhang could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our common stock to decline. Furthermore, while we expect to commence a modified “Dutch Auction” tender offer in conjunction with the expected listing of our common stock, such a tender offer has not been approved and there can be no assurances that we will commence or complete such tender offer.

Our common stock may experience low trading volumes and higher trading price volatility due to the composition of our stockholder base immediately following the distribution.

Inland American is a non-publicly-traded REIT held almost exclusively by non-institutional stockholders, and immediately after the distribution, our common stock will be held by such stockholders. Non-institutional stockholders may not trade with the frequency and predictability of institutional stockholders, which may result in low liquidity and trading price volatility.

Future sales or distributions of our common stock, including the sale by Inland American of the shares of our common stock that it retains after the distribution, may negatively affect the market price of our common stock.

The shares of our common stock that Inland American intends to distribute to its stockholders generally may be sold immediately in the public market. Although we have no actual knowledge of any plans or intention on the part of any 5% or greater stockholder to sell our common stock following the distribution, it is possible that some Inland American stockholders, including possibly some of our large stockholders, will sell our common stock received in the distribution. The sales of significant amounts of our common stock or the perception in the market that this will occur may result in the lowering of the market price of our common stock.

In addition, following the distribution, Inland American will retain ownership of approximately 5% of the outstanding shares of our common stock. However, subject to applicable securities laws, Inland American may choose to dispose of some or all of our shares at any time. Any disposition by Inland American, or any significant stockholder, of our common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices for our common stock.

Our cash available for distribution to stockholders may not be sufficient to pay distributions at expected or required levels, and we may need external sources in order to make such distributions, or we may not be able to make such distributions at all, which could cause the market price of our common stock to decline significantly.

We intend to pay regular quarterly distributions to holders of our common stock. We have established our initial distribution rate based upon our estimate of the annualized cash flow that will be available for distributions after the separation. All distributions will be made at the discretion of our board of directors and will depend on our historical and projected results of operations, Adjusted EBITDA, FFO, Adjusted FFO, liquidity and financial condition, REIT qualification, debt service requirements, capital expenditures and operating expenses, prohibitions and other restrictions under financing arrangements and applicable law and other factors as our board of directors may deem relevant from time to time. No assurance can be given that our projections will prove accurate or that any level of distributions will be made or sustained or achieve a market yield. We may not be able to make distributions in the future or may need to consider various funding sources to cover any shortfall, including borrowing under our anticipated $400 million unsecured revolving credit facility, selling certain of our assets or using a portion of the net proceeds we receive from future offerings of equity, equity-related or debt securities or declaring taxable share dividends. Any of the foregoing could cause the market price of our common stock to decline significantly.

Future issuances of debt securities, which would rank senior to our common stock upon our liquidation, and future issuances of equity securities (including OP Units), which would dilute the holdings of our existing common stockholders and may be senior to our common stock for the purposes of making distributions, periodically or upon liquidation, may negatively affect the market price of our common stock.

In the future, we may issue debt or equity securities or incur other borrowings. Upon our liquidation, holders of our debt securities and other loans and preferred shares will receive a distribution of our available assets before common stockholders. If we incur debt in the future, our future interest costs could increase, and adversely affect our liquidity, FFO, Adjusted FFO and results of operations. We are not required to offer any additional equity securities to existing common stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities (including OP Units), warrants or options, will dilute the holdings of our existing common stockholders and such issuances or the perception of such issuances may reduce the market price of our common stock. Our outstanding Series A Preferred Stock has a distribution requirement of $15,625 annually, which is required to be paid or set apart for payment before any distributions on our common stock can be made, and any other preferred stock, if issued, would likely have a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common stockholders. Because our decision to issue debt or equity securities or incur other borrowings in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. Thus, common stockholders bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings will negatively affect the market price of our common stock.

Your percentage ownership in us may be diluted in the future.

As with any publicly traded company, your percentage ownership in us may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that may be granted to our directors officers and employees.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our common stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose viability in the market, which in turn could cause our stock price or trading volume to decline.

Increases in market interest rates may reduce demand for our common stock and result in a decline in the market price of our common stock.

The market price of our common stock may be influenced by the distribution yield on our common stock (i.e., the amount of our annual distributions as a percentage of the market price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently low compared to historical levels, may lead prospective purchasers of our common stock to expect a higher distribution yield, which we may not be able, or may choose not, to provide. Higher interest rates would also likely increase our borrowing costs and decrease our operating results and cash available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit our stockholders’ recourse in the event of actions not in our stockholders’ best interests.

Under Maryland law generally, a director is required to perform his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under Maryland law, directors are presumed to have acted in accordance with this standard of conduct. In addition, our charter eliminates the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service to us in that capacity. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter and bylaws.

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in our control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting stock at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose fair price and/or supermajority stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as voting shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding control shares) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

As permitted by Maryland law, we have elected, by resolution of our board of directors, to opt out of the business combination provisions of the MGCL, provided that such business combination has been approved by our board of directors (including a majority of directors who are not affiliated with the interested stockholder), and, pursuant to a provision in our bylaws, to exempt any acquisition of our stock from the control share provisions of the MGCL. However, our board of directors may by resolution elect to repeal the exemption from the business combination provisions of the MGCL and may by amendment to our bylaws opt into the control share provisions of the MGCL at any time in the future.

Certain provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to adopt certain mechanisms, some of which (for example, a classified board) we do not have. These provisions may have the effect of limiting or precluding a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in our control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we will elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Upon the completion of the separation, we will be a holding company with no direct operations and will rely on funds received from our operating partnership to pay liabilities.

Upon the completion of the separation, we will be a holding company and will conduct substantially all of our operations through our operating partnership. We will not have, apart from an interest in our operating partnership, any independent operations. As a result, we will rely on distributions from our operating partnership to pay any dividends we might declare on shares of our common stock. We will also rely on distributions from our operating partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from our operating partnership. In addition, because we will be a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be able to satisfy the claims of our stockholders only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

After the separation, we will own directly or indirectly 100% of the interests in our operating partnership. However, in connection with our future acquisition of properties or otherwise, we may issue OP Units to third parties. Such issuances would reduce our ownership in our operating partnership. Because you will not directly own units of our operating partnership, you will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.

Our charter places limits on the amount of common stock that any person may own.

No more than 50% of the outstanding shares of our common stock may be beneficially owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year (other than the first taxable year for which an election to be a REIT has been made). Unless exempted by our board of directors, prospectively or retroactively, our charter prohibits any person or group from owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. These provisions may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction such as a merger, tender offer or sale of all or substantially all of our assets that might involve a premium price for holders of our common stock.

If anyone transfers shares in a way that would violate the ownership limit, or prevent us from qualifying as a REIT under the U.S. federal income tax laws, those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the ownership limit. If this transfer to a trust fails to prevent such a violation or our continued qualification as a REIT, then the initial intended transfer shall be null and void from the outset. The intended transferee of those shares will be deemed never to have owned the shares. Anyone who acquires shares in violation of the ownership limit or the other restrictions on transfer in our charter bears the risk of suffering a financial loss when the shares are redeemed or sold if the market price of our shares falls between the date of purchase and the date of redemption or sale.

Our charter permits our board of directors to issue preferred stock on terms that may subordinate the rights of the holders of our current common stock or discourage a third party from acquiring us.

Our board of directors is permitted, subject to certain restrictions set forth in our charter, to authorize the issuance of up to 500,000,000 shares of common stock and 50,000,000 shares of preferred stock without stockholder approval. To facilitate our ability to qualify as a REIT in connection with a potential section 336(e) election, we issued 125 shares of Series A Preferred Stock to 125 individual investors on January 5, 2015. Further, our board may classify or reclassify any unissued shares of common or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms or conditions of redemption of the stock and may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue without stockholder approval. Thus, our board of directors could authorize us to issue shares of preferred stock with terms and conditions that could subordinate the rights of the holders of our common stock or shares of preferred stock or common stock that could have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction such as a merger, tender offer or sale of all or substantially all of our assets, that might provide a premium price for holders of our common stock.

Our conflict of interest policy may not be successful in eliminating the influence of future conflicts of interest that may arise between us and our directors, officers and employees.

Effective upon completion of the separation, we intend to adopt a policy that any transaction, agreement or relationship in which any of our directors, officers or employees has a material direct or indirect pecuniary interest must be approved by a majority of our disinterested directors. Other than this policy, however, we may not adopt additional formal procedures for the review and approval of conflict of interest transactions generally. As such, our policies and procedures may not be successful in eliminating the influence of conflicts of interest. See “Investment Policies and Policies with Respect to Certain Activities—Conflict of Interest Policies.”

Conflicts of interest could arise in the future between the interests of our stockholders and the interests of any holders of OP Units in our operating partnership, which may impede business decisions that could benefit our stockholders.

If in the future we have unaffiliated owners of OP Units, conflicts of interest could arise as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to us under applicable Maryland law in connection with their management of our company. At the same time, XHR GP, Inc., our wholly-owned subsidiary, as general partner of our operating partnership, has fiduciary duties and obligations to our operating partnership and its limited partners under Delaware law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company. These conflicts may be resolved in a manner that is not in the best interests of our stockholders.

Certain provisions in the partnership agreement for our operating partnership may delay or prevent unsolicited acquisitions of us.

If in the future we have unaffiliated owners of OP Units, provisions in the partnership agreement for our operating partnership may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or a change in our control, although some stockholders might consider such proposals, if made, desirable.

Our board of directors may change our investment policies without stockholder approval, which could alter the nature of your investment.

Our investment policies may change over time. The methods of implementing our investment policies may also vary, as new investment techniques are developed. Our investment policies, the methods for implementing them, and our other objectives, policies and procedures may be altered by a majority of the directors without the approval of our stockholders. As a result, the nature of your investment could change without your consent. A change in our investment strategy may, among other things, increase our exposure to interest rate risk, default risk and commercial real property market fluctuations, all of which could materially and adversely affect our ability to achieve our investment objectives.

Our board of directors is expected to approve very broad investment guidelines for us and will not review or approve each investment decision made by our senior management team.

Our senior management team will be authorized by our board of directors to follow broad investment guidelines and, therefore, has great latitude in determining the assets that are proper investments for us, as well as the individual investment decisions. Our senior management team may make investments with lower rates of return than those anticipated under current market conditions and/or may make investments with greater risks to achieve those anticipated returns. Our board of directors will not review or approve each proposed investment by our senior management team.

FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements within the meaning of the federal securities laws, All statements, other than statements of historical facts included in this information statement, including statements concerning our plans, objectives, goals, beliefs, business strategies, future events, business conditions, our results of operations, financial position and our business outlook, business trends and other information referred to under “Summary,” “Risk Factors,” “Distribution Policy,” “Unaudited Pro Forma Combined Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties” and “Description of Indebtedness” are forward-looking statements. When used in this information statement, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases, or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.

Forward-looking statements are not historical facts, and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs, estimates and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this information statement. Such risks, uncertainties and other important factors include, among others, the risks, uncertainties and factors set forth above under “Risk Factors,” and the risks and uncertainties related to the following:

•	business, financial and operating risks inherent to real estate investments and the lodging industry;

•	seasonal and cyclical volatility in the lodging industry;

•	macroeconomic and other factors beyond our control that can adversely affect and reduce demand for hotel rooms;

•	contraction in the global economy or low levels of economic growth;

•	levels of spending in business and leisure segments as well as consumer confidence;

•	declines in occupancy and average daily rate;

•	fluctuations in the supply and demand for hotel rooms;

•	changes in the competitive environment in lodging industry and the markets where we own hotels;

•	events beyond our control, such as war, terrorist attacks, travel-related health concerns and natural disasters;

•	our reliance on third-party hotel management companies to operate and manage our hotels;

•	our ability to maintain good relationships with our third-party hotel management companies and franchisors;

•	our failure to maintain brand operating standards;

•	our ability to maintain our brand licenses at our hotels;

•	relationships with labor unions and changes in labor laws;

•	loss of our senior management team or key personnel;

•	our ability to identify and consummate acquisitions of additional hotels;

•	our ability to integrate and successfully operate any hotel properties acquired in the future and the risks associates with these hotel properties;

•	the impact of hotel renovations, repositionings, redevelopments and re-branding activities;

•	our ability to access capital for renovations and acquisitions on terms and at times that are acceptable to us;

•	the fixed cost nature of hotel ownership;

•	our ability to service our debt;

•	changes in interest rates and operating costs;

•	compliance with regulatory regimes and local laws;

•	uninsured or underinsured losses, including those relating to natural disasters or terrorism;

•	changes in distribution channels, such as through internet travel intermediaries;

•	our status as an emerging growth company;

•	the amount of debt that we currently have or may incur in the future;

•	provisions in our debt agreements that may restrict the operation of our business;

•	our separation from Inland American and our ability to operate as a stand-alone public company;

•	potential business conflicts of interests with Inland American;

•	our organizational and governance structure;

•	our status as a REIT;

•	our TRS lessee structure;

•	the cost of compliance with and liabilities under environmental, health and safety laws;

•	adverse litigation judgments or settlements;

•	changes in real estate and zoning laws and increase in real property tax rates;

•	changes in federal, state or local tax law, including legislative, administrative, regulatory or other actions affecting REITs;

•	changes in governmental regulations or interpretations thereof; and

•	estimates relating to our ability to make distributions to our stockholders in the future.

OUR SEPARATION FROM INLAND AMERICAN

General

The board of directors of Inland American determined upon careful review and consideration that the separation of our assets from the rest of Inland American and the establishment of us as a separate, publicly-traded company was in the best interest of Inland American.

In furtherance of this plan, Inland American will distribute 95% of the outstanding shares of our common stock held by Inland American to holders of Inland American common stock, subject to certain conditions. The distribution of our common stock is expected to take place on February 3, 2015. On the distribution date, each holder of Inland American common stock will receive one share for every eight shares of Inland American common stock held at the close of business on the distribution record date, as described below. You will not be required to make any payment, surrender or exchange your shares of Inland American common stock or take any other action to receive your shares of our common stock to which you are entitled on the distribution date.

The distribution of our common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. We cannot provide any assurances that the distribution will be completed. For a more detailed description of these conditions, see the section entitled “Conditions to the Distribution.”

The Number of Shares You Will Receive

For every eight shares of Inland American common stock that you owned at the close of business on January 20, 2015, the distribution record date, you will receive one share of our common stock on the distribution date.

Transferability of Shares You Receive

The shares of Xenia common stock distributed to Inland American stockholders will be freely transferable, except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act. Persons who may be deemed to be our affiliates after the separation generally include individuals or entities that control, are controlled by or are under common control with us and may include directors and certain officers or principal stockholders of us. Our affiliates will be permitted to sell their shares of Xenia common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144.

When and How You Will Receive the Distributed Shares

Inland American will distribute the shares of our common stock on February 3, 2015, the distribution date. DST Systems, Inc. will serve as distribution agent, transfer agent and registrar for our common stock and as distribution agent in connection with the distribution.

If you own Inland American common stock as of the close of business on the distribution record date, the shares of Xenia common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in the distribution.

Commencing on or shortly after the distribution date, if you hold your shares in book-entry form and you are the registered holder of such shares, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been registered in book-entry form in your name, or your bank or brokerage firm will credit your account for the shares.

Treatment of Fractional Shares

The distribution agent will not deliver any fractional shares in connection with the delivery of our common stock pursuant to the separation. Instead, the distribution agent will aggregate all fractional shares and sell them on behalf of those stockholders who otherwise would be entitled to receive fractional shares. These sales will occur as soon as practicable after the distribution date. Those stockholders will then receive a cash payment, in the form of a check, in an amount equal to their pro rata share of the total proceeds of those sales, net of brokerage fees.

The receipt of cash in lieu of fractional shares will generally be taxable to the recipient stockholder. See “Our Separation from Inland American—Certain Material U.S. Federal Income Tax Consequences of the Separation.”

Results of the Separation

After the separation, we will be a separate, publicly-traded company. Immediately following the distribution, we expect to have approximately 171,902 stockholders of record, based on the number of registered stockholders of Inland American common stock on December 29, 2014, and 113,397,997 shares of our common stock outstanding. The actual number of shares to be distributed will be determined on the distribution record date and will reflect any changes in the number of shares of Inland American common stock between December 29, 2014 and the distribution record date.

We will enter into a Separation and Distribution Agreement to effect the separation and distribution. In addition, we will enter into various other agreements with Inland American to effect the separation and provide a framework for our relationship with Inland American after the separation, such as a Transition Services Agreement and an Employee Matters Agreement. These agreements will provide for the allocation between us and Inland American of Inland American’s assets, liabilities and obligations (including its properties, employees and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Inland American and will govern certain relationships between us and Inland American after the separation. For a more detailed description of these agreements, see the section entitled “Certain Relationships and Related Transactions.”

The distribution will not affect the number of outstanding shares of Inland American common stock or any rights of Inland American stockholders.

Certain Material U.S. Federal Income Tax Consequences of the Separation

The following is a summary of the material U.S. federal income tax consequences of the separation, and in particular the distribution by Inland American of shares of our common stock to stockholders of Inland American. For purposes of this section under the heading “Certain Material U.S. Federal Income Tax Consequences of the Separation”: (1) any references to the “separation” shall mean only the distribution of our common stock by Inland American to stockholders of Inland American; (2) references to “Xenia,” “we,” “our” and “us” mean only Xenia and not its subsidiaries or other lower-tier entities, except as otherwise indicated; and (3) references to Inland American refer to Inland American Real Estate Trust, Inc. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not intend to seek an advance ruling from the IRS regarding any matter discussed herein. The summary is also based upon the assumption that Inland American, Xenia and their respective subsidiaries and affiliated entities will operate in accordance with their applicable organizational documents or partnership agreements and the agreements and other documents applicable to the separation. This summary is for general information only and is not tax advice. The Code provisions governing the U.S. federal income tax treatment of REITs (such as Inland American and Xenia) and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof. This summary does not address all possible tax considerations that may be material to a stockholder and does not constitute legal or tax advice. Moreover, this summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	foreign sovereigns and their controlled entities;

•	partnerships and trusts;

•	persons who will hold Inland American common stock on behalf of other persons as nominees;

•	persons who received Inland American common stock through the exercise of employee stock options or otherwise as compensation;

•	persons who will hold Inland American common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; and

•	except to the extent discussed below, tax-exempt organizations and foreign investors.

This summary assumes that stockholders will hold their Inland American common stock as a capital asset for U.S. federal income tax purposes, which generally means as property held for investment.

For purposes of this discussion under the heading “Certain U.S. Federal Income Tax Consequences of the Separation,” a “U.S. stockholder” is a beneficial owner of Inland American common stock that is for federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A “non-U.S. stockholder” is a beneficial owner of Inland American common stock that is neither a U.S. stockholder nor a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes. If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds Inland American common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the separation.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE SEPARATION TO STOCKHOLDERS OF INLAND AMERICAN DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF THE SEPARATION TO ANY PARTICULAR STOCKHOLDER OF INLAND AMERICAN WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU OF THE SEPARATION IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES.

Tax Classification of the Separation in General

For U.S. federal income tax purposes, the separation will not be eligible for treatment as a tax-deferred distribution by Inland American with respect to its stock. Accordingly, the separation will be treated as if Inland American had distributed to each Inland American stockholder in an amount equal to the fair market value of the Xenia common stock received by such stockholder (including any fractional share deemed received by the stockholder, as described below), determined as of the date of the separation. We refer to such amount as the “separation distribution amount.” The tax consequences of the separation to Inland American’s stockholders are thus generally the same as the tax consequences of Inland American’s cash distributions. The discussion below describes the U.S. federal income tax consequences to a U.S. stockholder, a non-U.S. stockholder, and a tax-exempt stockholder of Inland American common stock upon the receipt of Xenia common stock in the separation.

Although Inland American will ascribe a value to the Xenia common stock distributed in the separation, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to the distributed Xenia common stock, particularly if, following the separation, those shares of common stock trade at prices significantly above the value ascribed to those shares by Inland American. Such a higher valuation may affect the distribution amount and thus the tax consequences of the separation to Inland American’s stockholders.

Any cash received by an Inland American stockholder in lieu of a fractional share of the Xenia common stock should be treated as if such fractional share had been (i) received by the stockholder as part of the separation and then (ii) sold by such stockholder, via the distribution agent, for the amount of cash received. As described below, the basis of the fractional share deemed received by an Inland American stockholder will equal the fair market value of such share on the date of the separation, and the amount paid in lieu of a fractional share will be net of the distribution agent’s brokerage fees.

We and Inland American may make a section 336(e) election with respect to the separation and distribution. If that election is made, our tax basis in our assets would be stepped up to their fair market value on the date of the distribution. The increased tax basis in our assets would increase the depreciation deductions we are allowed to claim, which would decrease the portion of our distributions that would be taxable as dividend income to our stockholders.

The section 336(e) election, if made, would cause us and Inland American to be deemed for tax purposes to engage in a number of transactions immediately prior to the distribution. Among other transactions, we would be deemed to sell all of our assets to a third party and liquidate. To facilitate our ability to qualify as a REIT for our taxable year that would end with that liquidating distribution, we issued 125 shares of Series A Preferred Stock on January 5, 2015. However, we are still evaluating whether we would be able to qualify as a REIT for that short taxable year. Pursuant to the Separation and Distribution Agreement, Inland American has agreed to make a section 336(e) election upon our request. We will make that request only if we determine we would qualify as a REIT for that short taxable year.

As a result of the deemed sale and liquidation caused by the section 336(e) election, Inland American, as the holder of 100% of the outstanding shares of our common stock prior to the distribution, would be deemed to receive a taxable liquidating distribution that would include an amount of gain equal to the difference between the fair market value of our assets on the distribution date and our adjusted tax basis in those assets. We anticipate that Inland American would recognize a significant amount of gain as a result of the separation and distribution. Without the section 336(e) election, Inland American would recognize less gain on the separation and distribution, because it would recognize only the gain on the 95% of the common stock that will be distributed in the distribution and separation, rather than the gain from the deemed sale of 100% of our assets. No assurance can be made regarding whether we and Inland American will make the section 336(e) election.

Tax Basis and Holding Period of Xenia Common Stock Received by Holders of Inland American Common Stock

An Inland American stockholder’s tax basis in shares of Xenia common stock received in the separation (including any fractional share deemed received by the stockholder, as described below) generally will equal the fair market value of such shares on the date of the separation, and the holding period for such shares will begin the day after the date of the separation.

Tax Treatment of the Separation to U.S. Stockholders

The following discussion describes the U.S. federal income tax consequences to a U.S. stockholder upon the receipt of shares of Xenia common stock in the separation.

Ordinary Dividend Distributions

The portion of the separation distribution amount received by a U.S. stockholder that is payable out of Inland American’s current or accumulated earnings and profits and that is not designated by Inland American as a capital gain dividend will generally be taken into account by such U.S. stockholder as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends paid by Inland American are not eligible for taxation at the preferential income tax rates for qualified dividend income received by U.S. stockholders taxed at individual rates from taxable C corporations. Such U.S. stockholders, however, are taxed at the preferential rates on dividends designated by and received from a REIT, such as Inland American, to the extent that the dividends are attributable to dividends received by the REIT from TRSs or other taxable C corporations.

Capital Gain Dividend Distributions

A distribution that Inland American designates as a capital gain dividend will generally be taxed to U.S. stockholders as long-term capital gain, to the extent that such distribution does not exceed Inland American’s actual net capital gain for the taxable year, without regard to the period for which the holder that receives such distribution has held its Inland American common stock. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of U.S. stockholders that are taxed at individual rates, and ordinary income rates in the case of stockholders that are corporations.

Non-Dividend Distributions

A distribution to U.S. stockholders in excess of Inland American’s current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a U.S. stockholder to the extent that the amount of such distribution does not exceed the adjusted basis of the holder’s Inland American common stock in respect of which the distribution was made. Rather, the distribution will reduce the U.S. stockholder’s adjusted tax basis in its Inland American common stock. To the extent that such distribution exceeds a U.S. stockholder’s adjusted tax basis in its Inland American common stock, the holder generally must include such distribution in income as long-term capital gain, or short-term capital gain if the holder’s Inland American common stock has been held for one year or less.

Tax Treatment of the Separation to Non-U.S. Stockholders

The following discussion describes the U.S. federal income tax consequences to a non-U.S. stockholder upon the receipt of shares of Xenia common stock in the separation.

Ordinary Dividend Distributions

The portion of the separation distribution amount received by a non-U.S. stockholder that is (1) payable out of Inland American’s earnings and profits, (2) not attributable to Inland American’s capital gains, and (3) not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be treated as a dividend that is subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Inland American common stock. In cases where the dividend income from a non-U.S. stockholder’s investment in Inland American common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

Capital Gain Distributions

Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, distributions that are attributable to gain from Inland American’s sales or exchanges of United States real property interests, or USRPIs, will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business, and non-U.S. stockholders will be subject to U.S. federal income tax on the distributions at the rates applicable to U.S. individuals or corporations. Inland American will be required to withhold a 35% tax on such distributions. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate non-U.S. stockholder. It is anticipated that a portion of the separation distribution amount will be capital gain from the disposition of USRPIs.

Distributions received by a non-U.S. stockholder that are attributable to dispositions of Inland American’s assets other than USRPIs are not subject to U.S. federal income tax, unless (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains.

Non-Dividend Distributions

Unless Inland American’s common stock constitutes a USRPI, the separation distribution amount, to the extent not made out of Inland American’s earnings and profits, and not attributable to gain from the disposition of USRPIs (including gain realized in the separation distribution), will not be subject to U.S. federal income tax. If Inland American cannot determine at the time of the separation whether the separation distribution amount will exceed its current and accumulated earnings and profits, the separation distribution will be subject to withholding at the rate applicable to ordinary dividends, as described above.

If Inland American’s stock constitutes a USRPI, a determination made as described below, distributions that it makes in excess of the sum of (1) the non-U.S. stockholder’s proportionate share of Inland American’s earnings and profits, plus (2) the non-U.S. stockholder’s basis in its Inland American common stock, will be taxed under FIRPTA in the same manner as if the Inland American stock had been sold. In such situations, Inland American would be required to withhold 10% of such excess, the non-U.S. stockholder would be required to file a U.S. federal income tax return, and the non-U.S. stockholder would be subject to the same treatment and same tax rates as a U.S. stockholder with respect to such excess, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals.

Inland American’s common stock will not be treated as a USRPI if less than 50% of Inland American’s assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. More than 50% of the value of Inland American’s assets consist of USRPI during the relevant period.

Inland American’s common stock nonetheless will not constitute a USRPI if Inland American is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. It is anticipated that Inland American will be a domestically controlled qualified investment entity at the time of the separation distribution, and that a distribution with respect to Inland American’s stock in excess of Inland American’s earnings and profits will not be subject to withholding taxation under FIRPTA. No complete assurance can be given that Inland American will qualify as a domestically controlled qualified investment entity at the time of the separation distribution.

Gain in respect of a non-dividend distribution that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in Inland American common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain; or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Withholding of Amounts Distributable to Non-U.S. Stockholders in the Separation

If Inland American is required to withhold any amounts otherwise distributable to a non-U.S. stockholder in the separation, Inland American or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of shares of Xenia common stock that such non-U.S. stockholder would otherwise receive, and such holder may bear brokerage or other costs for this withholding procedure. A non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amounts withheld exceeded the non-U.S. stockholder’s U.S. tax liability for the year in which the separation occurred.

Time for Determination of the Tax Impact of the Separation

The tax consequences of the separation will be affected by a number of facts that are yet to be determined, including Inland American’s final earnings and profits for 2015 (including as a result of the income and gain Inland American recognizes in connection with the separation), the fair market value of shares of Xenia common stock on the date of the separation and the extent to which Inland American recognizes gain on the sales of USRPIs or other capital assets. Thus, a definitive calculation of the U.S. federal income tax consequences of the separation will not be possible until after the end of the 2015 calendar year. Inland American will provide its stockholders with tax information on an IRS Form 1099-DIV, informing them of the character of distributions made during the taxable year, including the separation.

Market for Common Stock

There is currently no public market for our common stock. A condition to the distribution is the listing on the NYSE of our common stock. We have applied to list our common stock on the NYSE under the symbol “XHR.”

Conditions to the Distribution

The distribution of our common stock by Inland American is subject to the satisfaction of the following conditions:

•	the board of directors of Inland American shall have authorized the distribution, which authorization may be made or withheld in the Inland American board’s sole and absolute discretion;

•	our registration statement on Form 10, of which this information statement is a part, shall have become effective under the Exchange Act, and no stop order relating to the registration statement shall be in effect and no proceedings for such purpose shall be pending before, or threatened by, the SEC;

•	Xenia’s common stock will have been approved for listing on the NYSE, subject to official notice of issuance;

•	no preliminary or permanent injunction or other order, decree, or ruling issued by a governmental authority, and no statute (as interpreted through orders or rules of any governmental authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the separation and distribution and other transaction contemplated thereby;

•	the receipt of all necessary consents and approvals from lenders, lessors, managers and franchisors;

•	any required actions and filings necessary or appropriate under federal or state securities and blue sky laws of the U.S. will have been taken;

•	the receipt by Xenia of an opinion from Hunton & Williams LLP to the effect that, beginning with Xenia’s short taxable year that commenced on January 5, 2015, Xenia has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and its current and proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT;

•	the Transition Services Agreement and the Employee Matters Agreement shall have been executed and delivered by each of the parties thereto and no party to any of such agreements shall be in material breach of any such agreement;

•	the effectiveness of the amendment and restatement of Xenia’s charter and bylaws;

•	the executive officers and directors of Xenia shall be as set forth in this information statement;

•	Xenia and the applicable lenders shall have executed a definitive Credit Agreement related to the $400 million unsecured revolving credit facility;

•	Inland American shall have made the Capital Contribution and an additional capital contribution of $16.0 million;

•	Xenia shall have a minimum cash balance of at least $50.0 million at the time of separation;

•	the existing revolving credit facility of Inland American shall have been terminated and Inland American shall have entered into a new credit facility upon the terms and with such lenders as it shall determine in its sole discretion;

•

no event or development shall have occurred or failed to occur that, in the judgment of the board of directors of Inland American, in its sole discretion, prevents the consummation of the separation and distribution and related transactions or any portion thereof or makes the consummation of such transactions inadvisable;

•	any government approvals and other material consents necessary to consummate the distribution will have been obtained and be in full force and effect; and

•	the Separation and Distribution Agreement will not have been terminated.

Even if all conditions to the distribution are satisfied, Inland American may terminate and abandon the distribution at any time prior to the effectiveness of the distribution.

Reasons for the Separation

Upon careful review and consideration in accordance with the applicable standard of review under Maryland law, Inland American’s board of directors determined that our separation from Inland American is in the best interests of Inland American. The board’s determination was based on a number of factors, including those set forth below.

•	Create two separate, focused companies executing distinct business strategies. Historically, Inland American has focused on acquiring and developing a diversified portfolio of commercial real estate located in a broad range of geographic regions throughout the United States. As a result, Inland American’s investors have had exposure to a diversified portfolio across several different real estate asset classes, such as multi-tenant retail, lodging, student housing, net lease, office, industrial, and multi-family. Its lodging assets have been managed by a dedicated management team and held in a focused subsidiary since we were formed in 2007. Over the past two years, Inland American has been focusing its diversified portfolio into three specific asset classes – multi-tenant retail, lodging and student housing. By separating its premium full service, lifestyle and urban upscale hotel portfolio into a standalone hotel company, investors will be invested in two separate platforms with dedicated and focused management teams. The Suburban Select Service Portfolio was sold on November 17, 2014 to unaffiliated third party purchasers for approximately $1.1 billion.

•	Allow Inland American’s management to focus on its retained asset classes, while enabling our dedicated management to focus solely on Xenia’s premium full service, lifestyle and urban upscale hotel portfolio and make decisions solely based on Xenia’s business objectives and strategic plan. The separation of the premium full service, lifestyle and urban upscale hotel portfolio from Inland American will allow Inland American’s management to solely focus on its multi-tenant retail and student housing asset classes and the needs of these segments. Similarly, the separation will enable our dedicated management team to focus solely on Xenia’s premium full service, lifestyle and urban upscale hotel portfolio and make decisions solely based on our business objectives and strategic goals. As a pure play lodging company, we believe that we will be well-positioned to grow our business through operational flexibility, efficient deployment of resources and quick decision-making based solely on the needs of our business.

•	Market recognition of the value of our business. As a stand-alone company, we will be focused solely on premium full service, lifestyle and urban upscale hotels, making us an attractive investment opportunity for REIT investors looking for exposure to this asset class. We will also benefit from having the ability to use shares of our common stock or OP Units as acquisition currency, which will improve our competitive positioning as we grow.

•	Provide liquidity to Inland American stockholders. Unlike shares of common stock of Inland American, shares of our common stock are expected to be listed on the NYSE and will be publicly tradeable. As a result, by distributing shares of our common stock to Inland American’s existing stockholders, such stockholders will be able to make their own investment decisions with respect to the shares of common stock that they own. Additionally, as a result of having a publicly traded market for our stock, new investors will have the opportunity to invest in our company.

•	More efficient capital allocation and direct access to capital markets. As a separate public company, we will have direct access to the capital markets to issue equity or debt securities, and will have the flexibility to create a more diverse capital structure tailored to our strategic goals designed to maximize stockholder value. Additionally, our common stock, and possibly our OP Units, can be used to facilitate our growth through acquisitions and strategic partnerships after the distribution and may become an important acquisition currency.

The anticipated benefits of the separation are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event that the separation does not result in such benefits, the costs associated with the separation could have a material adverse effect on each company individually and in the aggregate. For more information about the risks associated with the separation, see “Risk Factors – Risks Related to Our Relationship with Inland American and the Separation.”

Reasons for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Inland American stockholders who are entitled to receive shares of our common stock in the distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of Inland American. We believe that the information in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Inland American nor we undertake any obligation to update such information.

DISTRIBUTION POLICY

We anticipate making regular quarterly distributions to our stockholders. Assuming a distribution ratio of one share of Xenia common stock for every eight shares of Inland American common stock, we intend to pay a pro rata initial dividend with respect to the period beginning on the completion of the separation and distribution and ending March 31, 2015 based on a dividend of $0.23 per share for a full quarter. On an annualized basis, this would be $0.92 per share of common stock. We expect that the cash required to fund our dividends will be covered by cash generated by operations.

To qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

i.	90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with GAAP); plus

ii.	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less

iii.	any excess non-cash income (as determined under the Code). Please refer to “Material U.S. Federal Income Tax Consequences.”

Distributions made by us will be authorized and determined by our board of directors, in its sole discretion, out of legally available funds, and will be dependent upon a number of factors, including our actual and projected results of operations, financial condition, cash flows and liquidity, our qualification as a REIT and other tax considerations, capital expenditures and other obligations, debt covenants, contractual prohibitions or other limitations under applicable law and other such matters as our board of directors may deem relevant from time to time. We cannot assure you that our distribution policy will remain the same in the future, or that any estimated distributions will be made or sustained.

Our ability to make distributions to our stockholders will depend upon the performance of our asset portfolio. Distributions will be made in cash to the extent cash is available for distribution. We may not be able to generate sufficient cash flows to pay distributions to our stockholders. To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may consider various funding sources to cover any shortfall, including borrowing under our anticipated $400 million unsecured revolving credit facility, selling certain of our assets or using a portion of the net proceeds we receive from future offerings of equity, equity-related or debt securities or declaring taxable share dividends. In addition, our charter allows us to issue preferred stock that could have a preference over our common stock as to distributions. The terms of our Series A Preferred Stock provide that we may not pay dividends on our common stock unless full cumulative dividends for all prior dividend periods have been or contemporaneously are paid or declared on all outstanding shares of Series A Preferred Stock. We currently have no intention to issue any preferred stock other than the Series A Preferred Stock currently issued and outstanding, but if we do, the distribution preference on the preferred stock could limit our ability to make distributions to the holders of our common stock. In addition, our board of directors could change our distribution policy in the future. See “Risk Factors.”

Distributions to our stockholders will be generally taxable to them as ordinary income, although a portion of our distributions may be designated by us as capital gain or qualified dividend income or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. See “Material U.S. Federal Income Tax Consequences.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2014 on a pro forma basis, adjusted to:

•	reflect the business and operations of the Company after the consummation of the Reorganization Transactions and immediately following the completion of the separation of the Company from Inland American, when we will own solely the Xenia Portfolio;

•	exclude the Suburban Select Service Portfolio to the extent it is reflected as held for sale on the Company’s balance sheet as of September 30, 2014;

•	exclude one hotel sold on May 30, 2014, one hotel sold on August 28, 2014 and one hotel sold on December 31, 2014;

•	reflect the Capital Contribution;

•	reflect the issuance of 125 shares of Series A Preferred Stock;

•	reflect the repayment of approximately $84.0 million of borrowings outstanding under existing mortgage indebtedness, funded by Inland American;

•	reflect an additional capital contribution of $16.0 million, all of which the Company intends to use to paydown existing mortgage indebtedness in 2015;

•	reflect a non-cash capital contribution of $86.8 million to settle the Company’s allocated share of Inland American’s unsecured credit facility;

•	reflect the Company’s entry into the intended new $400 million unsecured revolving credit facility;

•	reflect the issuance of 113,396,997 shares of our common stock to Inland American pursuant to a stock dividend prior to the distribution; and

•	reflect the distribution of 107,728,098 shares of our common stock to holders of Inland American common stock based upon the number of Inland American shares outstanding on January 20, 2015 and 5,669,899 shares retained by Inland American.

The information below is not necessarily indicative of what our cash and cash equivalents and capitalization would have been had the separation, distribution, capital contribution and related financing transactions been completed as of September 30, 2014. In addition, it is not indicative of our future cash and cash equivalents and capitalization. This table is derived from and is qualified entirely by reference to, our historical and pro forma financial statements and the accompanying notes included elsewhere in this information statement, and should be read in conjunction with the sections entitled “Selected Combined Consolidated Historical Financial and Operating Data,” “Unaudited Pro Forma Combined Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined consolidated historical and pro forma financial statements and related notes included elsewhere in this information statement.

	Xenia Portfolio
	Pro Forma, As Adjusted
	As of September 30, 2014
	(amounts in thousands, except shares and per share data)
Cash and cash equivalents	266,977	(1)
Restricted cash and escrows	105,296
Total	$372,273

Total Debt:	1,166,780
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000,000 shares authorized; 113,397,997 shares issued and outstanding	1,134
Preferred stock, $0.01 par value per share; 50,000,000 shares authorized; 125 shares issued and outstanding	0
Additional paid-in capital	1,989,781
Retained earnings (accumulated distributions in excess of net loss)	(189,692)
Total stockholders’ equity	1,801,223
Total capitalization	$2,968,003

(1)	Upon our separation from Inland American, in addition to the Capital Contribution and the additional capital contribution of $16.0 million, we expect to have a minimum of approximately $50 million of cash on hand, before payment of fees and expenses related to the separation and certain other costs as described in “Certain Relationships and Related Transactions—Agreements with Inland American—Separation and Distribution Agreement.” Cash in excess of this amount may be distributed to Inland American in Inland American’s sole discretion, pursuant to the Separation and Distribution Agreement.

SELECTED HISTORICAL COMBINED CONSOLIDATED FINANCIAL DATA

The following historical combined consolidated financial data as of December 31, 2013, 2012 and 2011 and for the years then ended have been derived from our audited combined consolidated financial statements, included elsewhere in this information statement. The historical financial data as of and for the nine months ended September 30, 2014 and 2013 have been derived from our unaudited condensed, combined consolidated interim financial statements included elsewhere in this information statement.

Our financial statements reflect the operations of the Prior Combined Portfolio, which, among other things, classifies the Suburban Select Service Portfolio as held for sale with the related results from operations reported as discontinued operations, and include allocations of costs from certain corporate and shared functions provided to us by Inland American, as well as costs associated with participation by certain of our executives in Inland American’s benefit plans. The allocation methods for corporate and shared services costs vary by function but were generally based on historical costs of assets or headcount.

Because the historical financial statements represent the financial data of the Prior Combined Portfolio, and the Company will own solely the Xenia Portfolio following the separation from Inland American, the historical financial statements included in this information statement do not reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public company during the periods presented owning solely the Xenia Portfolio. Accordingly, our historical results should not be relied upon as an indicator of future performance.

The selected pro forma combined consolidated financial and operating data for the Xenia Portfolio is derived from our unaudited pro forma combined consolidated financial statements as of September 30, 2014 and for the nine months then ended as well as our unaudited pro forma statement of income for the year ended December 31, 2013, included elsewhere in this information statement. We derived our unaudited pro forma combined consolidated financial statements by applying pro forma adjustments to our historical combined consolidated financial statements included elsewhere in this information statement. The pro forma combined consolidated financial and operating data give effect to:

•	the consummation of the Reorganization Transactions, after which we will own solely the Xenia Portfolio;

•	the exclusion of the Suburban Select Service Portfolio to the extent it is reflected as held for sale on the Company’s balance sheet as of September 30, 2014;

•	the Capital Contribution;

•	the issuance of 125 shares of Series A Preferred Stock;

•	the repayment of approximately $84.0 million of borrowings outstanding under existing mortgage indebtedness, funded by Inland American;

•	reflect an additional capital contribution of $16.0 million, all of which the Company intends to use to paydown existing mortgage indebtedness in 2015;

•	a non-cash capital contribution of $86.8 million to settle the Company’s allocated share of Inland American’s unsecured credit facility;

•	the entry into the Company’s new $400 million unsecured revolving credit facility;

•	the issuance of 113,396,997 shares of our common stock to Inland American pursuant to a stock dividend prior to the distribution;

•	the distribution of 107,728,098 shares of our common stock to holders of Inland American common stock based upon the number of Inland American shares outstanding on January 20, 2015 and 5,669,899 shares retained by Inland American; and

•	certain other adjustments as described in “Unaudited Pro Forma Combined Consolidated Financial Statements.”

In addition, the unaudited pro forma combined consolidated statements of operations and other financial and operating data:

•	reflect the consummation of the acquisition of the Aston Waikiki Beach Hotel (which the Company acquired on February 28, 2014) and the 2013 Acquisitions (as defined in footnote 2 “Acquisition and Disposition Adjustments” of the section titled “Unaudited Pro Forma Combined Consolidated Financial Statements—Notes to Pro Forma Combined Consolidated Financial Statements” below) as if such acquisitions had been completed on January 1, 2013; and

•	exclude the operating results of three hotels, one sold on May 30, 2014, one sold on August 28, 2014 and one sold on December 31, 2014.

The pro forma adjustments are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The notes to the pro forma combined consolidated financial statements provide a detailed discussion of how such adjustments were derived and presented in the pro forma combined consolidated financial and operating data. See “Unaudited Pro Forma Combined Consolidated Financial Statements—Notes to Pro Forma Combined Consolidated Financial Statements.” The pro forma combined consolidated financial information should be read in conjunction with “Summary—Our Structure and Reorganization Transactions—Our Corporate Reorganization,” “Capitalization,” “Selected Historical Combined Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Transactions,” “Description of Indebtedness” and our combined consolidated financial statements and related notes thereto and the financial statements of the Aston Waikiki Beach Hotel and related notes thereto included elsewhere in this information statement.

The pro forma combined consolidated financial and operating data has been prepared for illustrative purposes only and is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates or for the periods indicated, nor is such pro forma combined consolidated financial and operating data necessarily indicative of the results to be expected for any future period. A number of factors may affect our results. See “Risk Factors” and “Forward-Looking Statements.”

The information below should be read in connection with “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties” and the combined consolidated financial statements and related notes included elsewhere in this information statement.

	Xenia Portfolio		Prior Combined Portfolio
	Pro Forma Combined Consolidated		Condensed Combined Consolidated		Combined Consolidated
	For the nine months ended September 30, 2014	For the twelve months ended December 31, 2013	For the nine months ended September 30, 2014	For the nine months ended September 30, 2013	For the year ended December 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
Selected Statement of Operations Data:
Revenues:
Room revenues	$476,893	$587,743	$481,001	$310,806	$443,267	$323,959	$224,561
Food and beverage revenues	169,588	219,045	171,379	108,692	168,368	116,260	65,002
Other revenues	44,630	54,287	44,375	27,316	40,236	26,661	15,685

Total revenues	$691,111	$861,075	$696,755	$446,814	$651,871	$466,880	$305,248

Operating expenses:
Room expenses	104,899	133,671	105,777	66,250	96,444	70,165	48,218
Food and beverage expenses	115,536	151,591	117,250	75,008	114,011	78,080	45,421
Other direct expenses	24,848	31,626	24,843	16,742	24,542	17,401	9,138
Other indirect expenses	159,383	203,135	162,698	108,553	157,385	117,355	75,545
Management fees	39,276	43,694	39,788	26,275	37,683	26,827	18,663

Total hotel operating expenses	443,942	563,717	450,356	292,828	430,065	309,828	196,985
Depreciation and amortization	106,875	139,747	106,231	71,696	104,229	89,629	68,600
Real estate taxes, personal property taxes and insurance	30,098	35,496	30,595	19,100	27,548	22,382	14,403
General and administrative expenses	26,743	17,060	24,268	9,059	14,151	9,008	6,997
Business management fees	1,474	12,743	1,474	9,334	12,743	10,812	9,996
Acquisition transaction costs	—	—	1,148	1,116	2,275	751	649
Provision for asset impairments	—	21,041	4,665	26,175	49,145	—	—

Total expenses	$609,132	$789,804	$618,737	$429,308	$640,156	$442,410	$297,630

Operating income	$81,979	$71,271	$78,018	$17,506	$11,715	$24,470	$7,618

Other income (expense):
Gain (loss) on sale of investment properties	—	—	865	—	—	(589)	—
Other income (loss)	71	(2,140)	(999)	335	(1,113)	798	988
Interest expense	(38,762)	(51,899)	(43,534)	(39,005)	(52,792)	(45,061)	(28,885)
Equity in earnings (loss) and gain (loss) and (impairment) of investment in unconsolidated entities, net	—	—	4,216	(184)	(33)	(3,719)	60
Income tax (expense) benefit	(5,786)	(3,043)	(5,786)	(6,139)	(3,043)	(5,718)	3,207

Net income (loss) from continuing operations	$37,502	$14,189	$32,780	$(27,487)	$(45,266)	$(29,819)	$(17,012)

Net loss from discontinued operations	—	—	1,812	(1,746)	(6,202)	(10,638)	(97,293)
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	(5,689)	(288)

Net income (loss) attributable to Company	$37,502	$14,189	$34,592	$(29,233)	$(51,468)	$(46,146)	$(114,593)

Per Share Data:
Pro forma basic earnings per share	$0.33	$0.12	N/A	N/A	N/A	N/A	N/A
Pro forma diluted earnings per share	0.33	0.12	N/A	N/A	N/A	N/A	N/A
Pro forma weighted average shares outstanding – basic	113,529,973	113,397,997	N/A	N/A	N/A	N/A	N/A
Pro forma weighted average shares outstanding – diluted	114,034,050	113,793,924	N/A	N/A	N/A	N/A	N/A

	Xenia Portfolio		Prior Combined Portfolio
	Pro Forma Combined Consolidated		Condensed Combined Consolidated	Combined Consolidated
	As of September 30, 2014		As of September 30, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Selected Balance Sheet Data:
Cash and cash equivalents	$266,977	(1)	$126,525	$89,169	$65,004	$44,014
Restricted cash	104,996		105,296	87,804	65,847	52,777
Total assets	3,074,896		3,878,351	3,756,658	2,878,708	2,552,560
Total debt	1,166,780		1,337,590	1,280,220	1,011,421	1,242,017
Total equity	1,804,352		1,883,627	1,818,255	1,217,977	1,247,674

(1)	Upon our separation from Inland American, in addition to the Capital Contribution and the additional capital contribution of $16.0 million, we expect to have a minimum of approximately $50 million of cash on hand, before the payment of fees and expenses related to the separation and certain other costs as described in “Certain Relationships and Related Transactions—Agreements with Inland American—Separation and Distribution Agreement.” Cash in excess of this amount may be distributed to Inland American in Inland American’s sole discretion, pursuant to the Separation and Distribution Agreement.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined consolidated balance sheet as of September 30, 2014 and unaudited pro forma combined consolidated statements of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 have been prepared to reflect the following transactions as if they had occurred on September 30, 2014 for the unaudited pro forma combined consolidated balance sheet and January 1, 2013 for the unaudited pro forma combined consolidated statement of operations:

•	the consummation of the Reorganization Transactions, after which we will own solely the Xenia Portfolio;

•	the exclusion of the Suburban Select Service Portfolio to the extent it is reflected as held for sale on the Company’s balance sheet as of September 30, 2014;

•	the Capital Contribution;

•	the issuance of 125 shares of Series A Preferred Stock;

•	the repayment of approximately $84.0 million of borrowings outstanding under existing mortgage indebtedness, funded by Inland American;

•	reflect an additional capital contribution of $16.0 million, all of which the Company intends to use to paydown existing mortgage indebtedness in 2015;

•	reflect a non-cash capital contribution of $86.8 million to settle the Company’s allocated share of Inland American’s unsecured credit facility;

•	reflect the Company’s entry into the intended new $400 million unsecured revolving credit facility;

•	the issuance of 113,396,997 shares of our common stock to Inland American pursuant to a stock dividend prior to the distribution; and

•	the distribution of 107,728,098 shares of our common stock to holders of Inland American common stock based upon the number of Inland American shares outstanding on January 20, 2015 and 5,669,899 shares retained by Inland American.

In addition, the pro forma combined consolidated statements of operations:

•	reflect the consummation of the acquisition of the Aston Waikiki Beach Hotel (which the Company acquired on February 28, 2014) and the 2013 Acquisitions (as defined in footnote 2 below) as if such acquisitions had been completed on January 1, 2013; and

•	exclude the operating results of three hotels, one sold on May 30, 2014, one sold on August 28, 2014 and one sold on December 31, 2014.

The unaudited pro forma adjustments are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The notes to the unaudited pro forma combined financial statements provide a detailed discussion of how such adjustments were derived and presented in the unaudited pro forma combined financial and operating data. The unaudited pro forma combined financial information should be read in conjunction with “Summary—Our Structure and Reorganization Transactions—Our Corporate Reorganization,” “Capitalization,” “Selected Historical Combined Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Transactions,” “Description of Indebtedness” and our combined financial statements and related notes thereto and the financial statements of the Aston Waikiki Beach Hotel and related notes thereto included elsewhere in this information statement.

The unaudited pro forma combined consolidated financial statements have been prepared for illustrative purposes only and are not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates or for the periods indicated, nor is such unaudited pro forma financial information necessarily indicative of the results to be expected for any future period. A number of factors may affect our results. See “Risk Factors” and “Forward-Looking Statements.”

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of September 30, 2014

(in thousands)

	Historical	Acquisition / Disposition Adjustments(1)	Capital Contribution and Financing Transactions(2)	Other Adjustments(4)	Pro Forma
Assets
Investment in hotel properties, net	$2,578,599	$(6,028)	$—	$—	$2,572,571
Cash and cash equivalents	126,525	(537)	140,989	—	266,977
Accounts receivable, net	31,429	(233)	—	—	31,196
Prepaid expenses and other assets	204,404	(742)	490	—	204,152
Assets held for sale	937,394	(937,394)	—	—	—

Total assets	$3,878,351	$(944,934)	$141,479	$—	$3,074,896

Liabilities and Stockholders’ Equity
Debt	$1,337,590	$—	$(170,810)	$—	$1,166,780
Accounts payable and accrued expenses	75,649	(640)	—	—	75,009
Other liabilities	29,109	(354)	—	—	28,755
Liabilities associated with assets held for sale	552,376	(552,376)	—	—	—

Total liabilities	$1,994,724	$(553,370)	$(170,810)	$—	$1,270,544

Stockholder’s equity:
Capital contributions	$2,219,866	$(541,599)	$312,648	$—	$1,990,915
Additional paid-in capital	—	—	—	—	—
Accumulated distributions in excess of net loss	(339,368)	150,035	(359)	—	(189,692)

Total stockholders’ equity	$1,880,498	$(391,564)	$312,289	$—	$1,801,223

Noncontrolling interests	$3,129	$—	$—	$—	$3,129

Total equity	$1,883,627	$(391,564)	$312,289	$—	$1,804,352

Total liabilities and stockholders’ equity	$3,878,351	$(944,934)	$141,479	$—	$3,074,896

See notes to unaudited pro forma combined consolidated financial statements.

Unaudited Pro Forma Combined Consolidated Statement of Operations

For the nine months ended September 30, 2014

(in thousands)

	Historical	Acquisition / Disposition Adjustments(1)	Capital Contribution and Financing Transactions(2)	Other Adjustments(4)	Pro Forma
Revenues
Room revenues	$481,001	$(4,108)	$—	$—	$476,893
Food and beverage revenues	171,379	(1,791)	—	—	169,588
Other revenues	44,375	255	—	—	44,630

Total revenues	$696,755	$(5,644)	$—	$—	$691,111

Expenses
Hotel operating expenses
Room expenses	$105,777	$(878)	$—	$—	$104,899
Food and beverage expenses	117,250	(1,714)	—	—	115,536
Other direct expenses	24,843	5	—	—	24,848
Other indirect expenses	162,698	(3,315)	—	—	159,383
Management fees	39,788	(512)	—	—	39,276

Total hotel operating expenses	450,356	(6,414)	—	—	443,942
Depreciation and amortization	106,231	644	—	—	106,875
Real estate taxes, personal property taxes and insurance	30,595	(497)	—	—	30,098
General and administrative expenses(3)	24,268	—	—	2,475	26,743
Business management fees(3)	1,474	—	—	—	1,474
Acquisition transaction costs	1,148	—	—	(1,148)	—
Provision for asset impairments	4,665	(4,665)	—	—	—

Total operating expenses	$618,737	$(10,932)	$—	$1,327	$609,132

Operating income (loss)	$78,018	$5,288	$—	$(1,327)	$81,979

Gain (loss) on sale of investment properties	865	(865)	—	—	—
Other income (loss)	(999)	1,070	—		71
Interest expense	(43,534)	248	4,524	—	(38,762)
Equity in earnings (loss) and gain (loss) and (impairment) of investment in unconsolidated entities, net	4,216	(4,216)	—	—	—

Income (loss) before income taxes	$38,566	$1,525	$4,524	$(1,327)	$43,288

Income tax (expense) benefit	(5,786)	—	—	—	(5,786)

Net income (loss) from continuing operations	$32,780	$1,525	$4,524	$(1,327)	$37,502

Per Share Data :
Pro forma basic earnings per share	N/A	N/A	N/A	N/A	$0.33
Pro forma diluted earnings per share	N/A	N/A	N/A	N/A	0.33
Pro forma weighted average shares outstanding – basic	N/A	N/A	N/A	N/A	113,529,973
Pro forma weighted average shares outstanding – diluted	N/A	N/A	N/A	N/A	114,034,050

See notes to unaudited pro forma combined consolidated financial statements.

Unaudited Pro Forma Combined Consolidated Statement of Operations

For the twelve months ended December 31, 2013

(in thousands)

	Historical	Acquisition / Disposition Adjustments(1)	Capital Contribution and Financing Transactions(2)	Other Adjustments(4)	Pro Forma
Revenues
Room revenues	$443,267	$144,476	$—	$—	$587,743
Food and beverage revenues	168,368	50,677	—	—	219,045
Other revenues	40,236	14,051	—	—	54,287

Total revenues	$651,871	$209,204	$—	$—	$861,075

Expenses
Hotel operating expenses
Room expenses	$96,444	$37,227	$—	$—	$133,671
Food and beverage expenses	114,011	37,580	—	—	151,591
Other direct expenses	24,542	7,084	—	—	31,626
Other indirect expenses	157,385	45,750	—	—	203,135
Management fees	37,683	6,011	—	—	43,694

Total hotel operating expenses	430,065	133,652	—	—	563,717
Depreciation and amortization	104,229	35,518	—	—	139,747
Real estate taxes, personal property taxes and insurance	27,548	7,948	—	—	35,496
General and administrative expenses(3)	14,151	—	—	2,909	17,060
Business management fees(3)	12,743	—	—	—	12,743
Acquisition transaction costs	2,275	—	—	(2,275)	—
Provision for asset impairments	49,145	(28,104)	—	—	21,041

Total operating expenses	$640,156	$149,014	$—	$634	$789,804

Operating income (loss)	$11,715	$60,190	$—	$(634)	$71,271

Other income (loss)	(1,113)	—	(1,027)	—	(2,140)
Interest expense	(52,792)	(3,752)	4,645	—	(51,899)
Equity in earnings (loss) and gain (loss) and (impairment) of investment in unconsolidated entities, net	(33)	33	—	—	—

Income (loss) before income taxes	$(42,223)	$56,471	$3,618	$(634)	$17,232

Income tax (expense) benefit	$(3,043)	$—	$—	$—	$(3,043)

Net income (loss) from continuing operations	$(45,266)	$56,471	$3,618	$(634)	$14,189

Per Share Data :
Pro forma basic earnings per share	N/A	N/A	N/A	N/A	$0.12
Pro forma diluted earnings per share	N/A	N/A	N/A	N/A	0.12
Pro forma weighted average shares outstanding – basic	N/A	N/A	N/A	N/A	113,397,997
Pro forma weighted average shares outstanding – diluted	N/A	N/A	N/A	N/A	113,793,924

See notes to unaudited pro forma combined consolidated financial statements.

Notes to Pro Forma Combined Consolidated Financial Statements

1. Acquisition and Disposition Adjustments

The following table includes the residual balances of the two hotels sold on May 30 and August 28, 2014, as well as the sale of the Select Service Portfolio and a hotel sold on December 31, 2014. The following table summarizes this as if such dispositions had occurred on September 30, 2014 (in thousands):

Disposed Properties
Assets
Investment in hotel properties, net	$6,028
Cash and cash equivalents	537
Accounts receivable, net	233
Prepaid expenses and other assets	742
Assets held for sale	937,394

Total assets	$944,934

Liabilities
Debt	$—
Accounts payable and accrued expenses	640
Other liabilities	354
Liabilities associated with assets held for sale	552,376

Total liabilities	$553,370

Stockholders’ equity:
Capital contributions	$541,599
Additional paid-in capital	—
Accumulated distributions in excess of net loss	(150,035)

Total stockholders’ equity	$391,564

Total liabilities and stockholders’ equity	$944,934

The assets and liabilities of the Select Service Portfolio have been classified as held for sale as of September 30, 2014. In addition, balances to be settled remain on three hotels sold in 2014.

We acquired one hotel on February 28, 2014 and we sold three hotels, one on May 30, 2014, one on August 28, 2014 and one on December 31, 2014. With respect to these transactions, the adjustment gives effect to such transactions as if they had been completed on January 1, 2013. On September 17, 2014, Inland American classified 52 select service hotels as held for sale on the condensed combined consolidated balance sheets as of September 30, 2014 and December 31, 2013. The operations of these 52 select service hotels are reflected as discontinued operations on the condensed combined consolidated statements of operations for the nine months ended September 30, 2014 and 2013.

The following table represents the acquisition and disposition adjustments for the nine months ended September 30, 2014 (in thousands):

	Disposed Properties	Acquisitions	Acquisition / Disposition Adjustments
Revenue
Room revenues	$(10,549)	$6,441	$(4,108)
Food and beverage revenues	(1,811)	20	(1,791)
Other revenues	(266)	521	255

Total revenues	$(12,626)	$6,982	$(5,644)

Expenses
Hotel operating expenses
Room expenses	$(2,608)	$1,730	$(878)
Food and beverage expenses	(1,723)	9	(1,714)
Other direct expenses	(187)	192	5
Other indirect expenses	(5,004)	1,689	(3,315)
Management fees	(658)	146	(512)

Total hotel operating expenses	$(10,180)	$3,766	$(6,414)
Depreciation and amortization	(807)	1,451	644
Real estate taxes, personal property taxes and insurance	(730)	233	(497)
General and administrative expenses	—	—	—
Acquisition transaction costs	—	—	—
Provision for asset impairments	(4,665)	—	(4,665)

Total operating expenses	$(16,382)	$5,450	$(10,932)

Operating income (loss)	$3,756	$1,532	$5,288

Gain (loss) on sale of investment property	(865)	—	(865)
Other income (loss)	1,070	—	1,070
Interest expense	248	—	248
Equity in earnings (loss) and gain (loss) and (impairment) of investment in unconsolidated entities, net	(4,216)	—	(4,216)

Income (loss) before income taxes	$(7)	$1,532	$1,525

Income tax (expense) benefit	—	—	—

Net income (loss) from continuing operations	$(7)	$1,532	$1,525

During the nine months ended September 30, 2014, we acquired the following property:

Property	Location	Date	Purchase Price (in thousands)	No. of Rooms
Aston Waikiki Beach Hotel	Honolulu, HI	Feb 2014	$183,000	645

We acquired fourteen hotels in 2013 (referred to as the “2013 Acquisitions”) and one hotel in 2014, and we sold three hotels, one on May 30, 2014, one on August 28, 2014 and one on December 31, 2014. With respect to the hotels we acquired and disposed, the adjustment gives effect to such acquisitions and dispositions as if such acquisitions and dispositions had been consummated on January 1, 2013. The following table represents the acquisition and disposition adjustments for the year ended December 31, 2013 (in thousands):

	Disposed Properties	Acquisitions	Total Acquisition and Disposition Adjustments
Revenue
Room revenues	$(14,990)	$159,466	$144,476
Food and beverage revenues	(2,831)	53,508	50,677
Other revenues	(363)	14,414	14,051

Total revenues	$(18,184)	$227,388	$209,204

Expenses
Hotel operating expenses
Room expenses	$(3,892)	$41,119	$37,227
Food and beverage expenses	(2,585)	40,165	37,580
Other direct expense	(237)	7,321	7,084
Other indirect expense	(6,634)	52,384	45,750
Management & Franchise Fees	(1,429)	7,440	6,011

Total hotel operating expenses	(14,777)	148,429	133,652
Depreciation and amortization	(3,808)	39,326	35,518
Real estate taxes, personal property taxes and insurance	(1,112)	9,060	7,948
General and administrative expenses	—	—	—
Business management fees	—	—	—
Acquisition transaction costs	—	—	—
Provision for asset impairments	(28,104)	—	(28,104)

Total operating expenses	$(47,801)	$196,815	$149,014

Operating income (loss)	$29,617	$30,573	$60,190

Other income (loss)	—	—	—
Interest expense	684	(4,436)	(3,752)
Equity in earnings (loss) and gain (loss) and (impairment) of investment in unconsolidated entities	33	—	33

Income (loss) before income taxes	$30,334	$26,137	$56,471

Income tax (expense) benefit	—	—	—

Net income (loss) from continuing operations	$30,334	$26,137	$56,471

During the year ended December 31, 2013, we acquired the following properties:

Property	Location	Date	Purchase Price (in thousands)	No. of Rooms
Bohemian Hotel Celebration, an Autograph Collection Hotel	Celebration, FL	Feb 2013	$17,500	115
Andaz San Diego	San Diego, CA	Mar 2013	53,000	159
Residence Inn Denver City Center	Denver, CO	Apr 2013	80,000	228
Westin Galleria Houston	Houston, TX	Aug 2013	120,000	487
Westin Oaks Houston at the Galleria	Houston, TX	Aug 2013	100,000	406
Andaz Savannah	Savannah, GA	Sep 2013	43,000	151
Andaz Napa	Napa, CA	Sep 2013	72,000	141
Hyatt Regency Santa Clara	Santa Clara, CA	Sep 2013	93,000	501
Loews New Orleans Hotel	New Orleans, LA	Oct 2013	74,500	285
Lorien Hotel & Spa	Alexandria, VA	Oct 2013	45,250	107
Hotel Monaco Chicago	Chicago, IL	Nov 2013	56,000	191
Hotel Monaco Denver	Denver, CO	Nov 2013	75,000	189
Hotel Monaco Salt Lake City	Salt Lake City, UT	Nov 2013	58,000	225
Hyatt Key West Resort & Spa	Key West, FL	Nov 2013	76,000	118

			$963,250	3,303

2. Capital Contribution and Financing Transactions

Prior to the completion of our separation from Inland American, we will receive a capital contribution of $141.0 million and Inland American will fund the paydown of $84.0 million of existing debt. In addition, we will settle our $86.8 million allocated portion of Inland American’s unsecured credit facility through a non-cash capital contribution from Inland American.

Interest expense for the nine months ended September 30, 2014 and the year ended December 31, 2013 reflect an adjustment of $4.5 million and $4.6 million, respectively. These adjustments reflect a decrease in historical interest expense related to the pay down of certain existing fixed and variable debt as well as an increase in interest expense related to the refinancing of certain other variable debt in connection with the separation from Inland American, based on the historical base and LIBOR rates of the respective loans. If market rates of interest on all of the variable rate debt as of September 30, 2014 and December 31, 2013 permanently increased by 0.0125%, interest expense would increase by $40 thousand and $50 thousand, respectively. If market rates of interest on all of the variable rate debt as of September 30, 2014 and December 31, 2013 decreased by 0.0125%, interest expense would decrease by $40 thousand and $50 thousand, respectively.

We intend to enter into a $400 million unsecured revolving credit facility with a syndicate of banks. We have received commitments for $400 million, subject to customary closing conditions. The revolving credit facility will include an uncommitted accordion feature which, subject to certain conditions, allows us to increase the aggregate availability by up to $350 million. We expect borrowings under the revolving credit facility to bear interest based on LIBOR plus a margin ranging from 1.50% to 2.45%, (or, at our election upon achievement of an investment grade rating from Moody’s Investor Services, Inc. or Standard & Poor’s Rating Services, interest based on LIBOR plus a margin ranging from 0.875% to 1.50%). In addition, until such election, we expect to pay an unused fee of up to 0.30% of the unused portion of the credit facility based on the average daily unused portion of the credit facility; thereafter, we expect to pay a facility fee ranging between 0.125% and 0.35% based on its debt rating.

3. General and Administrative Expenses and Business Management Fee

For the nine months ended September 30, 2014, pro forma general and administrative expenses and business management fee totaled $28.2 million. This includes allocated general and administrative expenses from Inland American of $17.9 million, an allocated business management fee from Inland American of $1.5 million, and general and administrative expenses directly attributable to the Company of $8.8 million. For the year ended December 31, 2013, pro forma general and administrative expenses and business management fee totaled $29.8 million. This includes allocated general and administrative expenses from Inland American of $11.7 million, an allocated business management fee from Inland American of $12.7 million, and general and administrative expenses directly attributable to the Company of $5.4 million. Both the allocated general and administrative expenses and business manager fee are based upon the Company’s percentage share of the average invested assets of Inland American. The allocated general and administrative expenses relate to certain corporate and shared functions and include Inland American’s expenses, such as legal and other professional fees related to Inland American’s Self-Management Transactions, transaction readiness, and other legal costs. Upon our separation from Inland American, the Company will no longer be allocated a portion of Inland American’s corporate overhead.

Effective with our separation from Inland American, we will assume responsibility for all corporate functions as a stand-alone entity. We expect to incur additional general and administrative expense as a result of becoming a public company, including but not limited to incremental salaries and equity incentives, board of directors’ fees and expenses, director and officer insurance, Sarbanes-Oxley Act compliance costs, third-party costs for outsourced services, including investor relations, human resources, risk management, information technology, corporate taxes, incremental audit and tax fees and legal costs. We estimate that our first twelve months of corporate general and administrative expenses as a stand-alone entity will be approximately $30.0 million to $34.0 million, including approximately $5.0 million to $7.0 million of non-cash stock-based compensation expense based on equity awards to be granted to certain employees and directors upon separation from Inland American, $500 thousand to $800 thousand of transition services pursuant to our Transition Services Agreement with Inland American and $4.0 million to $6.0 million of non-recurring accounting, information technology, legal, consulting and other general and administrative expenses associated with the transition to a publicly-traded stand-alone company. No pro forma adjustments have been made to our financial statements to reflect the additional costs and expenses described in this paragraph because they are projected amounts based on judgmental estimates and, as such, are not includable as pro forma adjustments.

4. Other Adjustments

We have excluded from the accompanying unaudited combined consolidated pro forma statements of operations non-recurring transactional costs. This includes acquisition transaction costs of $1.1 million and $2.3 million for the nine months ended September 30, 2014 and for the year ended December 31, 2013, respectively. This also includes $1.0 million of general and administrative expenses for the nine months ended September 30, 2014. Additionally, we have included in general and administrative expenses an amortization of share-based compensation pursuant to the share unit awards described elsewhere in this Information Statement under the heading “Management—Compensation Programs” of $3.5 million and $2.9 million for the nine months ended September 30, 2014 and for the year ended December 31, 2013, respectively. The amortization of share-based compensation assumes that a Listing Event has occurred, and the share unit awards were made, on January 1, 2013.

We estimate that we will incur a total of $25.0 million to $29.0 million of general and administrative expenses directly related to transaction costs incurred in connection with our separation from Inland American and the listing of our common stock on the NYSE, including investment banking, legal, accounting advisory work, loan restructuring and listing-related fees. This includes $2.0 million to $4.0 million of general and administrative expenses incurred solely in connection with the listing of our common stock on the NYSE, which we will exclude from the accompanying unaudited combined consolidated pro forma statements of operations in the period those expenses are incurred.

5. Excess Cash Distribution to Inland American

Upon our separation from Inland American, in addition to the Capital Contribution and the additional capital contribution of $16.0 million, we expect to have a minimum of approximately $50 million of cash on hand, before the payment of fees and expenses related to the separation and certain other costs as described in “Certain Relationships and Related Transactions—Agreements with Inland American—Separation and Distribution Agreement.” Cash in excess of this amount may be distributed to Inland American in Inland American’s sole discretion, pursuant to the Separation and Distribution Agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Risk Factors,” “Selected Historical Combined Consolidated Financial Data,” “Unaudited Pro Forma Combined Consolidated Financial Statements,” “Business and Properties” and historical combined consolidated financial statements, and related notes included elsewhere in this information statement. The following discussion and analysis contains forward-looking statements based upon our current expectations, estimates and assumptions that involve risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to, factors discussed in “Risk Factors” and “Forward-Looking Statements.”

Overview

Upon completion of the Reorganization Transactions and our separation from Inland American, we will be a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the Top 25 Markets as well as key leisure destinations in the United States. A premium full service hotel refers to a hotel defined as “upper upscale” or “luxury” by STR. A lifestyle hotel refers to an innovative hotel with a focus on providing a unique and individualized guest experience in a smaller footprint by combining traditional hotel services with modern technologies and placing an emphasis on local influence. An urban upscale hotel refers to a hotel located in an urban or similar high-density commercial area, such as a central business district, and defined as “upscale” or “upper midscale” by STR. As of September 30, 2014, we owned 46 hotels, comprising 12,636 rooms, across 19 states and the District of Columbia, and had a majority interest in two hotels under development. Our hotels are primarily operated by industry leaders such as Marriott, Hilton, Hyatt, Starwood, Kimpton, Aston, Fairmont and Loews, as well as leading independent management companies.

We plan to grow our business through a differentiated acquisition strategy, aggressive asset management and capital investment in our properties. We primarily target markets and sub-markets with particular positive characteristics, such as multiple demand generators, favorable supply and demand dynamics and attractive projected RevPAR growth. We believe our focus on a broader range of markets allows us to evaluate a greater number of acquisition opportunities and thereby be highly selective in our pursuit of only those opportunities which best fit our investment criteria. We own and pursue hotels in the upscale, upper upscale and luxury segments that are affiliated with premium, leading brands, as we believe that these segments yield attractive risk adjusted returns. Within these segments, we focus on hotels that will provide guests with a distinctive lodging experience, tailored to reflect local market environments rather than hotels that are heavily dependent on conventions and group business. We also seek properties that exhibit an opportunity for us to enhance operating performance through aggressive asset management and targeted capital investment.

We refer in this Information Statement to all of the hotels owned by Xenia from time to time and prior to the Reorganization Transactions and the sale of the Suburban Select Service Portfolio (defined below) as the “Prior Combined Portfolio.” As of September 30, 2014, the Prior Combined Portfolio consisted of:

•	46 premium full service, lifestyle and urban upscale hotels and a majority interest in two hotels under development (collectively, the “Xenia Portfolio”);

•	one hotel being marketed for sale; and

•	52 suburban select service hotels (the “Suburban Select Service Portfolio”), classified as held for sale with the related results from operations reported as discontinued operations, as described below.

As part of the Reorganization Transactions, in October 2014, the one hotel being marketed for sale was transferred by the Company to a separate, wholly-owned subsidiary of Inland American. This hotel was subsequently sold by Inland American to an unaffiliated third party on December 31, 2014. On September 17,

2014, Inland American entered into a definitive asset purchase agreement to sell the Suburban Select Service Portfolio to unaffiliated third party purchasers for approximately $1.1 billion, and since such time the Suburban Select Service Portfolio has been classified as held for sale, and its operating activity has been reflected in discontinued operations. The sale closed on November 17, 2014. None of the proceeds from the sale were retained by Xenia. The sale of the Suburban Select Service Portfolio represents a strategic shift and will have a major impact on the financial statements. As such, these properties are classified as held for sale on the condensed combined consolidated balance sheets as of September 30, 2014 and December 31, 2013. Additionally, the operations of these 52 select service hotels are reflected as discontinued operations on the condensed combined consolidated statements of operations for the nine months ended September 30, 2014 and 2013.

For more information regarding the Reorganization Transactions, see “Summary—Our Structure and Reorganization Transactions—Our Corporate Reorganization.” This discussion and analysis reflects the results of operations for the Prior Combined Portfolio. Where indicated, we have supplemented our discussion and analysis of our results of operations to reflect solely the Xenia Portfolio that the Company will own following the completion of the separation of the Company from Inland American.

Self-Management of Inland American

From our formation in 2007 until March 2014, our management team, which has continuously been dedicated to Inland American’s entire hotel portfolio, including the Xenia Portfolio and the Suburban Select Service Portfolio, was employed by Inland American’s external manager, Inland American Business Manager and Advisor, Inc. (the “Business Manager”), or one of its affiliates. On March 12, 2014, Inland American entered into a series of agreements and amendments to existing agreements with affiliates of The Inland Group, Inc. pursuant to which Inland American began the process of becoming entirely self-managed (collectively, the “Self-Management Transactions”). After the Self-Management Transactions, our management team and our other employees ceased to be employed by the Business Manager or one of its affiliates and became our employees. In connection with the Self-Management Transactions, Inland American agreed with the Business Manager to terminate the management agreement with the Business Manager, hire all of the Business Manager’s employees, and acquire the assets or rights necessary to conduct the functions previously performed for Inland American by the Business Manager. Prior to the Self-Management Transactions, we were allocated a portion of the business management fee based upon our percentage share of the average invested assets of Inland American. The Self-Management Transactions resulted in a final business management fee incurred in January 2014. As a result, the Company will not be allocated a business management fee after January 2014.

Separation from Inland American

On January 20, 2015 Inland American declared the pro rata distribution of 95% of the outstanding shares of common stock of Xenia to Inland American stockholders. The pro rata distribution by Inland American of 95% of the outstanding shares of Xenia common stock will occur on February 3, 2015 by way of a taxable pro rata special distribution to Inland American stockholders of record on the record date of the distribution. Each Inland American stockholder will be entitled to receive one share of Xenia common stock for every eight shares of Inland American common stock held by such stockholder at the close of business on January 20, 2015, the record date of the distribution.

Following the separation, we and Inland American will operate separately, each as an independent company. We and Inland American will enter into a Separation and Distribution Agreement that will effectuate the separation and distribution. In addition, we will enter into various other agreements with Inland American to effect the separation and provide a framework for our relationship with Inland American after the separation, such as a Transition Services Agreement and an Employee Matters Agreement. These agreements will provide for the allocation between us and Inland American of Inland American’s assets, liabilities and obligations (including its properties, employees and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Inland American and will govern certain relationships between us and Inland American after the separation. For more information regarding these agreements, see “Certain Relationships and Related Transactions—Agreements with Inland American.”

Basis of Presentation

Our financial statements reflect the operations of the Prior Combined Portfolio, which, among other things, classifies the Suburban Select Service Portfolio as held for sale with the related results from operations reported as discontinued operations, and include allocations of costs from certain corporate and shared functions provided to us by Inland American, as well as costs associated with participation by certain of our executives in Inland American’s benefit plans. Corporate costs directly associated with our principal executive offices, personnel and other administrative costs are reflected as general and administrative expense on the combined consolidated financial statements. Additionally, Inland American allocated to Xenia a portion of corporate overhead costs incurred by Inland American based upon Xenia’s percentage share of the average invested assets of Inland American and which is also reflected in general and administrative expense. As Inland American is managing various asset portfolios, the extent of services and benefits a portfolio receives is based on the size of its assets. We believe that using average invested assets to allocate costs is a reasonable reflection of the services and other benefits received by us and complies with applicable accounting guidance. However, actual costs may have differed from allocated costs if we had operated as a stand-alone entity during such period and those differences may have been material.

Because the historical financial statements represent the financial and operating data of the Prior Combined Portfolio and the Company will own solely the Xenia Portfolio following the separation from Inland American, the historical financial statements included in this information statement do not reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public company during the periods presented owning solely the Xenia Portfolio. Accordingly, our historical results should not be relied upon as an indicator of future performance.

Acquisition Activity

During the nine months ended September 30, 2014, we acquired the following property:

Property	Location	Date	Purchase Price (in thousands)	No. of Rooms
Aston Waikiki Beach Hotel	Honolulu, HI	Feb 2014	$183,000	645

During the years ended December 31, 2013, 2012 and 2011, we acquired the following properties:

Property	Location	Date	Purchase Price (in thousands)	No. of Rooms
Bohemian Hotel Celebration, an Autograph Collection Hotel	Celebration, FL	Feb 2013	$17,500	115
Andaz San Diego	San Diego, CA	Mar 2013	53,000	159
Residence Inn Denver City Center	Denver, CO	Apr 2013	80,000	228
Westin Galleria Houston	Houston, TX	Aug 2013	120,000	487
Westin Oaks Houston at the Galleria	Houston, TX	Aug 2013	100,000	406
Andaz Savannah	Savannah, GA	Sep 2013	43,000	151
Andaz Napa	Napa, CA	Sep 2013	72,000	141
Hyatt Regency Santa Clara	Santa Clara, CA	Sep 2013	93,000	501
Loews New Orleans Hotel	New Orleans, LA	Oct 2013	74,500	285
Lorien Hotel & Spa	Alexandria, VA	Oct 2013	45,250	107
Hotel Monaco Chicago	Chicago, IL	Nov 2013	56,000	191
Hotel Monaco Denver	Denver, CO	Nov 2013	75,000	189
Hotel Monaco Salt Lake City	Salt Lake City, UT	Nov 2013	58,000	225
Hyatt Key West Resort & Spa	Key West, FL	Nov 2013	76,000	118

			$963,250	3,303

Property	Location	Date	Purchase Price (in thousands)	No. of Rooms
Marriott San Francisco Airport Waterfront	San Francisco, CA	Mar 2012	$108,000	685
Hilton St. Louis Downtown at the Arch	St. Louis, MO	Mar 2012	22,600	195
Renaissance Arboretum Austin Hotel	Austin, TX	Mar 2012	103,000	492
Renaissance Atlanta Waverly Hotel & Convention Center	Atlanta, GA	Mar 2012	97,000	521
Marriott Griffin Gate Resort & Spa	Lexington, KY	Mar 2012	62,500	409
Bohemian Hotel Savannah Riverfront, an Autograph Collection Hotel	Savannah, GA	Aug 2012	45,000	75
Grand Bohemian Hotel Orlando, an Autograph Collection Hotel	Orlando, FL	Dec 2012	77,000	247

			$515,100	2,624

Property	Location	Date	Purchase Price (in thousands)	No. of Rooms
Marriott Charleston Town Center	Charleston, WV	Feb 2011	$25,500	352
Fairmont Dallas	Dallas, TX	Aug 2011	69,000	545
Marriott Napa Valley Hotel & Spa	Napa, CA	Aug 2011	72,000	275

			$166,500	1,172

Market Outlook

The U.S. lodging industry continued to exhibit strong and improving fundamentals throughout 2013 and the first nine months of 2014, driven by positive broader macroeconomic trends and favorable supply and demand dynamics in our target sub-markets. Lodging demand has historically exhibited a strong correlation to U.S. GDP growth, thus recent growth in corporate earnings and expectations of an acceleration in economic growth bode well for future lodging demand. In particular, growing demand from business travel, a healthy recovery in leisure travel and increased international travel, combined with limited new supply, contributed to a 5.4% and 8.2% RevPAR growth for 2013 and the first nine months of 2014, respectively for the U.S. lodging industry, led primarily by rate growth. With the expectation for continued growth in travel demand, we expect this trend of rate-driven RevPAR growth to continue in 2015. We believe that supply growth will remain tempered in the near to immediate-term. Our markets are expected to continue to benefit from broad, positive macroeconomic trends, and a favorable supply / demand imbalance in the U.S. lodging industry, which we believe will continue to drive RevPAR growth.

Our Customers

We generate a significant portion of our revenue from the following broad customer groups: transient business, group business and contract business. Transient business broadly represents individual business or leisure travelers. Business travelers make up the majority of transient demand at our hotels. Therefore, we will be more affected by trends in business travel than trends in leisure demand. Group business represents clusters of guestrooms booked together, usually with a minimum of 10 rooms. Contract business refers to blocks of rooms sold to a specific company for an extended period of time at significantly discounted rates. Airline crews are typical generators of contract demand at some of our hotels. Additionally, contract rates may be utilized by hotels that are located in markets that are experiencing consistently lower levels of demand.

Inflation

We do not believe inflation has had a material effect on our business during the nine months ended September 30, 2014 or the years ended December 31, 2013, 2012 and 2011. Although increases in the rate of inflation typically result in increases in hotel room rates, a severe increase in the rate of inflation has the potential to cause the economy to slow. A slowing of the economy may create a reduction in hotel room rates and consequential decreases in revenues and profitability. See “Risk Factors—Risks Related to Our Business and Industry.”

Seasonality

The lodging industry is seasonal in nature, which can be expected to cause fluctuations in our hotel room revenues, occupancy levels, room rates, operating expenses and cash flows. The periods during which our hotels experience higher or lower levels of demand vary from property to property and depend upon location, type of property and competitive mix within the specific location. Based on historical results for the Prior Combined Portfolio, our revenues were the lowest during the first quarter of each year. Similarly, we expect our revenues for the Xenia Portfolio to also be the lowest during the first quarter of each year.

Our Revenues and Expenses

Revenues

Our revenues are derived from hotel operations and are composed of the following sources:

•	Room revenues—Represents the sale of room rentals at our hotel properties and accounts for a substantial majority of our total revenue. Occupancy and average daily room rate are the major drivers of room revenue. The business mix and distribution channel mix of the hotels are significant determinants of ADR.

•	Food and beverage revenues—Occupancy and the type of customer staying at the hotel are the major drivers of food and beverage revenue (i.e., group business typically generates more food and beverage business through catering functions when compared to transient business, which may or may not utilize the hotel’s food and beverage outlets).

•	Other revenues—Represents ancillary revenue such as parking, telephone and other guest services, and tenant leases. Occupancy and the nature of the property are the main drivers of other revenue.

Expenses

Our operating expenses consist of costs to provide hotel services and corporate-level expenses. The following are components of our expenses:

•	Room expenses—These costs include housekeeping wages and payroll taxes, reservation systems, room supplies, laundry services and front desk costs. Similar to room revenue, occupancy is the major driver of room expense and as a result, room expense has a significant correlation to room revenue. These costs as a percentage of revenue can increase based on increases in salaries and wages, as well as on the level of service and amenities that are provided.

•	Food and beverage expenses—These expenses primarily include food, beverage and associated labor costs. Occupancy and the type of customer staying at the hotel are major drivers of food and beverage expense (i.e., catered functions generally are more profitable than on-property food and beverage outlet sales), which correlates closely with food and beverage revenue.

•	Other direct expenses—These expenses primarily include labor and other costs associated with other revenues, such as parking, telephone and other guest services.

•	Other indirect expenses—These expenses primarily include hotel costs associated with general and administrative, sales and marketing and repairs and maintenance and utility costs.

•	Management fees—Base management fees are computed as a percentage of gross revenue. The management fees also include hotel incentive fees, which are typically a percentage of net operating income (or similar measurement of hotel profitability) after we receive a threshold annual payment based on our total capital investment in the hotel. See “Our Principal Agreements.”

•	Depreciation and amortization expense—These are non-cash expenses that primarily consist of depreciation of fixed assets such as buildings, furniture, fixtures and equipment at our hotels, as well as certain corporate assets. Amortization expense primarily consists of amortizations of acquired above and below market ground leases and acquired advance bookings, which are amortized over the life of the related lease or term.

•	General and administrative expenses—General and administrative expenses consist primarily of compensation expense for our corporate staff and personnel supporting our business, office administrative and related expenses and acquisition expenses. Corporate costs directly associated with Xenia’s principal executive offices, personnel and other administrative costs are reflected as general and administrative expense on the combined consolidated financial statements. Additionally, Inland American allocated to Xenia a portion of corporate overhead costs incurred by Inland American which is based upon Xenia’s percentage share of the average invested assets of Inland American and reflected in general and administrative expense. Upon our separation from Inland American, we will no longer be allocated a portion of Inland American’s corporate overhead. We will be party to a Transition Services Agreement with Inland American, pursuant to which we will be charged agreed-upon amounts for the corporate services we receive. We anticipate that we will incur non-recurring expenses associated with establishing our own information technology, financial reporting and other public company infrastructure, particularly during 2015.

•	Business management fee—During the years ended December 31, 2013, 2012 and 2011, Inland American paid an annual business management fee to the Business Manager based on the average invested assets. We were allocated a portion of the business management fee based upon our percentage share of the average invested assets of Inland American for the years ended December 31, 2013, 2012 and 2011. On March 12, 2014, Inland American entered into the Self-Management Transactions. After the Self-Management Transactions, our management team and our other employees ceased to be employed by the Business Manager or one of its affiliates and became our employees. In connection with the Self-Management Transactions, Inland American agreed with the Business Manager to terminate the management agreement with the Business Manager, hire all of the Business Manager’s employees and acquire the assets or rights necessary to conduct the functions previously performed for Inland American by the Business Manager. The Self-Management Transactions resulted in a final business management fee incurred in January 2014. As a result, we will not be allocated a business management fee after January 2014.

•	Acquisition transaction costs—Acquisition transaction costs typically consist of legal fees, other professional fees, transfer taxes and other direct costs associated with our pursuit of hotel investments. As a result, these costs will vary depending on our level of ongoing acquisition activity.

•	Provision for Asset Impairment—We hold goodwill, amortizing intangible assets and long-lived assets investments. We assess the carrying values of our long-lived assets and equity method investment and evaluate these assets for impairment as discussed in “Critical Accounting Policies and Estimates.” These evaluations have, in the past, resulted in impairment losses for certain of these assets based on the specific facts and circumstances surrounding those assets and our estimates of the fair value of those assets. Based on economic conditions or other factors applicable to a specific property, we may be required to take additional impairment losses to reflect further declines in our asset and/or investment values.

Most categories of variable operating expenses, including labor costs such as housekeeping, fluctuate with changes in occupancy. Increases in occupancy are accompanied by increases in most categories of variable operating expenses, while increases in ADR typically only result in increases in limited categories of operating costs and expenses, such as management fees and franchise fees, which are based on hotel revenues. Thus, changes in ADR have a more significant impact on operating margins than changes in occupancy.

Factors that May Affect Results of Operations

The principal factors affecting our operating results include overall demand for hotel rooms compared to the supply of available hotel rooms, economic conditions, and the ability of our third-party management companies to increase or maintain revenues while controlling expenses.

•	Demand and economic conditions—Consumer demand for lodging, especially business travel, is closely linked to the performance of the overall economy and is sensitive to business and personal discretionary spending levels. Declines in consumer demand due to adverse general economic conditions, risks affecting or reducing travel patterns, lower consumer confidence and adverse political conditions can lower the revenues and profitability of our hotel operations. As a result, changes in consumer demand and general business cycles can subject and have subjected our revenues to significant volatility. See “Risk Factors—Risks Relating to Our Business and Industry.”

•	Supply—New hotel room supply is an important factor that can affect the lodging industry’s performance. Room rates and occupancy, and thus RevPAR, tend to increase when demand growth exceeds supply growth. The addition of new competitive hotels affects the ability of existing hotels to drive growth in RevPAR, and thus profits. New development is driven largely by construction costs, the availability of financing and expected performance of existing hotels.

•	Third-party hotel managers—We depend on the performance of third-party hotel management companies that manage the operations of each of our hotels under long-term agreements. Our operating results could be materially and adversely affected if any of our third-party managers fail to provide quality services and amenities, or otherwise fail to manage our hotels in our best interest. We believe we have good relationships with our third-party managers and are committed to the continued growth and development of these relationships.

•	Fixed nature of expenses—Many of the expenses associated with operating our hotels are relatively fixed. These expenses include certain personnel costs, rent, property taxes, insurance and utilities, as well as sales and marketing expenses. If we are unable to decrease these costs significantly or rapidly when demand for our hotels decreases, the resulting decline in our revenues can have an adverse effect on our net cash flow, margins and profits. This effect can be especially pronounced during periods of economic contraction or slow economic growth.

•	Seasonality—The lodging industry is seasonal in nature, which can be expected to cause fluctuations in our hotel room revenues, occupancy levels, room rates, operating expenses and cash flows. The periods during which our hotels experience higher or lower levels of demand vary from property to property and depend upon location, type of property and competitive mix within the specific location. Based on historical results for the Prior Combined Portfolio, our revenues were the lowest during the first quarter of each year. Similarly, we expect our revenues for the Xenia Portfolio to also be the lowest during the first quarter of each year.

•	Competition—The lodging industry is highly competitive. Our hotels compete with other hotels for guests in each of their markets based on a number of factors, including, among others, room rates, quality of accommodations, service levels and amenities, location, brand affiliation, reputation, and reservation systems. Competition is often specific to the individual markets in which our hotels are located and includes competition from existing and new hotels. We believe that hotels, such as those in the Xenia Portfolio, will enjoy the competitive advantages associated with operating under such brands.

Key Indicators of Operating Performance

We use a variety of operating and other information to evaluate the financial condition and operating performance of our business. These key indicators include financial information that is prepared in accordance with U.S. GAAP, as well as other financial measures that are not prepared in accordance with U.S. GAAP. In addition, we use other information that may not be financial in nature, including industry statistical information and comparative data. We use this information to measure the performance of individual hotels, groups of hotels and/or our business as a whole. We periodically compare historical information to our internal budgets as well as industry-wide information. We also use these metrics to evaluate the hotels in our portfolio and potential acquisitions to determine each hotel’s contribution to cash flow, its potential to provide attractive long-term total returns and identify potential candidates for disposition.

Occupancy

Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel. Occupancy measures the utilization of our hotels’ available capacity. We use occupancy to gauge demand at a specific hotel in a given period. Occupancy levels also help us determine achievable ADR (as defined below) levels as demand for hotel rooms increases or decreases.

Average Daily Rate (“ADR”)

ADR represents hotel room revenue divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel, and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. We use ADR to assess pricing levels that we are able to generate by type of customer, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Revenue per Available Room (“RevPAR”)

We calculate RevPAR by dividing hotel room revenue by room nights available to guests for the period. RevPAR does not include non-room revenues such as food and beverage revenues or other operating department revenues. We consider RevPAR to be a meaningful indicator of our performance as it provides a metric correlated to two primary and key drivers of operations at our hotels: occupancy and ADR. RevPAR is also a useful indicator in measuring performance over comparable periods for comparable hotels. RevPAR changes that are primarily driven by changes in occupancy have different implications for overall revenues and profitability than changes that are driven primarily by changes in ADR. For example, an increase in occupancy at a hotel would lead to additional variable operating costs (including housekeeping services, utilities and room supplies) and could also result in increased other operating department revenue and expense. Changes in ADR typically have a greater impact on operating margins and profitability as they only have a limited effect on variable operating costs.

Funds From Operations (“FFO”) and Adjusted FFO

FFO is a non-GAAP financial measure that reflects net income or loss (calculated in accordance with GAAP), excluding real estate depreciation and amortization, gains (losses) from sales of real estate, impairments of real estate assets, the cumulative effect of changes in accounting principles and adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. By excluding the effect of real estate depreciation and amortization, gains (losses) from sales of real estate, and impairments of real estate assets, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that FFO provides investors a useful supplemental financial measure in evaluating our operating performance.

We further adjust FFO for certain additional items such as hotel property acquisition and pursuit costs, and other expenses we believe do not represent recurring operations. We believe that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of our operating performance.

Please refer to “Non-GAAP Financial Measures” below for a detailed discussion of the Company’s use, definition and limitations of FFO and Adjusted FFO and a reconciliation of FFO and Adjusted FFO to net income (loss), a U.S. generally accepted accounting principles (“GAAP”) measurement. Other companies may define Adjusted FFO differently.

Earnings before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA

EBITDA is a non-GAAP financial measure that reflects net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes, and depreciation and amortization. We consider EBITDA useful to investors in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions.

We further adjust EBITDA for certain additional items such as hotel property acquisitions and pursuit costs, amortization of share-based compensation and other costs we believe do not represent recurring operations and are not indicative of the performance of our underlying hotel property entities. We believe Adjusted EBITDA provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.

Please refer to “Non-GAAP Financial Measures” below for a detailed discussion of the Company’s use, definition and limitations of EBITDA, and Adjusted EBITDA and a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), a U.S. generally accepted accounting principles (“GAAP”) measurement. Other companies may define EBITDA and Adjusted EBITDA differently.

Results of Operations

Comparison of the nine months ended September 30, 2014 and 2013

At September 30, 2014 and 2013, the Prior Combined Portfolio consisted of 47 and 40 wholly-owned hotels, respectively, the operating activity of which is reflected in continuing operations on the combined consolidated statements of operations. The Xenia Portfolio consisted of 46 and 39 wholly-owned hotels, respectively. Additionally, at September 30, 2014, the hotels in the Suburban Select Service Portfolio were included in the Prior Combined Portfolio but classified as held for sale, and their operating activity is reflected in discontinued operations on the combined consolidated statements of operations for the nine months ended September 30, 2014 and 2013. The hotels owned during the nine months ended September 30, 2014 and 2013, which exclude discontinued operations, have been included in our results during the respective periods since their dates of acquisition. Based on when a property was acquired, operating results for certain properties are not comparable for the nine months ended September 30, 2014 and 2013. Comparable properties are all properties within the Xenia Portfolio that we have owned and operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Hotel operating income represents the difference between total revenues and total hotel operating expenses.

The following are key hotel operating statistics for all properties owned at September 30, 2014 and 2013, respectively:

	Xenia Portfolio			Prior Combined Portfolio
	For the nine months ended September 30,			For the nine months ended September 30,
	2014	2013	Variance	2014	2013	Variance
Number of properties	46	39		47	40
Occupancy(1)	78.1%	74.1%	5.4%	78.1%	74.2%	5.3%
Average Daily Rate (ADR)(1)	$176.47	$160.22	10.1%	$176.20	$159.97	10.1%
Revenue Per Available Room (RevPAR)(1)	$137.87	$118.77	16.1%	$137.70	$118.67	16.0%
Hotel operating income	$243,921	$151,419	61.1%	$246,399	$153,986	60.0%
Hotel operating income margin	35.7%	35.0%	69 bps	36.4%	36.2%	20 bps

(1)	For hotels acquired during the applicable period, only includes operating statistics since the date of acquisition. Reflects a January 1 to December 31 fiscal calendar year for all hotels, including those operated by Marriott.

The following are key hotel operating statistics for comparable properties within the Xenia Portfolio owned at September 30, 2014 and 2013:

	Xenia Portfolio
	For the nine months ended September 30,
	2014	2013	Variance
Number of comparable properties	31	31
Occupancy	76.0%	73.6%	3.3%
Average Daily Rate (ADR)	$166.68	$159.19	4.7%
Revenue Per Available Room (RevPAR)	$126.75	$117.18	8.2%
Hotel operating income	$155,982	$139,542	11.8%
Hotel operating income margin	35.7%	34.9%	78 bps

Condensed Combined Consolidated Results of Operations

	(in thousands)
	For the nine months ended September 30,
	2014	2013	Increase
Net income (loss) from continuing operations	$32,780	$(27,487)	$60,267
Net income (loss) attributable to Company	$34,592	$(29,233)	$63,825

Net income from continuing operations for the nine months ended September 30, 2014 was $32.8 million compared to a net loss of $27.5 million for the nine months ended September 30, 2013. This increase of $60.3 million was a result of a $249.9 million increase in total hotel operating revenues, partially offset by a $157.5 million increase in hotel operating expenses and an increase of $31.9 million in other operating expenses. Both the increase in revenues and the increase in expenses were a result of acquisitions made in 2014 and 2013.

Revenues

Revenues consists of room, food and beverage and other revenues from our hotels, as follows (in thousands):

	Xenia Portfolio				Prior Combined Portfolio
	For the nine months ended September 30,				For the nine months ended September 30,
	2014	2013	Increase	Variance	2014	2013	Increase	Variance
Number of properties	46	39			47	40
Revenues:
Room revenues	$470,452	$299,421	$171,031	57.1%	$481,001	$310,806	$170,195	54.8%
Food and beverage revenues	169,568	106,640	$62,928	59.0%	171,379	108,692	$62,687	57.7%
Other revenues	44,108	27,025	$17,083	63.2%	44,375	27,316	$17,059	62.5%

Total revenues	$684,128	$433,086	$251,042	58.0%	$696,755	$446,814	$249,941	55.9%

The following are revenues for comparable properties within the Xenia Portfolio owned at September 30, 2014 and 2013 (in thousands):

	Xenia Portfolio
	For the nine months ended September 30,
	2014	2013	Increase	Variance
Number of comparable properties	31	31
Hotel operating revenues:
Revenues:	$300,630	$278,461	$22,169	8.0%
Food and beverage revenues	110,143	97,162	$12,981	13.4%
Other revenues	26,311	24,095	$2,216	9.2%

Total revenues	$437,084	$399,718	$37,366	9.3%

Room revenues

Room revenues for the Prior Combined Portfolio increased $170.2 million, or 54.8%, to $481.0 million for the nine months ended September 30, 2014 from $310.8 million for the nine months ended September 30, 2013. These increases were primarily a result of seven hotels acquired after September 30, 2013. The seven acquired hotels, which are not comparable period-over-period, contributed $76.2 million to the increase in hotel room revenues.

Room revenues for the Xenia Portfolio, on a comparable basis, increased $22.2 million, or 8.0%, to $300.6 million for the nine months ended September 30, 2014 from $278.5 million for the nine months ended September 30, 2013. This increase was a result of strong overall demand in transient, group and contract business in several markets. For the Xenia Portfolio, on a comparable properties basis, RevPAR increased 8.2% as a result of a 4.7% increase in ADR from $159.19 to $166.68 and a 3.3% improvement in occupancy from 73.6% to 76.0% for the nine months ended September 30, 2013 to September 30, 2014, respectively.

Food and beverage revenues

Food and beverage for the Prior Combined Portfolio revenues increased $62.7 million, or 57.7%, to $171.4 million for the nine months ended September 30, 2014 from $108.7 million for the nine months ended September 30, 2013. These increases were primarily a result of seven hotels acquired after September 30, 2013.

The Xenia Portfolio also commands higher prices for banquet services, which typically include catering fees and meeting space rentals.

Food and beverage revenues for the Xenia Portfolio, on a comparable basis, increased $13.0 million, or 13.4%, to $110.1 million for the nine months ended September 30, 2014 from $97.2 million for the nine months ended September 30, 2013. This increase was primarily due to strong catering and banquet revenue from group business. In addition, demand generating events, such as concerts and sporting events, increased demand in food and beverage outlets in certain markets.

Other revenues

Other operating revenues for the Prior Combined Portfolio increased $17.1 million, or 62.5%, to $44.4 million for the nine months ended September 30, 2014 from $27.3 million for the nine months ended September 30, 2013. Other operating income includes revenue derived from ancillary sources such as tenant leases, parking, telephone, and other guest services. These increases were primarily a result of seven hotels acquired after September 30, 2013.

Other revenues for the Xenia Portfolio, on a comparable basis, increased $2.2 million, or 9.2%, to $26.3 million for the nine months ended September 30, 2014 from $24.1 million for the nine months ended September 30, 2013.

Hotel Operating Expenses

Hotel operating expenses consist of the following (in thousands):

	Xenia Portfolio				Prior Combined Portfolio
	For the nine months ended September 30,				For the nine months ended September 30,		Increase	Variance
	2014	2013	Increase	Variance	2014	2013
Number of properties	46	39			47	40
Hotel operating expenses:
Room expenses	$103,169	$63,290	$39,879	63.0%	$105,777	$66,250	$39,527	59.7%
Food and beverage expenses	115,527	73,082	42,445	58.1%	117,250	75,008	42,242	56.3%
Other direct expenses	24,656	16,562	8,094	48.9%	24,843	16,742	8,101	48.4%
Other indirect expenses	157,725	103,538	54,187	52.3%	162,698	108,553	54,145	49.9%
Management fees	39,130	25,195	13,935	55.3%	39,788	26,275	13,513	51.4%

Total hotel operating expenses	$440,207	$281,667	$158,540	56.3%	$450,356	$292,828	$157,528	53.8%

The following are hotel operating expenses for comparable properties within the Xenia Portfolio owned at September 30, 2014 and 2013 (in thousands):

	Xenia Portfolio
	For the nine months ended September 30,
	2014	2013	Increase	Variance
Number of comparable properties	31	31
Hotel operating expenses:
Room expenses	$63,025	$58,523	$4,502	7.7%
Food and beverage expenses	72,609	66,906	5,703	8.5%
Other direct expenses	16,158	15,525	633	4.1%
Other indirect expenses	101,683	95,836	5,847	6.1%
Management fees	27,627	23,386	4,241	18.1%

Total hotel operating expenses	$281,102	$260,176	$20,926	8.0%

Total hotel operating expenses

Hotel operating expenses for the Prior Combined Portfolio increased $157.5 million, or 53.8%, to $450.4 million for the nine months ended September 30, 2014 from $292.8 million for the nine months ended September 30, 2013. The hotel operating expenses increase of 53.8% is comparable to the total revenues increase of 55.9%. This increase was primarily a result of seven hotels acquired after September 30, 2013.

Hotel operating expenses for the Xenia Portfolio, on a comparable basis, increased $20.9 million, or 8.0%, to $281.1 million for the nine months ended September 30, 2014 from $260.2 million for the nine months ended September 30, 2013. The hotel operating expenses increase of 8.0% is comparable to the total revenues increase of 9.3%. This increase was primarily due to operating costs associated with strong overall transient, group and contract business in several of our markets, costs due to weather-related issues in the Northeast and Midwest sections of the country during the first quarter of 2014, volume related increases in food & beverage cost of sales and increased incentive management fees.

Corporate and Other Expenses

Corporate and other expenses consist of the following (in thousands):

	Prior Combined Portfolio
	For the nine months ended September 30,		Increase (decrease)	Variance
	2014	2013
Depreciation and amortization	$106,231	$71,696	$34,535	48.2%
Real estate taxes, personal property taxes and insurance	30,595	19,100	11,495	60.2%
General and administrative expenses	24,268	9,059	15,209	167.9%
Business management fees	1,474	9,334	(7,860)	(84.2)%
Acquisition transaction costs	1,148	1,116	32	2.9%
Provision for asset impairments	4,665	26,175	(21,510)	(82.2)%

Total corporate and other expenses	$168,381	$136,480	$31,901	23.4%

Depreciation and amortization

Combined depreciation and amortization expense increased $34.5 million, or 48.2%, to $106.2 million for the nine months ended September 30, 2014 from $71.7 million for the nine months ended September 30, 2013. This increase in depreciation expense was primarily a result of seven hotels acquired after September 30, 2013.

Real estate taxes, personal property taxes and insurance

Real estate taxes, personal property taxes and insurance expense increased $11.5 million, or 60.2%, to $30.6 million for the nine months ended September 30, 2014 from $19.1 million for the nine months ended September 30, 2013. This increase in real estate taxes, personal property taxes and insurance expense was primarily a result of seven hotels acquired after September 30, 2013. In addition, real estate taxes and personal property taxes increased across the remaining portfolio due to increased assessed property values or tax rates at certain properties, partially offset by refunds from prior year real estate tax appeals.

General and administrative expenses

General and administrative expenses increased $15.2 million, or 167.9%, to $24.3 million for the nine months ended September 30, 2014 from $9.1 million for the nine months ended September 30, 2013. Costs incurred in 2014 included legal and other professional fees related to Inland American’s Self-Management Transactions on March 12, 2014 as well as other legal costs and increased corporate staffing.

Business management fee

Business management fee expense decreased $7.9 million, or 84.2%, to $1.5 million for the nine months ended September 30, 2014 from $9.3 million for the nine months ended September 30, 2013. On March 12, 2014, Inland American executed the Self-Management Transactions. In connection with the Self-Management Transactions, Inland American agreed with the Business Manager to terminate the management agreement with the Business Manager, hire all of the Business Manager’s employees and acquire the assets or rights necessary to conduct the functions previously performed for Inland American by the Business Manager. The Self-Management Transactions resulted in a final business management fee incurred in January 2014. As a result, we will not be allocated a business management fee after January 2014.

For the nine months ended September 30, 2013, Inland American incurred a business management fee of $9.3 million, which was allocated to us based upon our percentage share of the average invested assets of Inland American.

Acquisition transaction costs

Acquisition transaction costs increased $0.03 million, or 2.9%, to $1.1 million for the nine months ended September 30, 2014 from $1.1 million for the nine months ended September 30, 2013. This increase was due to acquisition costs incurred with the investment in the Aston Waikiki Hotel Beach Hotel. Typically, acquisition transaction costs consist of legal fees, other professional fees, transfer taxes and other direct costs associated with our pursuit of hotel investments. As a result, these costs vary with our level of ongoing acquisition activity.

Provision for asset impairment

During the nine months ended September 30, 2014, a provision for asset impairment of $4.7 million was recorded on two hotels which were identified to have a reduction in the expected holding period. These hotels are not part of the Xenia Portfolio.

During the nine months ended September 30, 2013, a provision for asset impairment of $26.2 million was recorded on two hotels which were identified to have a reduction in the expected holding period. These hotels are not part of the Xenia Portfolio.

Results of Non-operating Income and Expenses

Hotel non-operating income and expenses consist of the following (in thousands):

	Prior Combined Portfolio
	For the nine months ended September 30,		Increase (decrease)	Variance
	2014	2013
Non-operating income and expenses:
Gain on sale of investment properties	$865	$—	$865	N/A
Other income (loss)	$(999)	$335	$(1,334)	(398.2)%
Interest expense	$(43,534)	$(39,005)	$4,529	11.6%
Equity in earnings (loss) and gain (loss) and (impairment) of investment in unconsolidated entities, net	$4,216	$(184)	$4,400	2,391.3%
Income tax expense	$(5,786)	$(6,139)	$(353)	(5.8)%
Net income from discontinued operations	$1,812	$(1,746)	$3,558	203.8%

Interest expense

Interest expense increased $4.5 million, or 11.6%, to $43.5 million for the nine months ended September 30, 2014 from $39.0 million for the nine months ended September 30, 2013. This was primarily driven by an increase in debt to $1.3 billion as of September 30, 2014 from $1.1 billion as of September 30, 2013. This increase was the result of debt incurred in connection with our acquisition of seven hotels and a $106.1 million allocation of Inland American’s unsecured credit facility.

Equity in earnings of investment in unconsolidated entities

Equity in earnings of investment in unconsolidated entities increased $4.4 million to income of $4.2 million for the nine months ended September 30, 2014 from a loss of $0.2 million for the nine months ended September 30, 2014 to 2013. During the nine months ended September 30, 2014, we sold a hotel joint venture for a gain of $4.5 million, which was our last unconsolidated joint venture. During the nine months ended September 30, 2013, we had investments in three unconsolidated joint ventures.

Income tax expense

Income tax expense decreased $0.4 million, to $5.8 million for the nine months ended September 30, 2014 from $6.1 million for the nine months ended September 30, 2013.

Income from discontinued operations

Income from discontinued operations increased $3.6 million, to $1.8 million for the nine months ended September 30, 2014 from net loss of $1.7 million for the nine months ended September 30, 2013. During the nine months ended September 30, 2013, three property disposals were reflected in discontinued operations. Effective January 1, 2014, we elected to early adopt FASB’s ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. Under the new guidance, only disposals representing a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. On September 17, 2014, Inland American entered into a definitive asset purchase agreement to sell 52 select service hotels. We believe this sale, which was completed on November 17, 2014, represents a strategic shift that has (or will have) a major effect on the Company’s results and operations, and qualifies as discontinued operations. The operations are reflected as discontinued operations on the condensed combined consolidated statements of operations for the nine months ended September 30, 2014 and the nine months ended September 30, 2013.

Results of Operations for the years Ended December 31, 2013, 2012 and 2011

At December 31, 2013, 2012 and 2011, the Prior Combined Portfolio consisted of 46, 32, and 25 wholly-owned hotels, respectively, the operating activity of which is reflected in continuing operations on the combined consolidated statements of operations. The Xenia Portfolio consisted of 45, 31, and 24 hotels, respectively. Additionally, at September 30, 2014 and 2013, the Prior Combined Portfolio consisted of 47 and 40 wholly-owned hotels, respectively, the operating activity of which is reflected in continuing operations on the consolidated statements of operations. The Xenia Portfolio consisted of 46 and 39 wholly-owned hotels, respectively. At September 30, 2014, the hotels in the Suburban Select Service Portfolio were included in the Prior Combined Portfolio but classified as held for sale, and their operating activity is reflected in discontinued operations on the consolidated statements of operations for the years ended December 31, 2013, 2012, and 2011. The hotels owned during the nine months ended September 30, 2014 and 2013, which exclude discontinued operations, have been included in our results during the respective periods since their dates of acquisition. Based on when a property was acquired, operating results for certain properties are not comparable for the years ended December 31, 2013, 2012 and 2011. Comparable properties are all properties within the Xenia Portfolio that we have owned and operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Hotel operating income represents the difference between total revenues and total hotel operating expenses.

The following are key hotel operating statistics for all properties owned at December 31, 2013, 2012 and 2011 respectively:

	Xenia Portfolio							Prior Combined Portfolio
	For the year ended December 31,			Variance from 2012 to 2013		Variance from 2011 to 2012		For the year ended December 31,			Variance from 2012 to 2013		Variance from 2011 to 2012
	2013	2012	2011					2013	2012	2011
Number of properties	45	31	24					46	32	25
Occupancy(1)	73.6%	71.4%	71.7%	3.1%		(0.4)%		73.6%	71.5%	71.7%	2.9%		(0.3)%
Average Daily Rate (ADR)(1)	$161.95	$150.79	$147.10	7.4%		2.5%		$161.69	$150.59	$146.74	7.4%		2.6%
Revenue Per Available Room (RevPAR)(1)	$119.13	$107.72	$105.52	10.6%		2.1%		$119.05	$107.68	$105.27	10.6%		2.3%
Hotel operating income	$218,411	$153,782	$105,523	42.0%		45.7%		$221,806	$157,052	$108,263	41.2%		45.1%
Hotel operating income margin	34.5%	34.2%	36.4%	30	bps	(220	) bps	34.0%	33.6%	35.5%	40	bps	(190	) bps

(1)	For hotels acquired during the applicable period, only includes operating statistics since the date of acquisition. Reflects a January 1 to December 31 fiscal calendar year for all hotels, including those operated by Marriott.

The following are key hotel operating statistics for comparable properties within the Xenia Portfolio owned at December 31, 2013 and 2012:

	Xenia Portfolio
	For the year ended December 31,		Variance from 2012 to 2013
	2013	2012
Number of comparable properties	24	24
Occupancy	73.1%	71.8%	1.8%
Average Daily Rate (ADR)	$159.60	$152.20	4.9%
Revenue Per Available Room (RevPAR)	$116.64	$109.30	6.7%
Hotel operating income	$131,234	$120,623	8.8%
Hotel operating income margin	37.0%	35.9%	111	bps

The following are key hotel operating statistics for comparable properties within the Xenia Portfolio owned at December 31, 2012 and 2011:

	Xenia Portfolio
	As of December 31,		Variance from 2011 to 2012
	2012	2011
Number of comparable properties	21	21
Occupancy	73.1%	72.3%	1.1%
Average Daily Rate (ADR)	$152.05	$148.06	2.7%
Revenue Per Available Room (RevPAR)	$111.16	$107.04	3.8%
Hotel operating income	$100,629	$95,992	4.8%
Hotel operating income margin	37.7%	37.7%	5	bps

Condensed Combined Consolidated Results of Operations

	(in thousands)
	Twelve months ended December 31,
	2013	2012	2011
Net loss from continuing operations	$(45,266)	$(29,819)	$(17,012)
Net loss attributable to Company	$(51,468)	$(46,146)	$(114,593)

Net loss from continuing operations for the year ended December 31, 2013 was $45.3 million compared to a loss from continuing operations of $29.8 million for the year ended December 31, 2012, representing a decrease in income of $15.4 million. This performance was primarily due to a $185.0 million, or 39.6% increase in total revenue, partially offset by the net impact of a $120.2 million, or 38.8%, increase in hotel operating expenses, an increase of $77.5 million, or 58.5%, in other operating expenses and an increase of $2.7 million, or 5.0%, in non-operating expenses.

Net loss from continuing operations for the year ended December 31, 2012 was $29.8 million compared to a loss from continuing operations of $17.0 million for the year ended December 31, 2011, representing a decrease in income of $12.8 million. This performance was primarily due to a $161.6 million, or 57.3%, increase in total revenue, partially offset by the net impact of a $112.8 million, or 57.3%, increase in hotel operating expenses, an increase of $31.9 million, or 31.7%, in other operating expenses and an increase of $29.6 million, or 120.4%, in non-operating expenses.

Revenues

Revenues consists of room, food and beverage, and other departmental revenues from our hotels, as follows (in thousands):

	Xenia Portfolio					Prior Combined Portfolio
	For the year ended December 31,			2013 Increase from 2012	2012 Increase from 2011	For the year ended December 31,			2013 Increase from 2012	2012 Increase from 2011
	2013	2012	2011			2013	2012	2011
Number of Properties	45	31	24			46	32	25
Revenues:
Room revenues	$428,277	$309,984	$211,882	$118,293	$98,102	$443,267	$323,959	$224,561	$119,308	$99,398
Food and beverage revenues	165,538	113,483	62,294	52,055	51,189	168,368	116,260	65,002	52,108	51,258
Other revenues	39,873	26,322	15,354	13,551	10,968	40,236	26,661	15,685	13,575	10,976

Total revenues	$633,688	$449,789	$289,530	$183,899	$160,259	$651,871	$466,880	$305,248	$184,991	$161,632

The following are revenues for comparable properties within the Xenia Portfolio owned at December 31, 2013 and 2012 and December 31, 2012 and 2011 (in thousands):

	Xenia Portfolio				Xenia Portfolio
	For the year ended December 31,		Increase	Variance	For the year ended December 31,		Increase	Variance
	2013	2012			2012	2011
Number of comparable properties	24	24			21	21
Revenues:
Room revenues	$258,311	$242,024	$16,287	6.7%	$198,488	$190,610	$7,878	4.1%
Food and beverage revenues	77,994	76,372	1,622	2.1%	53,357	50,619	2,738	5.4%
Other revenues	18,765	18,041	724	4.0%	14,954	13,616	1,338	9.8%

Total revenues	$355,070	$336,437	$18,633	5.5%	$266,799	$254,845	$11,954	4.7%

Room revenues

Room revenues for the Prior Combined Portfolio increased $119.3 million, or 36.8%, to $443.3 million for the year ended December 31, 2013 from $324.0 million for the year ended December 31, 2012 . These increases were primarily a result of fourteen hotels acquired during the year ended December 31, 2013. The fourteen acquired hotels, which are not comparable year-over-year, contributed $59.7 million to the increase in hotel room revenues.

Room revenues for the Prior Combined Portfolio increased $99.4 million, or 44.3%, to $324.0 million for the year ended December 31, 2012 from $224.6 million for the year ended December 31, 2011. These increases were primarily a result of seven hotels acquired during the year ended December 31, 2012. The acquired hotels, which are not comparable year-over-year, contributed $68.0 million to the increase in hotel room revenues.

Room revenues for the Xenia Portfolio, on a comparable basis, increased $16.3 million, or 6.7%, to $258.3 million for the year ended December 31, 2013 from $242.0 million for the year ended December 31, 2012. This increase is due primarily to greater group demand in several markets and the completion of hotel renovations by the beginning of 2013. For the Xenia Portfolio, on a comparable properties basis, RevPAR increased 6.7%, as a result of a 4.9% increase in ADR from $152.20 to $159.60 and a 1.8% improvement in occupancy from 71.8% to 73.1% for the year ended December 31, 2012 to 2013, respectively.

Room revenues for the Xenia Portfolio, on a comparable basis, increased $7.9 million, or 4.1%, to $198.5 million for the year ended December 31, 2012 from $190.6 million for the year ended December 31, 2011. This increase is due in part to group demand growth in certain markets. For the Xenia Portfolio, on a comparable properties basis, RevPAR increased 3.8% as a result of a 2.7% in ADR from $148.06 to $152.05 and a 1.1% improvement in occupancy from 72.3% to 73.1% for the year ended December 31, 2011 to 2012, respectively.

Food and beverage revenues

Food and beverage revenues for the Prior Combined Portfolio increased $52.1 million, or 44.8%, to $168.4 million for the year ended December 31, 2013 from $116.3 million for the year ended December 31, 2012. These increases were primarily a result of fourteen hotels acquired during the year ended December 31, 2013.

Food and beverage revenues for the Prior Combined Portfolio increased $51.3 million, or 78.9%, to $116.3 million for the year ended December 31, 2012 from $65.0 million for the year ended December 31, 2011. These increases were primarily a result of seven hotels acquired during the year ended December 31, 2012.

Food and beverage revenues for the Xenia Portfolio, on a comparable basis, increased $1.6 million, or 2.1%, to $78.0 million for the year ended December 31, 2013 from $76.4 million for the year ended December 31, 2012. This increase is due primarily to higher catering and banquet revenue from group business.

Food and beverage revenues for the Xenia Portfolio, on a comparable basis, increased $2.7 million, or 5.4%, to $53.4 million for the year ended December 31, 2012 from $50.6 million for the year ended December 31, 2011. This increase is due primarily to higher catering and banquet revenue from group business.

Other revenues

Other revenues for the Prior Combined Portfolio increased $13.6 million, or 50.9%, to $40.2 million for the year ended December 31, 2013 from $26.7 million for the year ended December 31, 2012 .These increases were primarily a result of fourteen hotels acquired during the year ended December 31, 2013.

Other revenues for the Prior Combined Portfolio increased $11.0 million, or 70.0%, to $26.7 million for the year ended December 31, 2012 from $15.7 million for the year ended December 31, 2011. These increases were primarily a result of seven hotels acquired during the year ended December 31, 2012.

Other revenues for the Xenia Portfolio, on a comparable basis, increased $0.7 million, or 4.0%, to $18.8 million for the year ended December 31, 2013 from $18.0 million for the year ended December 31, 2012.

Other revenues for the Xenia Portfolio, on a comparable basis, increased $1.3 million, or 9.8%, to $15.0 million for the year ended December 31, 2012 from $13.6 million for the year ended December 31, 2011.

Hotel Operating Expenses

Hotel operating expenses consist of the following (in thousands):

	Xenia Portfolio					Prior Combined Portfolio
	For the year ended December 31,			2013 Increase from 2012	2012 Increase from 2011	For the year ended December 31,			2013 Increase from 2012	2012 Increase from 2011
	2013	2012	2011			2013	2012	2011
Number of properties	45	31	24			46	32	25
Hotel operating expenses:
Room expenses	$92,551	$68,023	$45,008	$24,528	$23,015	$96,444	$70,165	$48,218	$26,279	$21,947
Food and beverage expenses	111,426	74,305	42,737	37,121	31,568	114,011	78,080	45,421	35,931	32,659
Other direct expenses	24,305	17,118	8,881	7,187	8,237	24,542	17,401	9,138	7,141	8,263
Other indirect expenses	150,742	110,900	69,779	39,842	41,121	157,385	117,355	75,545	40,030	41,810
Management fees	36,253	25,661	17,602	10,592	8,059	37,683	26,827	18,663	10,856	8,164

Total hotel operating expenses	$415,277	$296,007	$184,007	$119,270	$112,000	$430,065	$309,828	$196,985	$120,237	$112,843

The following are hotel operating expenses for comparable properties within the Xenia Portfolio owned at December 31, 2013 and 2012 and December 31, 2012 and 2011 (in thousands):

	Xenia Portfolio				Xenia Portfolio
	For the year ended December 31,		Increase	Variance	For the year ended December 31,		Increase	Variance
	2013	2012			2012	2011
Number of comparable properties	24	24			21	21
Hotel operating expenses:
Room expenses	$54,496	$51,951	$2,545	4.9%	$40,736	$39,666	$1,070	2.7%
Food and beverage expenses	52,497	50,962	1,535	3.0%	36,303	35,069	1,234	3.5%
Other direct expenses	10,811	10,762	49	0.5%	8,298	7,550	748	9.9%
Other indirect expenses	83,243	81,020	2,223	2.7%	62,448	60,257	2,191	3.6%
Management fees	22,789	21,119	1,670	7.9%	18,385	16,311	2,074	12.7%

Total hotel operating expenses	$223,836	$215,814	$8,022	3.7%	$166,170	$158,853	$7,317	4.6%

Hotel Operating expenses

Hotel operating expenses for the Prior Combined Portfolio increased $120.2 million, or 38.8% to $430.1 million for the year ended December 31, 2013 from $309.8 million for the year ended December 31, 2012. The hotel operating expenses increase of 38.8% is comparable to total revenues increase of 39.6%. These increases were primarily a result of fourteen hotels acquired during the year ended December 31, 2013.

Hotel operating expenses for the Prior Combined Portfolio increased $112.8 million, or 57.3% to $197.0 million for the year ended December 31, 2012 from $328.4 million for the year ended December 31, 2011. The hotel operating expenses increase of 57.3% is comparable to total revenues increase of 53.0%. These increases were primarily a result of seven hotels acquired during the year ended December 31, 2012.

Hotel operating expenses for the Xenia Portfolio, on a comparable basis, increased $8.0 million, or 3.7%, to $223.8 million for the year ended December 31, 2013 from $215.8 million for the year ended December 31, 2012. The hotel operating expenses increase of 3.7% is comparable to total revenues increase of 5.5%. This increase was due primarily to operating costs associated with greater group demand in several markets.

Hotel operating expenses for the Xenia Portfolio, on a comparable basis, increased $7.3 million, or 4.6% to $166.2 million for the year ended December 31, 2012 from $158.9 million for the year ended December 31, 2011. The hotel operating expenses increase of 4.6% is comparable to total revenues increase of 4.7%. This increase was due primarily to operating costs associated with group demand growth in certain markets.

Corporate and Other Expenses

Corporate and other expenses consist of the following (in thousands):

	Prior Combined Portfolio
				2013 Increase from 2012	2012 Increase (decrease) from 2011
	2013	2012	2011
Depreciation and amortization	$104,229	$89,629	$68,600	$14,600	$21,029
Real estate taxes, personal property taxes and insurance	27,548	22,382	14,403	5,166	7,979
General and administrative expenses	14,151	9,008	6,997	5,143	2,011
Business management fees	12,743	10,812	9,996	1,931	816
Acquisition transaction costs	2,275	751	649	1,524	102
Provision for asset impairments	49,145	—	—	49,145	—

Total corporate and other expenses	$210,091	$132,582	$100,645	$77,509	$31,937

Depreciation and amortization

Depreciation and amortization expense increased $14.6 million, or 16.3%, to $104.2 million for the year ended December 31, 2013 from $89.6 million for the year ended December 31, 2012. Properties acquired in 2013 accounted for an increase in depreciation expense of approximately $11.1 million. This $11.1 million increase was offset by the full depreciation of properties with five-year assets placed in service during 2007 and early 2008.

Depreciation and amortization expense increased $21.0 million, or 30.7%, to $89.6 million for the year ended December 31, 2012 from $68.6 million for the year ended December 31, 2011. Properties acquired in 2012 accounted for $10.9 million of the increase while properties acquired in 2011, which had a full year of operations in 2012, accounted for $4.5 million of the increase.

Real estate taxes, personal property taxes, and insurance

Real estate taxes, personal property taxes, and insurance expense increased $5.2 million, or 23.1%, to $27.5 million for the year ended December 31, 2013 from $22.4 million for the year ended December 31, 2012. The increase was primarily a result of fourteen hotels acquired during the year ended December 31, 2013, partially offset by real estate tax refunds from prior year real estate tax appeals.

Real estate taxes, personal property taxes, and insurance expense increased $8.0 million, or 55.4%, to $22.4 million for the year ended December 31, 2012 from $14.4 million for the year ended December 31, 2011. The increase was primarily a result of seven hotels acquired during the year ended December 31, 2012. In addition, real estate taxes and personal property taxes increased across the remaining portfolio due to increased assessed property values or tax rates at certain properties, partially offset by refunds from prior year real estate tax appeals.

General and administrative expenses

General and administrative expenses consist primarily of compensation expense for our corporate staff and personnel supporting our business, contractual performance obligations, office administrative and related expenses and acquisition expenses. In addition, general and administrative expenses includes an allocation of costs by Inland American for certain corporate services and other expenses. The allocation includes costs related to corporate overhead expenses, such as payroll costs for certain of Inland American’s employees (accounting, finance, tax, treasury, and legal) and outside professional services.

General and administrative expense increased $5.1 million, or 57.1%, to $14.2 million for the year ended December 31, 2013 from $9.0 million for the year ended December 31, 2012. The increase was primarily a result of increased legal costs and increased consulting and professional fees due to our large amount of transaction activity and the execution of our portfolio strategy.

General and administrative expense increased $2.0 million, or 28.7%, to $9.0 million for the year ended December 31, 2012 from $7.0 million for the year ended December 31, 2011. The increase was primarily a result of increased legal costs.

Business management fee

Business management fee expense increased $1.9 million, or 17.9%, to $12.7 million for the year ended December 31, 2013 from $10.8 million for the year ended December 31, 2012. The business management fee is allocated to us based on average invested assets as of the last day of the immediately preceding quarter. The increase was primarily a result of fourteen hotels acquired during the year ended December 31, 2013, which caused our average invested assets to increase.

Business management fee expense increased $0.8 million, or 8.2%, to $10.8 million for the year ended December 31, 2012 from $10.0 million for the year ended December 31, 2011. The increase was primarily a result of seven hotels acquired during the year ended December 31, 2012, which caused our average invested assets to increase.

Acquisition transaction costs

Acquisition transaction costs increased $1.5 million to $2.3 million for the year ended December 31, 2013 from $0.8 million for the year ended December 31, 2012. This increase in acquisition transaction costs was due to costs incurred with the investment of fourteen properties during 2013. Typically, acquisition transaction costs consist of legal fees, other professional fees, transfer taxes and other direct costs associated with our pursuit of hotel investments. As a result, these costs vary with our level of ongoing acquisition activity.

Acquisition transaction costs increased $0.1 million, or 15.7%, to $0.8 million for the year ended December 31, 2012 from $0.6 million for the year ended December 31, 2011. This increase in acquisition transaction costs was due to the acquisition costs incurred with the investment of seven properties during 2012.

Provision for asset impairment

During the year ended December 31, 2013, a provision for asset impairment of $49.1 million was recorded on certain hotels, which were identified to have a reduction in the expected holding period. One of these hotels is included in the Xenia Portfolio.

During the year ended December 31, 2012, there was no provision for asset impairment recorded in continuing operations, although there was $6.2 million of asset impairment recorded in discontinued operations.

During the year ended December 31, 2011, there was no asset impairment recorded in continuing operations. There was a $69.8 million of asset impairment recorded in discontinued operations. None of these impairments were related to the Xenia Portfolio.

Results of Non-operating Income and Expenses

Hotel non-operating income and expenses for the Prior Combined Portfolio consist of the following (in thousands):

	For the year ended December 31,			2013 Increase (decrease) from 2012	2012 Increase (decrease) from 2011
	2013	2012	2011
Non-operating income and expenses:
Loss on sale of investment properties	$—	$(589)	$—	$589	$(589)
Other income (loss)	$(1,113)	$798	$988	$(1,911)	$(190)
Interest expense	$(52,792)	$(45,061)	$(28,885)	$7,731	$16,176
Equity in earnings (loss) and gain (loss) and (impairment) of investment in unconsolidated entities, net	$(33)	$(3,719)	$60	$3,686	$(3,779)
Income tax expense (benefit)	$(3,043)	$(5,718)	$3,207	$(2,675)	$8,925
Net loss from discontinued operations	$(6,202)	$(10,638)	$(97,293)	$4,436	$86,655

Interest expense

Interest expense increased $7.7 million, to $52.8 million for the year ended December 31, 2013 from $45.1 million for the year ended December 31, 2012. The increase in interest expense was primarily a result of an increase in debt to $1,280.2 million as of December 31, 2013 from $1,011.4 million as of December 31, 2012. This increase was the result of debt incurred in connection with our acquisition of fourteen hotels and a $88.6 million allocation of Inland American’s unsecured credit facility.

Interest expense increased $16.2 million to $45.1 million for the year ended December 31, 2012 from $28.9 million for the year ended December 31, 2011. The increase in interest expense was primarily a result of an increase in debt to $1,011.4 million as of December 31, 2012 from $688.8 million as of December 31, 2011. This increase was the result of debt incurred in connection with our acquisition of seven hotels.

Equity in earnings (loss) and gain (loss) and (impairment) of investment in unconsolidated entities

Equity in loss of investment in unconsolidated entities decreased $3.7 million to a loss of $0.03 million from a loss of $3.7 million from the year ended December 31, 2013 to 2012 mainly due to impairments and dispositions. During the year ended December 31, 2013, we impaired a joint venture by $1.0 million. The impairment was offset by a gain on the sale of another hotel joint venture of $0.5 million. During the year ended December 31, 2012, we sold a joint venture and incurred a loss of $1.4 million. Additionally, in the same year, we impaired another joint venture by $2.5 million.

Equity in earnings of investment in unconsolidated entities decreased $3.8 million to a loss of $3.7 million from earnings of $0.1 million from the year ended December 31, 2012 to 2011. During the year ended December 31, 2012, we sold a joint venture and incurred a loss of $1.4 million. Additionally, in the same year, we impaired another joint venture by $2.5 million. During the year ended December 31, 2011 there were no impairments or dispositions.

Income tax expense

Income tax expense decreased $2.7 million to $3.0 million for the year ended December 31, 2013 from $5.7 million for the year ended December 31, 2012. The decrease was primarily due to an increase in tax deductions for the year ended December 31, 2013, which was partially offset by increased income due to additional hotels as well as overall improved performance of the Prior Combined Portfolio properties.

Income tax expense increased $8.9 million to an expense of $5.7 million for the year ended December 31, 2012 from a tax benefit of $3.2 million for the year ended December 31, 2011. The increase was primarily due to increased income compared to prior year due to the additional hotels acquired as well as overall improved performance of the Prior Combined Portfolio properties.

Net loss from discontinued operations

Net loss from discontinued operations decreased $4.4 million to $6.2 million for the year ended December 31, 2013 from $10.6 million for the year ended December 31, 2012. There were three hotels sold in 2013 for a total of $19.8 million compared to thirteen hotels sold in 2012 for a total of $131.5 million. The three hotels sold in 2013 recorded a gain on sale of approximately $1.6 million while the thirteen properties sold in 2012 generated a gain on sale of approximately $7.0 million. Additionally, the 52 select service properties held for sale and reported as discontinued operations recorded a loss of $8.0 million in 2013 while a loss of $20.2 million was recorded in 2012.

Net loss from discontinued operations decreased $86.7 million to $10.6 million for the year ended December 31, 2012 from $97.3 million for the year ended December 31, 2011. In 2011, an impairment expense of $66.9 million was attributed to eighteen hotels, contributing to the loss for the year ended December 31, 2011. Additionally, the 52 select service properties held for sale and reported as discontinued operations recorded a loss of $20.2 million in 2012 while a loss of $31.4 million was recorded in 2011.

Critical Accounting Policies and Estimates

General

The preparation of combined consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. We consider the following policies critical because they require estimates about matters that are inherently uncertain, involve various assumptions, require management judgment, and because they are important for understanding and evaluating our reported financial results. As a result, these accounting policies could materially affect our financial position, results of operations and related disclosures. We evaluate our estimates, assumptions and judgments on an ongoing basis, based on information that is then available to us, our historical experiences and various matters that we believe are reasonable and appropriate for consideration under the circumstances. Actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions as a result of unforeseen events or otherwise, which could have a material impact on financial position or results of operations.

Investment in Hotel Properties

Upon acquisition, we allocate the purchase price of our hotel properties based on the fair value of the acquired land, land improvements, building, furniture, fixtures and equipment and identifiable intangible assets or liabilities. Identifiable intangible assets or liabilities typically arise from contractual arrangements assumed in connection with the transaction, including terms that are above or below market compared to an estimated market agreement at the acquisition date. Any additional amounts are allocated to goodwill as required, based on the remaining purchase price in excess of the fair value of the tangible and intangible assets acquired and liabilities assumed. The allocation of the purchase price to elements of our acquired hotel properties is an area that requires judgment and significant estimates. We expense acquisition costs as incurred. All costs related to finding, analyzing and negotiating a transaction are expensed as incurred as a general and administrative expense, whether or not the acquisition is completed.

Cost Capitalization and Depreciation/Amortization Policies

Our investment in hotel properties are carried at cost and depreciated using the straight-line method over estimated useful lives of 30 years for buildings and improvements, and 5 to 15 years for site improvements and furniture, fixtures and equipment. Intangible assets arising from contractual arrangements are typically amortized over the life of the contract. Renovations, improvements and/or replacements at the hotel properties that improve or extend the life of the assets are capitalized and depreciated over their estimated useful lives, while repairs and maintenance are expensed as incurred. Furniture, fixtures and equipment under capital leases are carried at the present value of the minimum lease payments. Cost capitalization and the estimate of useful lives requires us to make subjective assessments of our properties for the purposes of determining the amount of depreciation expense to reflect each year with respect to the assets. These assessments may impact our results of operations.

Dispositions and Assets Held for Sale

The Company accounts for dispositions in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360-20, Real Estate Sales. The Company recognizes gain in full when real estate is sold, provided (a) the profit is determinable, that is, the collectability of the sales price is reasonably assured or the amount that will not be collectible can be estimated, and (b) the earnings process is virtually complete, that is, the seller is not obliged to perform significant activities after the sale to earn the profit. The Company recorded certain transactions as discontinued operations for years ended December 31, 2013, 2012, and 2011 in accordance with FASB ASC 205-20, Presentation of Financial Statements—Discontinued Operations.

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which includes amendments that change the requirements for reporting discontinued operations and require additional disclosures about discontinued operations. Under the new guidance, only disposals representing a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, the ASU 2014-08 expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. ASU 2014-08 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2014. We have elected to early adopt ASU 2014-08, effective January 1, 2014. For the nine months ended September 30, 2014, the operations reflected in discontinued operations are only related to the select service lodging properties classified as held for sale at September 30, 2014. All other asset disposals are now included as a component of income from continuing operations.

We will classify a hotel as held for sale when a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash, no significant financing contingencies exist, and the sale is expected to close within one year. If these criteria are met, we will suspend depreciation and amortization of the hotel property and an impairment loss, if any, will be recognized if the fair value less costs to sell is lower than the carrying amount of the hotel. We will classify the loss, together with the related operating results, as discontinued operations on the statements of operations (if applicable) and classify the assets and related liabilities as held for sale on the balance sheet.

On September 17, 2014, Inland American entered into a definitive asset purchase agreement to sell 52 select service hotels consisting of 6,976 rooms to unaffiliated third party purchasers for approximately $1.1 billion, which closed on November 17, 2014. In line with the Company’s early adoption of the new accounting standard governing discontinued operations, the Company believes this sale represents a strategic shift that has (or will have) a major effect on the Company’s results and operations, and qualifies as discontinued operations. These hotels have been classified as held for sale on the condensed combined consolidated balance sheets as of September 30, 2014 and December 31, 2013, and the operations are reflected as discontinued operations on the condensed combined consolidated statements of operations for the nine months ended September 30, 2014 and 2013.

Impairment

We review our investments in hotel properties for possible impairment whenever events or changes in circumstances indicate that the carrying value of the hotel properties may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, when a hotel property experiences a current or projected loss from operations, when it becomes more likely than not that a hotel property will be sold before the end of its useful life, adverse changes in the demand for lodging at the properties due to declining national or local economic conditions and/or new hotel construction in markets where the hotels are located. When such conditions exist, we perform an analysis to determine if the estimated undiscounted future cash flows from operations and the proceeds from the ultimate disposition of a hotel exceed its carrying value. If it is determined that the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the related hotel’s estimated fair market value is recorded and an impairment loss recognized. In the evaluation of impairment of our hotel properties, we make many assumptions and estimates including projected cash flows both from operations and eventual disposition, expected useful life and holding period, future required capital expenditures, and fair values, including consideration of capitalization rates, discount rates, and comparable selling prices. The valuation and possible subsequent impairment of investment properties is a significant estimate that can and does change based on our continuous process of analyzing each property and reviewing assumptions about uncertain inherent factors, as well as the economic condition of the property at a particular point in time.

Revenue Recognition

Revenue consists of amounts derived from hotel operations, including the sales of rooms, food and beverage and other ancillary amenities. Revenue is recognized when rooms are occupied and services have been rendered. Cash received prior to guest arrival is recorded as an advance from the guest and recognized as revenue at the time of occupancy. Sales, use, occupancy, and similar taxes are collected and presented on a net basis (excluded from revenues) in the accompanying combined consolidated statements of operations. For retail operations, revenue is recognized on a straight-line basis over the lives of the retail leases. These revenue sources are affected by conditions impacting the travel and hospitality industry as well as competition from other hotels and businesses in similar markets.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU No. 2014-09 will have on its combined consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

Consolidation

We evaluate our investments in limited liability companies and partnerships to determine whether such entities may be a variable interest entity (“VIE”). If the entity is a VIE, the determination of whether we are the primary beneficiary must be made. We will consolidate a VIE if we are deemed to be the primary beneficiary, as defined in FASB ASC 810, Consolidation. The equity method of accounting is applied to entities in which we are not the primary beneficiary as defined FASB ASC 810, or the entity is not a VIE and we do not have effective control, but can exercise influence over the entity with respect to its operations and major decisions.

Income Taxes

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code and have operated as such beginning with our taxable year that commenced on January 5, 2015. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. GAAP). As a REIT, we generally will not be subject to U.S. federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for the four taxable years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT. Even if we qualify for taxation as a REIT for U.S. federal income tax purposes, we may still be subject to state and local taxes on our income, assets or net worth, and to federal income and excise taxes on our undistributed income. Additionally, any income earned through TRSs is subject to federal, state and local corporate income taxes. Following the separation, our TRS will be our only TRS. Our TRS will own our TRS lessees, which lease our hotels from us and have engaged third party hotel managers to manage our hotels on market terms. Our TRS will pay U.S. federal, state and local income tax on the income (net of lease payment to us, third party management fees and other expenses) from the operations of our hotels.

Non-GAAP Financial Measures

We consider the following non-GAAP financial measures useful to investors as key supplemental measures of our operating performance: FFO, Adjusted FFO, EBITDA, and Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.

Funds From Operations

We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairment, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. We believe that the presentation of FFO provides useful supplemental information to investors regarding our operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. We believe that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. Our calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing us to non-REITs.

We further adjust FFO for certain additional items that are not in NAREIT’s definition of FFO such as hotel property acquisition and pursuit costs, amortization of share-based compensation and other expenses we believe do not represent recurring operations. We believe that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of our operating performance.

The following is a reconciliation of our GAAP net income (loss) to FFO and Adjusted FFO for the nine months ended September 30, 2014 and 2013 and years ended December 31, 2013, 2012 and 2011 (in thousands):

	Pro Forma		Condensed Combined Consolidated		Combined Consolidated
	Nine months ended September 30, 2014	Twelve months ended December 31, 2013	Nine months ended September 30, 2014	Nine months ended September 30, 2013	For the year ended December 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
Net income (loss) from continuing operations	$37,502	$14,189	$32,780	$(27,487)	$(45,266)	$(29,819)	$(17,012)
Net income (loss) from discontinued operations	—	—	1,812	(1,746)	(6,202)	(10,638)	(97,293)
Net loss attributable to noncontrolling interests	—	—	—	—	—	(5,689)	(288)

Net (loss) income attributable to Company	$37,502	$14,189	$34,592	$(29,233)	$(51,468)	$(46,146)	$(114,593)
Depreciation and amortization related to investment properties	106,875	139,747	142,793	109,871	154,861	155,777	146,019
Depreciation and amortization related to investment in unconsolidated entities	—	—	100	695	821	1,602	1,612
Impairment of investment properties	—	21,041	4,665	26,175	49,145	—	—
Impairment of investment properties reflected in discontinued operations	—	—	—	—	—	6,224	69,793
Impairment of investment in unconsolidated entities	—	—	—	1,003	1,003	2,465	(53)
(Gain) on sale of property	—	—	(865)	(1,575)	(1,564)	(6,367)	(54)
(Gain) loss from sale of investment in unconsolidated entities	—	—	(4,509)	(492)	(487)	1,402	—

Funds from operations	$144,377	$174,977	$176,776	$106,444	$152,311	$114,957	$102,724
Reconciliation to Adjusted FFO
(Gain) loss on extinguishment of debt	$—	$1,027	$1,196	$—	$20	$(4,178)	$(2,660)
Acquisition and pursuit costs	—	—	1,148	1,116	2,371	1,116	650
Amortization of mark to market debt discounts or premium, net	2,752	3,392	3,405	3,468	4,360	4,276	4,322
Amortization of share-based compensation expense	3,496	2,909	—	—	—	—	—

Adjusted FFO	$150,625	$182,305	$182,525	$111,028	$159,062	$116,171	$105,036

Earnings Before Interest, Taxes, Depreciation and Amortization

EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. We consider EBITDA useful to an investor regarding our results of operations, in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs.

We further adjust EBITDA for certain additional items such as hotel property acquisitions and pursuit costs, amortization of share-based compensation, equity investment adjustments, the cumulative effect of changes in accounting principles, impairment of real estate assets and other costs we believe do not represent recurring operations and are not indicative of the performance of our underlying hotel property entities. We believe Adjusted EBITDA provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.

The following is reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Pro Forma		Condensed Combined Consolidated		Combined Consolidated
	Nine months ended September 30, 2014	Twelve months ended December 31, 2013	Nine months ended September 30, 2014	Nine months ended September 30, 2013	For the year ended December 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
Net income (loss) from continuing operations	$37,502	$14,189	$32,780	$(27,487)	$(45,266)	$(29,819)	$(17,012)
Net income (loss) from discontinued operations	—	—	1,812	(1,746)	(6,202)	(10,638)	(97,293)
Net loss attributable to noncontrolling interests	—	—	—	—	—	(5,689)	(288)

Net income (loss) attributable to Company	$37,502	$14,189	$34,592	$(29,233)	$(51,468)	$(46,146)	$(114,593)
Interest expense	38,762	51,899	67,253	63,868	85,701	82,986	71,093
Equity in interest expense of joint venture	—	—	31	289	311	990	750
Income tax expense (benefit)	5,786	3,043	5,786	6,139	3,043	5,718	(3,207)
Depreciation and amortization related to investment properties	106,875	139,747	142,793	109,871	154,861	155,777	146,019
Depreciation and amortization related to investment in unconsolidated entities	—	—	100	695	821	1,602	1,612

EBITDA	$188,925	$208,878	$250,555	$151,629	$193,269	$200,927	$101,674
Reconciliation to Adjusted EBITDA
Impairment of investment properties	$—	$21,041	$4,665	$26,175	$49,145	$—	$—
Impairment of investment properties reflected in discontinued operations	—	—	—	—	—	6,224	69,793
Impairment of investment in unconsolidated entities	—	—	—	1,003	1,003	2,465	(53)
(Gain) loss on sale of property	—	—	(865)	(1,575)	(1,564)	(6,367)	(54)
(Gain) loss on extinguishment of debt	—	1,027	1,196	—	20	(4,178)	(2,660)
(Gain) loss from sale of investment in unconsolidated entities	—	—	(4,509)	(492)	(487)	1,402	—
Acquisition and pursuit costs	—	—	1,148	1,116	2,371	1,116	650
Amortization of share-based compensation expense	3,496	2,909	—	—	—	—	—
Other expenses(1)	2,859	—	—	—	—	—	—

Adjusted EBITDA	$195,280	$233,855	$252,190	$177,856	$243,757	$201,589	$169,350

(1)	For the nine months ended September 30, 2014, other adjustments include costs related to preparation of the listing of our common stock on the NYSE, such as legal, audit fees and other professional fees.

Use and Limitations of Non-GAAP Financial Measures

FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not represent cash generated from operating activities under GAAP and should not be considered as alternatives to net income or loss, operating profit, cash flows from operations or any other operating performance measure prescribed by GAAP. Although we present and use FFO, Adjusted FFO, EBITDA and Adjusted EBITDA because we believe they are useful to investors in evaluating and facilitating comparisons of our operating performance between periods and between REITs that report similar measures, the use of these non-GAAP measures has certain limitations as analytical tools. These non-GAAP financial measures are not measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to fund capital expenditures, contractual commitments, working capital, service debt or make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that we have incurred and will incur. These non-GAAP financial measures may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. These non-GAAP financial measures as presented may not be comparable to non-GAAP financial measures as calculated by other real estate companies.

We compensate for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the most comparable GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

Liquidity and Capital Resources

As of September 30, 2014, we had $126.5 million of combined consolidated cash and cash equivalents, and $105.3 million of restricted cash and escrows. These escrows primarily consist of cash held in restricted escrows of $11.0 million and lodging furniture, fixtures and equipment reserves of $88.1 million as of September 30, 2014. As of September 30, 2014, the restricted cash balance was $0.3 million. Upon our separation, in addition to the Capital Contribution and the additional capital contribution of $16.0 million, we expect to have a minimum of approximately $50 million of cash on hand, before the payment of fees and expenses related to the separation and certain other costs as described in “Certain Relationships and Related Transactions—Agreements with Inland American—Separation and Distribution Agreement.”

Our known short-term liquidity requirements primarily consist of funds necessary to pay for operating expenses, corporate expenses and other expenditures, including property capital expenditures, interest and principal payments on our current indebtedness and dividends on our common stock. Our capital expenditures mainly consist of improvements to hotels, in which a portion is reserved for in restricted escrows. We expect to meet our short term liquidity requirements from cash, cash flow from operations and borrowings under our unsecured revolving credit facility.

We finance our business activities primarily with existing cash and cash generated from our operations. The objectives of our cash management policy are to maintain the availability of liquidity and minimize operational costs. Further, we have an investment policy that is focused on the preservation of capital and maximizing the return on new and existing investments.

On a long term basis, our objectives are to maximize revenue and profits generated by our existing properties and acquired hotels, to further enhance the value of the Xenia Portfolio that produces attractive current yield, and to generate sustainable and predictable cash flow from our operations to distribute to our future stockholders. We believe the increased performance of the Xenia Portfolio will increase our operating cash flows. Additionally, we may meet our long-term liquidity requirements through additional borrowings and/or proceeds from the sales of hotels.

In conjunction with the expected listing of our common stock on or about February 4, 2015, we expect to commence a modified “Dutch Auction” tender offer to purchase up to $125 million of our shares of common stock. If the tender offer is commenced, we expect to allow stockholders to tender all or a portion of their shares, but if the tender offer is oversubscribed, shares would be accepted on a prorated basis. We anticipate funding the tender offer and all related fees and expenses with cash from the Capital Contribution and cash on our balance sheet. If we commence the modified “Dutch Auction” tender offer, the full details will be included in an offer to purchase and related materials which will become available to stockholders promptly following commencement of the tender offer and filed with the SEC in accordance with applicable securities laws. Until such time as we determine to commence the tender offer, there can be no assurances that we will in fact commence a modified “Dutch Auction” tender offer or any other tender offer for our shares of common stock.

Borrowings

The table below presents, on a combined consolidated basis, the principal amount, weighted average interest rates and maturity date (by year) on our mortgage debt, inclusive of debt associated with assets held for sale, as of September 30, 2014 (dollar amounts are stated in thousands):(1)

	2014	2015	2016	2017	2018	Thereafter	Total
Maturing mortgage debt :
Fixed rate debt (mortgage loans)	$—	$56,087	$447,957	$198,604	$400,225	$17,108	$1,119,981
Variable rate debt (mortgage loans)	—	215,859	26,315	—	74,000	326,973	643,147

Total mortgage debt	$—	$271,946	$474,272	$198,604	$474,225	$344,081	$1,763,128

Weighted average interest rate on debt:
Fixed rate debt (mortgage loans)	—%	5.45%	5.47%	5.18%	6.34%	3.85%	5.71%
Variable rate debt (mortgage loans)	—%	2.59%	3.66%	—%	2.40%	2.65%	2.64%

(1)	Not included in the above is the Prior Combined Portfolio’s $106.1 million allocated portion of Inland American’s unsecured credit facility. As of the distribution date, we will no longer have an allocated portion of the unsecured credit facility.

The debt maturity excludes mortgage discounts associated with debt assumed at acquisition of which a discount of $2.1 million, net of accumulated amortization, is outstanding as of September 30, 2014. Of the total outstanding debt, approximately $62.0 million is recourse to us, of which $46.9 million is related to the Xenia Portfolio and $15.4 million is related to properties held for sale.

As of September 30, 2014, we had no mortgage debt maturing through the remainder of 2014, and $271.9 million in mortgage debt maturing in 2015.

We currently anticipate that we will be able to repay or refinance all of our debt on a timely basis, and believe we have adequate sources of funds to meet our short term cash needs. However, there can be no assurance that we can obtain such refinancing on satisfactory terms. Volatility in the capital markets could expose us to the risk of not being able to borrow on terms and conditions acceptable to us for future acquisitions or refinancings.

Some of the mortgage loans require compliance with certain covenants, such as debt service ratios, investment restrictions and distribution limitations. As of September 30, 2014, the Company was in compliance with all such covenants.

Mortgage loans outstanding as of September 30, 2014 and December 31, 2013 were $1.8 billion and $1.7 billion, respectively, and had a weighted average interest rate of 4.59% and 4.73% per annum, respectively. For the years ended December 31, 2013 and 2012, we borrowed approximately $352.2 million and $307.6 million, respectively, secured by mortgages on our properties and assumed $15.1 million and $232.0 million, respectively, of debt at acquisition.

In May 2013, Inland American entered into an unsecured credit facility in the aggregate amount of $500 million. The credit facility consists of a $300 million unsecured revolving line of credit and the total outstanding term loan is $200 million. The unsecured revolving line of credit matures on May 7, 2016 and the unsecured term loan matures on May 7, 2017. The unsecured credit facility is supported by a pool of unencumbered assets. To the extent the Company’s assets were included within the pool of unencumbered assets, the Company was allocated a portion of the unsecured credit facility. As of September 30, 2014, the Company’s allocated portion of the senior unsecured credit facility was $106.1 million. As of September 30, 2014, there were no outstanding balances on the revolving line of credit and the interest rate of the unsecured term loan was 1.66%. As of the distribution date, we will no longer have an allocated portion of the unsecured credit facility.

Capital Expenditures and Reserve Funds

We maintain each of our properties in good repair and condition and in conformity with applicable laws and regulations, franchise agreements and management agreements. Routine capital expenditures are administered by the property management companies. However, we have approval rights over the capital expenditures as part of the annual budget process for each of our properties. From time to time, certain of our hotels may be undergoing renovations as a result of our decision to upgrade portions of the hotels, such as guestrooms, public space, meeting space and/or restaurants, in order to better compete with other hotels in our markets. In addition, upon acquisition of a hotel we often are required to complete a property improvement plan in order to bring the hotel up to the respective brand standards. If permitted by the terms of the management agreement, funding for a renovation will first come from the furniture, fixtures and equipment reserves. We are obligated to maintain reserve funds with respect to certain agreements with our hotel management companies, franchisors and lenders to provide funds, generally 3%—5% of hotel revenues, sufficient to cover the cost of (a) certain non-routine repairs and maintenance to the hotels and (b) replacements and renewals to the hotels’ capital assets. Certain of the agreements require that we reserve this cash in separate accounts. To the extent that the furniture, fixtures and equipment reserves are not available or adequate to cover the cost of the renovation, we will fund all or the remaining portion of the renovation with cash and cash equivalents on hand, our unsecured revolving credit facility and/or other sources of available liquidity. As of September 30, 2014 and December 31, 2013, we held a total of $88.1 million and $71.5 million, respectively, of furniture, fixtures and equipment reserves, of which as of September 30, 2014 and December 31, 2013, $71.2 million and $58.1 million, respectively, were attributable to the Xenia Portfolio. We have been and will continue to be prudent with respect to our capital spending, taking into account our cash flows from operations.

During the nine months ended September 30, 2014, we made total capital expenditures of $24.0 million, of which $19.5 million was expended on improvements to the Xenia Portfolio. Our total capital expenditures in 2013, 2012 and 2011 were $49.8, $65.2 and $54.6 million, respectively, of which $35.9, $52.7 and $27.3 million, respectively, was expended on improvements to the Xenia Portfolio.

Cash Flow Analysis

Comparison of the nine months ended September 30, 2014 to September 30, 2013

The table below presents summary cash flow information for the condensed combined consolidated statement of cash flows (in thousands):

	For the nine months ended September 30
	2014	2013
Net cash flows provided by operating activities	$189,327	$124,109
Net cash flows used in investing activities	(214,207)	(617,698)
Net cash flows provided by financing activities	62,236	522,638

Increase in cash and cash equivalents	37,356	29,049
Cash and cash equivalents, at beginning of period	89,169	65,004

Cash and cash equivalents, at end of period	$126,525	$94,053

Operating

Cash provided by operating activities was $189.3 and $124.1 million for the nine months ended September 30, 2014 and 2013, respectively. Cash provided by operating activities was primarily driven by improved operating income from property operations. We acquired one property, the Aston Waikiki Beach Hotel, during the nine months ended September 30, 2014 and eight properties during the nine months ended September 30, 2013.

Investing

Cash used in investing activities was $214.2 and $617.7 million for the nine months ended September 30, 2014 and 2013, respectively. Cash used in investing activities for the nine months ended September 30, 2014 was primarily due to the purchase of the Aston Waikiki Beach Hotel for $183.0 million and investment in our two hotels under development, offset by proceeds from the sale of one hotel. For the nine months ended September 30, 2013, eight properties were purchased for a purchase price of $578.5 million, offset by proceeds from the sale of two hotels.

Financing

Cash provided by financing activities was $62.2 and $522.6 million for the nine months ended September 30, 2014 and 2013, respectively. Cash provided by financing activities for the nine months ended September 30, 2014 was primarily due to a net contribution of $45.8 million from Inland American and proceeds from mortgage debt and notes payable of $75.2 million, offset by payoffs and principal payments on mortgage debt of $50.8 million. Cash provided by financing activities for the nine months ended September 30, 2013, was primarily due to a net contribution of $551.6 million from Inland American and proceeds from mortgage debt and notes payable of $168.5 million, offset by payoffs and principal payments on mortgage debt of $185.4 million.

Comparison of the years ended December 31, 2013, 2012, and 2011

	Year ended December 31,
	2013	2012	2011
Net cash flows provided by operating activities	$180,668	$132,999	$113,235
Net cash flows used in investing activities	(1,025,641)	(271,030)	(192,081)
Net cash flows provided by financing activities	869,138	159,021	90,547

Increase in cash and cash equivalents	24,165	20,990	11,701
Cash and cash equivalents, at beginning of year	65,004	44,014	32,313

Cash and cash equivalents, at end of year	$89,169	$65,004	$44,014

Operating

Cash provided by operating activities was $180.7, $133.0 and $113.2 million for the years ended December 31, 2013, 2012 and 2011, respectively, and was generated primarily from operating income from property operations. The continual increase in cash provided by operating activities year-over-year was primarily due to our acquisitions. We purchased fourteen, seven, and three hotels included in our Xenia Portfolio during the years ended December 31, 2013, 2012 and 2011, respectively.

Investing

Cash used in investing activities was $1,025.6, $271.0 and $192.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Cash used in investing activities was significantly higher in 2013 compared to 2012 and 2011 primarily due to fourteen hotels included in our Xenia Portfolio acquired for cash of $942.9 million during the year ended December 31, 2013. Cash of $270.6 million and $167.4 million was used to purchase seven and three hotels included in our Xenia Portfolio for the years ended December 31, 2012 and 2011, respectively. Although we purchased more hotels in 2012 compared to 2011, the cash used to purchase the hotels was only slightly higher in 2012 compared to 2011 because we assumed debt of $232.0 million to purchase three hotels in 2012.

Financing

Cash provided by financing activities was $869.1, $159.0 and $90.5 million for the years ended December 31, 2013, 2012 and 2011, respectively. Cash provided by financing activities was higher in 2013 compared to 2012 and 2011 primarily due to the large net contribution of $738.8 million from Inland American during the year ended December 31, 2013 as a result of hotel acquisitions for our Xenia Portfolio. During the years ended December 31, 2012 and 2011, we had a net contribution from Inland American of $16.2 million and a net distribution to Inland American of $42.9 million, respectively.

We consider all demand deposits, money market accounts and investments in certificates of deposit and repurchase agreements with a maturity of three months or less, at the date of purchase, to be cash equivalents. We maintain our cash and cash equivalents at financial institutions. The combined account balances at one or more institutions periodically exceed the Federal Depository Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage.

Contractual Obligations

The table below presents, on a combined consolidated basis, obligations and commitments to make future payments under debt obligations (including interest) and lease agreements as of December 31, 2013.

	Payments due by period
(dollars in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations (1)	$2,096,167	$159,532	$1,188,072	$731,129	$17,434
Ground Lease Payments	16,699	353	1,060	1,060	14,226

Total	$2,112,866	$159,885	$1,189,132	$732,189	$31,660

(1)	Includes principal as well as interest payments for both variable and fixed rate loans. The variable rate interest payments were calculated based upon the variable rate spread plus 1 month LIBOR as of December 31, 2013.

Of the total long-term debt obligations, approximately $62.0 million is recourse to the Company, of which $46.9 million is recourse to the Xenia Portfolio as of September 30, 2014.

In addition to the foregoing, in 2013, we acquired two properties subject to the obligation to pay the seller additional monies depending on the operating performance of the properties. These earnout payments are based on a predetermined formula. Each earnout agreement has a time limit regarding the obligation to pay any additional monies. If at the end of the time period, operational performance targets have not been met, we will not have any further obligation. Assuming all the conditions are satisfied, as of December 31, 2013, we would be obligated to pay as much as $11.5 million in the future. The information in the above table does not reflect these contractual obligations.

The table below presents, on a pro forma basis after giving effect to the Reorganization Transactions, obligations and commitments to make future payments under debt obligations (including interest) and lease agreements as of December 31, 2013.

	Payments due by period
(dollars in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations (1)	$1,453,651	$114,312	$954,518	$367,387	$17,434
Ground Lease Payments	15,103	239	718	718	13,428

Total	$1,468,754	$114,551	$955,236	$368,105	$30,862

(1)	Includes principal as well as interest payments for both variable and fixed rate loans. The variable rate interest payments were calculated based upon the variable rate spread plus 1 month LIBOR as of December 31, 2013.

Off-Balance Sheet Arrangements

As of September 30, 2014, we have no off-balance sheet arrangements.

Subsequent Events

Subsequent to September 30, 2014, we paid off the mortgages on the properties below (in thousands). In addition, we refinanced, extended the maturity on and increased four mortgage loans by $40.5 million.

Property	Portfolio	Date Paid Off	Amount
Hampton Inn & Suites – Baltimore Inner Harbor	Xenia Portfolio	10/1/2014	$9,000
Homewood Suites – Houston Galleria	Xenia Portfolio	10/10/2014	14,569
Marriott – Chicago at Medical District	Xenia Portfolio	10/15/2014	8,273
Marriott Napa Valley Hotel & Spa	Xenia Portfolio	11/17/2014	38,822
Courtyard Kansas City Country Club Plaza	Xenia Portfolio	12/15/2014	12,740
Hilton St. Louis Downtown at the Arch	Xenia Portfolio	12/15/2014	14,690
Homewood Suites – Princeton	Prior Combined Portfolio	10/1/2014	11,405
Courtyard – Richmond Airport	Prior Combined Portfolio	10/1/2014	7,195
Hyatt – Boston Medford	Prior Combined Portfolio	10/10/2014	14,392
Suburban Select Service Portfolio	Prior Combined Portfolio	11/17/2014	476,307

			$607,393

Subsequent to September 30, 2014, on December 31, 2014, we disposed of one lodging asset for $4,600.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to market risk associated with changes in interest rates both in terms of variable-rate debt and the price of new fixed-rate debt upon maturity of existing debt and for acquisitions. We are also subject to market risk associated with our marketable securities investments.

Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. If market rates of interest on all of the floating rate debt as of September 30, 2014 permanently increased by 1%, the increase in interest expense on the floating rate debt would decrease future earnings and cash flows by approximately $6.4 million. If market rates of interest on all of the floating rate debt as of September 30, 2014 permanently decreased by 1%, the decrease in interest expense on the floating rate debt would increase future earnings and cash flows by approximately $6.4 million.

With regard to our variable rate financing, we assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. We maintain risk management control systems to monitor interest rate cash flow risk attributable to both of our outstanding or forecasted debt obligations as well as our potential offsetting hedge positions. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on our future cash flows.

We monitor interest rate risk using a variety of techniques, including periodically evaluating fixed interest rate quotes on all variable rate debt and the costs associated with converting the debt to fixed rate debt. Also, existing fixed and variable rate loans that are scheduled to mature in the next year or two are evaluated for possible early refinancing or extension due to consideration given to current interest rates. Refer to our Borrowings table for mortgage debt principal amounts and weighted average interest rates by year and expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes.

We may use financial instruments to hedge exposures to changes in interest rates on loans secured by our properties. To the extent we do, we are exposed to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. When the fair value of a derivative contract is negative, we owe the counterparty and, therefore, it does not possess credit risk. In the alternative, we seek to minimize the credit risk in derivative instruments by entering into transactions with what we believe are high-quality counterparties. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

In the future, we may enter into derivative positions that do not qualify for hedge accounting treatment. The gains or losses resulting from marking-to-market these derivatives at the end of each reporting period are recognized as an increase or decrease in “interest expense” on our combined consolidated statements of income. In addition, we may in the future be subject to additional expense based on the notional amount of the derivative positions and a specified spread over LIBOR.

INDUSTRY

Our Industry

We believe that our business will benefit from strong lodging industry fundamentals driven by positive broader macroeconomic trends and favorable supply and demand dynamics in the overall U.S. lodging industry and in our target sub-markets.

Lodging Industry Fundamentals

The U.S. lodging industry constitutes a substantial portion of the domestic economy, having generated $334 billion in revenues in 2013, according to STR. As of September 2014, there were over 53,000 hotels and 5 million hotel rooms in the United States according to Lodging Econometrics.

Historically, the performance of the lodging industry has been driven by lodging demand, which is partially a function of macroeconomic fundamentals, including employment, corporate profits and consumer confidence. According to the Bureau of Labor Statistics, unemployment has declined to 5.8% in November 2014, from a peak of 10.0% in October 2009. The following chart portrays the rise in consumer confidence as measured by the University of Michigan Consumer Sentiment Index, which was up 69.3% as of December 2014 from its ten-year low in November 2008.

Consumer Sentiment Index (2004-December 2014)

Source: University of Michigan Consumer Sentiment Index

Lodging demand has historically exhibited a strong correlation to U.S. GDP growth, as illustrated in the chart below. We believe recent gains in corporate earnings and expectations of an acceleration in economic growth bode well for future lodging demand. Corporate profits grew 5.1% in 2013, according to the St. Louis Federal Reserve. Similarly, in 2013, U.S. GDP grew at a rate of 2.2% and is projected to grow 2.2% in 2014, 3.1% in 2015 and 3.0% in 2016 according to the International Monetary Fund. Lodging demand has steadily increased over the past four years, exceeding prior peak levels. Lodging demand, as measured by number of occupied hotel rooms, grew at a CAGR of 2.4% between 2011 and 2013 and, according to PKF-HR data, is expected to grow 4.6% in 2014, 2.6% in 2015 and 1.9% in 2016.

Annual Percentage Change in U.S. Hotel Room Demand Growth vs. U.S. GDP Growth (1988-2016E)

Source: International Monetary Fund, PKF-HR

As demand growth outpaces increases in supply, occupancy is expected to continue to grow, as demonstrated by the chart below. At current occupancy levels, we expect that average daily rate levels will primarily drive RevPAR growth, which will have a greater impact on operating margins and profitability than increases in occupancy levels as increases in average daily rate only has a limited effect on variable operating costs.

U.S. Hotel Industry Annual Occupancy Rate (1988-2016E)

Source: PKF-HR

Although lodging fundamentals are improving, we believe that supply growth will remain tempered in the near to intermediate-term. Key drivers of lodging supply include the availability and cost of capital, construction costs, real estate market conditions, room night availability and valuation of existing hotels. The following chart illustrates historical and projected U.S. supply, demand and RevPAR growth based on trends derived from historical data and projections from PKF-HR. Over the past two years hotel supply has only grown at a CAGR of 0.6%, and supply is expected to grow 0.9% in 2014, 1.2% in 2015 and 1.7% in 2016, all below the historical 25-year supply CAGR of 1.9%. Consequently, we believe the lodging industry is well positioned for significant RevPAR growth as hotel operators are able to drive rates against the backdrop of high occupancy levels and near term demand growth. Over the next three years, PKF-HR is projecting U.S. lodging RevPAR to grow at a 7.2% CAGR, which compares to a RevPAR CAGR of 3.0% over the past 25 years.

Supply, Demand and RevPAR Growth (2005-2016E)

Source: PKF-HR

According to PKF-HR, U.S. lodging RevPAR is expected to grow 8.6% in 2014, 7.1% in 2015 and 5.9% in 2016, supported by favorable supply & demand characteristics. Across our targeted chain scale segments, we anticipate a similar dynamic as the imbalance between supply growth and demand growth should continue to drive RevPAR growth, as demonstrated in the chart below:

RevPAR Growth By Chain Scale

Source: PKF-HR

Our Markets

Our business strategy allows us to invest across a wide range of markets that we believe exhibit better-than-average fundamentals. While we expect that most lodging markets will benefit from improvement in rates and occupancy in the intermediate term, we believe some will enjoy stronger improvements in fundamentals and deliver greater returns-on-investment on a risk-adjusted basis than others. We believe that since the recent financial crisis, investors in hotels, and in particular publicly-traded U.S. hotel REITs, have had an increasing focus on properties located in the Seven Major Markets. We believe this trend has resulted in higher asset pricing in those markets relative to the Top 25 Markets despite the Top 25 Markets having comparable, and in some cases, stronger underlying fundamentals.

As illustrated in the charts below, the Top 25 Markets are expected to experience lower supply growth compared to the Seven Major Markets through 2016. Though the Seven Major Markets are expected to generate greater demand growth through 2016, the lack of supply growth in the Top 25 Markets more than offsets the lower demand growth resulting in a more favorable supply / demand dynamic as measured by demand growth minus supply growth.

Projected Supply CAGR (2013-2016E)	Projected Demand CAGR (2013-2016E)	Projected Demand CAGR Minus Projected Supply CAGR (2013-2016E)

Source: PKF-HR

As indicated below, this favorable supply / demand dynamic contributes to the expectation that RevPAR growth in the Top 25 Markets will be higher than the Seven Major Markets.

Projected RevPAR CAGR

(2013-2016E)

Source: PKF-HR

We believe that our investment strategy has positioned our business to generate strong financial performance in the coming years. Our markets are expected to continue to benefit from broad, positive macroeconomic trends, and a favorable supply / demand imbalance in the U.S. lodging industry. Our history of identifying opportunities and operating in a wide range of markets will not only drive sustainable financial performance, but also strengthen our institutional capability to deploy capital in underserved markets and generate competitive returns.

BUSINESS AND PROPERTIES

Overview

We are a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the Top 25 Markets as well as key leisure destinations in the United States. As of September 30, 2014, we owned 46 hotels, comprising 12,636 rooms, across 19 states and the District of Columbia, and had a majority interest in two hotels under development. Our hotels are primarily operated by industry leaders such as Marriott, Hilton, Hyatt, Starwood, Kimpton, Aston, Fairmont and Loews, as well as leading independent management companies.

On a pro forma basis, for the nine months ended September 30, 2014 and year ended December 31, 2013, we generated pro forma revenues of $691.1 million and $861.1 million, respectively, pro forma Adjusted EBITDA of $195.3 million and $233.9 million, respectively and net income attributable to Company of $38.6 million and $15.0 million, respectively. In addition, for the nine months ended September 30, 2014 and the year ended December 31, 2013, 75.9% and 76.1% of our pro forma revenues were derived from hotels located in the Top 25 Markets and key leisure destinations. For our definition of Adjusted EBITDA and why we present it as well as a reconciliation of Adjusted EBITDA to net income attributable to Company, the most directly comparable GAAP financial measure, see “Summary Historical and Pro Forma Combined Consolidated Financial and Operating Data.” See also “Basis of Presentation.”

We plan to grow our business through a differentiated acquisition strategy, aggressive asset management and capital investment in our properties. We primarily target markets and sub-markets with particular positive characteristics, such as multiple demand generators, favorable supply and demand dynamics and attractive projected RevPAR growth. We believe our focus on a broader range of markets allows us to evaluate a greater number of acquisition opportunities and thereby be highly selective in our pursuit of only those opportunities which best fit our investment criteria.

We own and pursue hotels in the upscale, upper upscale and luxury segments that are affiliated with premium, leading brands, as we believe that these segments yield attractive risk-adjusted returns. Within these segments, we focus on hotels that will provide guests with a distinctive lodging experience, tailored to reflect local market environments rather than hotels that are heavily dependent on conventions and group business. We also seek properties that exhibit an opportunity for us to enhance operating performance through aggressive asset management and targeted capital investment. By balancing our portfolio between premium full service, lifestyle and urban upscale hotels with these characteristics we believe we are able to achieve strong cash flows and attractive returns.

Examples of how we have recently executed our strategy include several recent acquisitions, such as the Andaz San Diego, the Residence Inn Denver City Center, the Westin Galleria Houston and the Westin Oaks Houston at The Galleria and the Hyatt Key West Resort & Spa.

•	Andaz San Diego: In March 2013, we acquired the Andaz San Diego, which made us the first REIT to own Hyatt’s recently introduced lifestyle brand, Andaz. We believe this prominent boutique hotel located within San Diego’s vibrant GasLamp Quarter presented an attractive investment opportunity. The hotel had generated strong revenues since opening in 2009 with further upside from a number of specific opportunities where we believed our asset management team could significantly improve operating cash flow through an aggressive reorganization of the business offerings and expense structure. We are working with Hyatt to implement these improvements.

•	Residence Inn Denver City Center: In April 2013, we acquired the Residence Inn Denver City Center, which is a modern, high rise urban upscale hotel in the heart of Downtown Denver. The extended stay and transient business mix, combined with strong average rates and an efficient staffing model, support strong margins at this hotel. Additionally, the hotel was developed as a mixed use commercial building with two leased street level retail outlets and significant excess parking within the tower that provides stable monthly income from local corporate parking demand.

•	Westin Galleria Houston and Westin Oaks Houston at The Galleria: The Westin Galleria Houston and the Westin Oaks Houston at The Galleria hotels, which we acquired in August 2013, are two premium full service hotels directly attached at opposite ends of The Galleria Mall in West Houston and operated as one of the premier meeting complexes in the strong Houston market. We acquired the two hotels at a meaningful discount to estimated replacement cost in the Houston Galleria submarket which has strong demand and limited hotel development sites. We identified what we believe to be significant opportunities to improve performance and increase value through aggressive revenue management and improving operational efficiencies.

•	Hyatt Key West Resort & Spa: Our acquisition of the Hyatt Key West Resort & Spa in November 2013 was an attractive opportunity to gain entry into a market with extremely high barriers to entry and robust RevPAR growth. The compact, 118-room resort is ideally located on the water at the end of Duval Street and appeals to travelers through its strong brand affiliation and unique property characteristics.

Since 2010, we have acquired 28 of the hotels in the Xenia Portfolio, a total of 8,562 rooms, for an aggregate purchase price of approximately $2.0 billion. Additionally, since 2008, we have invested a total of approximately $209 million during our ownership period in capital expenditures to competitively position our portfolio to increase revenues as well as to keep our hotels well maintained. Our in-house project management team, currently consisting of eight individuals, manages all of our capital expenditure projects, which we believe provides us with a competitive advantage.

We believe that the current market environment presents attractive opportunities for us to acquire additional hotels with significant upside potential that are compatible with our investment strategy. We also believe that current lodging market fundamentals provide meaningful opportunities for revenue and Adjusted EBITDA growth at our existing hotels. We intend to enhance the value of our existing hotels through focused asset management and targeted renovation projects. We believe that by pursuing this strategy, we will strengthen our position as a leading owner of hotel properties across our targeted segments. We believe that our senior management team’s overall lodging experience and proven track record, as well as its in-depth knowledge of our hotels and long-standing and extensive relationships within the lodging industry, will enable us to successfully execute on our business strategy to earn returns in excess of our cost of capital and create long-term value for our stockholders.

We intend to elect to be taxed as, and have operated in a manner that will allow us to qualify as, a REIT for U.S. federal income tax purposes beginning with our short taxable year that commenced on January 5, 2015. See “Summary—Our Tax Status” and “Material U.S. Federal Income Tax Consequences.”

Our Competitive Strengths

We believe the following strengths will help us to achieve strong cash flows and attractive returns:

•	High Quality Portfolio Operated Under Premium Brands. Substantially all of our hotels operate under premium brands affiliated with industry leaders such as Marriott, Hilton, Hyatt, Starwood, Kimpton, Aston, Fairmont and Loews and are located in urban or densely populated suburban markets that we believe have multiple demand generators and high barriers to entry. Additionally, our portfolio includes lifestyle hotels that seek to attract the next generation traveler (i.e., hotels that offer a distinctive lodging experience, both in terms of “destination” locations and in highly personalized service), such as our Andaz, Kimpton and Autograph Collection hotels. Lifestyle hotels are a fast growing segment in key urban markets that offer what we believe have an attractive investment profile. The following chart represents the brand affiliations of our portfolio as of September 30, 2014.

Portfolio Breakdown by Brand Affiliation(1)

(1)	Includes only the hotels in the Xenia Portfolio, excluding our two hotels under development, as of September 30, 2014. Percentages indicate percent of total rooms as of September 30, 2014. See “Basis of Presentation.”

We believe the quality of our portfolio is evidenced by its RevPAR and the amount by which its RevPAR exceeds the national average. For the year ended December 31, 2013 and the nine months ended September 30, 2014, our portfolio generated RevPAR of $125.73 and $138.24 respectively, representing multiples of 1.83x and 1.82x, respectively, of the national average for hotels of all chain scales, as reported by STR. As of September 30, 2014, our portfolio included five luxury hotels, 27 upper upscale hotels, and 12 upscale hotels (one of which was acquired in 2014). Additionally, our hotels are well maintained and competitively positioned, as we have invested an aggregate of $209 million during our ownership period in capital expenditures from January 1, 2008 through September 30, 2014 (excluding our two hotels under construction), as described below.

Year	Amount Expended ($mm)
2008	$14.2
2009	$30.3
2010	$22.2
2011	$29.1
2012	$51.2
2013	$41.5
2014	$20.9

•	Differentiated Market Strategy That Drives Attractive Growth. Our management team has implemented and executed a strategy of acquiring hotels primarily in the Top 25 Markets and key leisure destinations in the U.S., which has resulted in a diversified portfolio with a national footprint. As of September 30, 2014, we owned 46 hotels, comprising 12,636 rooms, across 19 states and the District of Columbia, and had a majority interest in two hotels under development. As depicted in the map below, the hotels in our portfolio are geographically diverse, and no one market and no individual hotel accounted for more than 13.7% or 6.4%, respectively, of our total pro forma revenue for the nine months ended September 30, 2014. As of September 30, 2014, our largest concentrations of hotels by room count per state were 24.2% in Texas and 19.1% in California.

Portfolio Breakdown by Geography(1)

(1)	Includes only the hotels in the Xenia Portfolio, including our two hotels under development, as of September 30, 2014. See “Basis of Presentation.”

We base our acquisition strategy on the Top 25 Markets because we believe these markets present an attractive risk-adjusted return potential supported by historical and projected favorable supply and demand dynamics and higher projected RevPAR growth at attractive valuations.

Since 2010, we acquired 28 of the hotels in the Xenia Portfolio for an aggregate purchase price of $1,953 million. The following table sets forth additional information regarding recent acquisitions:

Year	Number of Assets	Price ($mm) (1)
2010	3	$104
2011	3	$167
2012	7	$525
2013	14	$974
2014	1	$183

Total	28	$1,953

(1)	Includes purchase price plus additional contingent consideration pursuant to the respective purchase and sale agreement.

•

Attractive Cash Flow Characteristics. Our strategy focuses on driving strong current income and attractive operating margins, and each type of hotel in our portfolio has characteristics that lead to strong current cash flows. For example, because urban upscale hotels offer limited food outlets and other amenities, we can deliver a satisfying guest experience without the expense of staffing these lower-margin ancillary activities, thereby, resulting in strong bottom line performance. Our lifestyle assets are generally characterized by smaller physical footprints, leading to lower cost bases, and higher RevPAR, in comparison to traditional full-service hotels in their respective markets. Our premium full-service hotels are designed to offer a wide variety of income streams, including restaurants, meeting facilities, parking facilities and ancillary opportunities, and we utilize sophisticated asset management techniques to continually monitor and seek to improve performance from every income stream at these hotels. This combination of factors among differing hotel types ultimately results in strong cash flow generation and growth profile across our portfolio. Further, our aggressive, focused asset management and project management strategies seek to identify opportunities to enhance revenue and improve hotel operating margins.

•	Strong and Flexible Balance Sheet with Capacity for Growth. Upon our separation from Inland American, we will be well-capitalized and moderately levered, with strong liquidity and access to multiple capital sources. As of September 30, 2014, we have pro forma net debt to pro forma annualized Adjusted EBITDA of 4.3x. This calculation reflects the repayment of approximately $57.7 million (after giving effect to $40.5 million of increases in aggregate principal amounts under certain existing mortgage indebtedness) of borrowings outstanding under existing mortgage indebtedness prior to or concurrently with the completion of the separation and distribution and the repayment of approximately $26.3 million of borrowings outstanding under existing mortgage indebtedness expected to be repaid on or about March 1, 2015 and assumes excess cash on hand at the Company of approximately $41.0 million at the time of separation from Inland American. Concurrent with the listing of our common stock, we expect to have an unsecured revolving credit facility pursuant to which we may borrow up to $400 million, which we believe provides us liquidity and flexibility to execute our growth strategy and manage short-term cash flow needs. We also have a well-staggered debt maturity profile. Our flexible capital structure enables us to be opportunistic in making acquisitions and reinvesting in our portfolio and strategic in determining which capital sources to utilize.

•	Experienced Management Team with Proven Track Record. Our senior management team, led by Mr. Verbaas, has extensive experience in the lodging industry, including in asset management, acquisitions, dispositions, financing and renovations and repositioning of hotel properties over multiple lodging cycles, and a track record for executing on our business strategy and delivering strong results. Since joining the advisor to Inland American’s lodging platform in June 2007, Mr. Verbaas along with Mr. Wade have overseen the acquisition of more than 50 hotels valued in excess of $3.2 billion at time of purchase, including all but two of the properties in our portfolio, and the disposition of 35 predominantly select service hotels valued in excess of $350 million at time of disposition. Messrs. Verbaas and Wade were instrumental in executing a multi-year strategy of repositioning the portfolio by recycling capital into hotels that meet our investment criteria. Through this experience, our management team has an in-depth knowledge of the hotels in our portfolio and enhanced valuable, long-standing relationships with our brand management companies, franchisors and third-party managers. Mr. Bloom also has a long-standing working relationship with Mr. Verbaas, having worked together at CNL Hotels & Resorts where they were responsible for the company’s investment activities and portfolio management prior to the successful $6.6 billion sale of the company in 2007. Mr. Welch, who joined our management team in June 2014, brings over 30 years of capital markets, finance and accounting experience, including 15 years with FelCor Lodging Trust, a NYSE-listed lodging REIT, the last eight as Executive Vice President and Chief Financial Officer. Collectively, the eight members of our senior management team have an average tenure in the lodging industry of 26 years, including Mr. Verbaas with 20 years of lodging experience, Mr. Bloom with 28 years of lodging experience, Mr. Welch with 23 years of lodging-related experience and Mr. Wade with 15 years of lodging experience. Through this experience, our senior management team has developed strong execution capabilities, an in-depth knowledge of our hotel portfolio as well as an extensive network of industry relationships.

Business and Growth Strategies

Our objective is to invest primarily in premium full service, lifestyle and urban upscale hotels at valuations where we believe we can generate attractive returns on investment and long-term value appreciation and improve the value of our portfolio through aggressive asset management of our existing portfolio and future acquired hotels. We intend to pursue these objectives through the following investment and growth strategies:

•	Pursue Differentiated Investment Strategy Across Targeted Markets. We intend to use our management team’s network of relationships in the lodging industry and our relationships with the 15 hotel management companies that currently manage assets in our portfolio, among others, to continue to source acquisition opportunities. When evaluating opportunities, we consider the following characteristics:

•	Market Characteristics. Unlike many publicly-traded lodging REITs that we believe focus primarily on the Seven Major Markets, we seek opportunities across a range of urban and dense suburban areas, as well as key leisure destinations, in the United States. We believe that this strategy provides us with a broader range of opportunities and allows us to target markets and sub-markets with particular positive characteristics, such as multiple demand generators, favorable supply and demand dynamics and attractive projected RevPAR growth. Compared to the Seven Major Markets, we believe assets in the Top 25 Markets present more attractive investment opportunities considering the favorable supply and demand dynamics, higher RevPAR growth and attractive valuations.

•	Asset Characteristics. We generally pursue hotels in the upscale, upper upscale and luxury segments that are affiliated with leading premium brands, as we believe these segments yield attractive risk-adjusted returns. Further, PKF-HR projects strong RevPAR growth across these segments through 2016. Within these segments, we seek hotels that will provide guests with a distinctive lodging experience, tailored to reflect local market environments rather than invest in properties that are heavily dependent on conventions and group business. We seek properties with desirable locations within their markets, exceptional facilities, and other competitive advantages that are hard to replicate. We also favor properties that can be purchased well below estimated replacement cost. We believe that our focus on premium full service, lifestyle, and urban upscale assets allows us to seek appropriate investments that are well suited for specific markets.

•	Operational and Structural Characteristics. We pursue both newly constructed assets that require limited capital investment as well as more mature and complex properties with opportunities for our dedicated asset and project management teams to create value through more active operational oversight and targeted capital expenditures. Additionally, we seek properties that are unencumbered by debt and that will not require joint venture ownership, allowing us maximum operational flexibility.

We believe that our multi-pronged approach to investing provides us the flexibility to pursue attractive opportunities whenever and wherever they are presented.

•	Drive Growth through Proactive, Value-Added Asset Management, Project Management and Capital Allocation. We believe that investing in our properties and employing a proactive asset management approach designed to identify investment strategies will optimize internal growth opportunities. Our management team’s extensive industry experience across multiple brands and management companies and our integrated asset management and project management teams, enable us to identify and implement value-added strategies, prudently invest capital in our assets to optimize operating results and leverage best practices across our portfolio.

•	Aggressive Asset Management Strategy Drives Performance. Our experienced asset management team focuses on driving property performance through revenue enhancement and cost containment efforts. Our ability to work with a wide variety of management and franchise companies provides us with the opportunity to benchmark performance across our portfolio in order to share best practices. While we do not operate our hotel properties directly, and under the terms of our hotel management agreements our ability to participate in operating decisions regarding our hotels is limited, we conduct regular revenue, sales, and financial performance reviews and also perform in-depth on-site reviews focused on ongoing operating margin improvement initiatives. We interact frequently with our management companies and on-site management personnel, including conducting regular meetings with key executives of our management companies and brands. We work to maximize value of our assets through all aspects of the hotel operation and ancillary real estate opportunities.

•	In-House Project Management Provides Better and Faster Capital Plan Execution. By maintaining a dedicated in-house capital planning and project management team, we believe we are able to develop our capital plans and execute our renovation projects at a lower cost and in a more timely manner than if we outsourced these services. In addition, our project management team has extensive experience in the ground-up development of hotel properties, providing both in-depth knowledge of building construction as well as the opportunity for us to evaluate potential development opportunities. We view this as a significant competitive strength relative to many of our peers.

•	Rigorous Capital Allocation Strategies Enhance Portfolio Performance. As part of our ongoing asset management activities, we regularly review opportunities to reinvest in our hotels to maintain quality, increase long-term value and generate attractive returns on invested capital. We also may opportunistically dispose of hotels to take advantage of market conditions or in situations where the hotels no longer fit within our strategic objectives. We believe our breadth of experience and integrated in-house asset management and project management teams are instrumental in our ability to acquire and operate assets and to capitalize on redevelopment opportunities.

•	Leverage Existing Infrastructure for Growth. Prior to the separation of Inland American’s Suburban Select Service Portfolio, our asset management and project management employees were responsible for asset management oversight of the Prior Combined Portfolio (including our 46 hotels). We have retained all of our asset management and project management employees, who, upon completion of our separation from Inland American, will solely be focused on aggressively asset managing our hotels. We believe will provide us with the capacity to accommodate additional growth without a corresponding increase in employees focusing on asset management and project management. Our core acquisition, asset management and project management teams have been working together for a number of years and have well-established systems and procedures.

Our Portfolio

Overview

As of September 30, 2014, we own a portfolio of 46 hotels, comprising 12,636 rooms, across 19 states and the District of Columbia, and had a majority interest in two hotels under development. For the nine months ended September 30, 2014, the average occupancy rate for our hotels was 78.1%, and the ADR and RevPAR of our hotels was $176.91 and $138.24, respectively. No single hotel accounted for more than 6.4% of our total pro forma revenue for the nine months ended September 30, 2014.

The following table sets forth certain operating information for the Xenia Portfolio on a pro forma basis as of and for the years ended December 31, 2013, 2012 and 2011 and for the nine month period ended September 30, 2014(1):

	Nine Month Period Ended September 30,	Year Ended December 31,
	2014	2013	2012	2011
Statistical Data:
Number of Hotels(1)	46	45	31	24
Number of Rooms(1)	12,636	11,991	8,688	6,063
Occupancy(2)	78.1%	75.2%	71.5%	71.1%
ADR(2)	$176.91	$167.20	$151.84	$147.71
RevPAR(2)	$138.24	$125.73	$108.54	$104.99

(1)	Includes only the hotels in the Xenia Portfolio, excluding our two hotels under development, as of the end of the applicable period. See “Basis of Presentation.”
(2)	Includes full-year (or full-period) data for any hotel acquired during the applicable period by including applicable data for such hotels while they were under prior ownership. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” for a presentation of such statistics from the date of acquisition of such hotels. For only those hotels operated by Marriott, our historical annual operating results represented here from 2011 to 2013 include a 52-53 week fiscal calendar used by Marriott at that time.

Geographic Diversification

We believe our portfolio of hotels is geographically diverse. Our management team has implemented and executed a strategy of acquiring hotels in the Top 25 Markets and key leisure destinations in the U.S., and as of September 30, 2014, 66% of our rooms are located in the Top 25 Markets, including 17% in the Seven Major Markets. The following table shows the geographic diversification of the Xenia Portfolio as of September 30, 2014(1):

Region	Number of Hotels	Number of Rooms
South Atlantic (Delaware, Georgia, Florida, Maryland, North Carolina, South Carolina, Virginia, West Virginia)	15	3,269
West South Central (Arkansas, Louisiana, Oklahoma, Texas)	9	3,339
Pacific (Alaska, California, Hawaii, Oregon, Washington)	7	3,059
Mountain (Arizona, Colorado, Idaho, Montana, Nevada, New Mexico, Utah, Wyoming)	5	1,016
Other (East North Central, East South Central, West North Central, Middle Atlantic, New England)	10	1,953

Total	46	12,636

(1)	Includes only the hotels in the Xenia Portfolio, excluding our two hotels under development. See “Basis of Presentation.”

Operating Information

The following tables show certain operating information by region for the Xenia Portfolio on a pro forma basis for the years ended December 31, 2013, 2012 and 2011 and for the nine month period ended September 30, 2014(1):

	Nine Month Period Ended September 30,			Year Ended December 31,
	2014			2013			2012			2011
Region	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
South Atlantic	79.3%	$171.31	$135.82	75.0%	$167.49	$125.59	72.5%	$153.18	$111.12	73.8%	$148.95	$109.90
West South Central	73.6%	$182.88	$134.51	72.4%	$172.20	$124.73	66.3%	$157.17	$104.19	65.2%	$153.86	$100.38
Pacific	82.9%	$187.39	$155.40	81.1%	$172.20	$124.73	78.5%	$151.59	$119.05	74.1%	$144.12	$106.78
Mountain	81.3%	$167.70	$136.27	75.0%	$156.88	$117.67	63.3%	$138.02	$87.32	83.1%	$134.14	$84.63
Other	75.0%	$163.82	$122.84	73.2%	$156.46	$114.49	71.5%	$146.48	$104.71	75.1%	$144.56	$108.53
Total	78.1%	$176.91	$138.24	75.2%	$167.20	$125.73	71.5%	$151.84	$108.54	71.1%	$147.71	$104.99

(1)	Includes only the hotels in the Xenia Portfolio, excluding our two hotels under development, as of the end of the applicable period. See “Basis of Presentation.” Includes full-year (or full-period) data for any hotel acquired during the applicable period by including applicable data for such hotels while they were under prior ownership. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” for a presentation of such statistics from the date of acquisition of such hotels. For only those hotels operated by Marriott, our historical annual operating results represented here from 2011 to 2013 include a 52-53 week fiscal calendar used by Marriott at that time.

Brand Affiliations

Our portfolio of hotels operate under premium brands, with approximately 76% of our rooms operating under Marriott, Hilton or Hyatt brands. The following table sets forth the brand affiliations of the Xenia Portfolio (1):

Brand Affiliation	Number of Hotels	Number of Rooms	Percentage of Total Rooms
Marriott
Autograph Collection (2)	3	437	3.5%
Courtyard by Marriott	4	630	5.0%
Marriott	9	3,099	24.5%
Renaissance	2	1,014	8.0%
Residence Inn	3	637	5.0%

Subtotal	21	5,817	46.0%
Hilton
DoubleTree	1	220	1.7%
Embassy Suites	1	223	1.8%
Hampton Inn	2	264	2.1%
Hilton	3	669	5.3%
Hilton Garden Inn	2	478	3.8%
Homewood Suites	1	162	1.3%

Subtotal	10	2,016	16.0%
Hyatt
Andaz	3	451	3.6%
Hyatt	1	118	0.9%
Hyatt Regency	2	1,154	9.1%

Subtotal	6	1,723	13.6%
Kimpton
Lorien	1	107	0.8%
Monaco	3	605	4.8%

Subtotal	4	712	5.6%
Starwood
Westin	2	893	7.1%

Subtotal	2	893	7.1%
Aston	1	645	5.1%
Fairmont	1	545	4.3%
Loews	1	285	2.3%

Total	46	12,636	100.0%

(1)	Includes only the hotels in the Xenia Portfolio, excluding our two hotels under development, as of September 30, 2014. See “Basis of Presentation.”
(2)	Our two hotels under development are Autograph Collection hotels, which will have a total of 150 rooms.

Our Hotels

The following table provides a list of the Xenia Portfolio(1):

Hotel	Rooms	Year Acquired	State	Region (2)	Brand Parent Company	Hotel Management Company (3)	Chain Scale Segment (4)
Operating Hotels

Marriott San Francisco Airport Waterfront*	685	2012	CA	P	Marriott	Marriott	UU
Hyatt Regency Orange County*	653	2008	CA	P	Hyatt	Hyatt	UU
Aston Waikiki Beach Hotel(5)*	645	2014	HI	P	Aston	Aston	U
Fairmont Dallas*	545	2011	TX	WSC	Fairmont	Fairmont	L
Renaissance Atlanta Waverly Hotel & Convention Center*	522	2012	GA	SA	Marriott	Renaissance	UU
Hyatt Regency Santa Clara(5)	501	2013	CA	P	Hyatt	Hyatt	UU
Renaissance Austin Hotel	492	2012	TX	WSC	Marriott	Renaissance	UU
Westin Galleria Houston*	487	2013	TX	WSC	Starwood	Westin	UU
Marriott Dallas City Center*	416	2010	TX	WSC	Marriott	Marriott	UU
Marriott Griffin Gate Resort & Spa	409	2012	KY	ESC	Marriott	Marriott	UU
Westin Oaks Houston at the Galleria*	406	2013	TX	WSC	Starwood	Westin	UU
Marriott Charleston Town Center(5)	352	2011	WV	SA	Marriott	Marriott	UU
Marriott Woodlands Waterway Hotel & Convention Center(6)*	343	2007	TX	WSC	Marriott	Marriott	UU
Hilton Garden Inn Washington DC Downtown*	300	2008	DC	SA	Hilton	Urgo	U
Marriott Atlanta Century Center / Emory Area(5)*	287	2008	GA	SA	Marriott	Marriott	UU
Loews New Orleans Hotel*	285	2013	LA	WSC	Loews	Loews	L
Marriott Napa Valley Hotel & Spa*	275	2011	CA	P	Marriott	Sage	UU
Hilton University of Florida Conference Center Gainesville(5)	248	2007	FL	SA	Hilton	Davidson	UU
Grand Bohemian Hotel Orlando, an Autograph Collection Hotel*	247	2012	FL	SA	Marriott	Kessler	UU
Residence Inn Denver City Center*	228	2013	CO	M	Marriott	Sage	U
Hilton Suites Phoenix*	226	2008	AZ	M	Hilton	Hilton	UU
Hotel Monaco Salt Lake City	225	2013	UT	M	Kimpton	Kimpton	UU
Embassy Suites Baltimore North / Hunt Valley	223	2008	MD	SA	Hilton	Embassy Suites	UU
Residence Inn Boston Cambridge*	221	2008	MA	NE	Marriott	Residence Inn	U
DoubleTree by Hilton Hotel Washington DC*	220	2008	DC	SA	Hilton	Davidson	U
Marriott West Des Moines	219	2010	IA	WNC	Marriott	Concord	UU
Courtyard Fort Worth Downtown / Blackstone	203	2008	TX	WSC	Marriott	Courtyard	U
Hilton St. Louis Downtown at the Arch*	195	2012	MO	WNC	Hilton	Hilton	UU
Hotel Monaco Chicago*	191	2013	IL	ENC	Kimpton	Kimpton	UU
Hotel Monaco Denver*	189	2013	CO	M	Kimpton	Kimpton	UU
Residence Inn Baltimore Inner Harbor	188	2008	MD	SA	Marriott	Urgo	U
Courtyard Pittsburgh Downtown	182	2010	PA	MA	Marriott	Concord	U
Hilton Garden Inn Chicago North Shore / Evanston*	178	2007	IL	ENC	Hilton	Interstate	U
Homewood Suites by Hilton Houston Near the Galleria*	162	2008	TX	WSC	Hilton	White	U
Andaz San Diego*	159	2013	CA	P	Hyatt	Hyatt	L
Andaz Savannah*	151	2013	GA	SA	Hyatt	Hyatt	L
Hampton Inn & Suites Denver Downtown*	148	2008	CO	M	Hilton	Hampton Inn	UM
Andaz Napa *	141	2013	CA	P	Hyatt	Hyatt	L
Courtyard Kansas City Country Club Plaza	123	2007	MO	WNC	Marriott	Interstate	U
Courtyard Birmingham Downtown at UAB	122	2008	AL	ESC	Marriott	Courtyard	U
Hyatt Key West Resort & Spa*	118	2013	FL	SA	Hyatt	Hyatt	UU
Hampton Inn & Suites Baltimore Inner Harbor	116	2007	MD	SA	Hilton	Urgo	UM
Bohemian Hotel Celebration, an Autograph Collection Hotel*	115	2013	FL	SA	Marriott	Kessler	UU
Marriott Chicago at Medical District / UIC*	113	2008	IL	ENC	Marriott	Davidson	UU
Lorien Hotel & Spa*	107	2013	VA	SA	Kimpton	Kimpton	UU
Bohemian Hotel Savannah Riverfront, an Autograph Collection Hotel*	75	2012	GA	SA	Marriott	Kessler	UU

Hotels Under Development

Grand Bohemian Mountain Brook, an Autograph Collection Hotel(7)	100	N/A	AL	ESC	Marriott	Kessler	UU
Grand Bohemian Charleston, an Autograph Collection Hotel(8)*	50	N/A	SC	SA	Marriott	Kessler	UU

*	Top 25 Market or key leisure destination.
(1)	Includes only the hotels in the Xenia Portfolio as of September 30, 2014. See “Basis of Presentation.”
(2)	“ENC” refers to East North Central; “ESC” refers to East South Central; “M” refers to Mountain; “MA” refers to Middle Atlantic; “NE” refers to New England; “P” refers to Pacific; “SA” refers to South Atlantic; “WNC” refers to West North Central; “WSC” refers to West South Central.
(3)	“Aston” refers to an affiliate of Aston Hotels & Resorts LLC; “Courtyard” refers to Courtyard Management Corporation; “Concord” refers to Concord Hospitality Enterprises Company; “Davidson” refers to Davidson Hotel Company LLC; “Embassy Suites” refers to Embassy Suites Management LLC; “Fairmont” refers to Fairmont Hotels & Resorts (U.S.) Inc.; “Hampton Inn” refers to Hampton Inns Management LLC ; “Hilton” refers to Hilton Management LLC; “Hyatt” refers to Hyatt Corporation; “Interstate” refers to Interstate Management Company, LLC; “Kessler” refers to Kessler Collection Management, LLC; “Kimpton” refers to Kimpton Hotel & Restaurant Group, LLC; “Loews” refers to Loews New Orleans Hotel Corp.; “Marriott” refers to Marriott Hotel Services, Inc.; “Renaissance” refers to Renaissance Hotel Operating Company; “Residence Inn” refers to Residence Inn by Marriott, Inc.; “ResortQuest” refers to ResortQuest Hawaii, LLC; “Sage” refers to affiliates of Sage Hospitality Resources, LLC, “Urgo” refers to Urgo Hotels LP; “Westin” refers to Westin Operator, LLC; and “White” refers to White Lodging Services Corporation.
(4)	“L” refers to Luxury; “UU” refers to Upper Upscale; “U” refers to Upscale; “UM” refers to Upper Midscale.
(5)	This hotel is subject to a ground lease that covers all of the land underlying the hotel. See “Our Principal Agreements— Ground Leases” for more information.
(6)	This hotel is subject to a ground lease that covers a portion of the land underlying the hotel. See “Our Principal Agreements— Ground Leases” for more information.
(7)	We own a 75% interest in the Grand Bohemian Mountain Brook, which is expected to open in the third quarter of 2015. Our partner for this hotel is Lane Park at Mountain Brook, LLC. Total costs to develop the hotel are estimated to be $39.0 million, of which we have incurred $13.4 million as of September 30, 2014. The construction loan on this project is $26.3 million, of which $5.6 million in principal amount is outstanding as of September 30, 2014. Borrowings on the interest-only construction loan bear interest at LIBOR plus 2.5% and the loan matures in 2020 with no extension option. We chose to develop this hotel in order to add an asset to our portfolio that is well positioned to experience strong growth and capture market share in a high barrier-to-entry location with a limited supply of upper upscale properties. This opportunity was only available to us as a joint venture.
(8)	We own a 75% interest in the Grand Bohemian Charleston, which is expected to open in the second quarter of 2015. Our partner for this hotel is Kessler Meeting Street, LLC. Total costs to develop the hotel are estimated to be $29.5 million, of which we have incurred $14.4 million as of September 30, 2014. The construction loan on this project is $20.0 million, of which $8.3 million in principal amount is outstanding as of September 30, 2014. Borrowings on the interest-only construction loan bear interest at LIBOR plus 2.5% and the loan matures in 2020 with no extension option. We chose to develop this hotel in order to add an asset to our portfolio that is well positioned to experience strong growth and capture market share in a high barrier-to-entry location with a limited supply of upper upscale properties. This opportunity was only available to us as a joint venture.

Asset Management

In order to qualify as a REIT, we do not operate our hotel properties, but rather rely on qualified, experienced third-party hotel managers to manage our hotels on a day-to-day basis. As an active owner, we provide direction and oversight to our management companies and on-site property management teams to enhance performance. We have an experienced asset management team that focuses on driving property performance through revenue enhancement and cost containment efforts. Because we work with a wide variety of brand-managed and independent management companies, we actively benchmark performance across our portfolio and seek to extend identified best practices at our hotels. We have frequent interactions with our management companies and on-site management personnel regarding revenue management strategies in an effort to optimize channel distribution and pricing strategies. We regularly conduct sales, marketing, and financial performance reviews designed to identify strengths and weaknesses that can be addressed to enhance property performance. We also conduct periodic on-site meetings with property and regional personnel and in-depth operational reviews focused on identifying new and ongoing margin improvement initiatives.

We meet regularly with key executives of our management companies and brands and participate in various management and brand owner advisory committees at which we provide feedback on hotel-level and corporate programs and initiatives. We strive to negotiate management agreements that provide us with the maximum amount of flexibility with regard to economic terms and owner input. Our asset management team also seeks to enhance value through the optimization of ancillary real estate opportunities.

Project Management

Our asset management team is closely linked with our in-house capital planning and project management team. Together, they are responsible for developing long-term capital plans for each of our properties, taking into consideration the age of the property, potential performance enhancement, and brand requirements. We believe that by maintaining this function in-house, rather than outsourcing it to third parties, we are able to execute our renovation projects at a lower cost and in a more timely manner. In addition, our project management team has extensive experience in the ground-up development of hotel properties, providing both in-depth knowledge of major building systems as well as the opportunity for us to evaluate potential expansion and development opportunities. We view this as a significant competitive strength.

Our asset management team regularly reviews opportunities to reinvest in our hotels to maintain quality, increase long-term value and generate attractive returns on invested capital. We also review opportunities to dispose of hotels to take advantage of market conditions or in situations where the hotels no longer fit within our strategic objectives. We believe our breadth of experience and integrated in-house asset management and project management teams are instrumental in our ability to acquire and operate assets and to capitalize on redevelopment opportunities.

Since 2008, we have invested a total of approximately $209 million during our ownership period in capital expenditures to competitively position our portfolio to increase revenues as well as to keep our hotels well maintained. During this period, in addition to ongoing renovation projects related to building systems and infrastructure, we have completed guest room renovations at 27 of our hotels, lobby renovations at 22 of our hotels, food and beverage facility renovations at 22 of our hotels and meeting space renovations at 13 of our hotels. In 2015, we currently plan to complete guest room renovations at three hotels and are developing plans for additional renovations to lobbies, food and beverage facilities and/or meeting spaces at six hotels.

Acquisition Pipeline

We believe that our senior management team’s extensive network of relationships within the lodging industry will continue to provide us with access to an ongoing pipeline of attractive acquisition opportunities, many of which may not be available to our competitors. We have identified and are in various stages of reviewing and negotiating a number of additional potential hotel acquisition opportunities. Although we are continuing to engage in discussions with sellers and have commenced the process of conducting diligence on some of these hotels or have submitted non-binding indications of interest, we have not agreed upon terms related to, or entered into binding commitments with respect to, any of these potential acquisition opportunities, and therefore do not believe any of these possible acquisitions are probable at this time. As such, there can be no assurance that we will consummate any of the potential acquisitions we are currently evaluating.

Our Financing Strategy

We intend to maintain a strong, flexible and growth-oriented capital structure that will allow us to access multiple forms of capital and be strategic in determining when to access the debt or equity markets. As of September 30, 2014, we have pro forma net debt to pro forma annualized Adjusted EBITDA of 4.3x. This calculation reflects the repayment of approximately $57.7 million (after giving effect to $40.5 million of increases in aggregate principal amounts under certain existing mortgage indebtedness) of borrowings outstanding under existing mortgage indebtedness prior to or concurrently with the completion of the separation and distribution and the repayment of approximately $26.3 million of borrowings outstanding under existing mortgage indebtedness expected to be repaid on or about March 1, 2015 and assumes excess cash on hand at the Company of approximately $41.0 million at the time of separation from Inland American. Concurrent with the listing our common stock, we expect to have an unsecured revolving credit facility pursuant to which we may borrow up to $400 million, which we believe provides us liquidity and flexibility to execute our growth strategy. We also have a well-staggered debt maturity profile. We believe our moderate leverage and strong liquidity will allow us to be proactive in pursuing our growth strategy and manage short-term cash flow needs. For more information regarding our proposed unsecured credit facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Indebtedness.”

Competition

The U.S. lodging industry is highly competitive. Our hotels compete with other hotels for guests in each of their markets on the basis of several factors, including, among others, room rates, quality of accommodations, service levels and amenities, location, brand affiliation, reputation and reservation systems. Competition is often specific to the individual markets in which our hotels are located and includes competition from existing and new hotels. We believe that hotels, such as our portfolio of hotels, that are affiliated with leading national brands, will enjoy the competitive advantages associated with operating under such brands. Increased competition could harm our occupancy and revenues and may require us to provide additional amenities or make capital improvements that we otherwise would not have to make, which may materially and adversely affect our operating results and liquidity.

We face competition for the acquisition of hotels from other REITs, private equity firms, institutional investors, hedge funds, specialty finance companies, insurance companies, governmental bodies and other entities. Some of these competitors have substantially greater financial and operational resources and access to capital than we have and may have greater knowledge of the markets in which we seek to invest. This competition may reduce the number of suitable investment opportunities offered to us and decrease the attractiveness of the terms on which we may acquire our targeted hotel investments, including the cost thereof. In addition, these competitors seek financing through the same channels that we do. Therefore, we compete for funding in a market where funds for real estate investment may decrease, or grow less than the underlying demand.

Third Party Agreements

Hotel Management Agreements

Each of our hotels is operated pursuant to a hotel management agreement with an independent hotel management company. Each hotel management company receives a base management fee and is also eligible to receive an incentive management fee if hotel operating income, as defined in the respective management agreements, exceeds certain thresholds. The incentive management fee is generally calculated as a percentage of hotel operating income after we have received a priority return on our investment in the hotel. See “Our Principal Agreements—Management Agreements for Franchised Hotels” and “—Management Agreements for Brand-Managed Hotels” for more information related to our hotel management agreements.

Franchise Agreements

Approximately half of our hotels, referred to as our brand-managed hotels, are subject solely to management agreements that also provide certain benefits otherwise found in franchise agreements. See “Our Principal Agreements—Management Agreements for Brand-Managed Hotels” for more information related to such management agreements. The rest operate under separate and distinct management agreements and franchise agreements. Pursuant to the standalone franchise agreements, such hotels are allowed to operate under specific brands, and in exchange we pay a royalty fee, plus additional fees for marketing, central reservation systems and other franchisor costs. Certain hotels are also charged an additional fee based on food and beverage revenues. See “Our Principal Agreements—Franchise Agreements,” for more information related to our franchise agreements.

Ground Leases

We lease the land underlying six of our hotels and meeting facilities from third parties. Five of these hotels are subject to ground leases that cover all of the land underlying the respective hotel, and the sixth is subject to a ground lease that covers a portion of the land. See “Our Principal Agreements—Ground Leases,” for more information related to our ground leases.

Seasonality

The lodging industry is seasonal in nature which can be expected to cause fluctuations in our hotel room revenues, occupancy levels, room rates, operating expenses and cash flows. The periods during which our hotels experience higher or lower levels of demand vary from property to property and depend upon location, type of property, and competitive mix within the specific location. Based on historical results for the Prior Combined Portfolio, our revenues have been the lowest during the first quarter of each year. Similarly, we expect our revenues for the Xenia Portfolio to also be the lowest during the first quarter of each year.

Cyclicality

The hospitality industry is cyclical and generally follows the overall economy. There is a history of increases and decreases in demand for hotel rooms, in occupancy levels and in rates realized by owners of hotels through economic cycles. Variability of results through some of the cycles in the past has been more severe due to changes in the supply of hotel rooms in given markets or in given segments of hotels. The combination of changes in economic conditions and in the supply of hotel rooms can result in significant volatility in results for owners of hotel properties. The costs of running a hotel tend to be more fixed than variable. Because of this, in an environment of declining revenues the rate of decline in earnings will be higher than the rate of decline in revenues. Conversely, in an environment of increasing demand and room rates, the rate of increase in earnings is typically higher than the rate of increase in revenues.

Legal Proceedings

We are involved in various claims and lawsuits arising in the normal course of business, including proceedings involving tort and other general liability claims, workers’ compensation and other employee claims and claims related to our ownership of certain hotel properties. Most occurrences involving liability, claims of negligence and employees are covered by insurance with solvent insurance carriers. We recognize a liability when we believe the loss is probable and reasonably estimable. We currently believe that the ultimate outcome of such lawsuits and proceedings will not, individually or in the aggregate, have a material effect on our consolidated financial position, results of operations or liquidity.

Regulations

General

Our hotels are subject to various U.S. federal, state and local laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. We believe that each of our hotels has the necessary permits and approvals to operate its business.

Americans with Disabilities Act

Our hotels must comply with applicable provisions of the Americans with Disabilities Act (the “ADA”), to the extent that such hotels are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our hotels where such removal is readily achievable. We believe that our hotels are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, non-compliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our hotels and to make alterations as appropriate in this respect.

Environmental Matters

Under various laws relating to the protection of the environment, a current or previous owner or operator (including tenants) of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property and may be required to investigate and clean up such contamination at that property or emanating from that property. These costs could be substantial and liability under these laws may attach without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. The presence of contamination or the failure to remediate contamination at our hotels may expose us to third-party liability or materially and adversely affect our ability to sell, lease or develop the real estate or to incur debt using the real estate as collateral.

Our hotels are subject to various federal, state, and local environmental, health and safety laws and regulations that address a wide variety of issues, including, but not limited to, storage tanks, air emissions from emergency generators, storm water and wastewater discharges, lead-based paint, mold and mildew and waste management. Our hotels incur costs to comply with these laws and regulations and could be subject to fines and penalties for noncompliance.

Some of our hotels contain asbestos-containing building materials. We believe that the asbestos is appropriately contained, in accordance with current environmental regulations and that we have no need for any immediate remediation or current plans to remove the asbestos. Environmental laws require that owners or operators of buildings with asbestos-containing building materials properly manage and maintain these materials, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators for failure to comply with these requirements. In addition, third parties may seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

Some of our hotels may contain or develop harmful mold or suffer from other adverse conditions, which could lead to liability for adverse health effects and costs of remediation. The presence of significant mold or other airborne contaminants at any of our hotels could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected hotel or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from guests or employees at our hotels and others if property damage or health concerns arise.

Insurance

We carry comprehensive general liability, fire, extended coverage, business interruption, rental loss coverage and umbrella liability coverage on all of our hotels and earthquake, wind, flood, hurricane and environmental coverage on hotels in areas where we believe such coverage is warranted, in each case with limits of liability that we deem adequate. Similarly, we are insured against the risk of direct physical damage in amounts we believe to be adequate to reimburse us, on a replacement basis, for costs incurred to repair or rebuild each hotel, including loss of rental income during the reconstruction period. We have selected policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of coverage and industry practice. We do not carry insurance for generally uninsured losses, including, but not limited to, losses caused by riots, war or acts of God. We believe our hotels are adequately insured.

Employees

As of September 30, 2014, we had 35 employees. Following the separation, these employees will remain employees of Xenia. None of our employees are covered by collective bargaining agreements. Our third-party managers are responsible for hiring and maintaining the labor force at each of our hotels. Although we do not manage employees at our hotels, we are still subject to the many costs and risks generally associated with the hotel labor force. We believe relations with the employees of these third party managers are good. For a discussion of these relationships, see “Risk Factors – Risks Related to Our Business and Industry – We are subject to risks associated with the employment of hotel personnel, particularly with hotels that employ unionized labor, which could increase our operating costs, reduce the flexibility of our hotel managers to adjust the size of the workforce at our hotels and could materially and adversely affect our revenues and profitability.”

Employees at certain of our third-party managed hotels are covered by collective bargaining agreements that are subject to review and renewal on a regular basis. For a discussion of these relationships, see “Risk Factors – Risks Related to Our Business and Industry – We are subject to risks associated with the employment of hotel personnel, particularly with hotels that employ unionized labor, which could increase our operating costs, reduce the flexibility of our hotel managers to adjust the size of the workforce at our hotels and could materially and adversely affect our revenues and profitability.”

Principal Executive Offices

Our principal executive offices are located at 200 S. Orange Avenue, Suite 1200, Orlando, Florida, 32801, and our telephone number is (407) 317-6950. We maintain a website at www.xeniareit.com. The information contained on our website or that can be accessed through our website neither constitutes part of this information statement nor is incorporated by reference herein.

OUR PRINCIPAL AGREEMENTS

Hotel Management and Franchise Agreements for the Xenia Portfolio

In order to qualify as a REIT, we cannot directly or indirectly operate any of our hotels. We lease each of our 46 hotels to TRS lessees, which in turn engage property managers to manage our hotels. Each of our hotels is operated pursuant to a hotel management agreement with an independent hotel management company. Approximately half of our hotels, which we refer to as “franchised hotels” are also operated under distinct franchise agreements, a few of which are with an affiliate of the hotel’s management company. Approximately half of our hotels are not subject to a franchise agreement, and instead receive the benefits of one pursuant to the hotel’s management agreement. We refer to these hotels as “brand-managed hotels.”

Below is a general overview of the management and franchise agreements for our hotels, summarizing the principal terms found in each type of agreement.

Management Agreements for Brand-Managed Hotels

Pursuant to our management agreements for brand-managed hotels, the management company controls the day-to-day operations of each hotel, and we are granted limited approval rights with respect to certain of the management company’s actions, including entering into long-term or high value contracts, engaging in certain actions relating to legal proceedings, approving the operating budget, making certain capital expenditures and the hiring of certain management personnel.

As in our franchise agreements described below, we are provided with a variety of services and benefits, including the right to use the name, marks and system of operation of a brand affiliated with the management company, as well as centralized reservation systems, national advertising, marketing programs and publicity designed to increase brand awareness, training of personnel and payroll and accounting services.

Of our brand-managed hotels, approximately half are managed by Marriott, approximately a quarter are managed by Hyatt, and the rest are managed by management companies affiliated with a variety of other brands.

Term

The majority of our management agreements for brand-managed hotels contain an initial term between 20 to 30 years, and have an average remaining initial term of approximately 15 years, assuming no renewal options are exercised by the management company. These agreements generally allow for one or more renewal periods at the option of the management company, for an average remaining term including the exercise of all renewal options of approximately 28 years.

Fees

Our management agreements for brand-managed hotels typically contain a two-tiered fee structure, wherein the management company receives a base management fee and, if certain financial thresholds are met or exceeded, an incentive management fee. The base management fee is typically 3.0% of gross hotel revenues or receipts, but ranges from 2.0% to 7.0%, the highest of which also include fees for additional non-management services. The incentive management fees range from 10% to 40% of the available cash flow or adjusted profit remaining after we receive an annual payment typically equal to 10%-11% of our total capital investment in the hotel. We also pay certain accounting services fees to the management companies in a majority of the agreements.

Termination Events

Performance Termination

Most of our management agreements for our brand-managed hotels align our interests with those of the management company by providing us with a right to terminate the agreement if the management company fails to achieve certain criteria relating to the performance of the hotel. We generally may initiate a performance termination if, during any two consecutive year period, (i) the hotel fails to achieve a specified amount of operating profit, and (ii) certain operating metrics of the hotel, as compared to a competitive set of hotels in the relevant local market as agreed between the parties, fail to exceed a specified threshold as set forth in the applicable management agreement. In substantially all of the management agreements for brand-managed hotels, the management company has a right to avoid a performance termination by paying an amount equal to the amount by which the operating profit for the two year period was less than the performance termination threshold, as set forth in the applicable management agreement.

Early Termination and Liquidated Damages

Subject to certain qualifications, notice requirements and applicable cure periods, the management agreements for our brand-managed hotels are generally terminable by either party upon a material casualty or condemnation of the hotel or the occurrence of certain customary events of default, including, among others: the bankruptcy or insolvency of either party; the failure of either party to make a payment when due, and failure to cure such non-payment after due notice; or breach by either party of covenants or obligations under the management agreement.

Additionally, the management company typically has the right to terminate the management agreement in certain situations, including the occurrence of certain actions with respect to the mortgage or our interference with the management company’s ability to operate the hotel by failing to approve required capital improvements or expenditures or by failing to complete or commence required repair after damage or destruction to the hotel. Most of our agreements do not require payment of liquidated damages in the event of an early termination; however, our Marriott brand-managed hotels require us to establish a reserve fund out of gross revenues to be used in the event of a termination. The fund is to be used to reimburse the management company for all costs and expenses incurred by the management company that relate to (i) the operation of the hotel prior to termination but that accrue after termination, (ii) the management company terminating its employees and/or (iii) the payment of any pending or contingent claims, depending on the agreement.

Sale of a Hotel

Our management agreements for our brand-managed hotels generally provide that we cannot sell a hotel to a person who: (i) does not have sufficient financial resources, (ii) is of bad moral character, (iii) is a competitor, or (iv) is a specially designated national or blocked person, as set forth in the applicable management agreement. Under most agreements, we will default if we proceed with a sale without the management company’s consent and the assignment of the hotel’s management agreement. Some of the agreements provide that our sale or transfer of the hotel to an affiliate does not require us to obtain the consent of the management company.

Management Agreements for Franchised Hotels

Our franchised hotels are managed by various third party management companies, which are either independent or are affiliated with a hotel’s brand. As in our management agreements for brand-managed hotels, the management company controls the day-to-day operations of each hotel, and we are granted limited approval rights with respect to certain of the management company’s actions, including entering into long-term or high value contracts, engaging in certain actions relating to legal proceedings, approving the operating budget, making certain capital expenditures and the hiring of certain management personnel.

Term

Our management agreements for franchised hotels generally contain initial terms between seven and 15 years with an average remaining initial term of approximately five years. Almost all of these agreements either do not contemplate a renewal or extension of the initial term or cannot be extended without our consent, and the rest may be extended at the option of the management company if certain conditions are met. Assuming all renewal or extension options are excised, the average remaining term is approximately eight years.

Fees

Generally, the management agreements for franchised hotels contain a two-tiered fee structure in which the management company receives a base management fee and, if certain financial thresholds are met or exceeded, an incentive management fee, each calculated on a per hotel basis. The base management fees range from 1.5% to 4.0% of gross hotel revenue, with some base fees increasing over time. Almost all of the incentive management fees range from 10% to 30% of net operating income (or other similar metric, as defined in the management agreement) remaining after deducting a priority return typically equal to 10%-11% of our total capital investment in the hotel. We also pay certain accounting services fees to the management companies under a majority of the agreements.

Termination Events

Performance Termination

As with our management agreements for brand-managed hotels, most of the management agreements for franchised hotels provide us with a right to terminate the agreement if the management company fails to achieve certain criteria relating to the performance of the hotel. Generally, we may initiate a performance termination if, during any two consecutive year period, (i) the hotel fails to achieve a specified amount of operating profit, and (ii) certain operating metrics of the hotel, as compared to a competitive set of hotels in the relevant local market as agreed between the parties, fail to exceed a specified threshold as set forth in the applicable management agreement. In some of the management agreements for franchised hotels, the management company has a right, which can usually be exercised no more than once per hotel, to avoid a performance termination by paying an amount specified in the applicable management agreement.

Early Termination and Liquidated Damages

Subject to certain qualifications, notice requirements and applicable cure periods, the management agreements for franchised hotels are generally terminable by either party upon a material casualty or condemnation of the hotel or the occurrence of certain customary events of default, including, among others: the bankruptcy or insolvency of either party; a breach by either party of covenants or obligations under the management agreement, including a failure by us to provide required operating funds or our failure to make a payment when due and failure to cure such non-payment after due notice; a default by either party under the corresponding franchise agreement; a failure of either party to maintain a license for the sale of alcoholic beverages; and a failure by either party to maintain insurance policies required under the management agreement.

In the event that a management company elects to terminate a management agreement due to certain events of default by us, the management company generally may recover a termination fee, as liquidated damages, as set forth in the applicable management agreement. Several of the management agreements for franchised hotels grant us a right to terminate without cause upon notice to the management company. In some instances, such termination requires the payment of a termination fee.

Sale of a Hotel

Under a majority of the management agreements for franchised hotels, in order to sell a hotel, we must terminate the management agreement and pay a fee to the management company. However, in some cases, we may avoid such fees if the new owner is either assigned the agreement or enters into a new agreement with the management company.

Franchise Agreements

Our franchised hotels operate under franchise agreements with Hilton, Marriott and Starwood. Pursuant to our franchise agreements, we are granted rights to use the franchisor’s name, marks and system in the operation of our hotels. Franchisors also provide us with a variety of services and benefits, including centralized reservation systems, national advertising, marketing programs and publicity designed to increase brand awareness, training of personnel and maintenance of operational quality at hotels across the brand system. In return, our TRS lessees, as the franchisees, are required to operate franchised hotels consistent with the applicable brand standards. The franchise agreements generally specify management, operational, record-keeping, accounting, reporting and marketing standards and procedures with which our TRS lessees must comply, and ensure consistency across the brand by outlining standards for guest services, products, signage and furniture, fixtures and equipment, among other things. To ensure our compliance, most of the franchise agreements specify that we must make the hotel available for quality inspections by the franchisor. We are also required to participate in the applicable rewards program for each brand.

Term

A majority of our franchise agreements contain an initial term of 15 to 20 years, with an average remaining initial term of approximately 11 years. Almost all of our franchise agreements do not contemplate any renewals or extensions of the initial term.

Fees

Substantially all of our franchise agreements require that we pay a royalty fee ranging between 4% and 6.5% of the gross room revenue of the applicable hotel and, for certain full service hotels, an additional fee ranging between 2% and 3% on gross food and beverage revenue. We must also pay marketing, reservation or other program fees ranging between 1% and 4.3% of the gross room revenue. In addition, under substantially all of our franchise agreements, the franchisor has the right to require that we renovate guest rooms and public facilities from time to time to comply with then-current brand standards. Under certain agreements, such expenditures are mandated at set periods, with at least some level of expenditure required every five to six years. Many franchise agreements also require the maintenance of a capital reserve fund ranging between 4% and 6% of gross room revenue to be used for mandated capital expenditures.

Termination Events

Our franchise agreements provide for termination at the applicable franchisor’s option upon the occurrence of certain events, including, among others: the failure to maintain brand standards, the failure to pay royalties and fees or to perform other obligations under the franchise license; bankruptcy; and abandonment of the franchise or a change of control, and in the event of such termination, we are required to pay liquidated damages.

Guarantee and Franchisor Rights

The TRS lessee that is the franchisee is responsible for making all payments to the franchisor under the applicable franchise agreement; however, Xenia Hotels & Resorts, Inc. and/or the corresponding property-owning subsidiary generally guarantee the TRS lessee’s obligations under the franchise agreements. In addition, some of the franchise agreements require that we provide the franchisor with a right of first offer or right of first refusal in the event of certain sales or transfers of a hotel, and almost all of our agreements provide the franchisor the right to approve any change in the hotel’s management company.

TRS Leases for the Xenia Portfolio

In order for us to qualify as a REIT, neither our company nor any of our subsidiaries, including the operating partnership, may directly or indirectly operate our hotels. Subsidiaries of our operating partnership, as lessors, lease our hotels to our TRS lessees, which, in turn, are parties to the existing hotel management agreements with third-party hotel management companies for each of our hotels.

Ground Leases for the Xenia Portfolio

The following table summarizes the remaining primary term, renewal rights, purchase rights and monthly base rent as of September 30, 2014 associated with land underlying our hotels and meeting facilities that we lease from third parties:

Property	Current Lease Term Expiration	Renewal Rights / Purchase Rights	Current Monthly Minimum or Base Rent		Base Rent Increases at Renewal	Lease Type

Ground Leases: Entire Property

Aston Waikiki Beach Hotel	December 31, 2057	No renewal rights (1)	$190,850.56	(2)	Not applicable	Triple Net

Hyatt Regency Santa Clara	April 30, 2035	4 x 10 years, 1 x 9 years (3)	$60,119	(4)	No increase unless Lessee exercises its option to expand at which time Base Rent will be increased by $800 for each additional hotel room in excess of 500	Triple Net

Marriott Charleston Town Center	December 11, 2032	4 x 10 years	$4,166.67		No increase unless hotel is expanded beyond 356 guest rooms, at which time rent shall increase on a pro rata basis (5)	Triple Net

Hilton University of Florida Conference Center Gainesville	March 31, 2073	None	$3,333.33		Not applicable	Triple Net

Marriott Atlanta Century Center / Emory Area	December 31, 2058	None	$2,656.39		Not applicable	Triple Net

Ground Leases: Partial

Convention Center at Marriott Woodlands Waterway Hotel & Convention Center	June 30, 2100	No renewal rights (6)	$10,168.06	(7)	Not applicable	Triple Net

(1)	Tenant has a right of first refusal to purchase the property, which must be exercised within 30 days of receiving the third party’s terms from Landlord.
(2)	For and during the period from January 1, 2006 to December 31, 2029, the Minimum Rent for each year is adjusted based on a calculation tied to the Consumer Price Index. The monthly minimum or base rent in this chart is for the period from January 1, 2014 through December 31, 2014.
(3)	Tenant has a right of first refusal to purchase all or a portion of certain areas covered by the two separate leases.
(4)	Monthly rent also includes variable incentive rent.
(5)	If the hotel is increased from 356 rooms to 500 rooms, the new annual base rent will be $71,500.
(6)	Tenant has a right of first refusal to purchase the property, which must be exercised within 60 days of receiving the third party’s terms from Landlord.
(7)	For and during the period from June 29, 2006 to June 28, 2100, the base rent for each year is adjusted based on a calculation tied to the Consumer Price Index. The monthly minimum or base rent in this chart is for the period from June 29, 2014 through June 28, 2015.

MANAGEMENT

Our Directors, Director Nominees and Executive Officers

Under Maryland law, the business and affairs of Xenia will be managed under the direction of its board of directors. We currently expect that, upon the completion of the separation, our board of directors will consist of eight members, a majority of whom will be independent within the meaning of the listing standards of the NYSE. At an annual meeting of our stockholders, our stockholders will elect each of our directors to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Our Board of Directors.” We expect the first annual meeting of our stockholders after the separation and distribution will be held in 2015. Each officer will serve until his or her successor is elected and qualified or until his or her death, or his or her resignation or removal. Any officer may be removed, with or without cause, by the board of directors, but such removal will be without prejudice to the contract rights, if any, of the officer so removed.

The following table sets forth certain information concerning the individuals who will be our directors, executive officers and key employees upon the completion of the separation.

Name	Age	Position
Executive Officers

Marcel Verbaas	45	Director, President and Chief Executive Officer

Barry A.N. Bloom, Ph.D.	50	Executive Vice President and Chief Operating Officer

Andrew J. Welch	53	Executive Vice President, Chief Financial Officer and Treasurer

Philip A. Wade	38	Senior Vice President and Chief Investment Officer

Other Key Employees

Jack D. Elkins, Jr.	61	Senior Vice President – Project Management

Joseph S. Bello	59	Senior Vice President – Asset Management

Steven G. Dawe	59	Senior Vice President – Asset Management

Julio E. Morales	53	Senior Vice President and Controller

Non-Employee Directors

Jeffrey H. Donahue	68	Director Nominee

John H. Alschuler, Jr.	66	Director Nominee

Keith E. Bass	50	Director Nominee

Thomas M. Gartland	57	Director Nominee

Beverly K. Goulet	60	Director Nominee

Mary E. McCormick	57	Director Nominee

Dennis D. Oklak	61	Director Nominee

Biographical Summaries of Executive Officers

The following are the biographical summaries of the experience of our executive officers, as well as in the case of Mr. Verbaas, who is also a director, a description of the specific skills and qualifications he is expected to provide Xenia’s board of directors:

Marcel Verbaas is our President and Chief Executive Officer. Until Inland American’s self-management in March 2014, Mr. Verbaas also served as President and Chief Executive Officer since 2007 of Inland American Lodging Advisor, Inc. and other lodging-focused affiliates of the Inland Real Estate Group of Companies, Inland American’s former advisor. Mr. Verbaas has also served as a director of Xenia since August 2014. From December 2004 to the successful sale of the company in April 2007, Mr. Verbaas was Senior Vice President and Chief Investment Officer for CNL Hotels & Resorts, Inc., a real estate investment trust. In that capacity, he was responsible for the company’s investment activities, acquisitions and dispositions. Mr. Verbaas served as Senior Vice President and Chief Investment Officer for CNL Retirement Corporation from June 2003 to December 2004, during which time he oversaw more than $2.5 billion in acquisitions in the seniors housing and medical office segments. From 2000 to 2003, Mr. Verbaas held the positions of Vice President of Real Estate Finance and Senior Vice President of Project Finance with CNL Hospitality Corporation, the former advisor to CNL Hotels & Resorts, Inc. Prior to joining CNL in 2000, Mr. Verbaas served as Director of Corporate Finance for Stormont Trice Development Corporation, a private hotel development company. Mr. Verbaas also held positions in real estate finance with GE Capital Corporation and Ocwen Financial Corporation where he primarily focused on the financing of lodging properties. Mr. Verbaas received his Master’s Degree in Business Economics from Erasmus University of Rotterdam, The Netherlands.

Mr. Verbaas’ qualifications to serve on our board of directors include his 20 years of experience in the lodging industry and his general expertise in real estate operations. Further, the board of directors also considered how his additional role as our President and Chief Executive Officer would bring management perspective to board deliberations and provide valuable information about the status of our day-to-day operations.

Barry A.N. Bloom, Ph.D. is our Executive Vice President and Chief Operating Officer. In this role, Mr. Bloom is responsible for direct oversight of the asset management and project management functions as well as a variety of strategic and operational corporate functions of Xenia. Until Inland American’s self-management in March 2014, Mr. Bloom also served as Chief Operating Officer of Inland American Lodging Advisor, Inc., since July 2013. From July 2011 to June 2013, Mr. Bloom served as an Associate Professor of the Practice in the School of Hospitality Administration at Boston University and from July 2010 to June 2011, Mr. Bloom served as an Instructor in the School of Hospitality Leadership at DePaul University. From 2008 to 2011, Mr. Bloom co-founded and was a Principal of Abacus Lodging Investors LLC, a hotel investment and advisory firm. Prior to pursuing an academic career, Mr. Bloom worked for a variety of leading hotel investment firms, most recently as Executive Vice President of Portfolio Management & Administration with CNL Hotels & Resorts, Inc. from 2003 to 2007, where he was responsible for oversight of the company’s $6.6 billion portfolio. Prior to CNL, he served as Vice President - Investment Management for Hyatt Hotels Corporation from 2000 to 2003. In addition, Mr. Bloom has worked for Tishman Hotel & Realty, VMS Realty Partners, and Pannell Kerr Forster (now PKF Consulting). Mr. Bloom received his Bachelor of Science degree in Hotel and Restaurant Management as well as a Master of Business Administration degree from Cornell University and a Doctor of Philosophy degree in Hospitality Management from Iowa State University.

Andrew J. Welch is our Executive Vice President and Chief Financial Officer and has held this position since June 2014. Additionally, Mr. Welch was appointed Treasurer in August 2014. In these roles, Mr. Welch has overall responsibility for corporate finance, accounting, financial planning and analysis, investor relations and strategic planning. Previously, Mr. Welch was employed by FelCor Lodging Trust from 1998 through December 2013, including as its Executive Vice President and Chief Financial Officer from 2006 through June 2013. Prior to joining FelCor, he served as Vice President and Treasurer of Bristol Hotel Company from 1997 to 1998. Mr. Welch has also held investment banking positions with Bank of America, N.A. and Citibank, N.A. Mr. Welch is currently a member of various professional organizations in the real estate industry including the

National Association of Real Estate Investment Trusts and previously served on the Advisory Board of the School of Business at the University of Kansas. Mr. Welch is a graduate of the University of Kansas and holds a Masters of Business Administration from the Cox School of Business at Southern Methodist University.

Philip A. Wade is our Senior Vice President and Chief Investment Officer. Until Inland American’s self-management in March 2014, Mr. Wade also served as Chief Investment Officer since January 2014, Senior Vice President since January 2011 and Vice President since 2007 of Inland American Lodging Advisor, Inc. and other lodging-focused affiliates of the Inland Real Estate Group of Companies, Inland American’s former advisor. Mr. Wade is responsible for our investment activities, and has been involved in all of our hotel acquisitions and dispositions. From 2005 to 2007, Mr. Wade was the Director of Acquisitions & Asset Management for The Procaccianti Group, a real estate investment and management company, where he was responsible for underwriting the company’s hotel acquisitions and asset management of its hotel portfolio. Mr. Wade also was a senior analyst in the acquisitions department of CNL Hotels & Resorts, Inc., from 2002 to 2005, and started his hospitality career as a consultant with PKF Consulting, a hospitality and real estate consulting firm, in 1999. Mr. Wade received his Bachelor of Science degree in Management from the A.B. Freeman School of Business at Tulane University.

Biographical Summaries of Other Key Employees

Jack D. Elkins, Jr. serves as our Senior Vice President of Project Management. In this capacity, Mr. Elkins reports to the Executive Vice President and Chief Operating Officer and is responsible for the management of all planning, design and construction efforts related to capital budgets. He is accountable for the successful execution of all capital improvement work and overall management of annual capital budgets. Prior to joining us in November 2010, from 2008 to 2010, Mr. Elkins was Senior Vice President of Planning, Design and Construction for an affiliate of Reynolds Plantation. From 2000 to 2008, Mr. Elkins was Senior Vice President of Design and Construction for CNL Hotels & Resorts, Inc. and its successor, Pyramid Advisors, who (in partnership with Morgan Stanley Real Estate Investments) acquired CNL Hotels and Resorts, Inc. in 2007. Prior to joining CNL, Mr. Elkins was an executive level manager with Welbro Building Corporation. Mr. Elkins received his Bachelor of Science degree from East Carolina University and has more than 30 years of commercial design and construction experience.

Joseph S. Bello serves as our Senior Vice President of Asset Management. In this role, Mr. Bello reports to the Executive Vice President and Chief Operating Officer and is responsible for the oversight of a portfolio of hotels primarily on the east coast as well as providing leadership support within the asset management group. Prior to joining us in October 2007, from 2003 to 2007 Mr. Bello was Director of Asset Management with CNL Hotels & Resorts, Inc. where he had responsibility for a diverse portfolio of hotels. Prior to his roles in asset management, from 1977 to 2003, Mr. Bello held regional manager, general manager and property-level management positions in upscale branded hotels, specializing in turnaround and repositioning underperforming assets including Marriott, Radisson, Hilton, Holiday Inn and Sheraton hotels. Mr. Bello holds an Associate of Arts degree in Business Administration from Miami-Dade College. Mr. Bello has earned the CHA (Certified Hotel Administrator), and the CHAM (Certified Hotel Asset Manager) certifications.

Steven G. Dawe serves as our Senior Vice President of Asset Management. In this role, Mr. Dawe reports to the Executive Vice President and Chief Operating Officer and is responsible for the oversight of a portfolio of hotels primarily on the west coast as well as providing leadership support within the asset management group. Prior to joining us in June 2008, Mr. Dawe was Owner and Principal of Jackson Dawe Development that successfully developed residential and commercial real estate in the Western United States from 2004 to 2008. Mr. Dawe joined Marriott International in 1982 and held various positions that included work with both Marriott managed and Marriott franchisee organizations. Prior thereto, Mr. Dawe held various positions in Holiday Inn hotels, including as a full service general manager. Mr. Dawe attended Eastern Michigan University and studied business administration.

Julio E. Morales serves as our Senior Vice President and Controller. In this capacity Mr. Morales reports to the Executive Vice President and Chief Financial Officer and is responsible for overseeing our accounting and financial reporting functions. Prior to joining us in January 2014, Mr. Morales served as Chief Accounting Officer of RLJ Lodging Trust, a self-advised, publicly-traded lodging REIT, which completed its initial public offering in 2011, from 2010 to 2012. Previously, Mr. Morales served as Chief Accounting Officer and as Vice President and Controller of LaSalle Hotel Properties, a self-advised, publicly-traded lodging REIT from 2000 to 2010 and also served as Chief Financial Officer of Chatham Lodging Trust in 2010. Mr. Morales is a Certified Public Accountant and received his Bachelor of Science degree in Accounting from the University of Maryland. Mr. Morales is a member of the American Institute of Certified Public Accountants and Maryland Association of CPAs.

Biographical Summaries of Non-Employee Directors

The following are the biographical summaries of the experience of our non-employee directors, as well as a description of the specific skills and qualifications they are expected to provide Xenia’s board of directors.

Jeffrey H. Donahue is one of our director nominees and, if elected, we expect Mr. Donahue to serve as Chairman of our board of directors. Mr. Donahue has served as Independent Lead Director of Health Care REIT, Inc. since March 2014, as Chairman since April 2014, and has served as a Director of Health Care REIT, Inc. since 1997. Mr. Donahue was the President and Chief Executive Officer of Enterprise Community Investment, Inc., a provider of affordable housing, from January 2003 to April 2009, and was Executive Vice President and Chief Financial Officer of The Rouse Company, a real estate development and operations company, from December 1998 to September 2002. Since 2010, Mr. Donahue has served as a Director of Bentall Kennedy, an institutional real estate investment advisor, and as a Director of the National Development Company, a commercial development and property company. Mr. Donahue has also previously served on the board of T. Rowe Price Savings Bank from 2010 to 2013 and the boards of four T. Rowe Price mutual funds, as well as numerous charitable boards. He holds a Bachelor’s degree from Cornell University and an MBA from the University of Pennsylvania’s Wharton School. Mr. Donahue was commissioned as a naval officer at the Officer Candidate School in Newport, Rhode Island and later served for two years on the USS Enterprise.

Mr. Donahue contributes to our board of directors extensive knowledge of the real estate industry and financial expertise. The board of directors also values Mr. Donahue’s experience on various private and not-for profit company boards of directors, as well as his experience as a public company director.

John H. Alschuler, Jr. is one of our director nominees. Mr. Alschuler serves as Lead Independent Director and Chair of the Compensation Committee of SL Green Realty Corporation, an office property REIT focused on Manhattan real estate, where he has served as a Director since 1997. Mr. Alschuler is the Chairman of HR&A Advisors Inc., a real estate, economic development and resiliency consulting firm. Mr. Alschuler served as Board Chair and is currently Emeritus Chair of Friends of the High Line Inc. He is also an Adjunct Associate Professor at Columbia University, teaching real estate development at the Graduate School of Architecture, Planning & Preservation and a Board Member of Center for an Urban Future. Mr. Alschuler received a Bachelor’s degree from Wesleyan University and an EdD degree from the University of Massachusetts at Amherst.

Mr. Alschuler brings to our board of directors extensive knowledge of commercial real estate and an expertise in intergovernmental relations. The board of directors also values Mr. Aslchuler’s experience as a public company director.

Keith E. Bass is one of our director nominees. Mr. Bass has served as President and Chief Executive Officer of WCI Communities, Inc., a lifestyle community developer and luxury homebuilder of single-and multi-family homes in Florida, since December 2012 and as a member of its board of directors since March 2012. From 2011 to November 2012, Mr. Bass was President of Pinnacle Land Advisors. From 2003 to 2011, Mr. Bass was an executive with The Ryland Group, and most recently, from 2008 to 2011, served as Senior Vice President of The

Ryland Group and President of the South U.S. Region. From 2003 to 2008, Mr. Bass held the various titles at The Ryland Group of SE U.S. Region President, Orlando Division President and Vice President, Land Resources—SE U.S. Region. Prior to Ryland, Mr. Bass was President of the Florida Region of Taylor Woodrow from 1997 to 2003. He received a Bachelor’s degree from North Carolina Wesleyan College.

Mr. Bass brings to the board of directors significant executive management experience, including his extensive experience in the real estate industry. The board of directors also values Mr. Bass’s experience as a chief executive officer and a public company director.

Thomas M. Gartland is one of our director nominees. Mr. Gartland was President, North America for Avis Budget Group, a provider of vehicle rental services, from October 2011 until December 31, 2014. Mr. Gartland served as Executive Vice President of Sales, Marketing & Customer Care at Avis Budget Group, Inc. from April 2008 through October 2011, as President of JohnsonDiversey, Inc.’s North American Region from 1994 to 2008, and as Vice President and Director of National Accounts at Ecolab, Inc. from 1980 to 1994. He received a Bachelor’s degree in Business Administration/Marketing from the University of St. Thomas in St. Paul, Minnesota.

Mr. Gartland brings to our board of directors a strong background in sales and significant senior executive and operations experience at major, multi-national companies, including a major company in the travel industry.

Beverly K. Goulet is one of our director nominees. Ms. Goulet has served as Senior Vice President and Chief Integration Officer of American Airlines Group Inc. since 2013. Ms. Goulet served as Chief Restructuring Officer of American Airlines from 2011 to 2013, and as Vice President—Corporate Development and Treasurer from 2002 to 2013. Prior to joining American Airlines, Ms. Goulet practiced corporate and securities law for 13 years. She received a Bachelor’s degree and a Juris Doctor from the University of Michigan.

Ms. Goulet brings to the board of directors significant executive management and financial experience at a major company in the travel industry. The board of directors also values Ms. Goulet’s legal experience.

Mary E. McCormick is one of our director nominees. Ms. McCormick has served as a Senior Advisor with Almanac Realty Investors, LLC (formerly known as Rothschild Realty Managers, LLC), an investment manager that invests in public and private real estate operating companies, since 2010. From 1989 to 2005, Ms. McCormick served the Ohio Public Employees Retirement System, where she was responsible for a real estate investment portfolio of nearly $6 billion across a variety of property types, including a $1.3 billion REIT portfolio. Ms. McCormick has served as a Director of EastGroup Properties, Inc., an industrial REIT, since 2005, as a Director of Broadstone Net Lease, a private REIT, since 2013, and as a Director of Mid-American Apartments from 2006 to 2010. Ms. McCormick has held a number of leadership positions on a variety of national and regional real estate associations, including Chair of the Pension Real Estate Association, Chair of the Portfolio Management Committee of the National Council of Real Estate Investment Fiduciaries and a Member of the NAREIT Board of Governors. She is currently a member of the Urban Land Institute. Ms. McCormick has a Bachelor’s degree and an MBA from The Ohio State University.

Ms. McCormick contributes to our board of directors through her extensive experience in real estate, capital markets, and board governance. The board of directors values her leadership and public company director experience.

Dennis D. Oklak is one of our director nominees. Mr. Oklak has been at Duke Realty Corporation, a REIT focused on industrial and office properties, since 1986 and has served as Chief Executive Officer and Director there since April 2004, after holding various senior executive positions. Mr. Oklak has served as Chairman of the Board of Directors of Duke Realty Corporation since 2005, and is currently on its Executive Committee. Mr. Oklak serves on the Board of Trustees of the Urban Land Institute and the Executive Board of the National Association of Real Estate Investment Trusts, and is a member of The Real Estate Roundtable. Mr. Oklak serves as Co-Chairman of the

Central Indiana Corporate Partnership, the Board of Trustees of the Crossroads of America Counsel of the Boy Scouts of America Foundation and the Dean’s Advisory Board for Ball State University’s Miller College of Business. From 2003 to 2009, Mr. Oklak was a member of the Board of Directors of Monaco Coach Corporation, a recreational vehicle manufacturer. He holds a Bachelor’s degree from Ball State University.

Mr. Oklak contributes to the board of directors real estate industry, consulting, operations, development and executive leadership expertise, as well as finance, accounting and auditing expertise from his nine years as an accountant at Deloitte & Touche LLP prior to joining Duke Realty. The board of directors also values his experience as a chief executive officer and a public company director.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not classified, with each of our directors subject to election annually;

•	of the eight persons who will serve on our board of directors immediately after the completion of the separation, we expect our board of directors to determine that seven, or 87.5%, of our directors satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Exchange Act;

•	we anticipate that at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the business combination and control share acquisition statutes in the MGCL; and

•	we do not have a stockholder rights plan.

Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our non-management directors are expected to meet regularly in executive sessions without the presence of any members of management.

Role of our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process as well as strategic risks to the Company. Our board of directors administers this oversight function directly, with support from its three standing committees, the audit committee, the nominating and corporate governance committee and the compensation committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee provides oversight with respect to corporate governance and oversight of ethical conduct and monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our board of directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The principal functions of each committee are briefly described below. We intend to comply with the listing requirements and other rules and regulations of the

NYSE, as amended or modified from time to time, with respect to each of these committees and each of these committees will be comprised exclusively of independent directors. Additionally, our board of directors may from time to time establish other committees to facilitate the board’s oversight of management of the business and affairs of our company.

Audit Committee

Messrs. Oklak and Donahue and Ms. Goulet are expected to be the members of the board’s audit committee with Mr. Oklak serving as Chair. Each of the members of the audit committee will be independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. We expect that each member of the audit committee will qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance standards. We expect that our board will determine that each of the members of our audit committee is “financially literate” as that term is defined by the NYSE corporate governance listing standards. Prior to the completion of the separation, we expect to adopt an audit committee charter, which defines the audit committee’s principal functions, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our financial statements;

•	our systems of disclosure controls and procedures and internal control over accounting;

•	our auditing matters;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit functions;

•	our overall risk exposure and management; and

•	reviewing and approving any transaction between us and a related person pursuant to our related person policy.

The audit committee will also be responsible for engaging, evaluating, compensating, and overseeing an independent registered public accounting firm, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm and reviewing the adequacy of the auditing firm’s internal quality control procedures. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual report.

Compensation Committee

Messrs. Gartland, Alschuler and Bass are expected to be the members of the board’s compensation committee with Mr. Gartland serving as Chair. Each of the members of the compensation committee will be independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. Prior to the completion of the separation, we expect to adopt a compensation committee charter, which will define the compensation committee’s principal functions, to include:

•	annually reviewing and approving the corporate goals and objectives with respect to the compensation of our Chief Executive Officer and evaluating our Chief Executive Officer’s performance in light of these goals and objectives and, based upon this evaluation, setting our Chief Executive Officer’s compensation;

•	reviewing and setting or recommending to our board of directors the compensation of our executive officers other than the Chief Executive Officer;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and approving or recommending to our board of directors our incentive compensation and equity-based plans and arrangements;

•	to the extent that we are required to include a Compensation Discussion and Analysis (“CD&A”) in our Annual Report on Form 10-K or annual proxy statement, reviewing and discussing with management our CD&A and considering whether to recommend to our board of directors that our CD&A be included in the appropriate filing;

•	preparing the annual Compensation Committee Report;

•	overseeing and periodically assessing material risks associated with our compensation structure, policies and programs generally (for all employees, including our executive officers);

•	reporting regularly to our board of directors regarding the activities of the compensation committee;

•	performing an annual evaluation of the performance of the compensation committee; and

•	periodically reviewing and reassessing our compensation committee charter and submitting any recommended changes to our board of directors for its consideration.

The compensation committee may also authorize one or more of our officers to grant equity-based rights or options to officers (other than executive officers) and employees in a manner that is in accordance with applicable law.

Nominating and Corporate Governance Committee

Mmes. McCormick and Goulet and Mr. Alschuler are expected to be the members of the board’s nominating and corporate governance committee with Ms. McCormick serving as Chair. Each of the members of the nominating and corporate governance committee will be independent, as defined by the rules of the NYSE and the rules and regulations of the SEC. Prior to the completion of the separation, we expect to adopt a nominating and governance committee charter, which will define the nominating and corporate governance committee’s principal functions, to include:

•	identifying individuals qualified to become members of our board of directors and ensuring that our board of directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds;

•	developing, and recommending to the board of directors for its approval, qualifications for director candidates and periodically reviewing these qualifications with the board of directors;

•	reviewing the committee structure of the board of directors and recommending directors to serve as members or chairs of each committee of the board of directors;

•	developing and recommending to the board of directors a set of corporate governance guidelines applicable to us and, at least annually, reviewing such guidelines and recommending changes to the board of directors for approval as necessary; and

•	overseeing the annual self-evaluations of the board of directors and management.

Director Independence

We expect that upon consummation of the separation, our board of directors will adopt, as part of our corporate governance guidelines, categorical independence standards for our directors based on the NYSE listing standards and the SEC rules and regulations. The guidelines will contain the categorical standards our board uses to make its determination as to the materiality of the relationships of each of our directors. Of the eight persons who will serve on our board of directors immediately after the completion of the separation, we expect our board of directors to determine that seven, or 87.5%, of our directors satisfy the listing standards for independence of the NYSE and Rule 10A3 under the Exchange Act.

Code of Ethics and Business Conduct

Upon the completion of our separation from Inland American, our board of directors will adopt a new code of ethics and business conduct that applies to our directors, officers and employees. Among other matters, our code of ethics and business conduct will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of law or the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of ethics and business conduct, including fair process by which to determine violations.

Any waiver of the code of ethics and business conduct for our directors or executive officers must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law and NYSE regulations.

Indemnification

We intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law as discussed under “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers.” The indemnification agreements will obligate us, if a director or executive officer is or is threatened to be made a party to, or witness in, any proceeding by reason of such director’s or executive officer’s status as a present or former director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, member, fiduciary, employee or agent of another enterprise that the director or executive officer served in such capacity at our request, to indemnify such director or executive officer, and advance expenses actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe his or her conduct was unlawful.

In addition, except as described below, our directors and executive officers will not be entitled to indemnification pursuant to the indemnification agreement:

•	if the proceeding was one brought by us or on our behalf and the director or executive officer is adjudged to be liable to us;

•	if the director or executive officer is adjudged to be liable on the basis that personal benefit was improperly received in a proceeding charging improper personal benefit to the director or executive officer; or

•	in any proceeding brought against us by the director or executive officer other than to enforce his or her rights under the indemnification agreement, and then only to the extent provided by the agreement, and except as may be expressly provided in our charter, our bylaws, a resolution of our board of directors or of our stockholders entitled to vote generally in the election of directors or an agreement approved by our board of directors.

Notwithstanding the limitations on indemnification described above, on application by a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer (1) has met the standards of conduct set forth above or (2) has been adjudged liable for receipt of an “improper personal benefit.” Under Maryland law, any such indemnification is limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or on behalf of our company or in which the officer or director was adjudged liable for receipt of an improper personal benefit. If the court determines the director or executive officer is so entitled to indemnification, the director or executive officer will also be entitled to recover from us the expenses of securing such indemnification.

Notwithstanding, and without limiting, any other provision of the indemnification agreements, if a director or executive officer is made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, member, fiduciary, employee or agent of another entity that the director or executive officer served in such capacity at our request, and such director or executive officer is successful, on the merits or otherwise, as to one or more (even if less than all) claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

In addition, the indemnification agreements will require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including a requirement that such determination be made by independent counsel after a change of control of us.

Our charter will permit us, and our bylaws will obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of our present or former directors or officers who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, as discussed under “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers.”

In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of our operating partnership.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Compensation Committee Interlocks and Insider Participation

During the Company’s fiscal year ended December 31, 2014, Xenia was not an independent company, and did not have a Compensation Committee or any other committee serving a similar function.

Compensation of Directors

In 2014, our directors did not receive any compensation for their services as directors.

On November 20, 2014, we adopted a compensation program for our non-employee directors which provides for annual retainer fees and awards of shares of our common stock. The program will be effective as of the listing date of our common stock. The material terms of the program are described below:

Cash Compensation

Under the program, each non-employee director will be entitled to receive an annual cash retainer of $70,000. In addition, committee members and chairpersons, and our Non-Executive Chairman will receive the following additional annual cash retainers (as applicable):

Chair of Audit Committee: $20,000

Chair of Compensation Committee: $17,500

Chair of Nominating and Governance Committee: $15,000

Non-Chair Committee Member: $5,000

Non-Executive Chairman (additional retainer): $105,000

Equity Compensation

In addition to the cash retainers, each non-employee director will receive an award of shares of our common stock on the listing date with a value equal to $75,000. In addition, each non-employee director who is initially elected or appointed following the listing date and each non-employee director who is re-elected at an annual meeting of our stockholders will be granted an award of shares of our common stock on the date of the annual meeting with a value equal to $75,000. Awards granted to directors who are elected or appointed on a date other than an annual meeting date will be a pro-rated to reflect the director’s partial year service.

Executive Compensation

Compensation Discussion and Analysis

We have elected to comply with the scaled executive compensation disclosure rules applicable to “smaller reporting companies,” as that term is defined in SEC rules. These rules require disclosure of compensation paid or accrued in 2014 to our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. In addition to these individuals, we are also electing to provide compensation information for our next most highly paid executive officer. We refer to this group collectively as our “named executive officers.” Our named executive officers for 2014 are:

•	Marcel Verbaas, President and Chief Executive Officer;

•	Barry A.N. Bloom, Executive Vice President and Chief Operating Officer;

•	Andrew J. Welch, Executive Vice President, Chief Financial Officer and Treasurer; and;

•	Philip A. Wade, Senior Vice President and Chief Investment Officer.

Prior to March, 2014, Messrs. Verbaas, Bloom and Wade were employed and compensated by the Business Manager or its wholly-owned subsidiary, Inland American Lodging Advisor, Inc. (“Lodging Advisor”). Following the Self-Management Transactions in March, 2014, Messrs. Verbaas, Bloom and Wade and our other employees ceased to be employed by the Business Manager or the Lodging Advisor and became our employees. Mr. Welch commenced his employment with us after Inland American’s transition to self-management. Prior to the Self-Management Transactions, we did not separately compensate our executive officers, nor did we reimburse either the Business Manager or its affiliates for any compensation paid to our executive officers, other than through the business management fees paid to them under Inland American’s business management agreement with the Business Manager. However, in order to give economic effect to the Self-Management Transactions as of February 1, 2014, we reimbursed the Business Manager and its affiliates for salaries and other compensation paid to our executive officers, including Messrs. Verbaas, Bloom and Wade, for the period from February 1, 2014 through February 28, 2014. Prior to the Self-Management Transactions, we did not have, and our board had not considered, a compensation policy or program for our executive officers, including our named executive officers.

As a wholly-owned subsidiary of Inland American, our Compensation Committee has not yet been formed. Once our Compensation Committee is formed, executive compensation decisions following the completion of our separation from Inland American will be made by our Compensation Committee.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in connection with or following the completion of our separation from Inland American may differ materially from the programs summarized in this discussion.

Summary Compensation Table for 2014

The following table sets forth certain information with respect to the compensation paid to our named executive officers for the year ended December 31, 2014.

Name and Principal Position	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Marcel Verbaas	$557,423	$3,000,000	—	$433	$3,557,856
President and Chief Executive Officer
Barry Bloom	$403,731	$1,740,000	—	$86	$2,143,817
Executive Vice President and Chief Operating Officer
Andrew Welch	$235,385	$1,050,000	—	$51,539	$1,336,924
Executive Vice President, Chief Financial Officer and Treasurer
Philip Wade	$251,731	$690,000	—	$1,332	$943,063
Senior Vice President and Chief Investment Officer

(1)	Amounts represent base salary compensation earned by our named executive officers for the portion of 2014 during which the executive was employed and compensated by us subsequent to the Self-Management Transactions, (March 1, 2014 through December 31, 2014 for Messrs. Verbaas, Bloom and Wade, and June 2, 2014 through December 31, 2014 for Mr. Welch), as well as amounts reimbursed to the Business Manager and its affiliates for salaries paid to Messrs. Verbaas, Bloom and Wade for the period from February 1, 2014 through February 28, 2014.
(2)	Amounts reflect the full grant-date fair value of share unit awards granted under the Xenia Hotels & Resorts, Inc. 2014 Share Unit Plan during 2014, which was calculated by multiplying the applicable number of share units by the per unit value ($10.00) on the date of grant as prescribed by ASC Topic 718. The value of each share unit ($10.00) was determined by reference to the third-party valuation performed for Inland American as of December 31, 2013.
(3)	The amount of non-equity incentive plan compensation for our named executive officers is not calculable as of the date of this filing. This amount is expected to be determined not later than March 15, 2015, and when determined, we will file a Form 8-K with respect thereto.
(4)	The following table sets forth the amount of each other item of compensation, including perquisites, paid to, or on behalf of, our named executive officers in 2014 included in the “All Other Compensation” column. Amounts for each perquisite and each other item of compensation are valued based on the aggregate incremental cost to us, in each case without taking into account the value of any income tax deduction for which we may be eligible.

Name	Company Contributions to 401(k) Plan	Life Insurance Premiums	Relocation Expenses	Total
Marcel Verbaas	$353	$80	—	$433
Barry Bloom	—	$86	—	$86
Andrew Welch	$1,500	$39	$50,000	$51,539
Philip Wade	$1,246	$86	—	$1,332

Narrative Disclosure to Summary Compensation Table

2014 Salaries

Our named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each of the executives is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The following table sets forth the current annual base salaries for each of our named executive officers.

Name	Current Annual Base Salary
Marcel Verbaas	$615,000
Barry Bloom	$435,000
Andrew Welch	$400,000
Philip Wade	$275,000

We expect that, following the completion of our separation from Inland American, base salaries for our named executive officers will be reviewed periodically by the Compensation Committee, with adjustments expected to be made generally in accordance with the considerations described above and to maintain base salaries at competitive levels.

2014 Bonuses

In 2014, our named executive officers participated in an annual bonus program under which each of the executives is eligible to receive an annual cash performance bonus based upon the achievement of certain performance criteria. Target awards for the executives under the annual bonus compensation program are specified in each of their respective employment agreements, with threshold and maximum bonus levels to be determined on an annual basis. The target bonus levels for our named executive officers for 2014 are:

Name	Target Annual Bonus (% of annual base salary)
Marcel Verbaas	125%
Barry Bloom	90%
Andrew Welch	75%
Philip Wade	75%

Under the annual bonus compensation program, the 2014 performance goals are: (1) adjusted EBITDA, (2) capital management, and (3) individual performance. The weighting of each performance metric for the annual bonus compensation program for each of our named executive officers is as follows:

Name	Adjusted EBITDA	Capital Management	Individual Performance
Marcel Verbaas	40%	40%	20%
Barry Bloom	40%	40%	20%
Andrew Welch	50%	30%	20%
Philip Wade	50%	30%	20%

Under the 2014 bonus program, with respect to the adjusted EBITDA and capital management goals, 50% of the executive’s bonus target is earned for performance at the threshold level, 100% of the executive’s bonus target is earned for performance at the target level and 150% of the executive’s bonus target is earned for performance at the maximum level (or above). Performance between threshold and target and between target and maximum levels will be interpolated on a straight-line basis.

The following table sets forth threshold, target and maximum performance levels for the adjusted EBITDA and capital management goals, each as a percentage of target performance.

	Threshold Goal (as a % of target goal)	Target Goal (as a % of target goal)	Maximum Goal (as a % of target goal)
Adjusted EBITDA	80%	100%	150%
Capital Management*	110%	100%	90%

*	With respect to the capital management component, 50% of this component is based on actual costs relative to budget and 50% is based on a qualitative assessment of the timeliness of capital management projects.

The individual performance bonus component is based on a qualitative assessment of the executive’s individual performance.

The extent to which the performance goals under our 2014 annual bonus program have been achieved and the amounts payable under the program have not yet been determined.

Equity Compensation

The Company currently maintains the Xenia Hotels & Resorts, Inc. 2014 Share Unit Plan (the “Share Unit Plan”) in order to enable the Company to attract and retain highly qualified personnel who will contribute to the Company’s success and to provide incentives to participants that are linked directly to increases in the value of the Company. In 2014, our named executive officers were granted the following awards under the Share Unit Plan in the form of “annual share unit” awards and “contingency share unit” awards.

Name	Annual Share Units Awarded (#)	Value of Annual Share Units ($)	Contingency Share Units Awarded (#)	Value of Contingency Share Units ($)
Marcel Verbaas	150,000	$1,500,000	150,000	$1,500,000
Barry Bloom	87,000	$870,000	87,000	$870,000
Andrew Welch	52,500	$525,000	52,500	$525,000
Philip Wade	34,500	$345,000	34,500	$345,000

The value of each share unit is equal to $10.00 and was determined by reference to the third-party valuation performed for Inland American as of December 31, 2013. At the time of our separation from Inland American, it is expected that the number of share units subject to each award will be adjusted to preserve, immediately following the adjustment, the aggregate value of the award immediately prior to the adjustment, but with each adjusted share unit corresponding to one share of our common stock.

In addition, in connection with the sale of the Suburban Select Service Portfolio, on or prior to our separation from Inland American, the Inland American board of directors or compensation committee may provide for the accelerated vesting and cash settlement of a portion of the share units subject to each annual share unit award, and/or a further adjustment to the number of share units subject to all share unit awards in order to account for the change in equity value of the lodging portfolio resulting from the sale of the Suburban Select Service Portfolio.

In connection with our separation from Inland American, we have adopted the Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan (the “Incentive Award Plan”) in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of our affiliates and to enable our company and certain of our affiliates to obtain and retain the services of these individuals, which is essential to our long-term success. The Incentive Award Plan will be effective on the date prior to the date of our separation from Inland American, at which time the Share Unit Plan will be terminated and no further grants will be made under that plan. For additional information about the Share Unit Plan and the Incentive Award Plan, including the material terms and vesting conditions of the share units, please see the section titled “Compensation Programs” below.

In connection with our separation from Inland American, we also expect to make grants of a de minimis amount of fully-vested shares of our common stock pursuant to the Incentive Award Plan to Messrs. Verbaas, Bloom and Welch in order to satisfy certain state law requirements relating to obtaining liquor licenses for our properties. Each stock award is expected to be denominated as a specified dollar value, and the actual number of shares issued will be calculated by dividing the total denominated dollar value of the award by the per share closing price of our common stock on the date of grant. The expected aggregate denominated dollar value of these stock awards granted to Messrs. Verbaas, Bloom and Welch is set forth below.

Name	Approximate Dollar Denominated Award Value ($)
Marcel Verbaas	$3,000
Barry Bloom	$3,000
Andrew Welch	$3,000

Other Elements of Compensation

We provide customary employee benefits to our full- and part-time employees, including our named executive officers, including medical and dental benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance, and group life insurance.

We also participate in a 401(k) retirement savings plan. Under the 401(k) plan, employees, including our named executive officers, who satisfy certain eligibility requirements may defer a portion of their compensation, within prescribed tax code limits, on a pre-tax basis through contributions to the 401(k) plan. For 2014, we matched 50% of the contributions made by each participant in the 401(k) plan for the first $3,000 of the employee’s contributions. These matching contributions are subject to vesting based on the participant’s years of service.

In 2014, we also paid Mr. Welch a relocation allowance in connection with his relocation to Florida.

Outstanding Equity Awards as of December 31, 2014

The following table shows the number of outstanding share unit awards for each of our named executive officers as of December 31, 2014. As of December 31, 2014, none of our named executive officers held any other outstanding equity incentive plan awards.

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Marcel Verbaas	9/17/2014	(1)	150,000	$1,500,000
	9/17/2014	(2)	150,000	$1,500,000
Barry Bloom	9/17/2014	(1)	87,000	$870,000
	9/17/2014	(2)	87,000	$870,000
Andrew Welch	9/17/2014	(1)	52,500	$525,000
	9/17/2014	(2)	52,500	$525,000
Philip Wade	9/17/2014	(1)	34,500	$345,000
	9/17/2014	(2)	34,500	$345,000

(1)	Represents an award of annual share units. Each annual award will vest on the later of (i) the date of a qualifying change in control or listing event, and (ii) March 1, 2017, subject to the executive’s continued employment, provided that in no event will the annual awards vest unless such a change in control or listing occurs no later than March 1, 2019.
(2)	Represents an award of contingency share units. The vesting of each contingency award is contingent upon the occurrence of a qualifying change in control or listing event, in each case that occurs no later than March 1, 2019. If a qualifying listing event occurs, each contingency award will vest in three equal installments on each of the first three anniversaries of the listing, subject to the executive’s continued employment. If a qualifying change in control occurs, 100% of the award will vest on the one-year anniversary of the change in control, subject to the executive’s continued employment.
(3)	At the time of our separation from Inland American, it is expected that the number of share units subject to each award will be adjusted to preserve, immediately following the adjustment, the aggregate value of the award immediately prior to the adjustment, but with each adjusted share unit corresponding to one share of our common stock. In addition, the number of share units subject to all share unit awards may be further adjusted in order to account for the change in equity value of the lodging portfolio resulting from the sale of the Suburban Select Service Portfolio.

(4)	Represents the number of share units outstanding multiplied by $10.00, which is equal to the value of each share unit determined by reference to the third-party valuation performed for Inland American as of December 31, 2013.

Compensation Programs

In connection with the transition to self-management in 2014, Inland American’s board of directors retained an independent compensation consultant to perform a competitive benchmarking analysis among REITs of similar size and portfolio compositions as Inland American’s principal business segments, including the Company. As a result of that analysis, Inland American’s board of directors unanimously decided that a new compensation framework was required to retain and recruit the caliber of executive officers and other key employees necessary to carry out Inland American’s objectives. Inland American’s board, with the assistance of its independent compensation consultant, designed a market-based compensation program with the intent that it be flexible, attractive to potential employees, manage retention risk, tie compensation to performance and better align the interests of Inland American’s officers with the interests of stockholders. The equity-based incentive plans and employment agreements described below are designed to further the goals of the compensation program.

Share Unit Plan

On September 17, 2014, the board of directors of Inland American adopted, and on September 17, 2014, our board of directors adopted and ratified the Share Unit Plan. The Share Unit Plan provides for the grant of notional “share unit” awards to eligible participants. The Incentive Award Plan described below is intended to replace the Share Unit Plan in connection with our separation from Inland American, and the Share Unit Plan will be terminated in connection with the implementation of the Incentive Award Plan. Awards outstanding under the Share Unit Plan at the time of its termination will remain outstanding in accordance with their terms, and the terms and conditions of the Share Unit Plan will continue to govern such awards. The following is a summary of the material terms of the Share Unit Plan.

Share Units. Subject to applicable vesting conditions, each share unit represents the right to receive a cash payment, or, to the extent provided in the applicable award agreement, shares of our common stock, in an amount equal to the fair market value of the share unit on a specified date. Share unit awards will vest and become payable on terms and conditions determined by the plan administrator and set forth in the applicable award agreement, including by reference to a change in control of us or Inland American or specified events resulting in a listing of our shares on a national securities exchange (including an initial public offering) (a “Listing Event”).

For purposes of the Share Unit Plan, the “fair market value” of a share unit will be determined by the board of directors in good faith, and prior to a Listing Event, will be determined by reference to a third-party valuation performed for Inland American as of December 31, 2013, or such other subsequent similar third-party valuation performed to estimate the value of a share unit on a fully diluted basis, using methodologies and assumptions substantially similar to those used in prior valuations.

Administration. The Share Unit Plan provides that it will initially be administered by the board of directors of Inland American or a committee of the board. Following a change in control or Listing Event, the plan will be administered by the board of directors of the Company, or a committee thereof (for purposes of this description of the Share Unit Plan, the board of directors of Inland American or the Company, as applicable, is referred to as the “board of directors”). The compensation committee of the board of directors of Inland American has been delegated the authority to administer the Share Unit Plan.

Share Unit Pool. The Share Unit Plan provides that a pool of 241,298,214 share units will be available for awards issued thereunder. The pool of share units available under the Share Unit Plan may be increased at the discretion of the board of directors at any time.

Eligibility. Employees, directors and consultants of the Company and its subsidiaries and affiliates are eligible to receive awards under the Share Unit Plan.

Certain Transactions. The number of share units subject to each award under the Share Unit Plan may be adjusted as determined necessary by the board of directors to prevent dilution or enlargement of value as a result of intercompany transfers of cash, assets or debt between our business segment and one or more of Inland American’s other businesses for no consideration or other similar transactions. In addition, in the event of certain transactions and events affecting the share units, such as equity dividends or splits, reorganizations, recapitalizations, mergers and other corporate transactions, the plan administrator, in its discretion, will make such adjustments as it deems equitable to the Share Unit Plan and the awards thereunder.

Dividend Equivalents. Participants will be entitled to accrue dividend equivalents with respect to share unit awards solely to the extent provided under the terms of an applicable award agreement.

Parachute Payment Limitations. The Share Unit Plan provides that, to the extent that any payment or benefit paid or distributed to a participant under the Share Unit Plan or an applicable award agreement would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the participant than receiving the full amount of such payments.

Transferability. Awards under the Share Unit Plan are generally non-transferable and non-assignable, other than by will or the laws of descent and distribution.

Amendment and Termination. The Share Unit Plan and share unit awards may be amended, altered, cancelled or terminated by the plan administrator at any time, provided that no change to the Share Unit Plan or any outstanding award may be made that would reasonably be expected to have an adverse effect on the rights of a holder of an existing award without the consent of the affected holder.

Share Unit Awards

On September 17, 2014, the board of directors of Inland American approved, and on September 22, 2014, our board of directors ratified and approved, awards under the Share Unit Plan to certain of our executive officers, including our named executive officers, in the form of “annual share unit” awards and “contingency share unit” awards. A description of the material terms of the share unit awards, including vesting conditions, as well as the number of share units awarded to each of our named executive officers, is included under the heading “Employment Agreements” below. The value of each share unit is equal to $10.00 and was determined by reference to the third-party valuation performed for Inland American as of December 31, 2013. At the time of our separation from Inland American, it is expected that the number of share units subject to each outstanding award will be adjusted to preserve, immediately following the adjustment, the aggregate value of the award immediately prior to the adjustment, but with each adjusted share unit corresponding to one share of our common stock.

Incentive Award Plan

On January 9, 2015, we adopted, and Inland American as our sole common stockholder approved, the Incentive Award Plan effective as of the date prior to the date of our separation from Inland American, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the Incentive Award Plan are summarized below.

Eligibility and Administration. Our employees, consultants and directors (including employees, consultants and directors of our operating partnership, our TRS and their subsidiaries) are eligible to receive awards under the Incentive Award Plan. Following our separation from Inland American, the Incentive Award Plan will be administered by our board of directors with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the “plan administrator”), subject to certain limitations that may be imposed under Section 162(m) of the Code, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator will have the authority to administer the Incentive Award Plan, including the authority to select award recipients, determine the nature and amount of each award, and determine the terms and conditions of each award. The plan administrator will also have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Incentive Award Plan, subject to its express terms and conditions.

Size of Share Reserve; Limitations on Awards. The total number of shares reserved for issuance pursuant to awards under the Incentive Award Plan will be 7,000,000 shares. The maximum number of shares of common stock that may be issued in connection with awards of incentive stock options (“ISOs”) under the Incentive Award Plan is 7,000,000 shares. Each LTIP unit of our operating partnership subject to an award will count as one share for purposes of calculating the aggregate number of shares available for issuance under the Incentive Award Plan and for purposes of calculating the individual award limits under the Incentive Award Plan.

If any shares subject to an award under the Incentive Award Plan are forfeited, expire or are settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Incentive Award Plan. However, the following shares may not be used again for grant under the Incentive Award Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award; (2) shares subject to a stock appreciation right (“SAR”) that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options.

To the extent permitted under applicable securities exchange rules without stockholder approval, awards granted under the Incentive Award Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity awards in the context of a corporate acquisition or merger will not reduce the shares authorized for grant under the Incentive Award Plan.

The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the Incentive Award Plan during any calendar year is 700,000 shares and the maximum amount that may be paid under a cash award pursuant to the Incentive Award Plan to any one participant during any calendar year period is $10,000,000. The maximum aggregate value, determined as of the grant date under applicable accounting standards, of awards that may be granted to any non-employee director pursuant to the Incentive Award Plan during any calendar year is $300,000.

Awards. The Incentive Award Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), restricted stock, dividend equivalents, stock payments, restricted stock units (“RSUs”), performance shares, other incentive awards, LTIP units and SARs. All awards under the Incentive Award Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards will be settled in shares of our common stock or cash, as determined by the plan administrator.

Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

Restricted Stock Units. RSUs (or “share units”) are contractual promises to deliver shares of our common stock (or the fair market value of such shares in cash) in the future, which may also remain forfeitable unless and until specified vesting conditions are met. RSUs generally may not be sold or transferred until vesting conditions are removed or expire. The shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time the RSUs are settled in shares, unless the RSU includes a dividend equivalent right (in which case the holder may be entitled to dividend equivalent payments under certain circumstances). Delivery of the shares underlying the RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. On the settlement date or dates, we will issue to the participant one unrestricted, fully transferable share of our common stock (or the fair market value of one such share in cash) for each vested and nonforfeited RSU.

Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified vesting conditions are met. Vesting conditions applicable to restricted stock may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine. In general, restricted stock may not be sold or otherwise transferred until all restrictions are removed or expire.

Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions. SARs under the Incentive Award Plan will be settled in cash or shares of common stock, or in a combination of both, as determined by the administrator

Performance Shares. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to performance shares may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

Stock Payments. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

Other Incentive Awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Other incentive awards may be linked to any one or more of the performance criteria listed below or other specific performance criteria determined by the plan administrator.

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between a specified date and the date such award terminates or expires, as determined by the plan administrator.

LTIP Units. LTIP units are awards of units of our operating partnership intended to constitute “profits interests” within the meaning of the relevant IRS Revenue Procedure guidance. Provided applicable requirements set forth in the award and the partnership agreement of our operating partnership are satisfied, LTIP units may be converted into common units of the operating partnership. See “The Operating Partnership and the Partnership Agreement — LTIP Units” below.

Performance Bonus Awards. Performance bonus awards are cash bonus awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals. Performance bonus awards may, but are not required to, be structured to qualify as “qualified performance-based compensation,” within the meaning of Section 162(m) of the Code.

Qualified Performance-Based Compensation. The plan administrator will determine whether awards granted under the Incentive Award Plan are intended to constitute “qualified performance-based compensation,” within the meaning of Section 162(m) of the Code, in order to preserve the deductibility of these awards for federal income tax purposes, in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m) of the Code.

In order to constitute qualified performance-based compensation under Section 162(m) of the Code, in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our compensation committee and linked to stockholder-approved performance criteria. For purposes of the Incentive Award Plan, one or more of the following performance criteria will be used in setting performance goals applicable to qualified performance-based compensation, and may be used in setting performance goals applicable to other performance awards:

(i) net earnings or adjusted net earnings (in each case, either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (vii) return on assets; (viii) return on net assets; (ix) return on capital or return on invested capital; (x) return on stockholders’ equity; (xi) stockholder return; (xii) return on sales; (xiii) gross or net profit or operating margin; (xiv) costs, reductions in costs and cost control measures; (xv) funds from operations; (xvi) adjusted funds from operations; (xvii) core funds from operations; (xviii) cash available for distribution; (xix) productivity; (xx) expenses; (xxi) margins; (xxii) working capital; (xxiii) earnings or loss per share; (xxiv) adjusted earnings or loss per share; (xxv) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xxvi) revenue per available room (RevPAR); (xxvii) implementation or completion of critical projects; (xxviii) market share; (xxix) debt levels or reduction; (xxx) comparisons with other stock market indices; (xxxi) financing and other capital raising transactions; (xxxii) acquisition activity; (xxxiii) economic value-added; (xxxiv) customer satisfaction, (xxxv) earnings as a multiple of interest expense; and (xxxvi) total capital invested in assets.

These criteria may be measured either in absolute terms for us or any operating unit of our company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Incentive Award Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for qualified performance-based compensation awards.

Certain Transactions. The plan administrator has broad discretion to take action under the Incentive Award Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Award Plan and outstanding awards. In the event of a “change in control” of our company (as defined in the Incentive Award Plan), to the extent that the surviving entity declines to assume or substitute outstanding awards or it is otherwise determined that awards will not be assumed or substituted, the plan administrator may cause the awards to become fully vested and exercisable in connection with the transaction.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Incentive Award Plan are generally non-transferable prior to vesting, and are exercisable only by the participant, unless otherwise provided by the plan administrator. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Award Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination. Our board of directors may amend or terminate the Incentive Award Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the aggregate number of shares available under the Incentive Award Plan or any individual award limit under the Incentive Award Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. In addition, no amendment, suspension or termination of the Plan may, without the consent of the affected participant, impair any rights or obligations under any previously-granted award, unless the award itself otherwise expressly so provides. No ISO may be granted pursuant to the Incentive Award Plan after the tenth anniversary of the date on which our board of directors adopted the Incentive Award Plan.

Additional REIT Restrictions. The Incentive Award Plan provides that no participant will be granted, become vested in the right to receive or acquire or be permitted to acquire, or will have any right to acquire, shares under an award if such acquisition would be prohibited by the restrictions on ownership and transfer of our stock contained in our charter or would impair our status as a REIT.

Employment Agreements

On July 1, 2014, Xenia Hotels & Resorts, Inc. and XHR Management, LLC, each a wholly-owned subsidiary of Inland American, entered into an Executive Employment Agreement with each of our named executive officers (collectively, the “Employment Agreements”).

Pursuant to the Employment Agreements, our named executive officers will serve in the following positions at the Company, and be entitled to the following annual base salaries: Mr. Verbaas – President and Chief Executive Officer ($615,000 annual base salary); Mr. Bloom – Executive Vice President and Chief Operating Officer ($435,000 annual base salary); Mr. Welch – Executive Vice President and Chief Financial Officer ($400,000 annual base salary); and Mr. Wade – Senior Vice President and Chief Investment Officer ($275,000 annual base salary). Such positions and annual base salaries, other than for Mr. Welch, are effective as of February 1, 2014, which effective date coincides with when Inland American became responsible for our named executive officers’ compensation in connection with its transition to self-management. Mr. Welch’s position and base salary are effective as of June 1, 2014.

Each of our named executive officers will be eligible to receive an annual cash performance bonus based upon the achievement of performance criteria mutually agreed upon by the executive and our board of directors (or, prior to the completion of a qualifying change in control or Listing Event, the board of directors of Inland American). The target award for Messrs. Verbaas, Bloom, Welch, and Wade will be no less than 125%, 90%, 75%, and 75% of such executive’s annual base salary, respectively, with the threshold and maximum bonus levels to be determined on an annual basis. In the event of certain change in control transactions or a Listing Event, the executive will be eligible to receive a pro-rated portion of the executive’s target annual bonus for the year in which the triggering event occurs.

The Employment Agreements provide that each of our named executive officers will be granted an annual award of notional share units of the Company. Initial awards for 2014 were granted in the following amounts on September 17, 2014: Mr. Verbaas – 150,000 share units (valued at $1,500,000); Mr. Bloom – 87,000 share units

(valued at $870,000); Mr. Welch – 52,500 share units (valued at $525,000); and Mr. Wade – 34,500 share units (valued at $345,000). Subsequent annual awards will be made no later than March 15 of the applicable year and will have an aggregate value equal to no less than the following percentage of the executive’s then-current annual base salary: Mr. Verbaas – 244%; Mr. Bloom – 200%; Mr. Welch – 131%; and Mr. Wade – 125%. Each annual award will vest and settle on the later to occur of (i) the date of a change in control of us or Inland American or a Listing Event, and (ii) the third anniversary of the vesting commencement date, subject to the executive’s continued employment through the applicable settlement date, provided that in no event will the annual awards vest or be settled unless such a change in control or Listing Event occurs no later than the fifth anniversary of the vesting commencement date of the initial annual award.

In the case of a Listing Event, the annual award will be settled in shares of our common stock, and in the event of a change in control of us or Inland American, the annual award will be settled in cash (or, if the acquiring entity is a publicly traded company and the award is converted into share units or other form of equity award of the acquiring entity at the time of the change in control, then the award will be settled in shares of the acquiring entity). In addition, if the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the applicable Employment Agreement), in either case, following the occurrence of a change in control or Listing Event or during the Pre-CIC Period (as described below), the unvested portion of the annual award will vest in full and be settled on the date of such termination or resignation.

In addition to the annual awards, each of our named executive officers was granted a one-time award of notional share units of the Company on September 17, 2014 (each, a “contingency award”). The awards consist of the following: Mr. Verbaas – 150,000 share units (valued at $1,500,000); Mr. Bloom – 87,000 share units (valued at $870,000); Mr. Welch – 52,500 share units (valued at $525,000); and Mr. Wade – 34,500 share units (valued at $345,000). The vesting and settlement of each contingency award is contingent upon the occurrence of a change in control of us or Inland American, or a Listing Event, in each case that occurs no later than the fifth anniversary of the applicable vesting commencement date.

With respect to the contingency awards, if a Listing Event occurs, the award will vest and settle in three equal installments on each of the first three anniversaries of the Listing Event, subject to the executive’s continued employment through the vesting date. If a qualifying change in control occurs, 100% of the award will vest and settle on the one-year anniversary of the change in control event, subject to the executive’s continued employment through the vesting date. The awards will be settled in shares or cash in the same manner described above with respect to the annual awards, and will be subject to the same accelerated vesting conditions described above in the event of a termination without “cause” or for “good reason” following a change in control or Listing Event or during the Pre-CIC Period. In addition, following the occurrence of a Listing Event, each of these contingency awards and the annual awards described above will accrue dividend equivalents until settled in an amount equal to the amount of the dividend that would have been paid on the number of shares of common stock of the Company that would have been held by the executive as of the close of business on the dividend record date had such awarded share units been converted on such date into the number of shares of common stock that could have been purchased at the closing price on the dividend payment date for an amount equal to the fair market value of such share units.

The number of share units subject to each of the annual awards and contingency awards will be subject to adjustment in the discretion of our board of directors (or, prior to the completion of a qualifying change in control or Listing Event, the board of directors of Inland American) in order to prevent dilution or enlargement of value as a result of intercompany transfers of cash or assets between our business segment and one or more of Inland American’s other businesses for no consideration or other similar transactions.

Under the Employment Agreements, if the executive’s employment is terminated by us without “cause” or by the executive for “good reason”, the Executive will be entitled to the following severance payments and benefits:

•	payment in an amount equal to a multiple of the sum of the executive’s annual base salary and target bonus for the year in which the termination occurs, payable in equal installments over a period of 12 months commencing within 60 days following the executive’s termination date (except as described below); and

•	reimbursement by us of premiums for healthcare continuation coverage under COBRA for the executive and his dependents for up to 18 months after the termination date.

The cash severance multiple for each of our named executive officers for both non-change in control and change in control termination scenarios is as follows: Mr. Verbaas – 2x (non-change in control) and 3x (change in control) or 2.5x (if the change in control occurs after a Listing Event); Mr. Bloom – 1.5x (non-change in control) and 2x (change in control); Mr. Welch – 2x (non-change in control and change in control); and Mr. Wade – 1.5x (non-change in control) and 2x (change in control). The change in control severance multiple will apply in the event of a qualifying termination that occurs within the period of time between the signing of a definitive agreement that, if consummated, would constitute a qualifying change in control of us or Inland American and the consummation of such change in control (the “Pre-CIC Period”) or the 24 month period following a change in control. Cash severance payable in the event of a qualifying change in control termination will be made in a single lump sum within 60 days following the executive’s termination date (rather than installments over 12 months). The executive’s right to receive the severance or other benefits described above will be subject to the executive signing, delivering and not revoking a general release agreement in a form generally used by us.

The Employment Agreements further provide that, to the extent that any payment or benefit received by the named executive officer in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.

The Employment Agreements also contain a confidentiality covenant by the executive that extends indefinitely, a noncompetition covenant that extends during the executive’s employment and for a period of one year following the executive’s termination, and an employee and independent contractor nonsolicitation covenant that extends during the executive’s employment and for a period of three years following the executive’s termination. Each Employment Agreement also includes a mutual non-disparagement covenant by the executive and us.

The Employment Agreement for Mr. Verbaas also provides for the termination of Mr. Verbaas’ previous employment agreement with the Business Manager, which employment agreement we assumed as part of our transition to self-management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Inland American

Following the separation, we and Inland American will operate separately, each as an independent public company. We and Inland American will enter into a Separation and Distribution Agreement that will effectuate the separation and distribution. We and Inland American will also enter into a Transition Services Agreement and an Employee Matters Agreement. The Separation and Distribution Agreement, Transition Services Agreement and the Employee Matters Agreement will provide a framework for our relationship with Inland American after the separation and provide for the allocation between Xenia and Inland American of Inland American’s assets, liabilities and obligations (including its properties, employees and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Inland American.

Separation and Distribution Agreement

Inland American and Xenia will enter into a Separation and Distribution Agreement prior to the distribution to effect the separation and provide for the allocation between us and Inland American of Inland American’s assets, liabilities and obligations attributable to periods prior to, at and after the separation. This agreement will also govern certain relationships between us and Inland American after the separation.

Pursuant to the Separation and Distribution Agreement, the assets and liabilities relating to the “Xenia Business”, which consists of the business, operations and activities relating primarily to the Xenia Portfolio and any other hotels previously owned by Xenia or Inland American prior to the separation, other than the Suburban Select Service Portfolio, shall be assigned to and assumed by Xenia. All other assets and liabilities relating to the business and operations of Inland American and its subsidiaries prior to the separation, including the Suburban Select Service Portfolio, shall be retained by Inland American.

Notwithstanding the foregoing, Xenia has agreed to assume the first $8 million of liabilities (including any related fees and expenses) incurred following the distribution relating to, arising out of or resulting from the ownership, operation or sale of the Suburban Select Service Portfolio and that relate to, arise out of or result from a claim or demand that is made against Xenia or Inland American by any person who is not a party or an affiliate of a party to the Separation and Distribution Agreement, other than liabilities arising from the breach or alleged breach by Inland American of certain fundamental representations made by Inland American to the third party purchasers of the Suburban Select Service Portfolio. We have also agreed to assume and indemnify Inland American for certain tax liabilities attributable to the Suburban Select Service Portfolio. As part of our working capital at the time of distribution, Inland American has agreed to leave us with cash estimated to be sufficient to satisfy such tax obligations.

The Separation and Distribution Agreement also governs the rights and obligations of the parties regarding the distribution following the completion of the separation. Subject to the satisfaction or waiver of the conditions set forth in the section of this information statement titled “Our Separation from Inland American – Conditions to the Distribution,” on the distribution date, Inland American will distribute 95% of the shares of Xenia common stock held by Inland American to holders of Inland American common stock as of the close of business on the record date on a pro rata basis. Inland American has agreed, subject to the conditions described above, to direct the distribution agent to distribute, on the distribution date, to each holder of Inland American common stock on the record date, one share of Xenia common stock for every eight shares of Inland American common stock held by such holder. Stockholders will receive cash in lieu of any fractional shares.

The Separation and Distribution Agreement also provides that Xenia and its affiliates will release and discharge Inland American and its affiliates from all liabilities existing or alleged to have existed at or before the separation, other than certain specified matters, including (i) liabilities expressly assumed by Inland American in the Separation and Distribution Agreement, Transition Services Agreement, Employee Matters Agreement and

Indemnity Agreement and (ii) liabilities arising pursuant to indemnification or contribution obligations set forth in such agreements. Similarly, the Separation and Distribution Agreement also provides that Inland American and its affiliates will release and discharge Xenia and its affiliates from all liabilities existing or alleged to have existed at or before the separation, other than certain specified matters, including (i) liabilities expressly assumed by Inland American in the Separation and Distribution Agreement, Transition Services Agreement, Employee Matters Agreement and Indemnity Agreement and (ii) liabilities arising pursuant to indemnification or contribution obligations set forth in such agreements. These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the Separation and Distribution Agreement, Transition Services Agreement, Employee Matters Agreement, and certain other agreements executed in connection with the separation.

Pursuant to the Separation and Distribution Agreement, Xenia has agreed to indemnify, defend and hold harmless Inland American and its affiliates and each of their respective current or former stockholders, directors, officers, agents and employees and their respective heirs, executors, administrators, successors and assigns from and against all liabilities relating to, arising out of or resulting from (i) the liabilities assumed by Xenia in the Separation and Distribution Agreement, Transition Services Agreement and Employee Matters Agreement, (ii) any breach by Xenia or any of its subsidiaries of the Separation and Distribution Agreement, Transition Services Agreement and Employee Matters Agreement and (iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the registration statement of which this information statement forms a part, other than specified information relating to and provided by Inland American (the “Specified Inland American Information”). Similarly, Inland American has agreed to indemnify, defend and hold harmless Xenia and its affiliates and each of their respective current or former stockholders, directors, officers, agents and employees and their respective heirs, executors, administrators, successors and assigns from and against all liabilities relating to, arising out of or resulting from (i) the liabilities assumed by Inland American in the Separation and Distribution Agreement, Transition Services Agreement and Employee Matters Agreement, (ii) any breach by Inland American or any of its subsidiaries of the Separation and Distribution Agreement, Transition Services Agreement and Employee Matters Agreement and (iii) the Specified Inland American Information. Inland American and Xenia will not be deemed to be affiliates of the other for purposes for purposes of determining the above described indemnification obligations.

Xenia has also agreed to indemnify Inland American against all taxes related to us, our subsidiaries (including taxes of our subsidiaries attributable to the Suburban Select Service Portfolio), our business and our assets, including taxes attributable to periods prior to the separation and distribution and certain taxes that may be imposed on Inland American as a result of transactions with our TRS or TRS lessees that were not conducted on an arm’s-length basis. Inland American has agreed to indemnify us for any taxes attributable to Inland American’s failure to qualify as a REIT, unless such failure was wholly or primarily attributable to us, our subsidiaries, our business, or our assets. Inland American has also agreed to make a section 336(e) election with respect to the separation and distribution if we determine that such an election should be made.

In addition, at or prior to the separation, to the extent directed by Inland American in its discretion, Xenia shall have distributed to Inland American all cash held by Xenia or any of its subsidiaries, other than (i) the amount of the Capital Contribution and the additional $16.0 million capital contribution, and (ii) the following amounts, which may be, or be based upon, estimates, and shall be calculated by Inland American in its sole discretion based on information available to it prior to the separation: (A) a minimum of $50 million of unrestricted cash, (B) cash held in restricted escrows and lodging furniture, fixtures and equipment reserves (provided, that certain amounts of such reserves shall be distributed following the separation to the extent required by the Separation and Distribution Agreement), (C) sufficient funds to pay the fees and expenses related to the separation as provided for in the Separation and Distribution Agreement, to the extent that any such fees and expenses are not reimbursed at or prior to the separation, and (D) sufficient funds to pay the reasonably anticipated taxes (after taking into account any actual and estimated tax payments made) (x) attributable to the separation for which Xenia is liable for pursuant to the Separation and Distribution Agreement, (y) incurred by Xenia and its subsidiaries as a result of distributions of cash or properties by such entities prior to the separation, and (z) attributable to the operations of Xenia, the Xenia subsidiaries, the Xenia Business and the Xenia assets for the period prior to the Separation for which Xenia is liable for pursuant to the Separation and Distribution Agreement. Xenia and Inland American have agreed that the amounts described in the foregoing clauses (A), (B), (C) and (D) shall be based upon information available prior to the separation, which may include estimated amounts, and determined by Inland American in its sole discretion, and that nothing in Separation and Distribution Agreement shall obligate either Xenia or Inland American to pay any amounts to the other following the separation, even if such amounts, or estimates upon which such amounts are based, are later determined to be incorrect.

In addition, Xenia and Inland American have agreed not to solicit or hire the employees of the other for a period of one year following the separation. Otherwise, the parties have explicitly agreed that there will be no restrictions on post-closing competitive activities. Other matters governed by the separation and distribution agreement include access to financial and other information, confidentiality, access to and provision of records and general litigation support.

In the event of any dispute arising out of the Separation and Distribution Agreement, Transition Services Agreement or Employee Matters Agreement, Inland American and Xenia have agreed to negotiate in good faith for 30 days to resolve such dispute. If Inland American and Xenia are unable to resolve disputes in this manner within 30 days, the disputes will be resolved through binding arbitration.

The Separation and Distribution Agreement provides that it may be terminated at any time prior to the distribution date in the sole discretion of Inland American without the approval of any person. In the event of a termination of the Separation and Distribution Agreement, no party, nor any of its directors, officers, or employees, will have any liability of any kind to the other party or any other person.

The foregoing is a summary of the material terms of the Separation and Distribution Agreement and does not purport to be complete and is subject to, and qualified in its entirety by, the Separation and Distribution Agreement, which is filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

Transition Services Agreement

Inland American and Xenia will enter into a Transition Services Agreement prior to the distribution pursuant to which Inland American and its subsidiaries will provide to Xenia, on an interim, transitional basis, certain legal, information technology, and financial reporting services and other assistance that is consistent with the services provided by Inland American to Xenia before the separation or that is designed to provide temporary assistance while Xenia develops its own stand-alone systems and processes and transitions historical information and processes from Inland American to Xenia. The charges for the transition services generally are intended to allow Inland American to fully recover the costs directly associated with providing the services, plus all out-of-pocket costs and expenses. The fee for each of the transition services will be based on a pre-determined monthly amount for each service.

The Transition Services Agreement will terminate on the earlier of March 31, 2016 and the termination of the last service provided under it. Xenia can terminate particular services prior to the scheduled expiration date on at least thirty days’ written notice, and except in limited circumstances set forth therein, services can only be terminated at a month-end. Due to interdependencies between services, certain services may be extended or terminated early only if other services are likewise extended or terminated.

The liability of Inland American under the Transition Services Agreement will be limited to the aggregate fees it receives pursuant to the Transition Services Agreement. The Transition Services Agreement also provides that Xenia shall indemnify, defend and hold harmless Inland American from and against all losses arising from, relating to or in connection with the use of any services by Xenia or its affiliates, except to the extent such losses arise from, relate to or are a consequence of Inland American’s recklessness or willful misconduct.

We expect that the total amount that will be paid to Inland American pursuant to the Transition Services Agreement, assuming that the agreement is not amended, will be between $500,000 and $800,000 for the first twelve months following the separation.

The foregoing is a summary of the material terms of the Transition Services Agreement and does not purport to be complete and is subject to, and qualified in its entirety by, the Transition Services Agreement, which is filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

Employee Matters Agreement

Inland American and Xenia will enter into an Employee Matters Agreement in connection with the separation for the purpose of allocating between them certain assets, liabilities and responsibilities with respect to employee-related matters.

The Employee Matters Agreement will govern Inland American’s and Xenia’s compensation and employee benefit obligations relating to current and former employees of each company, and generally will allocate liabilities and responsibilities relating to employee compensation and benefit plans and arrangements. The Employee Matters Agreement will generally provide that, prior to or in connection with the separation, Xenia employees will cease to participate in employee benefit plans and programs maintained by Inland American, and from and after the separation, will participate in plans and programs maintained by Xenia for the benefit of its employees. In addition, the Employee Matters Agreement will provide that, unless otherwise specified, Inland American will be responsible for liabilities associated with employees who will be employed by Inland American following the separation and former Inland American employees, and Xenia will be responsible for liabilities associated with employees who will be employed by Xenia following the separation and former Xenia employees.

The Employee Matters Agreement will also set forth the general principles relating to employee matters, including with respect to the assignment of employees as between Inland American and Xenia, COBRA and disability coverage obligations, workers’ compensation, accrued paid time off, employee service credit, and the sharing of employee information. The agreement will specifically provide that each of Inland American and Xenia will be responsible for liabilities for awards under their respective share unit plans, except that Inland American will be liable for awards granted to Inland American employees under the Xenia share unit plan prior to the separation. Accounts in Inland American’s 401(k) plan attributable to Xenia employees and former Xenia employees and all of the related assets in Inland American’s 401(k) plan will be transferred to Xenia’s 401(k) plan as soon as practicable following the separation.

The foregoing is a summary of the material terms of the Employee Matters Agreement and does not purport to be complete and is subject to, and qualified in its entirety by, the Employee Matters Agreement, which is filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

Indemnification Agreement

In connection with our separation from Inland American, we have entered into an Indemnity Agreement with Inland American pursuant to which Inland American has agreed, to the fullest extent allowed by law or government regulation, to absolutely, irrevocably and unconditionally indemnify, defend and hold harmless the Company and its subsidiaries, directors, officers, agents, representatives and employees (in each case, in such person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns from and against all losses, including but not limited to “actions” (as defined in the Indemnity Agreement), arising from:

•	the ongoing non-public, formal, fact-finding investigation by the SEC as described in Inland American’s public filings with the SEC (the “SEC Investigation”);

•	the three related demands (including the Derivative Lawsuit described below) received by Inland American (“Derivative Demands”) from stockholders to conduct investigations regarding claims similar to the matters that are subject to the SEC Investigation and as described in Inland American’s public filings with the SEC;

•	the derivative lawsuit filed on March 21, 2013 on behalf of Inland American by counsel for stockholders who made the first Derivative Demand (the “Derivative Lawsuit”); and

•	the investigation by the Special Litigation Committee of the board of directors of Inland American;

in each case, regardless of when or where the loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.

While, to the best of its knowledge, Inland American does not presently anticipate the Company or the Company’s subsidiaries, directors, officers, agents, representatives and employees to be made a party to any actions related to the above matters, in connection with the separation of the Company from Inland American, Inland American has determined that it is in the best interests of Inland American to enter into the Indemnity Agreement.

The foregoing is a summary of the material terms of the Indemnity Agreement and does not purport to be complete and is subject to, and qualified in its entirety by, the Indemnity Agreement, which is filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

Other

In 2013, Blue Mink Advisor LLC, an entity owned by Barry A.N. Bloom, Ph.D., our Executive Vice President and Chief Operating Officer, and his wife, received $113,600 in consulting fees and $8,892.47 in reimbursement of travel-related expenses from Inland American Lodging Advisor, Inc., an affiliate of The Inland Real Estate Group of Companies, Inc., Inland American’s sponsor, in connection with consulting services provided to Inland American Lodging Advisor, Inc. and Xenia by Mr. Bloom relating to investment, asset and project management of the Prior Combined Portfolio. Mr. Bloom provided these services between May 1, 2013 and June 30, 2013, prior to the time that Mr. Bloom became an officer of Xenia and employee and officer of Inland American Lodging Advisor, Inc.

Related Party Transactions No Longer In Effect

Prior to the Self-Management Transactions, the Business Manager, an affiliate of The Inland American Real Estate Group of Companies, Inc., Inland American’s sponsor, or one of its affiliates, employed all of our employees and provided us with asset management, project management, acquisition and back-office services. In consideration for the Business Manager’s services, our payments for the years ended December 31, 2013, 2012 and 2011, and for the nine months ended September 30, 2014, totaled $12.7 million, $10.8 million, $10.0 million and $1.5 million, respectively, in business management fees, which were based on the proportionate share of average invested assets.

Statement of Policy Regarding Transactions with Related Persons

Prior to the listing of our common stock, our board of directors will adopt a written policy regarding the review, approval and ratification of transactions with related persons, which we refer to as our “related person policy.” Our related person policy will require that management present to the audit committee any proposed “related person transaction” (defined as any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K)) had, has or will have a direct or indirect interest), including all relevant facts and circumstances relating thereto. The audit committee will review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Any related person transaction shall be consummated and shall continue only if the audit committee has approved or ratified such transaction in accordance with Section 2-419 of the Maryland General Corporation Law, or any successor provision thereto, the Company’s charter and bylaws and the guidelines set forth in the related person policy.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors without stockholder approval. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in our best interests. We intend to disclose any changes in our investment policies in periodic reports that we file or furnish under the Exchange Act. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our primary objective is to enhance stockholder value over time by generating strong risk-adjusted returns for our stockholders. We invest principally in hotels located in the United States. We target primarily premium full-service, lifestyle and urban upscale hotels that are consistent with our investment and growth strategies. For a discussion of our hotels and our acquisition and other strategic objectives, see “Business and Properties.”

We intend to engage in future investment activities in a manner that is consistent with the requirements applicable to REITs for federal income tax purposes. We primarily expect to pursue our investment objectives through the ownership by our operating partnership of hotels, but we may also make equity investments in other entities, including joint ventures that own hotels. Our management team will identify and negotiate acquisition and other investment opportunities, subject to the approval by our board of directors. For information concerning the investing experience of these individuals, please see the section entitled “Management.”

We may participate with third parties in property ownership, through joint ventures or other types of co-ownership. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. From time to time, we may make investments in pursuit of our business and growth strategies that do not provide current cash flow. We believe investments that do not generate current cash flow will still be consistent with enhancing stockholder value over time.

We do not have any specific policy as to the amount or percentage of our assets which will be invested in any specific asset, other than the tax rules applicable to REITs. Additionally, no limits have been set on the concentration of investments in any one geographic location, hotel type or franchise brand. We currently anticipate that our real estate investments will continue to be concentrated in premium full-service, lifestyle and urban upscale hotels. We anticipate that our real estate investments will continue to be diversified in terms of geographic market within the United States.

Investments in Real Estate Mortgages

While we will emphasize equity real estate investments in hotels, we may selectively acquire loans secured by hotels or entities that own hotels to the extent that those investments are consistent with our qualification as a REIT and provide us with an opportunity to acquire the underlying real estate. We do not intend to originate any secured or unsecured real estate loans or purchase any debt securities as a stand-alone, long-term investment, but, in limited circumstances, we may from time to time provide a short-term loan to a hotel owner as a means of securing an acquisition opportunity. The mortgages in which we may invest may be first-lien mortgages or subordinate mortgages secured by hotels. The subordinated mezzanine loans in which we may invest may include mezzanine loans secured by a pledge of ownership interests in an entity owning a hotel or group of hotels. Investments in real estate mortgages and subordinated real estate loans are subject to the risk that one or more borrowers may default and that the collateral securing mortgages may not be sufficient or, in the case of subordinated mezzanine loans, available to enable us, to recover our full investment.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Investments in Other Securities

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT, and there are no limitations on the type of qualify of securities in which we may invest. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will cause us or any of our subsidiaries to become an “investment company” within the meaning of that term under the Investment Company Act of 1940, as amended. Therefore we will not be required to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before becoming an investment company, and thus before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities or other issuers.

Dispositions

We expect to invest in hotels primarily for generation of current income and long-term capital appreciation. Although we do not currently intend to sell any hotels, we may deliberately and strategically dispose of assets in the future and redeploy funds into new acquisitions and redevelopment, renovation and expansion opportunities that align with our investment and growth strategies.

Financings and Leverage Policy

We anticipate using a number of different sources to finance our acquisitions and operations, including cash flows from operations, asset sales, issuance of debt securities, private financings (which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt, repurchase our securities or for general corporate purposes.

Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes.

Our board of directors will consider a number of factors in evaluating the amount of debt that we may incur. Our board of directors may from time to time modify its views regarding the appropriate amount of debt financing in light of then-current economic and industry conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders.

Lending Policies

We do not expect to engage in any significant lending in the future. Certain of our corporate governance policies limit our ability to make loans to directors, executive officers and certain other related persons. However, we do not otherwise have a policy limiting our ability to make loans to other persons, although our ability to do so may be limited by applicable law, such as the Sarbanes-Oxley Act. Subject to tax rules applicable to REITs, we may make loans to unaffiliated third parties. For example, we may consider offering purchase money financing in connection with the disposition of assets in instances where the provision of that financing would increase the value to be received by us for the asset sold. We may choose to guarantee debt of certain joint ventures with third parties. Consideration for those guarantees may include, but is not limited to, fees, options to acquire additional ownership interests and promoted equity positions. Our board of directors may, in the future, adopt a formal lending policy without notice to or consent of our stockholders.

Issuance of Additional Securities

To the extent that our board of directors determines to obtain additional capital, we may issue debt or equity securities, including senior or subordinated securities and including causing our operating partnership to issue OP Units, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods.

Existing stockholders will have no preemptive right to common or preferred stock or units issued in any securities offering by us, and any such offering might cause a dilution of a stockholder’s investment in us. Although we have no current plans to do so, we may in the future issue shares of our common stock or our OP Units in connection with acquisitions of property.

We may, under certain circumstances, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

We have not issued common stock or any other securities in exchange for property or any other purpose, but we may engage in such activities in the future.

Reporting Policies

We intend to make available to our stockholders audited annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act, pursuant to which we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Code of Business Conduct and Ethics

Upon the completion of our separation from Inland American, we will adopt a code of business conduct and ethics that seeks to identify and mitigate conflicts of interest between our employees, directors and officers and our company. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating or minimizing the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of stockholders.

Conflict of Interest Policies

Relationship with Our Operating Partnership

Conflicts of interest could arise in the future as a result of the relationships between us, on the one hand, and our operating partnership or any limited partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, XHR GP, Inc., our wholly-owned subsidiary, as general partner, has fiduciary duties and obligations to our operating partnership and to its limited partners under Delaware law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. XHR GP, Inc.’s duties as general partner of our operating partnership to our operating partnership and to its limited partners may come into conflict with the duties of our directors and officers to our company.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Policies Applicable to All Directors and Officers

Prior to the listing of our common stock, our board of directors will adopt a written policy regarding the review, approval and ratification of transactions with related persons, which we refer to as our “related person policy.” Our related person policy will require that management present to the audit committee any proposed “related person transaction” (defined as any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K)) had, has or will have a direct or indirect interest), including all relevant facts and circumstances relating thereto. The audit committee will review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Any related person transaction shall be consummated and shall continue only if the audit committee has approved or ratified such transaction in accordance with Section 2-419 of the Maryland General Corporation Law, or any successor provision thereto, the Company’s charter and bylaws and the guidelines set forth in the related person policy.

THE OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

A summary of the material terms and provisions of the Third Amended and Restated Agreement of Limited Partnership of XHR LP, which we refer to as the “partnership agreement,” is set forth below. This summary is not complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware law and the partnership agreement. For more detail, please refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this information statement is a part. For purposes of this section, references to “we,” “our” and “us” refer to Xenia Hotels & Resorts, Inc.

General

Upon the completion of the separation, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, either directly or through subsidiaries. The provisions of the partnership agreement described below are currently in effect and will remain in effect upon the completion of our separation from Inland American. We are the sole limited partner of our operating partnership and, in that capacity, own 99% of our operating partnership. XHR GP, Inc., one of our wholly-owned subsidiaries, is the sole general partner and owns 1% of our operating partnership. In this section, we sometimes refer to XHR GP, Inc. as “the general partner.”

Although our operating partnership is wholly-owned by us as described above, in the future some of our property acquisitions could be financed by issuing OP Units in exchange for property owned by third parties. Such third parties would then be entitled to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to their respective percentage interests in our operating partnership if and to the extent authorized by us. These OP Units would be convertible into shares of our common stock on a one-for-one basis. Our OP Units will not be listed on any exchange or quoted on any national market system. In addition to issuing OP Units in exchange for properties, our operating partnership may also issue long-term incentive plan units of limited partnership interest, or “LTIP Units,” to persons providing services to, or for the benefit of, our operating partnership. See “—LTIP Units” below.

Provisions in the partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of our operating partnership without the concurrence of our board of directors. These provisions include, among others:

•	redemption rights of limited partners and certain assignees of OP Units or other units of limited partnership in our operating partnership;

•	transfer restrictions on OP Units or other units of limited partnership interest in our operating partnership and admission restrictions;

•	a requirement that XHR GP, Inc. may not be removed as the general partner of our operating partnership without its consent;

•	the ability of the general partner in some cases to amend the partnership agreement and to cause our operating partnership to issue preferred partnership interests in our operating partnership with terms that it may determine, in either case, without the approval or consent of any limited partner; and

•	the right of any limited partners to consent to transfers of OP Units or other units of limited partnership interest in our operating partnership except under specified circumstances, including in connection with mergers, consolidations and other business combinations involving us.

Purpose, Business and Management

Our operating partnership was formed for the purpose of conducting any business, enterprise or activity permitted by or under the Delaware Revised Uniform Limited Partnership Act so long as such business is limited to and conducted in a manner to permit us to qualify as a REIT (unless we have otherwise ceased to qualify as a

REIT). Our operating partnership may enter into any partnership, joint venture, business or statutory trust arrangement or other similar arrangement to engage in the permitted conduct and may own interests in any entity engaged in any business permitted by or under the Delaware Revised Uniform Limited Partnership Act. However, our operating partnership may not, without the general partner’s specific consent, which it may give or withhold in its sole and absolute discretion, take, or refrain from taking, any action that, in its judgment, in its sole and absolute discretion:

•	could adversely affect our ability to continue to qualify as a REIT;

•	could subject us to any taxes under Sections 857 or 4981 of the Code or any other related or successor provision under the Code; or

•	could violate any law or regulation of any governmental body or agency having jurisdiction over us, our securities or our operating partnership.

In general, our board of directors manages the business and affairs of our operating partnership by appointing individuals to serve as members of the board of directors of our operating partnership’s general partner, which directs the general partner’s business and affairs. If there is a conflict between the interests of our stockholders on the one hand and the limited partners of our operating partnership on the other, the general partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners of our operating partnership; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that the general partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders. The partnership agreement also provides that neither the general partner nor any of its directors, officers, agents or employees will be liable for monetary damages to our operating partnership or any of its partners for losses sustained, liabilities incurred or benefits not derived as a result of errors in good judgment or mistakes of fact or law or of any act or omission done in good faith, except for liability for the general partner’s intentional harm or gross negligence. Moreover, the partnership agreement provides that our operating partnership is required to indemnify the general partner and the general partner’s, the operating partnership’s and our directors, officers and employees, and any other individual partnership, corporation, limited liability company, joint venture, trust or other entity, from and against any and all claims that relate to the operations of our operating partnership, except (1) if the act or omission of the indemnified party was material to the matter giving rise to the action and either was committed in bad faith or was the result of active or deliberate dishonesty, (2) for any transaction for which the indemnified party received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, if the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Except as otherwise expressly provided in the partnership agreement and subject to the rights of future holders of any class or series of partnership interest, all management powers over the business and affairs of our operating partnership are solely and exclusively vested in XHR GP, Inc., in its capacity as the sole general partner of our operating partnership. No limited partner, in its capacity as a limited partner, will have any right to participate in or exercise management power over our operating partnership’s business, transact any business in our operating partnership’s name or sign documents for or otherwise bind our operating partnership. XHR GP, Inc. may not be removed as the general partner of our operating partnership by the partners of our operating partnership, with or without cause, without its consent, which it may give or withhold in its sole and absolute discretion. In addition to the powers granted to the general partner under applicable law or any provision of the partnership agreement, but subject to certain other provisions of the partnership agreement and the rights of future holders of any class or series of partnership interest, XHR GP, Inc., in its capacity as the general partner of our operating partnership, has the full and exclusive power and authority to do all things that it deems necessary or desirable to conduct the business and affairs of our operating partnership, to exercise or direct the exercise of all of the powers of our operating partnership and to effectuate the purposes of our operating partnership without the approval or consent of any limited partner. The general partner may authorize our operating partnership to incur debt and enter into credit, guarantee, financing or refinancing arrangements for any purpose, including, without limitation, in connection with any acquisition of properties, on such terms as it determines to be appropriate, and, with limited exceptions, to acquire or dispose of any, all or substantially all of its assets, dissolve, merge, consolidate, reorganize or otherwise combine with another entity, without the approval or consent of any limited partner. With limited exceptions, the general partner may execute, deliver and perform agreements and transactions on behalf of our operating partnership without the approval or consent of any limited partner.

Additional Limited Partners

The general partner may cause our operating partnership to issue additional OP Units or other units of limited partnership interest in our operating partnership, such as LTIP Units, and to admit additional limited partners to our operating partnership from time to time, on such terms and conditions and for such capital contributions as the general partner may establish in its sole and absolute discretion, without the approval or consent of any limited partner, including:

•	upon the conversion, redemption or exchange of any debt, units or other partnership interests or securities issued by our operating partnership;

•	for less than fair market value; or

•	in connection with any merger of any other entity into our operating partnership.

The net capital contribution need not be equal for all limited partners. Each person admitted as an additional limited partner must make certain representations to each other partner relating to, among other matters, such person’s ownership of any tenant of us or our operating partnership. No person may be admitted as an additional limited partner without the consent of the general partner, which it may give or withhold in its sole and absolute discretion, and no approval or consent of any limited partner will be required in connection with the admission of any additional limited partner.

Our operating partnership may issue additional partnership interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and rights, powers and duties (including, without limitation, rights, powers and duties senior to the then-outstanding units) as the general partner may determine, in its sole and absolute discretion, without the approval of any limited partner or any other person. Without limiting the generality of the foregoing, the general partner may specify, as to any such class or series of partnership interest:

•	the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interest;

•	the right of each such class or series of partnership interest to share in distributions;

•	the rights of each such class or series of partnership interest upon dissolution and liquidation of our operating partnership;

•	the voting rights, if any, of each such class or series of partnership interest; and

•	the conversion, redemption or exchange rights applicable to each such class or series of partnership interest.

LTIP Units

In addition to OP Units, our operating partnership is also authorized to issue LTIP Units. Our operating partnership does not currently intend to issue LTIP Units, but may do so in the future. In general, an LTIP Unit will receive the same quarterly per unit distributions as an OP Unit. Initially, each LTIP Unit will have a capital account balance of zero and, therefore, will not have full parity with OP Units with respect to liquidating distributions. However, the partnership agreement provides that “book gain,” or economic appreciation, in our assets realized by our operating partnership as a result of the actual sale of all or substantially all of our operating partnership’s assets or the revaluation of our operating partnership’s assets as provided by applicable Treasury regulations, will be allocated first to the LTIP Unit holders until the capital account per LTIP Unit is equal to the average capital account per-unit of our OP Units in our operating partnership. The partnership agreement provides that our operating partnership’s assets will be revalued upon the occurrence of certain events, specifically additional capital contributions by us or other partners, the redemption of a partnership interest, a liquidation (as defined in the Treasury regulations) of our operating partnership or the issuance of a partnership interest (including LTIP Units) to a new or existing partner as consideration for the provision of services to, or for the benefit of, our operating partnership.

Upon equalization of the capital accounts of the LTIP Units with the average per-unit capital account or our OP Units, the LTIP Units will achieve full parity with the OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached and the LTIP Units have vested under the terms of the agreement granting the LTIP Units, then the LTIP Units, subject to the terms and conditions of the partnership agreement, may be converted into an equal number of OP Units at any time, and thereafter enjoy all the rights of OP Units. If a sale or revaluation of assets occurs at a time when our operating partnership’s assets have appreciated sufficiently since the last revaluation, the LTIP Units would achieve full parity with the OP Units upon such sale or revaluation. In the absence of sufficient appreciation in the value of our operating partnership’s assets at the time of a sale or revaluation, full parity would not be reached.

Consequently, an LTIP Unit may never become convertible because the value of our operating partnership’s assets has not appreciated sufficiently between revaluation dates to equalize capital accounts. Until and unless parity is reached, the value for a given number of vested LTIP Units will be less than the value of an equal number of shares of our common stock.

Ability to Engage in Other Businesses; Conflicts of Interest

We may not conduct any business other than in connection with the ownership, acquisition and disposition of partnership interests, the management of the business and affairs of our operating partnership, our operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, our operations as a REIT, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to our operating partnership or its assets or activities and such activities as are incidental to those activities discussed above. In general, we must contribute any assets or funds that we acquire to our operating partnership in exchange for additional partnership interests. We may, however, in our sole and absolute discretion, from time to time hold or acquire assets in our own name or otherwise other than through our operating partnership so long as we take commercially reasonable measures to cause beneficial and record title to such assets to be vested in our operating partnership as soon as reasonably practicable.

PRINCIPAL STOCKHOLDERS

As of the date hereof, all outstanding shares of our common stock are owned by Inland American. Immediately after the distribution, Inland American will own approximately 5% of the outstanding shares of our common stock.

The following table provides information with respect to the expected beneficial ownership of our common stock immediately after the distribution by (i) each person who we believe will be a beneficial owner of more than 5% of our outstanding common stock, (ii) each of our expected directors, director nominees and named executive officers, and (iii) all expected directors and executive officers as a group. We based the share amounts on each person’s beneficial ownership of Inland American common stock as of January 20, 2015, unless we indicate some other basis for the share amounts, and assuming a distribution ratio of one share of our common stock for every eight shares of Inland American common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

To the extent our directors and officers own Inland American common stock at the time of the separation, they will participate in the distribution on the same terms as other holders of Inland American common stock.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. Immediately following the distribution, we expect to have outstanding an aggregate of 113,397,997 shares of common stock.

Unless otherwise indicated, the address of each named person is c/o Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 1200, Orlando, Florida, 32801. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Beneficial Owner	Number of Shares	% of Shares Outstanding(1)
5% or greater stockholders:
Inland American Real Estate Trust, Inc. (2)	5,669,899	5.0%
Directors, Director Nominees and Named Executive Officers:
Marcel Verbaas (3)	—	—
Barry A.N. Bloom (3)	—	—
Andrew J. Welch (3)	—	—
Philip A. Wade	—	—
Jeffrey H. Donahue (4)	—	—
John H. Alschuler, Jr. (4)	—	—
Keith E. Bass (4)	—	—
Thomas M. Gartland (4)	—	—
Beverly K. Goulet (4)	—	—
Mary E. McCormick (4)	—	—
Dennis D. Oklak (4)	—	—
All Executive Officers and Directors as a Group (11 persons)	—	—

(1)	Based on 113,397,997 shares of our common stock, which is calculated by applying the distribution ratio of one share of our common stock for every eight shares of Inland American common stock to the number of shares of Inland American common stock outstanding as of January 20, 2015, plus the 5,669,899 shares retained by Inland American following the distribution.

(2)	Inland American will retain up to 5%, or approximately 5,669,899 shares, of our common stock following the separation. For a description of certain voting arrangements relating to the shares of our common stock retained by Inland American, see “Certain Relationships and Related Transactions – Agreements with Inland American” included elsewhere in this information statement. The address of Inland American Real Estate Trust, Inc. is 2809 Butterfield Road, Oak Brook, Illinois 60523.
(3)	In connection with Xenia’s separation from Inland American, Xenia also expects to make grants of a de minimis amount of fully-vested shares of our common stock pursuant to the Incentive Award Plan to certain of our named executive officers in order to satisfy certain state law requirements relating to obtaining liquor licenses for our properties. See “Management—Narrative Disclosure to Summary Compensation Table—Equity Compensation.”
(4)	Each non-employee director will also receive an award of shares of our common stock on the listing date with a value equal to $75,000. See “Management—Compensation of Directors—Equity Compensation.”

DESCRIPTION OF INDEBTEDNESS

Property-Level Debt for the Xenia Portfolio

As of September 30, 2014, certain of our subsidiaries were the borrowers under mortgages encumbering 34 hotels in the Xenia Portfolio. These mortgages include 25 non-recourse mortgage loans and eight mortgage loans with recourse that does not exceed 31% of the individual loan amounts. The remaining operating hotels in the Xenia Portfolio did not have property-level debt. In addition, our two consolidated joint ventures owning hotels that are under development were the borrowers under two mortgage loans, which were recourse to an affiliate of our joint venture partner and secured by mortgages on the joint venture properties. As of September 30, 2014, the aggregate outstanding principal amount of mortgage loans on the Xenia Portfolio hotels (including our two joint ventures owning hotels that are under development) was approximately $1.25 billion, of which approximately $46.9 million is recourse to the Company or Inland American, as described below. Subsequent to September 30, 2014, we repaid six of these mortgage loans representing an aggregate principal amount of approximately $98.2 million of our September 30, 2014 total indebtedness. In addition, we refinanced and increased four mortgage loans by an aggregate principal amount of $40.5 million.

The following table provides information regarding the mortgage loans relating to the hotels in the Xenia Portfolio as of September 30, 2014. Subsequent to September 30, 2014 and prior to December 31, 2015, we expect to repay an aggregate of approximately $100 million of these borrowings as detailed in the footnotes to the following table, to be funded by Inland American.

	Amount Outstanding				Weighted Average Interest Rate		Number of Hotels Secured
Year of Maturity(1)	Fixed Rate Interest		Variable Rate Interest		Fixed Rate Interest	Variable Rate Interest(2)	Fixed Rate Interest	Variable Rate Interest
2014	$—		$—		N/A	N/A	0	0
2015	56,087,002		—		5.45%	N/A	1	0
2016	362,377,815	(3)	41,525,008	(4)	5.35%	2.50%	6	1
2017	198,604,001		112,957,299	(5)	5.18%	2.45%	6	6
2018	36,775,000	(6)	66,315,196	(7)	5.92%	2.75%	2	2
Thereafter	17,107,960		360,972,915	(8)	3.85%	2.47%	1	11

Total / Weighted Average(9)	$670,951,778		$581,770,418		5.30%	2.50%	16	20

(1)	Assumes that Xenia has exercised its right to extend the maturity date of each loan to the latest date permitted by the applicable loan agreement. All such extensions are at the discretion of Xenia, and the majority of such extensions require minimum debt service coverage ratios and/or loan to value maximums and payment of extension fee.
(2)	Variable index for each loan is currently one month LIBOR. The Company does not have any hedging instruments in place.
(3)	Includes one loan secured by one hotel with an outstanding principal amount of $38.8 million at September 30, 2014 that was paid off subsequent to September 30, 2014.
(4)	Includes one loan secured by one hotel that was amended subsequent to September 30, 2014 to increase the amount by $15.5 million and extend the initial maturity date to April 2018 with one 12-month extension option at Xenia’s discretion, subject to satisfaction of certain covenants and the payment of a fee.
(5)	Includes four loans secured by four hotels with an aggregate outstanding principal amount of $50.3 million at September 30, 2014 that were paid off subsequent to September 30, 2014. Includes one loan with outstanding principal amount of $27.5 million at September 30, 2014, that Xenia has extended to 2018.
(6)	Includes one loan secured by one hotel with outstanding principal amount of $9.0 million at September 30, 2014 that was paid off subsequent to September 30, 2014.
(7)	Includes one loan secured by one hotel with outstanding principal amount of $26.3 million at September 30, 2014 that Xenia intends to prepay on or about March 1, 2015. Includes one loan that Xenia increased by $5.2 million subsequent to September 30, 2014.

(8)	Includes two loans secured by two hotels that Xenia increased by an aggregate of $19.8 million subsequent to September 30, 2014.
(9)	On a pro forma basis, taking into account the completed and proposed debt paydowns, increases and extensions described in the foregoing footnotes, as of September 30, 2014 Xenia’s total mortgage debt would be comprised of $623.1 million of fixed rate debt and $545.7 million of variable rate debt secured by 29 hotels with a weighted average interest rate of 4.0%. In addition, Inland American will make a capital contribution in connection with the separation of $16.0 million, all of which we intend to use to paydown existing mortgage indebtedness in 2015.

Typically, our property-level mortgage debt may restrict or limit the ability of the borrower thereunder to take the following actions without lender consent:

•	incur additional indebtedness secured by that property;

•	create liens on that property;

•	transfer the property or the direct or indirect equity interests in the borrowing entity that owns the property;

•	manage cash flows generated from the property;

•	change hotel management company or brand;

•	prepay the loan;

•	make material alterations to the property; or

•	enter into, modify or terminate material leases with respect to the property.

Generally, our mortgage loans are recourse only to the property securing the applicable portion of the loan, with the exception of customary and contingent guaranties/indemnities that Inland American, Xenia or Xenia’s subsidiaries may have provided, such as non-recourse carve-out guaranties, completion guarantees and environmental or other indemnities. In addition, in certain cases, Inland American, Xenia or Xenia’s subsidiaries have provided partial recourse guaranties. In connection with the Reorganization Transactions, we expect to assume the guaranty obligations of Inland American as described in the preceding sentences, as of or prior to the distribution date. Following our separation from Inland American, subject to amendment of certain loan agreements, we expect that approximately $29.0 million of the mortgage debt on the Xenia portfolio will be recourse to Xenia or our operating partnership.

Inland American Unsecured Credit Facility

As of September 30, 2014, Inland American had an unsecured credit facility, of which the Xenia Portfolio’s allocated portion of the outstanding balance was $86.8 million. As of the distribution date, we will no longer have an allocated portion of the unsecured credit facility.

Our New Revolving Credit Facility

Revolving Credit Facility

In connection with our separation from Inland American, we intend to enter into a $400 million unsecured revolving credit facility (the “Revolving Credit Facility”) with a syndicate of banks as lenders, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, and KeyBanc Capital Markets Inc., as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A., as administrative agent, and Wells Fargo Bank, N.A. and KeyBank National Association, as co-syndication agents. We have received commitments for $400 million, subject to customary closing conditions. We do not expect to have any outstanding borrowings under our Revolving Credit Facility upon completion of the separation. Our operating partnership, referred to herein as the “Borrower,” will be the borrower under the Revolving Credit Facility. A portion of the Revolving Credit Facility will be available for the issuance of letters of credit in an amount not to exceed $60 million and borrowings of swing line loans in an amount not to exceed $60 million. The Revolving Credit Facility will provide the Borrower with the option to request an uncommitted increase in the Revolving Credit Facility and/or add an uncommitted incremental term loan facility, in each case, in an aggregate principal amount not to exceed $350 million. The proceeds of the Revolving Credit Facility will be used to finance the working capital needs and for general corporate purposes of the Borrower and its subsidiaries. As the Revolving Credit Facility documentation has not been finalized, the final terms may differ from those set forth herein.

The Revolving Credit Facility will be effective substantially concurrently with the distribution by Inland American of all or a portion of the shares of our common stock to the stockholders of Inland American. The Revolving Credit Facility will mature four years from the closing date, provided that the Borrower will have the option to extend the maturity date for two six-month extensions, subject to the satisfaction of certain terms and the payment of a customary extension fee.

Interest and Fees

Borrowings under the Revolving Credit Facility will bear interest, at the Borrower’s option, at either (a) an ABR rate determined by reference to the highest of (i) the rate of interest publicly announced by the administrative agent as its prime rate in effect, (ii) the federal funds effective rate from time to time plus 0.5%, and (iii) the adjusted LIBO Rate for a one month interest period plus 1% or (b) the rate at which Eurodollar deposits in the London interbank market for one, two, three or six months (as selected by the Borrower) are quoted on the Reuters screen, as adjusted for statutory reserve requirements for Eurocurrency liabilities, plus, in each case, an applicable margin. The applicable margin will be determined by reference to a leverage-based pricing grid ranging, in the case of loans bearing interest at the LIBO Rate, between 1.50% and 2.45%, or, at the Borrower’s election upon achievement of an investment grade rating from Moody’s Investor Services, Inc. or Standard & Poor’s Ratings Service, a ratings-based pricing grid ranging, in the case of loans bearing interest at the LIBO Rate, between 0.875% to 1.50%. Until such election, the Borrower will pay a commitment fee on the unused portion of the Revolving Credit Facility (with letters of credit but not swing line loans included as usage) quarterly in arrears of up to 0.30% based upon the average daily usage of the Revolving Credit Facility during such quarter; thereafter, the Borrower will pay a facility fee on the average amount of the Revolving Credit Facility (whether used or unused) ranging between 0.125% and 0.35% based on its debt rating from Moody’s Investor Services, Inc. and Standard & Poor’s Ratings Service. The Borrower will also be required to pay customary letter of credit fees and default fees in the event of a default with respect to the payment of principal.

Documentation Matters

The Revolving Credit Facility will include affirmative and negative covenants customary for unsecured loans of this nature, including, without limitation, customary reporting obligations; limitations on indebtedness and guarantees, liens and negative pledges, and mergers and certain other fundamental changes; and maintenance of a minimum number and value of unencumbered properties. The Borrower will be required to comply with the following financial covenants: total leverage ratio, secured leverage ratio, recourse secured leverage ratio, fixed charge coverage ratio, consolidated tangible net worth, and unsecured interest coverage ratio. The Revolving Credit Facility will also contain certain customary representations and warranties and events of default.

Together with certain subsidiaries of the Borrower, Xenia will guarantee the Revolving Credit Facility. Upon achievement of an investment grade rating as set forth above, the subsidiary guarantors will be released subject to certain conditions.

DESCRIPTION OF CAPITAL STOCK

Our charter and bylaws will be amended and restated prior to the completion of our separation from Inland American. The following is a summary of the material terms of our capital stock that will be in effect upon the completion of our separation. For a complete description, you are urged to review in their entirety our amended and restated charter and bylaws, which are filed as exhibits to the registration statement of which this information statement is a part, and applicable Maryland law. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 500,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our board of directors has the power, without stockholder approval, to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue. Immediately following the distribution, we expect that approximately 113,397,997 shares of our common stock will be issued and outstanding, that 125 shares of our Series A Preferred Stock will be issued and outstanding and that no other shares of preferred stock will be issued and outstanding.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

After the distribution, all outstanding shares of our common stock will be duly authorized, fully paid and nonassessable. Stockholders are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock.

Subject to our charter restrictions on ownership and transfer of our stock and except as may otherwise be provided in our charter, each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, our common stockholders will possess exclusive voting power. Cumulative voting in the election of directors is not permitted. Directors will be elected by a plurality of all of the votes cast in the election of directors.

Our common stockholders have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our capital stock. Subject to our charter restrictions on ownership and transfer of our stock, holders of shares of our common stock will initially have equal dividend, liquidation and other rights. Our common stockholders will not have appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert into another entity, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter.

Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to amend provisions of our charter relating to director removal or the vote required for certain amendments. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity all of the equity interests of which are owned, directly or indirectly, by the corporation. Our operating assets may be held by our operating partnership or its wholly-owned subsidiaries and these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

Preferred Stock

Under the terms of our charter that will be in effect upon the completion of our separation from Inland American, our board of directors will be authorized to classify any unissued shares of our preferred stock and to reclassify any previously classified but unissued shares of preferred stock into other classes or series of stock. Before the issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over shares of our common stock with respect to dividends or other distributions or rights upon liquidation, exclusive or class voting rights or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interest.

On January 5, 2015, we issued 125 shares of preferred stock designated as 12.5% Series A Cumulative Non-Voting Preferred Stock, $0.01 par value per share, or the Series A Preferred Stock, in a private placement to approximately 125 investors who qualify as “accredited investors” (as that term is defined in Rule 501(a) of Regulation D under the Securities Act). Each share of Series A Preferred Stock has a $1,000 liquidation preference and does not have voting rights, except with respect to (a) authorization or issuance of any equity securities of our company senior to or on a parity with the Series A Preferred Stock, (b) any amendment to our charter which has a material adverse effect on the rights and preferences of the Series A Preferred Stock or which increases the number of authorized or issued shares of Series A Preferred Stock, or (c) any reclassification of the Series A Preferred Stock. The Series A Preferred Stock is perpetual, pays an annual dividend of 12.5% and may redeemed by us, although we would be required to pay a redemption premium equal to 10% of the aggregate liquidation preference if we redeemed the Series A Preferred Stock before December 31, 2016. The distribution requirement on the Series A Preferred Stock is $15,625 annually, and is required to be paid or set apart for payment before any distributions on shares of our common stock can be made.

As of the date of this information statement, we have no outstanding shares of preferred stock other than our Series A Preferred Stock, and we presently have no plans to issue any other shares or classes of preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power to issue additional shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without action by our stockholders, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our stock may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interest. In addition, our issuance of additional shares of stock in the future could dilute the voting and other rights of your shares. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of directors believes it is at present essential for us to qualify as a REIT and for other purposes, our charter, subject to certain exceptions, contains restrictions on the number of shares of our stock that a person may own. Our charter provides that no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. We refer to the foregoing restrictions as the “Ownership Limit.”

Our charter also prohibits any person from:

•	beneficially owning shares of our capital stock to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year);

•	transferring shares of our capital stock to the extent that such transfer would result in our shares of capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code);

•	beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code; or

•	beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management companies failing to qualify as an “eligible independent contractor” under the REIT rules.

Our board of directors, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for that person. The person seeking an exemption must provide to our board of directors any representations, covenants and undertakings that our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may not grant an exemption to any person if that exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

Any attempted transfer of shares of our capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares of our capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we will reduce by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in a violation will be void ab initio, and the proposed transferee shall acquire no rights in those shares.

Any certificate representing shares of our capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will bear a legend referring to the restrictions described above.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Every owner of more than 5% (or any lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of the outstanding shares of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of shares of our capital stock that he or she beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide us with additional information that we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with information that we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine our compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is DST Systems, Inc., 333 West 11th Street, Kansas City, Missouri 64105, (816) 435-1000.

Payments of Distributions

As with your distributions on your Inland American common stock, the method by which you choose to receive your distributions on your Xenia common stock will affects the timing of your those distributions. Specifically, under our transfer agent’s payment processing procedures, distributions will be paid in the following manner:

•	those stockholders who choose to receive their distributions via ACH wire transfers will receive their distributions on the distribution payment date (as determined by our board);

•	those stockholders who choose to receive their distributions by paper check will typically be mailed those checks on the distribution payment date, but sometimes paper checks will be mailed on the day following the distribution payment date; and

•	for those stockholders holding shares through a broker or other nominee, the distributions payments will be wired, or paper checks will be mailed, to the broker or other nominee on the day following the distribution payment date.

Unless you elect to change your distribution method, the distribution used for your Inland American common stock will be the same method used for your Xenia common stock. All stockholders who will hold Xenia common stock directly in record name will be able to change at any time the method through which they receive their distributions from our transfer agent, and those stockholders will not have to pay any fees to us or our transfer agent to make such a change. Accordingly, each stockholder will be able to select the timing of receipt of distributions from our transfer agent by selecting the method above that corresponds to the desired timing for receipt of the distributions. Because all stockholders will be able to elect to have their distributions sent via ACH wire on the distribution payment date, we will treat all of our stockholders, regardless of the method by which they choose to receive their distributions, as having constructively received their distributions from us on the distribution payment date for U.S. federal income tax purposes.

If you hold Xenia common stock after the separation and distribution in record name and would like to change your distribution payment method, then you should complete a “Change of Distribution Election Form,” which will be available on our website.

We note that the payment method for stockholders who hold Xenia common stock after the separation and distribution through a broker or nominee will be determined by the broker or nominee. Similarly, the payment method for stockholders who will hold Xenia common stock in a tax-deferred account, such as an IRA, will generally be determined by the custodian for the account. If you currently hold Inland American common stock through a broker or other nominee and would like to receive distributions on Xenia common stock via ACH wire or paper check, then you should contact your broker or other nominee regarding their process for transferring your Xenia common stock to record name ownership. Similarly, if you currently hold Inland American common stock in a tax-deferred account, you may need to hold Xenia common stock outside of your tax-deferred account to change the method through which you receive your distributions. If you hold Xenia common stock after the separation and distribution through a tax-deferred account and would like to change the method through which you receive your distributions, then you should contact your custodians regarding the transfer process and should consult your tax advisor regarding the consequences of transferring shares outside of a tax-deferred account.

Sale of Unregistered Securities

Except as noted in the paragraph below, in the past three years, Xenia has not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services or other securities, and new securities resulting from the modification of outstanding securities.

On January 5, 2015, Xenia issued 125 shares of the Series A Preferred Stock in a private placement to approximately 125 investors who qualify as “accredited investors” (as that term is defined in Rule 501(a) of Regulation D under the Securities Act) in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

Stock Exchange Listing

We have applied to list our common stock on the NYSE under the symbol “XHR.”

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

Our charter and bylaws will be amended and restated prior to the completion of our separation from Inland American. The following summary of certain provisions of Maryland law and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our amended and restated charter and bylaws, copies of which are filed as exhibits to the registration statement of which this information statement is a part. See “Where You Can Find More Information.”

Our Board of Directors

According to our charter and bylaws, the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors but may not be fewer than the minimum number required under the MGCL (which is one) nor, unless our bylaws are amended, more than fifteen. We expect to have eight directors upon the listing of our common stock. Our charter provides that, at such time as we have a class of securities registered under the Exchange Act and at least three independent directors, which we expect to have upon the listing of our common stock, we will elect to be subject to a provision of Maryland law requiring that vacancies on our board of directors may be filled only by an affirmative vote of a majority of the remaining directors and that any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Each of our directors will be elected by our common stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation.

A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has, by board resolution, exempted business combinations between us and any other person, provided that such business combination is first approved by our board, including a majority of our directors who are not affiliated with the interested stockholder. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any such person.

We cannot assure you that our board of directors will not amend or repeal this resolution in the future. However, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated prior to or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (1) the person who has made or proposes to make the control share acquisition; (2) any officer of the corporation; or (3) any employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors of the company to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. Our board of directors may amend or eliminate this provision at any time in the future, whether before or after the acquisition of control shares.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from our board of directors, which removal must be for cause, (2) vest in our board of directors the exclusive power to fix the number of directorships and (3) require, unless called by the chairman of our board of directors, our president, our chief executive officer or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendments to Our Charter and Bylaws

Our charter generally may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. The affirmative vote of stockholders entitled to cast at least two thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, which also requires two thirds of all votes entitled to be cast on the matter, or the vote required for certain amendments. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by us or by any director or officer or other employee to us or to our stockholders, (c) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any director or officer or other employee that is governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders will be held each year at a date and time determined by our board of directors. Special meetings of stockholders may be called by our board of directors, the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter at such meeting who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, our bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only;

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual nominated or on such other business, and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our bylaws; and

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the special meeting of stockholders, and nominations of individuals for election to our board of directors may be made only;

•	by or at the direction of our board of directors; or

•	provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in, and provided the information and certifications required by, our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors and our stockholders the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations for our common stock or that our common stockholders otherwise believe to be in their best interests. Likewise, if our board of directors were to elect to be subject to the provision of Subtitle 8 providing for a classified board or the business combination provisions of the MGCL or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers as described in “Management—Indemnification.”

Restrictions on Ownership and Transfer of our Stock

Our charter contains restrictions on the ownership and transfer of our stock that are intended, among other purposes, to assist us in continuing to qualify as a REIT. Subject to certain exceptions, our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. For more information regarding these and other restrictions on the ownership and transfer of our stock imposed by our charter, see “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interest to attempt to, or to continue to, be qualified as a REIT. Our charter also provides that our board of directors may determine that compliance with the restrictions on ownership and transfer of our stock is no longer required for us to qualify as a REIT.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax considerations that you, as a stockholder, may consider relevant in connection with the ownership and disposition of our common stock. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals, partnerships and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee share options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons holding our common stock through a partnership or similar pass-through entity.

This summary assumes that stockholders hold our common stock as a capital asset for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP, DISPOSITION AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

From the time of our formation until January 5, 2015, we were treated as a “qualified REIT subsidiary” of Inland American. As described below, a corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT for U.S. federal income tax purposes. We intend to elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year that commenced on January 5, 2015. We believe that, commencing with such short taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with the separation, we will receive an opinion from Hunton & Williams LLP to the effect that, beginning with our short taxable year that commenced on January 5, 2015, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our current and proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws. You should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us, Inland American and the Private REITs as to factual matters, including representations regarding the nature of our, Inland American’s and the Private REITs’ assets and the conduct of our, Inland American’s and the Private REITs’ business. Among other factual representations, Hunton & Williams LLP’s opinion will be based on the representation from us that we and Inland American will only make a section 336(e) election if we determine that we would be able to satisfy the 75% and 95% gross income tests for our short taxable year that would begin on January 5, 2015 and end immediately before the separation and distribution, taking into account the nonqualifying gain from the deemed sale of our personal property that would be caused by the section 336(e) election. Hunton &Williams LLP’s opinion is not binding upon the IRS, or any court, and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order for us to satisfy the requirements for REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay U.S. federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure or after a default on a lease of the property (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•	In the event of a failure of any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of such assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest U.S. federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust or association that meets each of the following requirements:

1. It is managed by one or more directors or trustees.

2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3. It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4. It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5. At least 100 persons are beneficial owners of its shares or ownership certificates.

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8. It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9. It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2016 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the Code, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of our common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.” We believe that the Series A Preferred Stock we issued on January 5, 2015 and the common stock that will have been distributed in the separation will have sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 described above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such stock ownership requirements. If we fail to satisfy these stock ownership requirements, our qualification as a REIT may terminate.

In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to maintain REIT status and comply with the record-keeping requirements of the Code and regulations promulgated thereunder.

As noted above, from the time of our formation until January 5, 2015, we were treated as a “qualified REIT subsidiary” of Inland American. However, under applicable Treasury regulations, if Inland American failed to qualify as a REIT in its 2011 through 2015 taxable years, unless Inland American’s failure to qualify as a REIT was subject to relief under as described below under “—Failure to Qualify,” we would be prevented from electing to qualify as a REIT prior to the fifth calendar year following the year in which Inland American failed to qualify.

Qualified REIT Subsidiaries.

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.

An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

We own, and may in the future acquire, limited partner interests or non-managing member interest in partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Taxable REIT Subsidiaries.

A REIT may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person under a franchise, license, or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, unless such rights are provided to an “eligible independent contractor” (as defined below under “—Gross Income Tests—Rents from Real Property”) to operate or manage a lodging facility or health care facility and such lodging facility or health care facility is either owned by the TRS or leased to the TRS by its parent REIT. Additionally, a TRS that employs individuals working at a qualified lodging facility located outside the United States will not be considered to operate or manage a qualified lodging facility as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.

We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as dividend income. This treatment can affect our compliance with the gross income and asset tests. Because we do not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Following the separation, we will have one TRS, our TRS, whose wholly-owned subsidiaries, our TRS lessees, will be the lessees of our hotels.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment in stock and debt investments purchased with the proceeds from the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test (except for income derived from the temporary investment of new capital), other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain” below. The following paragraphs discuss the specific application of the gross income tests to us.

As described in “Certain Material U.S. Federal Income Tax Consequences of the Separation—Tax Classification of the Separation in General,” we and Inland American may make a section 336(e) election with respect to the separation and distribution. If a section 336(e) election is made, we would be deemed for tax purposes to sell all of our assets to a third party and liquidate immediately before the separation and distribution. Any gain we recognized in the deemed sale that is attributable to the personal property at our hotels would not be qualifying income for purposes of the 75% and 95% gross income tests. Pursuant to the Separation and Distribution Agreement, Inland American has agreed to make a section 336(e) election upon our request. We will make that request only if we only if we determine that we can satisfy the 75% and 95% gross income tests for our short taxable year that would end immediately before the separation and distribution, taking into account the nonqualifying gain from the deemed sale of our personal property. No complete assurance can be provided that the IRS will not disagree with our valuation of our personal property and our determination of the gain from the deemed sale of that property. For a discussion of the consequences that would occur if the IRS determined that we did not satisfy the 75% and 95% gross income tests for that short taxable year, see “—Failure to Satisfy Gross Income Tests” and “—Failure to Qualify.”

Rents from Real Property.

Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. If the tenant is a TRS and the property is a “qualified lodging facility,” such TRS may not directly or indirectly operate or manage such property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS (such operator, an “eligible independent contractor”).

•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than certain customary services provided to tenants through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the leased properties. We need not provide services through an “independent contractor” or a TRS, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of services not described in the prior sentence to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property.

Our TRS lessees will lease from our operating partnership and its subsidiaries the land (or leasehold interest), buildings, improvements, furnishings and equipment comprising our hotel properties. In order for the rent paid under the leases to constitute “rents from real property,” the leases must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

•	the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

In addition, the U.S. federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

We currently believe our leases have been structured so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally believe that:

•	our operating partnership and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

•	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and will dictate through hotel managers that are eligible independent contractors, who will work for the lessee during the terms of the lease, and generally will dictate how the hotels will be operated and maintained;

•	the lessee will bear all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than real estate and personal property taxes and the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the hotels during the term of the lease;

•	in the event of damage or destruction to a hotel, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

•	the lessee will generally indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessee’s use, management, maintenance or repair of the hotels;

•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

•	at the time each lease was entered into (or at any time that any such lease is subsequently renewed or extended) it was expected that the lease would enable the applicable tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

•	upon termination of each lease, the applicable hotel will be expected to have a substantial remaining useful life and substantial remaining fair market value.

You should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as our leases that discuss whether such leases constitute true leases for U.S. federal income tax purposes. If our leases are characterized as service contracts or partnership agreements, rather than as true leases, or disregarded altogether for tax purposes, part or all of the payments that our operating partnership and its subsidiaries receive from the TRS lessees would not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “—Failure to Satisfy Gross Income Tests.”

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that percentage rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, percentage rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a “related party tenant”), other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We anticipate that all of our hotels will be leased to TRSs. In addition, our charter prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date.

As described above, we may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that generally may engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT, except that a TRS may not directly or indirectly operate or manage any lodging facilities or health care facilities or provide rights to any brand name under which any lodging or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a lodging or health care facility if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a qualified lodging facility outside the United States will not be considered to operate or manage a qualified lodging facility located outside of the United States, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. However, rent that we receive from a TRS with respect to any property will qualify as “rents from real property” as long as the property is a “qualified lodging facility” and such property is operated on behalf of the TRS by a person from whom we derive no income who is adequately compensated, who does not, directly or through its stockholders, own more than 35% of our stock, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

Our TRS lessees will lease our hotel properties, which we believe will constitute qualified lodging facilities. Our TRS lessees have engaged various managers to operate our hotels on behalf of the TRS lessees. We believe that each such manager qualifies as an “eligible independent contractor.” Our TRS lessees may engage other hotel managers in the future. Our TRS lessees will only engage hotel managers that qualify as “eligible independent contractors.”

Third, the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). To comply with this limitation, a TRS lessee may acquire furnishings, equipment and other personal property. With respect to each hotel in which the TRS lessee does not own the personal property, we believe either that the personal property ratio will be less than 15% or that any rent attributable to excess personal property, when taken together with all of our other nonqualifying income, will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion.

If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT qualification.

Fourth, we generally cannot furnish or render services to the tenants of our hotels, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Furthermore, our TRSs may provide customary and noncustomary services to our tenants without tainting our rental income from such properties. However, we need not provide services through an “independent contractor” or TRS but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services does not exceed 1% of our income from the related property. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs or would not otherwise jeopardize our tax status as a REIT.

If a portion of the rent that we receive from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we might be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees will be required to pay certain additional charges. We intend to structure our leases in a manner that will enable us to satisfy the REIT gross income tests.

Interest.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Dividends.

Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions.

A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of safe-harbor provision in the U.S. federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.

From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain.

Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under)

obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.

We will have gross income from various sources, including the sources described in the preceding paragraphs, that fails to constitute qualifying income for purposes of one or both of the gross income tests. Taking into account our anticipated sources of non-qualifying income, however, we expect that our aggregate gross income will satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing with our first taxable year as a REIT. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability. For a discussion of the consequence if we fail to satisfy the 75% or 95% gross income test and do not qualify for the relief provision described above, see “—Failure to Qualify.”

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables, money market funds and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1.0 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10.0 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We believe that the assets that we will hold following the separation will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the stockholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above.

Upon the issuance of the Series A Preferred Stock, we were treated as acquiring our initial assets from Inland American in exchange for our common stock. We and Inland American intend to treat that contribution as a tax-deferred transaction in which we will have a carryover basis in our initial assets. Unless we and Inland American make a section 336(e) election in connection with the separation and distribution, our basis in our initial properties will continue to be less than their fair market value, which will cause us to have lower amounts of depreciation deduction for tax purposes than we would if we had acquired our initial properties in a taxable transaction. The lower amounts of depreciation deductions will increase (1) the amount we are required to distribute to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax and (2) the portion of our distributions that are treated as a taxable dividend income. If we and Inland American make a section 336(e) election in connection with the separation and distribution, then our tax basis in our assets following the separation and distribution would equal their fair market value on the distribution date. The higher tax basis in our assets would increase the amount of depreciation deductions and decrease (1) the amount we would be required to distribute to satisfy the annual distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax and (2) the portion of our distributions that are treated as taxable dividend income. Regardless of whether we and Inland American make a section 336(e) election, we intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our stock or debt securities.

Pursuant to Revenue Procedure 2010-12, the IRS created a temporary safe harbor authorizing publicly traded REITs to make elective cash/stock dividends. That safe harbor has expired. However, the IRS has issued private letter rulings to other REITs granting similar treatment to cash/stock dividends. Those rulings may only be relied upon by the taxpayers to whom they were issued, but we could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in stock. We have no current intention of paying dividends in stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests (for which the cure provisions are described above), we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. As described in “—Gross Income Tests,” we and Inland American may make a section 336(e) election with respect to the separation and distribution. If that election is made and we are treated as failing to qualify as a REIT for our short taxable year that would end immediately before the separation and distribution, then we anticipate that would have to pay a material amount of corporation income tax on the gain from the deemed sale of our assets that would occur as part of the section 336(e) election. If we failed to qualify as a REIT for a taxable year, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as dividend income. Subject to certain limitations, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced U.S. federal income tax rate of 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

For the purposes of this discussion under the heading “Material U.S. Federal Income Tax Consequences,” the term “U.S. stockholder” means a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold shares of our common stock, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. Qualified dividend income generally includes dividends paid to U.S. stockholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from non-REIT corporations, such as our TRS, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend. In addition, individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “—Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such shares of common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

As noted in “Description of Capital Stock—Payment of Distributions,” the method by which you choose to receive your distribution on your Xenia common stock will affect the timing of your distributions. Because all stockholders will be able to elect to have their distributions sent via ACH wire on the distribution payment date, we will treat all of our stockholders, regardless of the method by which they choose to receive their distributions, as having constructively received their distributions from us on the distribution payment date for U.S. federal income tax purposes.

Taxation of U.S. Stockholders on the Disposition of Common Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the fair market value of its shares of our common stock on the date of the separation (see “Certain Material U.S. Federal Income Tax Consequences of the Separation—Tax Basis & Holding Period of Xenia Common Stock Received by Holders of Inland American Stock”), increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. In addition, individuals, estates or trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on gains from the sale of our common stock.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our stockholders taxed at individual rates at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-

financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

For purposes of this discussion under the heading “Material U.S. Federal Income Tax Consequences,” the term “non-U.S. stockholder” means a beneficial owner of our common stock that is neither a U.S. stockholder nor a partnership (or entity treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, and local income tax laws on the ownership and disposition of our common stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a USRPI and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business (conducted through a U.S. permanent establishment, where applicable), the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. Except with respect to certain distributions attributable to the sale of USRPIs described below, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of that common stock. A

non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under FIRPTA. A USRPI includes certain interests in real property and stock in certain corporations at least 50% of whose assets consist of USRPIs. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We would be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

However, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 5% of our common stock at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be regularly traded on an established securities market in the United States following the separation. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 5% of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding the ex-dividend date of a dividend, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. stockholder’s proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We anticipate that we will be a United States real property holding corporation based on our investment strategy. However, if we are a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

•	our common stock is treated as being regularly traded under applicable Treasury regulations on an established securities market; and

•	the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

As noted above, we anticipate that our common stock will be regularly traded on an established securities market following the separation.

If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

A U.S. withholding tax at a 30% rate will be imposed on dividends paid on our common stock received by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments after December 31, 2016, on proceeds from the sale of our common stock received by certain non-U.S. stockholders. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or a reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders are urged consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

A U.S. withholding tax at a 30% rate will be imposed on dividends paid on our common stock received by U.S. stockholders who own their shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments after December 31, 2016, on proceeds from the sale of our common stock received by U.S. stockholders who own their shares through foreign accounts or foreign intermediaries. We will not pay any additional amounts in respect of any amounts withheld.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

Substantially all of our investments are owned indirectly through our operating partnership, which will own the hotel properties either directly or through certain subsidiaries. Our operating partnership is currently disregarded as a separate entity for U.S. federal income tax purposes because we own, directly and indirectly through disregarded entities, 100% of the interests in it. If our operating partnership admits other limited partners, it will be eligible to be taxed as a partnership for U.S. federal income tax purposes. The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our operating partnership (assuming our operating partnership is not a disregarded entity) and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any U.S. al tax laws other than income tax laws.

Classification as Partnerships. We will be entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity has only one owner or member) for U.S. federal income tax purposes. Each Partnership intends to be classified as a partnership for U.S. federal income tax purposes, and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception”. Treasury regulations, or the “PTP regulations,” provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership is expected to qualify for the private placement exclusion in the foreseeable future. Additionally, if our operating partnership were a publicly traded partnership, we believe that our operating partnership would have sufficient qualifying income to satisfy the 90% passive income exception and thus would continue to be taxed as a partnership for U.S. federal income tax purposes.

If our operating partnership admits other limited partners, we do not intend to request a ruling from the IRS that our operating partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a disregarded entity or a partnership, for U.S. federal income tax purposes, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT unless we qualified for certain relief provisions, because the value of our ownership interest in our operating partnership would exceed 5% of our assets and we would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in our operating partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Distribution Requirements.” Further, items of income and deduction of our operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, our operating partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing our operating partnership’s taxable income.

Income Taxation of Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Our Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased by our operating partnership for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. In the future, however, our operating partnership may admit partners in exchange for a contribution of appreciated or depreciated property, resulting in book-tax differences. Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (1) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends.

Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in a Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the Partnership;

•	increased by our allocable share of the Partnership’s income and our allocable share of indebtedness of the Partnership; and

•	reduced, but not below zero, by our allocable share of the Partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of a Partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that a Partnership’s distributions, or any decrease in our share of the indebtedness of the Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution, subject to certain adjustments. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership. Similar allocation rules apply with respect to the built-in gain attributable to the difference between the fair market value of our hotel properties at the separation and our predecessor’s adjusted tax basis in those properties.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our stock.

State, Local and Foreign Taxes

We and/or you may be subject to taxation by various states, localities and foreign jurisdictions, including those in which we or a stockholder transacts business, owns property or resides. The state, local and foreign tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you are urged to consult your tax advisors regarding the effect of state, local and foreign tax laws upon an investment in our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10, including exhibits and schedules filed with the registration statement of which this information statement is a part, under the Exchange Act, with respect to the shares of our common stock being distributed as contemplated by this registration statement. This information statement is part of, and does not contain all of the information set forth in, the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

We intend to furnish holders of our common stock with annual reports containing combined consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

INDEX TO FINANCIAL STATEMENTS

Xenia Hotels & Resorts, Inc. and Subsidiaries

XENIA HOTELS & RESORTS, INC.

Condensed Combined Balance Sheets

As of September 30, 2014 and December 31, 2013

(unaudited)

(Dollar amounts in thousands)

	September 30, 2014	December 31, 2013
Assets
Investment properties:
Land	$334,844	$337,177
Building and other improvements	2,685,840	2,538,589
Construction in progress	27,723	12,390

Total	$3,048,407	$2,888,156
Less accumulated depreciation	(469,808)	(376,510)

Net investment properties	$2,578,599	$2,511,646
Cash and cash equivalents	126,525	89,169
Restricted cash and escrows	105,296	87,804
Investment in unconsolidated entities	—	1,736
Accounts and rents receivable (net of allowance of $267 and $306)	31,429	23,418
Intangible assets, net	65,155	56,461
Deferred tax asset	3,203	5,815
Other assets	30,750	33,693
Assets held for sale	937,394	946,916

Total assets	$3,878,351	$3,756,658

Liabilities
Debt	$1,337,590	$1,280,220
Accounts payable and accrued expenses	75,649	73,366
Other liabilities	29,109	38,811
Liabilities associated with assets held for sale	552,376	546,006

Total liabilities	$1,994,724	$1,938,403

Commitments and contingencies
Stockholders’ Equity
Capital contributions	$2,219,866	$2,190,604
Accumulated distributions in excess of net loss	(339,368)	(373,960)

Total Company stockholders’ equity	$1,880,498	$1,816,644

Noncontrolling interests	3,129	1,611

Total equity	$1,883,627	$1,818,255

Total liabilities and equity	$3,878,351	$3,756,658

See accompanying notes to the condensed combined consolidated unaudited financial statements.

XENIA HOTELS & RESORTS, INC.

Condensed Combined Consolidated Statements of Operations

For the nine months ended September 30, 2014 and 2013

(unaudited)

(Dollar amounts in thousands)

	For the nine months ended September 30, 2014	For the nine months ended September 30, 2013
Revenues:
Room revenues	$481,001	$310,806
Food and beverage revenues	171,379	108,692
Other revenues	44,375	27,316

Total revenues	$696,755	$446,814

Expenses:
Room expenses	105,777	66,250
Food and beverage expenses	117,250	75,008
Other direct expenses	24,843	16,742
Other indirect expenses	162,698	108,553
Management fees	39,788	26,275

Total hotel operating expenses	450,356	292,828
Depreciation and amortization	106,231	71,696
Real estate taxes, personal property taxes and insurance	30,595	19,100
General and administrative expenses	24,268	9,059
Business management fees	1,474	9,334
Acquisition transaction costs	1,148	1,116
Provision for asset impairments	4,665	26,175

Total expenses	$618,737	$429,308

Operating income	$78,018	$17,506

Gain on sale of investment properties	865	—
Other income (expense)	(999)	335
Interest expense	(43,534)	(39,005)
Equity in earnings (loss) and gain (loss) and (impairment) of investment in unconsolidated entities, net	4,216	(184)

Income (loss) before income taxes	$38,566	$(21,348)

Income tax expense	(5,786)	(6,139)

Net income (loss) from continuing operations	$32,780	$(27,487)

Net income (loss) from discontinued operations	1,812	(1,746)

Net income (loss)	$34,592	$(29,233)

See accompanying notes to the condensed combined consolidated unaudited financial statements.

XENIA HOTELS & RESORTS, INC.

Condensed Combined Consolidated Statements of Equity

For the nine months ended September 30, 2014 and 2013

(unaudited)

(Dollar amounts in thousands)

	Capital Contributions (Distributions)	Accumulated distributions in excess of net loss	Non- controlling Interests	Total
Balance at January 1, 2013	$1,540,469	$(322,492)	$—	$1,217,977
Net loss	—	(29,233)	—	(29,233)
Distributions to Inland American	(987,650)	—	—	(987,650)
Contribution from Inland American	1,516,240	—	—	1,516,240

Balance at September 30, 2013	$2,069,059	$(351,725)	$—	$1,717,334

	Capital Contributions (Distributions)	Accumulated distributions in excess of net loss	Non- controlling Interests	Total
Balance at January 1, 2014	$2,190,604	$(373,960)	$1,611	$1,818,255
Net income	—	34,592	—	34,592
Distributions to Inland American	(1,395,235)	—	—	(1,395,235)
Contribution from Inland American	1,424,497	—	—	1,424,497
Contributions from noncontrolling interests	—	—	1,518	1,518

Balance at September 30, 2014	$2,219,866	$(339,368)	$3,129	$1,883,627

See accompanying notes to the condensed combined consolidated unaudited financial statements.

XENIA HOTELS & RESORTS, INC.

Condensed Combined Consolidated Statements of Cash Flows

For the nine months ended September 30, 2014 and 2013

(unaudited)

(Dollar amounts in thousands)

	Nine months ended September 30, 2014	Nine months ended September 30, 2013
Cash flows from operating activities:
Net income (loss)	$34,592	$(29,233)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	142,793	109,871
Amortization of debt premiums, discounts, and financing costs	3,405	3,468
Loss on extinguishment of debt	1,196	—
Gain on sale of property, net	(865)	(1,575)
Provision for asset impairment	4,665	26,175
Equity in (earnings) loss and (gain) loss and (impairment) of investment in unconsolidated entities, net	(4,216)	184
Distributions from unconsolidated entities	—	301
Other non-cash adjustments	—	(45)
Changes in assets and liabilities:
Accounts and rents receivable	(11,756)	(12,253)
Deferred costs and other assets	8,749	5,655
Accounts payable and accrued expenses	9,326	16,990
Other (assets) liabilities	1,438	4,571

Net cash flows provided by operating activities	$189,327	$124,109

Cash flows from investing activities:
Purchase of investment properties	(171,991)	(554,413)
Acquired goodwill	(11,837)	(11,686)
Capital expenditures and tenant improvements	(23,982)	(38,324)
Investment in development projects	(15,298)	—
Proceeds from sale of investment properties	23,569	11,447
Consolidation of joint venture	(2,944)	—
Proceeds from the sale of and return of capital from unconsolidated entities	—	2,358
Distributions from unconsolidated entities	(30)	122
Payment of leasing fees and franchise fees	(258)	(82)
Payoff of notes receivable	—	1,600
Restricted escrows	(21,515)	(11,043)
Other liabilities (assets)	10,079	(17,677)

Net cash flows used in investing activities	$(214,207)	$(617,698)

Cash flows from financing activities:
Distribution to Inland American	(1,395,235)	(987,650)
Contribution from Inland American	1,441,037	1,539,202
Proceeds from mortgage debt and notes payable	75,224	168,500
Payoffs of mortgage debt	(40,644)	(176,219)
Principal payments of mortgage debt	(10,140)	(9,206)
Payment of loan fees and deposits	(1,633)	(1,989)
Contributions from noncontrolling interests	1,518	—
Payments for contingent consideration	(7,891)	(10,000)

Net cash flows provided by financing activities	$62,236	$522,638

Net increase in cash and cash equivalents	37,356	29,049
Cash and cash equivalents, at beginning of year	89,169	65,004

Cash and cash equivalents, at end of year	$126,525	$94,053

See accompanying notes to the condensed combined consolidated unaudited financial statements.

XENIA HOTELS & RESORTS, INC.

Condensed Combined Consolidated Statements of Cash Flows, Continued

For the nine months ended September 30, 2014 and 2013

(unaudited)

(Dollar amounts in thousands)

	Nine months ended September 30, 2014	Nine months ended September 30, 2013
Supplemental disclosure of cash flow information:
Purchase of investment properties	$(171,991)	$(570,199)
Assumption of mortgage debt at acquisition	—	15,084
Non-cash discount on assumption of mortgage debt at acquisition	—	702

	$(171,991)	$(554,413)

Cash paid for interest	$62,127	$40,529
Mortgage assumed by buyer upon disposal of property	—	7,683
Allocation from Inland American unsecured credit facility	17,452	22,962
Consolidation of joint venture	21,833	—
Assumption of mortgage debt at consolidation of joint venture	11,967	—
Liabilities assumed at consolidation of joint venture	446	—

XENIA HOTELS & RESORTS, INC.

Notes to Condensed Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

September 30, 2014

(unaudited)

1. Organization

Inland American Real Estate Trust, Inc. (“Inland American”) was formed on October 4, 2004 to acquire and manage a diversified portfolio of commercial real estate, primarily retail, lodging, office, industrial, and multi-family (both conventional and student housing) properties, located in the United States. Xenia Hotels & Resorts, Inc. (the “Company”) is a wholly-owned subsidiary of Inland American, located in Orlando, Florida that invests primarily in premium full service, lifestyle and select service hotels.

The accompanying condensed combined consolidated financial statements include the accounts of the Company, as well as all wholly owned subsidiaries, consolidated joint venture investments, and taxable real estate investment trust subsidiaries (“TRS”). Wholly owned subsidiaries generally consist of limited liability companies (LLCs) and limited partnerships (LPs). The effects of all significant intercompany transactions have been eliminated.

Each property is owned by a separate legal entity which maintains its own books and financial records and each entity’s assets are not available to satisfy the liabilities of other affiliated entities, except as otherwise disclosed in Debt Note 7.

As of September 30, 2014, the Company owned 99 hotels with a total of 19,773 guest rooms, which includes 52 hotels with a total of 6,976 guest rooms related to properties held for sale. As of December 31, 2013, the Company owned 99 lodging properties with 19,337 rooms, which includes 51 hotels with a total of 6,865 guest rooms related to properties held for sale.

2. Summary of Significant Accounting Policies

The accompanying condensed combined consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed combined consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Refer to the audited combined consolidated financial statements of Xenia Hotels & Resorts, Inc. for the year ended December 31, 2013, as certain note disclosures contained in such audited combined consolidated financial statements have been omitted from these interim condensed combined consolidated financial statements.

Basis of Presentation

The accompanying historical combined consolidated financial statements of the Company have been “carved out” of Inland American’s consolidated financial statements and reflect significant assumptions and allocations. The condensed combined consolidated financial statements reflect the operations of the Company and include allocations of costs from certain corporate and shared functions provided to the Company by Inland American, as well as costs associated with participation by certain of the Company’s executives in Inland American’s benefit plans. Corporate costs directly associated with the Company’s principal executive offices, personnel and other administrative costs are reflected as general and administrative expense on the combined consolidated financial statements. Additionally, Inland American allocated to the Company a portion of corporate overhead costs

XENIA HOTELS & RESORTS, INC.

Notes to Condensed Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

September 30, 2014

(unaudited)

incurred by Inland American based upon the Company’s percentage share of the average invested assets of Inland American and which is reflected in general and administrative expense. As Inland American is managing various asset portfolios, the extent of services and benefits a portfolio receives is based on the size of its assets. Therefore, using average invested assets to allocate costs is a reasonable reflection of the services and other benefits received by us and complies with applicable accounting guidance. However, actual costs may have differed from allocated costs if the Company had operated as a standalone entity during such period and those differences may have been material.

Involuntary Conversion of Assets

On August 24, 2014, Napa, California experienced a 6.0 magnitude earthquake that impacted two lodging properties. The Company recorded involuntary losses of $8,328 which represents the book value of the properties and equipment written off for the property damage. As it is probable that the Company will receive insurance proceeds to compensate for the property damages, the Company also recorded an offsetting insurance recovery receivable of $8,328. Any amount expected to be received above the recorded involuntary loss will be treated as a gain and will not be recorded until contingencies are resolved. The involuntary loss and insurance recovery income were recorded in other income on the consolidated statements of operations.

The Company will not record an insurance recovery receivable for business interruption losses until the recovery is estimable and it is probable that the Company will be compensated to the extent of estimated business interruption losses. Any proceeds in excess of estimated business interruption losses will be recorded upon receipt.

Discontinued Operations

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which includes amendments that change the requirements for reporting discontinued operations and require additional disclosures about discontinued operations. Under the new guidance, only disposals representing a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, the ASU 2014-08 expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. ASU 2014-08 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2014. The Company has elected to early adopt ASU 2014-08. Effective January 1, 2014, all asset disposals will be included as a component of income from continuing operations. For the nine months ended September 30, 2014, the operations reflected in discontinued operations are only related to the select service lodging properties classified as held for sale at September 30, 2014. All other asset disposals are now included as a component of income from continuing operations.

On September 17, 2014, Inland American classified 52 select service hotels consisting of 6,976 rooms as held for sale on the condensed combined balance sheets as of September 30, 2014 and December 31, 2013. The sale of these assets represents a strategic shift and will have a major impact on the financial statements. The operations of these 52 select service hotels are reflected as discontinued operations on the condensed combined consolidated statements of operations for the nine months ended September 30, 2014 and 2013.

XENIA HOTELS & RESORTS, INC.

Notes to Condensed Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

September 30, 2014

(unaudited)

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective, although it will not affect the accounting for rental related revenues. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU No. 2014-09 will have on its combined consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

Reclassifications

Certain reclassifications have been made to the 2013 consolidated financial statements to conform to the 2014 presentations. The reclasses primarily represent reclassifications of revenue and expenses to discontinued operations on the condensed combined consolidated statements of operations for the nine months ended September 30, 2013 and reclassifications of assets and liabilities to held for sale on the condensed combined consolidated balance sheet as of December 31, 2013.

3. Acquired Properties

During the nine months ended September 30, 2014 the Company acquired one lodging property for a purchase price of $183,000. The Company records identifiable assets, liabilities, and goodwill acquired in a business combination at fair value. For property acquired during the nine months ended September 30, 2014, the Company recorded revenue of $24,862 and net income of $5,251, not including related expensed acquisition costs. During the nine months ended September 30, 2014, the Company incurred $1,148 of acquisition costs. The following is a summary of acquisitions for the nine months ended September 30, 2014:

Property	Date	Purchase Price	Rooms
Aston Waikiki Beach Hotel	2/28/2014	$183,000	645

On February 21, 2014, the Company purchased their partners’ interest in one joint venture, which resulted in the Company obtaining control of the venture. Therefore, as of September 30, 2014, the Company consolidated this entity, recorded the assets and liabilities of the joint venture at fair value, and recorded a gain of $4,509 on the purchase of this investment.

XENIA HOTELS & RESORTS, INC.

Notes to Condensed Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

September 30, 2014

(unaudited)

The following tables summarize the estimated fair value of the assets acquired and liabilities assumed in our 2014 acquisition:

2014 Acquisitions
Building	$144,076
Furniture, fixtures, and equipment	27,087

Total fixed assets	$171,163

Below market ground lease	9,516
Net other assets and liabilities	2,321

Total	$183,000

The acquired property is included in our results of operations based on the date of acquisition. The following unaudited pro-forma results of operations reflect these transactions as if each had occurred on January 1, 2013. The pro forma information is not necessarily indicative of the results that actually would have occurred nor does it indicate future operating results.

	Nine months ended
	September 30, 2014	September 30, 2013
Revenues	$703,737	$476,956
Net income (loss)	$36,123	$(21,968)

For the nine months ended September 30, 2013, the Company acquired eight lodging properties for a purchase price of $578,500. The Company records identifiable assets, liabilities, and goodwill acquired in a business combination at fair value. For properties acquired during the nine months ended September 30, 2013, the Company recorded revenue of $33,366 and net income of $6,020, not including related expensed acquisition costs. During the nine months ended September 30, 2013, the Company incurred $1,116 of acquisition costs. The following is a summary of acquisitions for the nine months ended September 30, 2013:

Property	Date	Purchase Price	Rooms
Bohemian Hotel Celebration, an Autograph Collection Hotel	2/7/2013	$17,500	115
Andaz San Diego	3/4/2013	53,000	159
Residence Inn Denver City Center	4/17/2013	80,000	228
Westin Galleria Houston	8/22/2013	120,000	487
Westin Oaks Houston at the Galleria	8/22/2013	100,000	406
Andaz Savannah	9/10/2013	43,000	151
Andaz Napa	9/20/2013	72,000	141
Hyatt Regency Santa Clara	9/20/2013	93,000	501

		$578,500	2,188

XENIA HOTELS & RESORTS, INC.

Notes to Condensed Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

September 30, 2014

(unaudited)

The following tables summarize the estimated fair value of the assets acquired and liabilities assumed in our 2013 acquisitions:

2013 Acquisitions
Land	$38,404
Building	468,183
Furniture, fixtures, and equipment	68,023

Total fixed assets	$574,610

Good will	10,960
Net other assets and liabilities	(7,070)

Total	$578,500

The acquired properties are included in our results of operations based on their date of acquisition. The following unaudited pro-forma results of operations reflect these transactions as if each had occurred on January 1, 2012. The pro forma information is not necessarily indicative of the results that actually would have occurred nor does it indicate future operating results.

	Nine months ended
	September 30, 2013	September 30, 2012
Revenues	$546,886	$506,145
Net loss	$(22,424)	$13,829

4. Assets Sold and Discontinued Operations

Assets Sold

During the nine months ended September 30, 2014, the Company sold two lodging properties with 320 rooms for a gross disposition price of $25,850 and received net proceeds of $23,569.

Property	Date	Gross Disposition Price	Rooms
Crown Plaza Charleston	5/30/2014	$13,250	166
DoubleTree Suites Atlanta Galleria	8/28/2014	12,600	154

Total		$25,850	320

XENIA HOTELS & RESORTS, INC.

Notes to Condensed Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

September 30, 2014

(unaudited)

Discontinued Operations

During the nine months ended September 30, 2013, the Company sold three lodging properties with 323 rooms for a gross disposition price of $19,800 and received net proceeds of $11,447.

Property	Date	Gross Disposition Price	Rooms
Baymont Inn—Jacksonville	2/6/2013	$3,500	118
Homewood Suites—Durham	3/21/2013	8,300	96
Fairfield Inn - Ann Arbor	8/15/2013	8,000	109

Total		$19,800	323

The Company classified 52 select service lodging properties as held for sale as of September 30, 2014, and the operations are reflected as discontinued operations on the condensed combined consolidated statements of operations for the nine months ended September 30, 2014 and 2013. These 52 select service lodging properties represent a strategic shift and will also have a major impact on the condensed combined consolidated financial statements.

The Company has presented separately as discontinued operations for the nine months ended September 30, 2014 and 2013 the results of operations for all assets held for sale and disposed assets in the condensed combined consolidated statement of operations. The components of the Company’s discontinued operations are presented below and include the results of operations for the respective periods that the Company owned such assets or was involved with the operations of such ventures during the nine months ended September 30, 2014 and September 30, 2013.

	Nine months ended September 30, 2014	Nine months ended September 30, 2013
Revenues	$190,178	$178,391
Depreciation and amortization expense	36,692	38,155
Other expenses	127,945	118,621

Operating loss from discontinued operations	25,541	21,615

Interest expense and other	(23,729)	(24,936)
Gain on sale of properties, net	—	1,575

Net income (loss) from discontinued operations	$1,812	$(1,746)

Net cash provided by operating activities from the properties classified as held for sale for the nine months ended September 30, 2014 was $45,495 compared to net cash provided by operating activities from such properties of $32,461 for the nine months ended September 30, 2013. Net cash used in investing activities from the properties classified as held for sale for the nine months ended September 30, 2014 was $12,912. There was $3,966 of net cash used in investing activities from such properties for the nine months ended September 30, 2013.

XENIA HOTELS & RESORTS, INC.

Notes to Condensed Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

September 30, 2014

(unaudited)

5. Investment in Partially Owned Entities

Consolidated Entities

During the fourth quarter 2013, the Company entered into two joint ventures to each develop a lodging property. The Company has ownership interests of 75% in each joint venture. These entities are considered variable interest entities (“VIEs”) as defined in FASB ASC 810 because the entities do not have enough equity to finance their activities without additional subordinated financial support. The Company determined that it has the power to direct the activities of the VIEs that most significantly impact the VIEs’ economic performance, as well as the obligation to absorb losses of the VIEs that could potentially be significant to the VIEs or the right to receive benefits from the VIEs that could potentially be significant to the VIEs. As such, the Company has a controlling financial interest and is considered the primary beneficiary of each of these entities. Therefore, these entities are consolidated by the Company.

For these VIEs where the Company is the primary beneficiary, the following are the liabilities of the consolidated VIEs, which are not recourse to the Company, and the assets that can be used only to settle those obligations.

	September 30, 2014	December 31, 2013
Net investment properties	$27,723	$12,390
Other assets	233	—

Total assets	$27,956	$12,390
Mortgages, notes and margins payable	$(13,973)	$(5,749)
Other liabilities	(3,902)	(350)

Total liabilities	$(17,875)	$(6,099)

Net assets	$10,081	$6,291

XENIA HOTELS & RESORTS, INC.

Notes to Condensed Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

September 30, 2014

(unaudited)

Unconsolidated Entity

The entity listed below is owned by the Company and other unaffiliated parties in joint ventures. Net income, distributions and capital transactions for this property is allocated to the Company and its joint venture partners in accordance with its partnership agreements. This entity is not consolidated by the Company and the equity method of accounting is used to account for this investment. Under the equity method of accounting, the net equity investment of the Company and the Company’s share of net income or loss from the unconsolidated entity are reflected in the condensed combined consolidated balance sheets and the condensed combined consolidated statements of operations.

Entity	Description	Ownership %	Investment at September 30, 2014	Investment at December 31, 2013
Unconsolidated entity (a)	Various real estate investments	Various	—	1,736

(a)	On February 21, 2014, the Company purchased its partners’ interest in one joint venture, which resulted in the Company obtaining control of the venture. Therefore, as of September 30, 2014, the Company consolidated this entity, recorded the assets and liabilities of the joint venture at fair value, and recorded a gain of $4,509 on the purchase of this investment. At September 30, 2014, the Company did not have any investments in unconsolidated entities.

For the nine months ended September 30, 2014 and 2013 the Company recorded $0 and $1,004 of impairment in its unconsolidated entities.

Combined Financial Information

The following table presents the combined financial information for the Company’s investment in unconsolidated entities.

Balance as of December 31, 2013
Balance Sheet:
Assets:
Real estate assets, net of accumulated depreciation	$14,400
Other assets	1,352

Total Assets	$15,752

Liabilities and Equity:
Mortgage debt	$12,230
Other liabilities	229
Equity	3,293

Total Liabilities and Equity	$15,752

Company’s share of equity	$1,729
Net excess of cost of investments over the net assets (net of accumulated depreciation of $1)	7

Carrying value of investments in unconsolidated entities	$1,736

XENIA HOTELS & RESORTS, INC.

Notes to Condensed Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

September 30, 2014

(unaudited)

	January 1 - February 20, 2014	Nine months ended September 30, 2013
Statements of Operations:
Revenues	$932	$6,611

Expenses:
Interest expense and loan cost amortization	43	455
Depreciation and amortization	129	1,008
Operating expenses, ground rent and general and administrative expenses	802	4,070
Impairments	—	—
Termination Fee	325	—

Total expenses	1,299	5,533

Net income (loss)	$(367)	$1,078

Company’s share of:
Net income (loss), net of excess basis depreciation of $0 and $33	$(293)	$295

6. Transactions with Related Parties

The following table summarizes the Company’s related party transactions for the nine months ended September 30, 2014 and 2013.

	For the nine months ended
	September 30, 2014	September 30, 2013
General and administrative allocation (a)	$17,899	$7,610
Business management fee (b)	$1,474	$9,334
Loan placement fees (c)	$68	$133

(a)	General and administrative expense includes allocations of costs from certain corporate and shared functions provided to the Company by Inland American. Inland American allocated to the Company a portion of corporate overhead costs incurred by Inland American which is based upon the Company’s percentage share of the average invested assets of Inland American. As Inland American is managing various asset portfolios, the extent of services and benefits a portfolio receives is based on the size of its assets. The Company believes that using average invested assets to allocate costs is a reasonable reflection of the services and other benefits received by the Company and complies with applicable accounting guidance. However, actual costs may have differed from allocated costs if the Company had operated as a standalone entity during such period and those differences may have been material.

(b)

During the nine months ended September 30, 2014 and 2013, Inland American paid an annual business management fee to its external manager, Inland American Business Manager and Advisor, Inc. (the “Business Manager”) based on the average invested assets. The Company was allocated a portion of the business management fee based upon its percentage share of the average invested assets of Inland American for the nine months ended September 30, 2014 and 2013. On March 12, 2014, Inland American entered into a series of agreements and amendments to existing agreements with affiliates of The Inland Group, Inc. pursuant to which Inland American began the process of becoming entirely self-managed (collectively, the “Self-Management Transactions”). In connection with the Self-Management Transactions, Inland American

XENIA HOTELS & RESORTS, INC.

Notes to Condensed Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

September 30, 2014

(unaudited)

agreed with the Business Manager to terminate its management agreement with the Business Manager. The Self-Management Transactions resulted in a final business management fee incurred in January 2014. As a result, the Company will not be allocated a business management fee after January 2014.

(c)	The Company pays a related party of Inland American 0.2% of the principal amount of each loan placed for the Company. Such costs are capitalized as loan fees and amortized over the respective loan term.

7. Debt

Mortgages Payable

Mortgage loans outstanding as of September 30, 2014 and December 31, 2013 were $1,763,128 and $1,726,550 and had a weighted average interest rate of 4.59% and 4.73% per annum, respectively. Of these mortgage loans outstanding at September 30, 2014 and December 31, 2013 approximately $510,405 and $511,598 related to properties held for sale, respectively. Mortgage premium and discount, net was a discount of $2,065 and $2,451 as of September 30, 2014 and December 31, 2013, respectively. Of this mortgage discount, net, a discount of $133 and $51 related to properties held for sale at September 30, 2014 and December 31, 2013, respectively. As of September 30, 2014, scheduled maturities for the Company’s outstanding mortgage indebtedness had various due dates through December 2020, as follows:

	As of September 30, 2014	Weighted average interest rate
2014	$—	—%
2015	271,946	3.18%
2016	474,272	5.37%
2017	198,604	5.18%
2018	474,225	5.73%
Thereafter	344,081	2.70%

Total	$1,763,128	4.59%

It is anticipated that the Company will be able to repay, refinance or extend the maturities and the Company believes it has adequate sources of funds to meet short term cash needs related to these refinancings. Of the total outstanding debt, approximately $62,000 is recourse to the Company, of which $15,344 relates to properties classified as held for sale as of September 30, 2014.

Some of the mortgage loans require compliance with certain covenants, such as debt service ratios, investment restrictions and distribution limitations. As of September 30, 2014, the Company was in compliance with all such covenants.

Unsecured credit facility

In May 2013, Inland American entered into an unsecured credit facility in the aggregate amount of $500,000. The credit facility consists of a $300,000 unsecured revolving line of credit and the total outstanding term loan is $200,000. The unsecured revolving line of credit matures on May 7, 2016 and the unsecured term

XENIA HOTELS & RESORTS, INC.

Notes to Condensed Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

September 30, 2014

(unaudited)

loan matures on May 7, 2017. The unsecured credit facility is subject to a borrowing base consisting of a pool of unencumbered assets. To the extent the Company’s assets were included within the pool of unencumbered assets, the Company was allocated its proportionate share of the unsecured credit facility. The Company’s allocated portion of the unsecured credit facility as of September 30, 2014 and December 31, 2013 were $106,095 and $88,643, respectively. Of the allocated portions at September 30, 2014 and December 31, 2013 approximately $19,296 and $20,975 related to properties held for sale, respectively. As of September 30, 2014, there were no outstanding balances on the revolving line of credit and the interest rate of the unsecured term loan was 1.66%. As of December 31, 2013, the interest rates of the revolving line of credit and unsecured term loan were 1.60% and 1.67%, respectively.

8. Fair Value Measurements

In accordance with FASB ASC 820, Fair Value Measurement and Disclosures, the Company defines fair value based on the price that would be received upon sale of an asset or the exit price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value. The fair value hierarchy consists of three broad levels, which are described below:

•	Level 1—Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

•	Level 2—Observable inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company has estimated the fair value of its financial and non-financial instruments using available market information and valuation methodologies the Company believes to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts that would be realized upon disposition.

XENIA HOTELS & RESORTS, INC.

Notes to Condensed Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

September 30, 2014

(unaudited)

Non-Recurring Measurements

Level 3

The following table summarizes activity for the Company’s assets measured at fair value on a non-recurring basis. The Company recognized impairment charges to reflect the investments at their fair values as of September 30, 2014. The asset group that was reflected at fair value through this evaluation is:

	As of September 30, 2014
	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Total Impairment Losses
Investment properties	$17,900	$4,665

Total	$17,900	$4,665

During the nine months ended September 30, 2014, the Company identified certain properties which may have a reduction in the expected holding period and reviewed the probability of these assets’ dispositions. For those properties impaired during the nine months ended September 30, 2014, the Company estimated fair value using letters of intent and purchase contracts.

For the nine months ended September 30, 2014 and September 30, 2013, the Company recorded an impairment of investment properties of $4,665 and $26,175, respectively.

Financial Instruments not Measured at Fair Value

The table below represents the fair value of financial instruments presented at carrying values in our condensed combined consolidated financial statements as of September 30, 2014 and December 31, 2013.

	September 30, 2014		December 31, 2013
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Mortgages payable	$1,763,128	$1,772,358	$1,726,550	$1,713,871
Unsecured credit facility	$106,095	$106,095	$88,643	$88,643

The Company estimates the fair value of its mortgages payable using a weighted average effective interest rate of 4.83% per annum. The fair value estimate of the unsecured credit facility approximates the carrying value. The assumptions reflect the terms currently available on similar borrowing terms to borrowers with credit profiles similar to the Company’s. The Company has determined that its debt instrument valuations are classified in Level 2 of the fair value hierarchy.

9. Income Taxes

The Company intends to elect to be taxed as, and operate in a manner that will allow the Company to qualify as, a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, for federal income tax purposes. If the Company qualifies for taxation as a REIT, the Company generally will not be

XENIA HOTELS & RESORTS, INC.

Notes to Condensed Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

September 30, 2014

(unaudited)

subject to federal income tax on taxable income that is distributed to stockholders. A REIT is subject to a number of organizational and operational requirements including a requirement that it currently distribute at least 90% of its REIT taxable income (subject to certain adjustments) to its stockholders (the “90% Distribution Test”). If the Company fails to qualify as a REIT in any taxable year, without the benefit of certain relief provisions, the Company will be subject to federal and state income tax on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income.

The Company intends to elect to treat certain of its consolidated subsidiaries, and may in the future elect to treat newly formed subsidiaries, as taxable REIT subsidiaries pursuant to the Internal Revenue Code. Taxable REIT subsidiaries may participate in non-real estate related activities and/or perform non-customary services for tenants and are subject to federal and state income tax at regular corporate tax rates. The Company’s hotels are leased to certain of the Company’s taxable REIT subsidiaries. Lease revenue from these taxable REIT subsidiaries and its wholly-owned subsidiaries is eliminated in consolidation. For the nine months ended September 30, 2014 and 2013, an income tax expense of $5,786 and $6,139 was included on the unaudited condensed combined consolidated statements of operations.

10. Commitments and Contingencies

Certain leases and operating agreements within the lodging segment require the Company to reserve funds relating to replacements and renewals of the hotels’ furniture, fixtures and equipment. As of September 30, 2014 the Company had a balance of $88,129 in reserves for future improvements. This amount is included in restricted cash and escrows on the condensed combined consolidated balance sheet as of September 30, 2014.

The Company is subject, from time to time, to various legal proceedings and claims that arise in the ordinary course of business. While the resolution of these matters cannot be predicted with certainty, management believes, based on currently available information, that the final outcome of such matters will not have a material adverse effect on the financial statements of the Company.

In addition, in connection with the Company’s separation from Inland American, on August 8, 2014, the Company has entered into an Indemnity Agreement with Inland American pursuant to which Inland American has agreed, to the fullest extent allowed by law or government regulation, to absolutely, irrevocably and unconditionally indemnify, defend and hold harmless the Company and its subsidiaries, directors, officers, agents, representatives and employees (in each case, in such person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns from and against all losses, including but not limited to “actions” (as defined in the Indemnity Agreement), arising from: (1) the ongoing non-public, formal, fact-finding investigation by the SEC as described in Inland American’s public filings with the SEC (the “SEC Investigation”); (2) the three related demands (including the Derivative Lawsuit described below) received by Inland American (“Derivative Demands”) from stockholders to conduct investigations regarding claims similar to the matters that are subject to the SEC Investigation and as described in Inland American’s public filings with the SEC; (3) the derivative lawsuit filed on March 21, 2013 on behalf of Inland American by counsel for stockholders who made the first Derivative Demand (the “Derivative Lawsuit”); and (4) the investigation by the Special Litigation Committee of the board of directors of Inland American. In each case, regardless of when or

XENIA HOTELS & RESORTS, INC.

Notes to Condensed Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

September 30, 2014

(unaudited)

where the loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.

While, to the best of its knowledge, Inland American does not presently anticipate the Company or the Company’s subsidiaries, directors, officers, agents, representatives and employees to be made a party to any actions related to the above matters, in connection with the separation of the Company from Inland American, Inland American has determined that it is in the best interests of Inland American to enter into the Indemnity Agreement.

11. Assets and Liabilities Held for Sale

In accordance with GAAP, the Company classifies assets as held for sale when certain criteria are met. Once the criteria are met, the Company suspends depreciation and amortization on the assets held for sale. The assets and liabilities associated with those investment properties that are held for sale are classified separately on the condensed combined balance sheets for all reporting periods and recorded at the lesser of the carrying value or fair value less costs to sell. At September 30, 2014 and December 31, 2013, these assets were recorded at their carrying value. Additionally, the operations for those investment properties classified as held for sale are classified on the condensed combined consolidated statements of operations as discontinued operations for all periods presented.

On September 17, 2014, Inland American entered into a purchase agreement to sell a portfolio of lodging assets, consisting of 52 select service lodging properties with 6,976 rooms in a transaction valued at approximately $1,100,000. The sale closed in a single transaction on November 17, 2014, with net proceeds from the sale resulting in a gain.

XENIA HOTELS & RESORTS, INC.

Notes to Condensed Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

September 30, 2014

(unaudited)

The major classes of assets and liabilities associated with the held for sale assets as of September 30, 2014 and December 31, 2013 are as follows:

	September 30, 2014	December 31, 2013
Land	$173,266	$172,039
Building and other improvements	1,130,500	1,107,058

Total	$1,303,766	$1,279,097
Less accumulated depreciation	(379,752)	(343,070)

Net investment properties	$924,014	$936,027
Accounts and rents receivable	7,837	4,023
Intangible assets, net	195	—
Deferred costs and other assets	5,348	6,866

Total Assets	$937,394	$946,916

Debt	529,568	532,522
Accounts payable and accrued expenses	11,946	3,231
Other liabilities	10,862	10,253

Total Liabilities	$552,376	$546,006

12. Subsequent Events

Subsequent to September 30, 2014:

•	the Company paid $607,393 to retire mortgages related to 49 lodging assets, which includes $476,307 on 40 lodging assets with respect to the sale of 52 select service hotels;

•	the Company refinanced, extended the maturity on and increased four mortgage loans by $40,475; and

•	the Company disposed of one lodging asset for $4,600.

Report of Independent Registered Public Accounting Firm

Director of Xenia Hotels & Resorts, Inc.:

We have audited the accompanying combined consolidated balance sheets of Xenia Hotels & Resorts, Inc. (the Company) and subsidiaries as of December 31, 2013 and 2012, and the related combined consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2013. In connection with our audits of the combined consolidated financial statements, we also have audited the financial statement schedule III. These combined consolidated financial statements and financial statement schedule III are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined consolidated financial statements and financial statement schedule III based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the combined consolidated financial statements, the Company recast the accompanying combined consolidated balance sheets as of December 31, 2013 and 2012, and the related combined consolidated statement of operations for each of the years in the three year period ended December 31, 2013 as a result of the disposal of the 52 select service hotels as discussed in Note 2. Our opinion is not modified with respect to this matter.

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xenia Hotels & Resorts, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule III, when considered in relation to the basic combined consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth herein.

/s/ KPMG LLP

Chicago, Illinois

November 24, 2014

XENIA HOTELS & RESORTS, INC.

Combined Consolidated Balance Sheets

As of December 31, 2013 and 2012

(Dollar amounts in thousands)

	December 31, 2013	December 31, 2012
Assets
Investment properties:
Land	$337,177	$233,154
Building and other improvements	2,538,589	1,742,779
Construction in progress	12,390	1,298

Total	$2,888,156	$1,977,231
Less accumulated depreciation	(376,510)	(311,015)

Net investment properties	$2,511,646	$1,666,216
Cash and cash equivalents	89,169	65,004
Restricted cash and escrows	87,804	65,847
Investment in unconsolidated entities	1,736	4,705
Accounts and rents receivable (net of allowance of $306 and $307)	23,418	17,440
Intangible assets, net	56,461	42,088
Deferred tax asset	5,815	7,500
Other assets	33,693	15,186
Assets held for sale	946,916	994,722

Total assets	$3,756,658	$2,878,708

Liabilities
Debt	$1,280,220	$1,011,421
Accounts payable and accrued expenses	73,366	38,487
Other liabilities	38,811	32,945
Liabilities associated with assets held for sale	546,006	577,878

Total liabilities	$1,938,403	$1,660,731

Commitments and contingencies
Stockholders’ Equity
Preferred stock, $.001 par value	—	—
Common stock, $.001 par value	—	—
Capital contributions	2,190,604	1,540,469
Accumulated distributions in excess of net loss	(373,960)	(322,492)

Total Company stockholders’ equity	$1,816,644	$1,217,977

Noncontrolling interests	1,611	—

Total equity	$1,818,255	$1,217,977

Total liabilities and equity	$3,756,658	$2,878,708

See accompanying notes to the combined consolidated historical financial statements.

XENIA HOTELS & RESORTS, INC.

Combined Consolidated Statements of Operations

For the twelve months ended December 31, 2013, 2012 and 2011

(Dollar amounts in thousands)

	Year End December 31, 2013	Year End December 31, 2012	Year End December 31, 2011
Revenues:
Room revenues	$443,267	$323,959	$224,561
Food and beverage revenues	168,368	116,260	65,002
Other revenues	40,236	26,661	15,685

Total revenues	$651,871	$466,880	$305,248

Expenses:
Room expenses	96,444	70,165	48,218
Food and beverage expenses	114,011	78,080	45,421
Other direct expenses	24,542	17,401	9,138
Other indirect expenses	157,385	117,355	75,545
Management fees	37,683	26,827	18,663

Total hotel operating expenses	430,065	309,828	196,985
Depreciation and amortization	104,229	89,629	68,600
Real estate taxes, personal property taxes and insurance	27,548	22,382	14,403
General and administrative expenses	14,151	9,008	6,997
Business management fees	12,743	10,812	9,996
Acquisition transaction costs	2,275	751	649
Provision for asset impairments	49,145	—	—

Total expenses	$640,156	$442,410	$297,630

Operating income	$11,715	$24,470	$7,618

Loss on sale of investment properties	—	(589)	—
Other income (loss)	(1,113)	798	988
Interest expense	(52,792)	(45,061)	(28,885)
Equity in earnings (loss) and gain (loss) and (impairment) of investment in unconsolidated entities, net	(33)	(3,719)	60

Loss before income taxes	$(42,223)	$(24,101)	$(20,219)

Income tax (expense) benefit	(3,043)	(5,718)	3,207

Net loss from continuing operations	$(45,266)	$(29,819)	$(17,012)

Net loss from discontinued operations	(6,202)	(10,638)	(97,293)

Net loss	$(51,468)	$(40,457)	$(114,305)

Less: Net income attributable to noncontrolling interests	—	(5,689)	(288)

Net loss attributable to Company	$(51,468)	$(46,146)	$(114,593)

See accompanying notes to the combined consolidated historical financial statements.

XENIA HOTELS & RESORTS, INC.

Combined Consolidated Statements of Changes in Equity

For the twelve months ended December 31, 2013, 2012 and 2011

(Dollar amounts in thousands)

	Capital Contributions (Distributions)	Accumulated Deficit	Non- controlling Interests	Total
Balance at January 1, 2011	$1,567,154	$(161,753)	$2,674	$1,408,075
Net income (loss)	—	(114,593)	288	(114,305)
Distributions to Inland American	(907,031)	—	—	(907,031)
Contribution from Inland American	864,180	—	—	864,180
Distributions to noncontrolling interest	—	—	(3,248)	(3,248)

Balance at December 31, 2011	$1,524,303	$(276,346)	$(286)	$1,247,671

Balance at January 1, 2012	$1,524,303	$(276,346)	$(286)	$1,247,671
Net income (loss)	—	(46,146)	5,689	(40,457)
Distributions to Inland American	(1,231,349)	—	—	(1,231,349)
Contribution from Inland American	1,247,515	—	—	1,247,515
Distributions to noncontrolling interest	—	—	(3,806)	(3,806)
Disposal of noncontrolling interest	—	—	(1,597)	(1,597)

Balance at December 31, 2012	$1,540,469	$(322,492)	$—	$1,217,977

Balance at January 1, 2013	$1,540,469	$(322,492)	$—	$1,217,977
Net loss	—	(51,468)	—	(51,468)
Distributions to Inland American	(1,621,111)	—	—	(1,621,111)
Contribution from Inland American	2,271,246	—	—	2,271,246
Contributions from noncontrolling interests, net	—	—	1,611	1,611

Balance at December 31, 2013	$2,190,604	$(373,960)	$1,611	$1,818,255

See accompanying notes to the combined consolidated historical financial statements.

XENIA HOTELS & RESORTS, INC.

Combined Consolidated Statements of Cash Flows

For the years ended December 31, 2013, 2012 and 2011

(Dollar amounts in thousands)

	December 31, 2013	December 31, 2012	December 31, 2011
Cash flows from operating activities:
Net loss	$(51,468)	$(40,457)	$(114,305)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	154,861	155,777	146,019
Amortization of debt premiums, discounts, and financing costs	4,360	4,276	4,322
Loss (gain) on extinguishment of debt	20	(4,178)	(2,660)
Gain on sale of property, net	(1,564)	(6,367)	(54)
Provision for asset impairment	49,145	6,224	69,894
Equity in earnings (loss) and gain (loss) and (impairment) of investment in unconsolidated entities, net	33	3,718	(3)
Distributions from unconsolidated entities	451	666	—
Other non-cash adjustments	(45)	—	66
Changes in assets and liabilities:
Accounts and rents receivable	(6,831)	(6,768)	(3,520)
Deferred costs and other assets	2,260	7,294	61
Accounts payable and accrued expenses	27,481	8,009	12,239
Other (assets) liabilities	1,965	4,805	1,176

Net cash flows provided by operating activities	$180,668	$132,999	$113,235

Cash flows from investing activities:
Purchase of investment properties	(942,945)	(270,574)	(167,372)
Acquired goodwill	(12,534)	(27,631)	—
Capital expenditures and tenant improvements	(49,782)	(65,184)	(54,645)
Investment in development projects	(11,949)	—	—
Proceeds from sale of investment properties	11,435	86,413	35,382
Proceeds from the sale of and return of capital from unconsolidated entities	2,366	6,405	—
Distributions from unconsolidated entities	122	1,084	—
Contributions from unconsolidated entities	—	(146)	—
Payment of leasing fees and franchise fees	(82)	—	(214)
Payments from notes receivable	—	26	2,139
Payoff of notes receivable	1,600	—	—
Restricted escrows	(16,544)	(674)	(7,371)
Other liabilities (assets)	(7,328)	(749)	—

Net cash flows used in investing activities	$(1,025,641)	$(271,030)	$(192,081)

Cash flows from financing activities:
Distribution to Inland American	(1,621,111)	(1,231,349)	(907,031)
Contribution from Inland American	2,359,889	1,247,515	864,180
Proceeds from mortgage debt and notes payable	352,249	307,557	254,223
Payoffs of mortgage debt	(197,247)	(145,197)	(110,601)
Principal payments of mortgage debt	(12,481)	(7,972)	(5,765)
Payment of loan fees and deposits	(3,772)	(6,130)	(1,211)
Distributions paid to noncontrolling interests	—	(3,806)	(3,248)
Contributions from noncontrolling interests	1,611	—	—
Payments for contingent consideration	(10,000)	—	—
Disposal of noncontrolling interests	—	(1,597)	—

Net cash flows provided by financing activities	$869,138	$159,021	$90,547

Net increase in cash and cash equivalents	24,165	20,990	11,701
Cash and cash equivalents, at beginning of year	65,004	44,014	32,313

Cash and cash equivalents, at end of year	$89,169	$65,004	$44,014

See accompanying notes to the combined consolidated historical financial statements.

XENIA HOTELS & RESORTS, INC.

Combined Consolidated Statements of Cash Flows

Supplemental Cash Flow

For the years ended December 31, 2013, 2012 and 2011

(Dollar amounts in thousands)

	December 31, 2013	December 31, 2012	December 31, 2011
Supplemental disclosure of cash flow information:
Purchase of investment properties	$(958,731)	$(494,375)	$(167,372)
Assumption of mortgage debt at acquisition	15,084	232,017	—
Non-cash discount on assumption of mortgage debt at acquisition	702	(3,311)	—
Assumption of lender held escrows	—	(4,905)	—

	$(942,945)	$(270,574)	$(167,372)

Cash paid for interest	$80,461	$78,458	$65,661
Supplemental schedule of non-cash investing and financing activities:
Property surrendered in exchange for extinguishment of debt	—	4,178	3,333
Allocation from Inland American unsecured credit facility	88,643	—	—
Mortgage assumed by buyer upon disposal of property	7,683	44,159	—

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

1. Organization

Inland American Real Estate Trust, Inc. (“Inland American”) was formed on October 4, 2004 to acquire and manage a diversified portfolio of commercial real estate, primarily retail, lodging, office, industrial, and multi-family (both conventional and student housing) properties, located in the United States. Xenia Hotels & Resorts, Inc. (the “Company”) is a wholly-owned subsidiary of Inland American that invests primarily in premium full service, lifestyle and select service hotels.

The accompanying combined consolidated financial statements include the accounts of the Company, as well as all wholly owned subsidiaries, consolidated joint venture investments, and taxable real estate investment trust subsidiaries (“TRS”). Wholly owned subsidiaries generally consist of limited liability companies (LLCs) and limited partnerships (LPs). The effects of all significant intercompany transactions have been eliminated.

Each property is owned by a separate legal entity which maintains its own books and financial records and each entity’s assets are not available to satisfy the liabilities of other affiliated entities, except as otherwise disclosed in Debt Note 8.

As of December 31, 2013, the Company owned 99 lodging properties with 19,337 rooms. As of December 31, 2012, the Company owned 88 lodging properties with 16,345 rooms. As of December 31, 2011, the Company owned 95 lodging properties with 15,597 rooms. As of December 31, 2013, 2012 and 2011, the Company classified 51 hotels with 6,865 rooms as held for sale which are included in the property and room count above.

2. Summary of Significant Accounting Policies

The accompanying combined consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Basis of Presentation

The accompanying historical combined consolidated financial statements of the Company have been “carved out” of Inland American’s consolidated financial statements and reflect significant assumptions and allocations. The combined consolidated financial statements reflect the operations of the Company and include allocations of costs from certain corporate and shared functions provided to the Company by Inland American, as well as costs associated with participation by certain of the Company’s executives in Inland American’s benefit plans. Corporate costs directly associated with the Company’s principal executive offices, personnel and other administrative costs are reflected as general and administrative expense on the combined consolidated financial statements. Additionally, Inland American allocated to the Company a portion of corporate overhead costs incurred by Inland American based upon the Company’s percentage share of the average invested assets of Inland American and which is reflected in general and administrative expense. As Inland American is managing various asset portfolios, the extent of services and benefits a portfolio receives is based on the size of its assets. Therefore, using average invested assets to allocate costs is a reasonable reflection of the services and other benefits received by us and complies with applicable accounting guidance. However, actual costs may have differed from allocated costs if the Company had operated as a standalone entity during such period and those differences may have been material.

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

Revenue Recognition

Revenue consists of amounts derived from hotel operations, including the sales of rooms, food and beverage and other ancillary amenities. Revenue is recognized when rooms are occupied and services have been rendered. Cash received prior to guest arrival is recorded as an advance from the guest and recognized as revenue at the time of occupancy. Sales, use, occupancy, and similar taxes are collected and presented on a net basis (excluded from revenues) in the accompanying combined consolidated statements of operations. For retail operations, revenue is recognized on a straight-line basis over the lives of the retail leases. These revenue sources are affected by conditions impacting the travel and hospitality industry as well as competition from other hotels and businesses in similar markets.

Consolidation

The Company evaluates its investments in limited liability companies and partnerships to determine whether such entities may be a variable interest entity (“VIE”). If the entity is a VIE, the determination of whether the Company is the primary beneficiary must be made. The primary beneficiary determination is based on a qualitative assessment as to whether the entity has (i) power to direct significant activities of the VIE and (ii) an obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. The Company will consolidate a VIE if it is deemed to be the primary beneficiary, as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation. The equity method of accounting is applied to entities in which the Company is not the primary beneficiary as defined in FASB ASC 810, or the entity is not a VIE and the Company does not have effective control, but can exercise influence over the entity with respect to its operations and major decisions.

Reclassifications and Revisions

Certain reclassifications have been made to the combined consolidated statements of operations for the years ended December 31, 2013, 2012 and 2011 to disaggregate real estate taxes, personal property taxes, and insurance and acquisition transaction costs. Additionally, the combined consolidated statement of cash flows for the year ended December 31, 2012 was revised to adjust cash received from an asset disposal out of operating activities and into investing activities. The impact of the revision was not material to the Company’s combined consolidated financial statements for the year ended December 31, 2012.

Certain reclassifications have been made to the 2013 combined consolidated financial statements to conform to the 2014 presentations. The reclasses primarily represent reclassifications of revenue and expenses to discontinued operations on the combined consolidated statements of operations for the twelve months ended December 31, 2013, 2012 and 2011, and reclassifications of assets and liabilities to held for sale on the combined consolidated balance sheets as of December 31, 2013 and 2012.

Capitalization and Depreciation

Real estate is reflected at cost less accumulated depreciation. Ordinary repairs and maintenance are expensed as incurred.

Depreciation expense is computed using the straight line method. Building and other improvements are depreciated based upon estimated useful lives of 30 years for building and improvements and 5-15 years for furniture, fixtures and equipment and site improvements.

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

Loan fees are amortized on a straight-line basis, which approximates the effective interest method, over the life of the related loan as a component of interest expense.

Direct and indirect costs that are clearly related to the construction and improvements of investment properties are capitalized. Costs incurred for property taxes and insurance are capitalized during periods in which activities necessary to get the property ready for its intended use are in progress. Interest costs are also capitalized during such periods. Additionally, the Company treats investments accounted for by the equity method as assets qualifying for interest capitalization provided (1) the investee has activities in progress necessary to commence its planned principal operations and (2) the investee’s activities include the use of such funds to acquire qualifying assets.

Investment Properties Held for Sale

In determining whether to classify an investment property as held for sale, the Company considers whether: (i) management has committed to a plan to sell the investment property; (ii) the investment property is available for immediate sale, in its present condition; (iii) the Company has initiated a program to locate a buyer; (iv) the Company believes that the sale of the investment property is probable; (v) the Company has received a significant non-refundable deposit for the purchase of the property; (vi) the Company is actively marketing the investment property for sale at a price that is reasonable in relation to its fair value; and (vii) actions required for the Company to complete the plan indicate that it is unlikely that any significant changes will be made to the plan.

If all of the above criteria are met, the Company classifies the investment property as held for sale. On the day that these criteria are met, the Company suspends depreciation on the investment properties held for sale, including depreciation for tenant improvements and additions, as well as on the amortization of acquired in-place leases. The investment properties and liabilities associated with those investment properties that are held for sale are classified separately on the combined consolidated balance sheets and recorded at the lesser of the carrying value or fair value less costs to sell. Additionally, the operations for the periods presented are classified on the combined consolidated statements of operations as discontinued operations for all periods presented.

Disposition of Real Estate

The Company accounts for dispositions in accordance with FASB ASC 360-20, Real Estate Sales. The Company recognizes gain in full when real estate is sold, provided (a) the profit is determinable, that is, the collectability of the sales price is reasonably assured or the amount that will not be collectible can be estimated, and (b) the earnings process is virtually complete, that is, the seller is not obliged to perform significant activities after the sale to earn the profit. The Company records the transaction as discontinued operations for all periods presented in accordance with FASB ASC 205-20, Presentation of Financial Statements–Discontinued Operations.

Impairment

The Company assesses the carrying values of the respective long-lived assets, whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable, such as a reduction in the expected holding period of the asset. If it is determined that the carrying value is not recoverable

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

because the undiscounted cash flows do not exceed carrying value, the Company records an impairment loss to the extent that the carrying value exceeds fair value. The valuation and possible subsequent impairment of investment properties is a significant estimate that can and does change based on our continuous process of analyzing each property and reviewing assumptions about uncertain inherent factors, as well as the economic condition of the property at a particular point in time.

The use of projected future cash flows and related holding period is based on assumptions that are consistent with the estimates of future expectations and the strategic plan the Company uses to manage its underlying business. However assumptions and estimates about future cash flows and capitalization rates are complex and subjective. Changes in economic and operating conditions and the Company’s ultimate investment intent that occur subsequent to the impairment analyses could impact these assumptions and result in future impairment charges of the real estate properties.

On a periodic basis, management assesses whether there are any indicators that the carrying value of the Company’s investments in unconsolidated entities may be other than temporarily impaired. To the extent impairment has occurred, the loss is measured as the excess of the carrying value of the investment over the fair value of the investment. The fair value of the underlying investment includes a review of expected cash flows to be received from the investee.

Acquisition of Real Estate

The Company allocates the purchase price of each acquired business (as defined in the accounting guidance related to business combinations, Accounting Standards Codification 805—Business Combinations) between tangible and intangible assets at full fair value at the date of the transaction. Such tangible and intangible assets include land, building and improvements, acquired above market and below market leases, in-place lease value, customer relationships, and any assumed financing that is determined to be above or below market terms. Any additional amounts are allocated to goodwill as required, based on the remaining purchase price in excess of the fair value of the tangible and intangible assets acquired and liabilities assumed. The allocation of the purchase price is an area that requires judgment and significant estimates.

The Company engages a third party to assist in the allocation of the purchase price to land, building, and other assets as stated above. The Company determines whether any financing assumed is above or below market based upon comparison to similar financing terms for similar investment properties. The Company allocates a portion of the purchase price to the estimated acquired in-place lease costs based on estimated lease execution costs for similar leases as well as lost rent payments during assumed lease up period when calculating as if vacant fair values. The Company also evaluates each acquired lease based upon current market rates at the acquisition date and considers various factors including geographical location, size and location of leased space within the investment property, tenant profile, and the credit risk of the tenant in determining whether the acquired lease is above or below market lease costs. After an acquired lease is determined to be above or below market, the Company allocates a portion of the purchase price to such above or below acquired lease costs based upon the present value of the difference between the contractual lease rate and the estimated market rate. For below market leases with fixed rate renewals, renewal periods are included in the calculation of below market in-place lease values. The determination of the discount rate used in the present value calculation is based upon the “risk free rate” and current interest rates. This discount rate is a significant factor in determining the market valuation which requires judgment of subjective factors such as market knowledge, economics, demographics, location, visibility, age and physical condition of the property.

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

The Company expenses acquisition costs of all transactions as incurred. All costs related to finding, analyzing and negotiating a transaction are expensed as incurred as a general and administrative expense, whether or not the acquisition is completed.

Cash and Cash Equivalents

The Company considers all demand deposits, money market accounts and investments in certificates of deposit and repurchase agreements purchased with a maturity of three months or less, at the date of purchase, to be cash equivalents. The Company maintains its cash and cash equivalents at financial institutions. The combined account balances at one or more institutions periodically exceed the Federal Depository Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company believes that the risk is not significant, as the Company does not anticipate the financial institutions’ non-performance.

Restricted Cash and Escrows

Restricted escrows primarily consist of cash held in escrow comprised of lenders’ restricted escrows of $13,595 and $15,806, and lodging furniture, fixtures and equipment reserves of $71,458 and $50,041 as of December 31, 2013 and 2012, respectively. As of December 31, 2013 and 2012, the restricted cash balance was $2,751 and $0, respectively.

Goodwill

The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed was recorded as goodwill. Goodwill has been recognized and allocated to specific properties in our lodging segment since each individual hotel property is an operating segment and considered a reporting unit. The Company tests goodwill for impairment annually or more frequently if events or changes in circumstances indicate impairment.

In accordance with FASB ASC 350, Intangibles—Goodwill and Other, the Company tested goodwill for impairment by making a qualitative assessment of whether it is more likely than not the reporting unit’s fair value is less than its carrying amount before application of the two-step goodwill impairment test. The two-step goodwill test was not performed for those assets where it was concluded that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount. For those reporting units where this was not the case, the two step procedure detailed below was followed in order to determine goodwill impairment.

In the first step, the Company compared the estimated fair value of each property with goodwill to the carrying value of the property’s assets, including goodwill. The fair value is based on estimated future cash flow projections that utilize discount and capitalization rates, which are generally unobservable in the market place (Level 3 inputs), but approximate the inputs the Company believes would be utilized by market participants in assessing fair value. The estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions. If the carrying amount of the property’s assets, including goodwill, exceeds its estimated fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. In this second step, if the implied fair value of goodwill is less than the carrying amount of goodwill, an impairment charge is recorded in an amount equal to that excess. The Company tested goodwill for impairment as of December 31, 2013, 2012 and 2011 resulting in no goodwill impairment recorded as of December 31, 2013, 2012 and 2011.

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

Income Taxes

The Company intends to elect to be taxed as, and operate in a manner that will allow the Company to qualify as, a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, for federal income tax purposes. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax on taxable income that is distributed to stockholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distributes at least 90% of its REIT taxable income (subject to certain adjustments) to its stockholders (the “90% Distribution Requirement”). If the Company fails to qualify as a REIT in any taxable year, without the benefit of certain relief provisions, the Company will be subject to federal and state income tax on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income.

The Company intends to elect to treat certain of its consolidated subsidiaries, and may in the future elect to treat newly formed subsidiaries, as taxable REIT subsidiaries pursuant to the Internal Revenue Code. Taxable REIT subsidiaries may participate in non-real estate related activities and/or perform non-customary services for tenants and are subject to federal and state income tax at regular corporate tax rates. The Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. In addition, the Company’s analysis in determining the deferred tax asset valuation allowance involves management judgment and assumptions.

Income tax expense in the combined consolidated financial statements was calculated on a “carve-out” basis from Inland American.

Discontinued Operations

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which includes amendments that change the requirements for reporting discontinued operations and require additional disclosures about discontinued operations. Under the new guidance, only disposals representing a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, the ASU 2014-08 expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. ASU 2014-08 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2014. The Company has elected to early adopt ASU 2014-08, effective January 1, 2014.

On September 17, 2014, Inland American classified 52 select service hotels consisting of 6,976 rooms as held for sale on the condensed combined balance sheets as of December 31, 2013 and 2012. The sale of these assets represents a strategic shift and will have a major impact on the financial statements. The operations of these 52 select service hotels are reflected as discontinued operations on the condensed combined consolidated statements of operations for the twelve months ended December 31, 2013, 2012 and 2011.

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

3. Acquired Properties

During 2013, the Company acquired fourteen lodging properties for a purchase price of $963,250. The Company records identifiable assets, liabilities, and goodwill acquired in a business combination at fair value. For properties acquired during the year ended December 31, 2013, the Company recorded revenue of $96,480 and net income of $9,788, not including related expensed acquisition costs in 2013. During the year ended December 31, 2013, the Company incurred $2,275 in acquisition costs. The following is a summary of acquisitions for the twelve months ended December 31, 2013:

Property	Date	Purchase Price	Rooms (unaudited)
Bohemian Hotel Celebration, an Autograph Collection Hotel	2/7/2013	$17,500	115
Andaz San Diego	3/4/2013	53,000	159
Residence Inn Denver City Center	4/17/2013	80,000	228
Westin Galleria Houston	8/22/2013	120,000	487
Westin Oaks Houston at the Galleria	8/22/2013	100,000	406
Andaz Savannah	9/10/2013	43,000	151
Andaz Napa	9/20/2013	72,000	141
Hyatt Regency Santa Clara	9/20/2013	93,000	501
Loews New Orleans Hotel	10/11/2013	74,500	285
Lorien Hotel & Spa	10/24/2013	45,250	107
Hotel Monaco Chicago	11/1/2013	56,000	191
Hotel Monaco Denver	11/1/2013	75,000	189
Hotel Monaco Salt Lake City	11/1/2013	58,000	225
Hyatt Key West Resort & Spa	11/15/2013	76,000	118

		$963,250	3,303

The following tables summarize the estimated fair value of the assets acquired and liabilities assumed in our 2013 acquisitions:

2013 Acquisitions
Land	$109,859
Building	735,133
Furniture, fixtures, and equipment	113,520

Total fixed assets	$958,512

Goodwill	10,960
Net other assets and liabilities	(6,222)

Total	$963,250

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

The acquired properties are included in our results of operations based on their date of acquisition. The following unaudited pro-forma results of operations reflect these transactions as if each had occurred on January 1, 2012. The pro forma information is not necessarily indicative of the results that actually would have occurred nor does it indicate future operating results.

	(unaudited) Year Ended December 31, 2013	(unaudited) Year Ended December 31, 2012
Revenues	$839,070	$751,960
Net loss attributable to Company	$(35,016)	$(6,740)

During 2012, the Company acquired seven lodging properties for a purchase price of $515,100. The Company records identifiable assets, liabilities, and goodwill acquired in a business combination at fair value. For properties acquired during the year ended December 31, 2012, the Company recorded revenue of $113,351 and net income of $3,363, not including related expensed acquisition costs in 2012. During the year ended December 31, 2012, the Company incurred $751 in acquisition costs. The following is a summary of acquisitions for the twelve months ended December 31, 2012:

Property	Date	Purchase Price	Rooms (unaudited)
Marriott San Francisco Airport Waterfront	3/23/2012	$108,000	685
Hilton St. Louis Downtown at the Arch	3/23/2012	22,600	195
Renaissance Arboretum Austin Hotel	3/23/2012	103,000	492
Renaissance Atlanta Waverly Hotel & Convention Center	3/23/2012	97,000	521
Marriott Griffin Gate Resort & Spa	3/23/2012	62,500	409
Bohemian Hotel Savannah Riverfront, an Autograph Collection Hotel	8/9/2012	45,000	75
Grand Bohemian Hotel Orlando, an Autograph Collection Hotel	12/27/2012	77,000	247

		$515,100	2,624

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed in our 2012 acquisitions:

2012 Acquisitions
Land	$73,890
Building	384,829
Furniture, fixtures, and equipment	39,573

Total fixed assets	$498,292

Goodwill	23,435
Net other assets and liabilities	(6,627)

Total	$515,100

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

The acquired properties are included in our results of operations based on their date of acquisition. The following unaudited pro-forma results of operations reflect these transactions as if each had occurred on January 1, 2011. The pro forma information is not necessarily indicative of the results that actually would have occurred nor does it indicate future operating results.

	(unaudited) Year Ended December 31, 2012	(unaudited) Year Ended December 31, 2011
Revenues	$528,903	$480,235
Net loss attributable to Company	$(43,678)	$(108,934)

During 2011, the Company acquired three lodging properties for a purchase price of $166,500. The Company records identifiable assets, liabilities, and goodwill acquired in a business combination at fair value. For properties acquired during the year ended December 31, 2011, the Company recorded revenue of $34,684 and net operating income of $2,792, not including related expensed acquisition costs in 2011. During the year ended December 31, 2011, the Company incurred $649 in acquisition costs. The following is a summary of acquisitions for the twelve months ended December 31, 2011:

Property	Date	Purchase Price	Rooms (unaudited)
Marriott Charleston Town Center	2/25/2011	$25,500	352
Fairmont Dallas	8/1/2011	69,000	545
Marriott Napa Valley Hotel & Spa	8/26/2011	72,000	275

		$166,500	1,172

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed in our 2011 acquisitions:

2011 Acquisitions
Land	$23,500
Building	123,689
Furniture, fixtures, and equipment	19,311

Total fixed assets	$166,500

The acquired properties are included in our results of operations based on their date of acquisition. The following unaudited pro-forma results of operations reflect these transactions as if each had occurred on January 1, 2010. The pro forma information is not necessarily indicative of the results that actually would have occurred nor does it indicate future operating results.

	(unaudited) Year Ended December 31, 2011	(unaudited) Year Ended December 31, 2010
Revenues	$338,889	$299,217
Net loss attributable to Company	$(111,209)	$(82,064)

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

4. Discontinued Operations

The Company sold three lodging properties for a gross disposition price of $19,800 during the year ended December 31, 2013.

Property	Date	Gross Disposition Price	Rooms (unaudited)
Baymont Inn—Jacksonville	02/2013	$3,500	118
Homewood Suites—Durham	03/2013	8,300	96
Fairfield Inn-Ann Arbor	08/2013	8,000	109

		$19,800	323

The Company sold thirteen lodging properties for a gross disposition price of $131,500 during the year ended December 31, 2012.

Property	Date	Gross Disposition Price	Rooms (unaudited)
Hilton Garden Inn—Akron	07/2012	$15,500	121
Lodging portfolio—12 properties	09/2012	116,000	1,643

Total		$131,500	1,764

The Company sold six lodging properties for a gross disposition price of $35,300 during the year ended December 31, 2011.

Property	Date	Gross Disposition Price	Rooms (unaudited)
Residence Inn—Phoenix	06/2011	$5,100	168
Towne Place Suites—5 properties	09/2011	30,200	571

Total		$35,300	739

The Company has presented separately as discontinued operations in all periods the results of operations for all disposed and held for sale assets in combined consolidated operations. The components of the Company’s discontinued operations are presented below and include the results of operations for the respective periods that the Company owned such assets or was involved with the operations of such ventures during the years ended December 31, 2013, 2012 and 2011.

	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Revenues	$232,521	$266,594	$282,309
Depreciation and amortization expense	50,614	66,335	77,383
Other expenses	156,751	178,289	193,033
Provision for asset impairment	—	6,224	69,793

Operating income from discontinued operations	25,156	15,746	(57,900)

Interest expense and other	(32,922)	(37,579)	(42,184)
Gain on sale of properties, net	1,564	6,985	(543)
Gain (loss) on extinguishment of debt	—	4,239	2,972
Gain (loss) on transfer of assets	—	(29)	362

Net loss from discontinued operations	$(6,202)	$(10,638)	$(97,293)

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

For the years ended December 31, 2013, 2012 and 2011, the Company had proceeds from the sale of investment properties of $11,435, $86,413, and $35,382, respectively.

The Company classified 52 select service lodging properties as held for sale as of December 31, 2013 and 2012, and the operations are reflected as discontinued operations on the consolidated statements of operations for the twelve months ended December 31, 2013, 2012 and 2011. These 52 select service lodging properties represent a strategic shift and will also have a major impact on the combined consolidated financial statements.

Net cash provided by operating activities from the properties classified as held for sale for the years ended December 31, 2013, 2012 and 2011 were $41,162, $36,946 and $43,110, respectively. Net cash used in investing activities from the properties classified as held for sale for the years ended December 31, 2013, 2012 and 2011 were $6,022, $17,625 and $20,926, respectively.

5. Investment in Partially Owned Entities

Consolidated Entities

During the fourth quarter 2013, the Company entered into two joint ventures to each develop a lodging property. The Company has ownership interests of 75% in each joint venture. These entities are considered VIEs as defined in FASB ASC 810 because the entities do not have enough equity to finance its activities without additional subordinated financial support. The Company determined that it has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, as well as the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. As such, the Company has a controlling financial interest and is considered the primary beneficiary of each of these entities. Therefore, these entities are consolidated by the Company.

For these VIEs where the Company is the primary beneficiary, the following are the liabilities of the consolidated VIEs, which are not recourse to the Company, and the assets that can be used only to settle those obligations. There were no VIEs at December 31, 2012 and 2011.

December 31, 2013
Net investment properties	$12,390
Other assets	—

Total assets	$12,390
Mortgages, notes and margins payable	$(5,749)
Other liabilities	(350)

Total liabilities	$(6,099)

Net assets	$6,291

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

Unconsolidated Entities

The entities listed below are owned by the Company and other unaffiliated parties in joint ventures. Net income, distributions and capital transactions for these properties are allocated to the Company and its joint venture partners in accordance with the respective partnership agreements. These entities are not consolidated by the Company and the equity method of accounting is used to account for these investments. Under the equity method of accounting, the net equity investment of the Company and the Company’s share of net income or loss from the unconsolidated entity are reflected in the combined consolidated balance sheets and the combined consolidated statements of operations.

Entity	Description	Ownership %	Investment at Dec. 31, 2013	Investment at Dec. 31, 2012
Unconsolidated entities (a)	Various real estate investments	Various	1,736	4,705

(a)	As of December 31, 2013, the Company recorded an impairment of $1,003 on a lodging joint venture and a gain of $487 on the sale of three lodging joint ventures. Gains and impairments of unconsolidated joint ventures are included in equity in earnings/loss, and gain, loss and impairment of investment in unconsolidated entities, net, on the combined consolidated statement of operations.

In total, the Company recorded an impairment of $1,003, $2,465 and $67 related to one of its unconsolidated entities for the years ended December 31, 2013, 2012 and 2011, respectively.

Combined Financial Information

The following table presents the combined financial information for the Company’s investment in unconsolidated entities.

	Balance as of December 31, 2013	Balance as of December 31, 2012
Balance Sheets:
Assets:
Real estate assets, net of accumulated depreciation	$14,400	$31,681
Other assets	1,352	3,042

Total Assets	$15,752	$34,723

Liabilities and Equity:
Mortgage debt	$12,230	$25,386
Other liabilities	229	1,619
Equity	3,293	7,718

Total Liabilities and Equity	$15,752	$34,723

Company’s share of equity	$1,729	$3,954
Net excess of cost of investments over net assets (net of accumulated depreciation of $1 and $774, respectively)	7	751

Carrying value of investments in unconsolidated entities	$1,736	$4,705

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

	For the years ended
	December 31, 2013	December 31, 2012	December 31, 2011
Statements of Operations:
Revenues	$7,950	$16,083	$14,954

Expenses:
Interest expense and loan cost amortization	636	2,030	1,538
Depreciation and amortization	1,127	2,746	2,767
Operating expenses, ground rent and general and administrative expenses	4,905	10,731	10,446

Total expenses	6,668	15,507	14,751

Net income	$1,282	$576	$203

Company’s share of:
Net income, net of excess basis depreciation of $33, $340 and $340	$484	$147	$6

The unconsolidated entities had total third party mortgage debt of $12,230 at December 31, 2013, the entirety of which matures in 2014. Of the total outstanding debt, none is recourse to the Company. It is anticipated that the joint ventures will be able to repay or refinance all of their debt on a timely basis.

6. Transactions with Related Parties

The following table summarizes the Company’s related party transactions for the years ended December 31, 2013, 2012 and 2011.

	For the years ended
	December 31, 2013	December 31, 2012	December 31, 2011
General and administrative allocation (a)	$11,658	$7,096	$5,559
Business management fee (b)	12,743	10,812	9,996
Loan placement fees (c)	208	716	359

(a)	General and administrative expense includes allocations of costs from certain corporate and shared functions provided to the Company by Inland American. Inland American allocated to the Company a portion of corporate overhead costs incurred by Inland American which is based upon the Company’s percentage share of the average invested assets of lnland American. As Inland American is managing various asset portfolios. the extent of services and benefits a portfolio receives is based on the size of its assets. The Company believes that using average invested assets to allocate costs is a reasonable reflection of the services and other benefits received by the Company and complies with applicable accounting guidance. However. actual costs may have differed from allocated costs if the Company had operated as a standalone entity during such period and those differences may have been material.

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

(b)	During the years ended December 31, 2013, 2012 and 2011, Inland American paid an annual business management fee to its external manager, Inland American Business Manager and Advisor, Inc. (the “Business Manager”) based on the average invested assets. The Company was allocated a portion of the business management fee based upon its percentage share of the average invested assets of Inland American for the years ended December 31, 2013, 2012 and 2011.

(c)	The Company pays a related party of Inland American 0.2% of the principal amount of each loan placed for the Company. Such costs are capitalized as loan fees and amortized over the respective loan term.

7. Intangible Assets and Goodwill

The following table summarizes the Company’s identified intangible assets, intangible liabilities and goodwill as of December 31, 2013 and 2012.

	Balance as of December 31, 2013	Balance as of December 31, 2012
Intangible assets:
Acquired in-place lease	$522	$—
Acquired above market lease	95	—
Acquired below market ground lease	10,536	10,536
Advance bookings	13,666	8,410
Accumulated amortization	(10,471)	(8,054)

Net intangible assets	14,348	10,892
Goodwill	42,113	31,196

Total intangible assets, net	$56,461	$42,088

Intangible liabilities:
Acquired below market lease	$(4,258)	$—
Acquired above market ground lease	(5,839)	(5,840)
Accumulated amortization	1,130	944

Net intangible liabilities	$(8,967)	$(4,896)

The portion of the purchase price allocated to acquired above market lease costs and acquired below market lease costs are amortized on a straight line basis over the life of the related lease, including the respective renewal period for below market lease costs with fixed rate renewals, as an adjustment to rental income. Amortization pertaining to the above market lease costs was applied as a reduction to rental income. Amortization pertaining to the below market lease costs was applied as an increase to rental income. The portion of the purchase price allocated to acquired in-place lease intangibles is amortized on a straight line basis over the life of the related lease and is recorded as amortization expense.

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

The following table summarized the amortization related to acquired above and below market lease costs and acquired in-place lease intangibles for the year ended December 31, 2013. There was no amortization for the years ended December 31, 2012 and 2011.

For the year ended December 31, 2013
Amortization of:
Acquired above market lease costs	$(5)
Acquired below market lease costs	48

Net rental income increase	$43

Acquired in-place lease intangibles	$48

The following table presents the amortization during the next five years and thereafter related to intangible assets and liabilities at December 31, 2013.

	2014	2015	2016	2017	2018	Thereafter	Total
Amortization of:
Acquired above market lease costs	$(11)	$(11)	$(11)	$(11)	$(11)	$(35)	$(90)
Acquired below market lease costs	194	194	194	194	194	3,239	4,209

Net rental income increase (decrease)	$183	$183	$183	$183	$183	$3,204	$4,119

Acquired in-place lease intangibles	$154	$147	$72	$20	$19	$62	$474
Advance bookings	3,447	2,309	1,356	—	—	—	7,112
Acquired below market ground lease	(206)	(206)	(206)	(206)	(206)	(5,642)	(6,672)
Acquired above market ground lease	140	140	140	140	140	4,058	4,758

8. Debt

During the years ended December 31, 2013 and 2012, the following debt transactions occurred:

Balance at December 31, 2011	$1,242,017
New financings	307,557
Paydown of debt	(134,408)
Assumed financings, net of discount	228,706
Extinguishment of debt	(72,678)
Amortization of discount/premium	1,469

Balance at December 31, 2012	$1,572,663
New financings	352,229
Unsecured credit facility	88,643
Paydown of debt	(61,536)
Assumed financings, net of discount	15,084
Extinguishment of debt	(155,855)
Amortization of discount/premium	1,514

Balance at December 31, 2013	$1,812,742

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

Of the debt balance at December 31, 2013 and 2012, $532,522 and $561,243 related to properties classified as held for sale, respectively.

Mortgages Payable

Mortgage loans outstanding as of December 31, 2013 and 2012 were $1,726,550 and $1,576,628 and had a weighted average interest rate of 4.73% and 5.15% per annum, respectively. Of these mortgage loans outstanding at December 31, 2013 and 2012 approximately $511,598 and $561,339 related to properties held for sale, respectively. Mortgage premium and discount, net was a discount of $2,451 and $3,965 as of December 31, 2013 and 2012. Of this mortgage discount, net, a discount of $51 and $96 related to properties held for sale at December 31, 2013 and 2012, respectively. As of December 31, 2013, scheduled maturities for the Company’s outstanding mortgage indebtedness had various due dates through December 2020, as follows:

	As of December 31, 2013	Weighted average interest rate
2014	$73,312	3.81%
2015	220,974	3.40%
2016	487,757	5.38%
2017	201,427	5.18%
2018	474,225	5.73%
Thereafter	268,855	2.82%

Total	$1,726,550	4.73%

The Company extended the remaining loan maturing in 2014 to 2018 at comparable rates. It is anticipated that the Company will be able to repay, refinance or extend the maturities and the Company believes it has adequate sources of funds to meet short term cash needs related to these refinancings. Of the total outstanding debt, approximately $72,644 is recourse to the Company, of which $21,560 relates to properties classified as held for sale as of December 31, 2013.

Some of the mortgage loans require compliance with certain covenants, such as debt service ratios, investment restrictions and distribution limitations. As of December 31, 2013, the Company was in compliance with all such covenants.

Unsecured credit facility

In May 2013, Inland American entered into an unsecured credit facility in the aggregate amount of $500,000. The credit facility consists of a $300,000 unsecured line of credit and the total outstanding term loan is $200,000. The unsecured revolving line of credit matures on May 7, 2016 and the unsecured term loan matures on May 7, 2017. The unsecured credit facility is subject to a borrowing base consisting of a pool of unencumbered assets. To the extent the Company’s assets were included within the pool of unencumbered assets, the Company was allocated its proportionate share of the unsecured credit facility. As of December 31, 2013, the Company’s allocated portion of the unsecured credit facility was $88,643. Of these allocated portion at December 31, 2013 approximately $20,975 related to properties held for sale. As of December 31, 2013, the interest rates of the revolving line of credit and unsecured term loan were 1.60% and 1.67%, respectively.

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

9. Fair Value Measurements

In accordance with FASB ASC 820, Fair Value Measurement and Disclosures, the Company defines fair value based on the price that would be received upon sale of an asset or the exit price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value. The fair value hierarchy consists of three broad levels, which are described below:

•	Level 1—Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

•	Level 2—Observable inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company has estimated the fair value of its financial and non-financial instruments using available market information and valuation methodologies the Company believes to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts that would be realized upon disposition.

Non-Recurring Measurements

Level 3

The following table summarizes activity for the Company’s assets measured at fair value on a non-recurring basis. The Company recognized certain impairment charges to reflect the investments at their fair values for the years ended December 31, 2013 and 2012. The asset groups that were reflected at fair value through this evaluation are:

	As of December 31, 2013		As of December 31, 2012
	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Total Impairment Losses	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Total Impairment Losses
Investment properties	$44,575	$49,145	$—	$—
Investment in unconsolidated entities	1,794	1,003	1,922	2,465

Total	$46,369	$50,148	$1,922	$2,465

Investment Properties

During the years ended December 31, 2013 and 2012, the Company identified certain properties which may have a reduction in the expected holding period and reviewed the probability of these assets’ dispositions. The Company’s estimated fair value relating to the investment properties’ impairment analysis was based on a

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

comparison of letters of intent or purchase contracts, broker opinions of value and ten-year discounted cash flow models, which includes contractual inflows and outflows over a specific holding period. The cash flows consist of observable inputs such as contractual revenues and unobservable inputs forecasted revenues and expenses. These unobservable inputs are based on market conditions and the Company’s expected growth rates. For the year ended December 31, 2013, the Company estimated fair value using letters of intent and purchase contracts.

For the years ended, December 31, 2013, 2012 and 2011, the Company recorded an impairment of investment properties of $49,145, $0 and $0, respectively. Certain properties have been disposed and were impaired prior to disposition and the related impairment charge of $0, $6,224 and $69,793 was included in discontinued operations for the years ended December 31, 2013, 2012 and 2011, respectively.

Investment in Unconsolidated Entities

For the years ended December 31, 2013 and 2012, the Company identified certain investments in unconsolidated entities that may be other than temporarily impaired. The Company’s estimated fair value relating to the investment in unconsolidated entities’ impairment analysis was based on analyzing each joint venture partner’s respective waterfall distribution, letters of intent or purchase contracts, broker opinions of value, and expected future cash distributions of the Company’s interest in the underlying assets of the investment using a net asset value model. The net asset value model utilizes an income capitalization analysis and consists of unobservable inputs such as forecasted net operating income and capitalization rates based on market conditions. The Company estimated fair value using letters of intent and purchase contracts.

For the years ended, December 31, 2013, 2012 and 2011, the Company recorded an impairment of investments in unconsolidated entities of $1,003, $2,465, and $67, respectively.

Financial Instruments not Measured at Fair Value

The table below represents the fair value of financial instruments presented at carrying values in our combined consolidated financial statements as of December 31, 2013 and December 31, 2012.

	December 31, 2013		December 31, 2012
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Mortgages payable	$1,726,550	$1,713,871	$1,576,628	$1,560,335
Unsecured credit facility	88,643	88,643	—	—

The Company estimates the fair value of its mortgages payable using a weighted average effective interest rate of 4.95% per annum. The fair value estimate of the unsecured credit facility approximates the carrying value. The assumptions reflect the terms currently available on similar borrowing terms to borrowers with credit profiles similar to the Company’s. The Company has determined that its debt instrument valuations are classified in Level 2 of the fair value hierarchy.

10. Income Taxes

The Company intends to elect to be taxed as, and operate in a manner that will allow the Company to qualify as, a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, for federal income tax purposes. If the Company qualifies for taxation as a REIT, the Company generally will not be

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

subject to federal income tax on taxable income that is distributed to stockholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distributes at least 90% of its REIT taxable income (subject to certain adjustments) to its stockholders (the “90% Distribution Requirement”). If the Company fails to qualify as a REIT in any taxable year, without the benefit of certain relief provisions, the Company will be subject to federal and state income tax on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income.

The Company intends to elect to treat certain of its consolidated subsidiaries, and may in the future elect to treat newly formed subsidiaries, as taxable REIT subsidiaries pursuant to the Internal Revenue Code. Taxable REIT subsidiaries may participate in non-real estate related activities and/or perform non-customary services for tenants and are subject to federal and state income tax at regular corporate tax rates. The Company’s hotels are leased to certain of the Company’s taxable REIT subsidiaries. Lease revenue from these taxable REIT subsidiaries and its wholly-owned subsidiaries is eliminated in consolidation.

The components of income tax expense for the years ended December 31:

	2013			2012			2011
	Federal	State	Total	Federal	State	Total	Federal	State	Total
Current	$237	$1,121	$1,358	$—	$796	$796	$—	$879	$879
Deferred	1,501	184	1,685	5,207	(285)	4,922	(3,956)	(130)	(4,086)

Total income expense (benefit)	$1,738	$1,305	$3,043	$5,207	$511	$5,718	$(3,956)	$749	$(3,207)

Deferred tax assets and liabilities are included within deferred costs and other assets and other liabilities in the combined consolidated balance sheets, respectively. The components of the deferred tax assets and liabilities at December 31, 2013 and 2012 were as follows:

	2013	2012
Net operating loss	$9,236	$11,596
Deferred income	2,389	2,657
Basis difference on property	3,446	3,347
Depreciation expense	986	879
Miscellaneous	432	(188)

Total deferred tax assets	16,489	18,291
Less: Valuation allowance	(10,674)	(10,791)

Net deferred tax assets	$5,815	$7,500

Federal net operating loss carryforwards amounting to $9,236 begin to expire in 2023, if not utilized by then.

Deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversal of existing taxable temporary differences, future projected taxable income, and tax-planning strategies. In assessing the realizability of deferred tax assets,

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company has considered various factors, including future reversals of existing taxable temporary differences, projected future taxable income and tax-planning strategies in making this assessment.

Based upon tax-planning strategies and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance of $10,674 at December 31, 2013. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

Uncertain Tax Positions

The Company had no unrecognized tax benefits as of or during the three year period ended December 31, 2013. The Company expects no significant increases or decreases in unrecognized tax benefits due to changes in tax positions within one year of December 31, 2013. The Company has no material interest or penalties relating to income taxes recognized in the combined consolidated statements of operations for the years ended December 31, 2013, 2012 and 2011 or in the combined consolidated balance sheets as of December 31, 2013 and 2012. As of December 31, 2013, the Company’s 2012, 2011, and 2010 tax years remain subject to examination by U.S. and various state tax jurisdictions.

11. Commitments and Contingencies

Certain leases and operating agreements within the lodging segment require the Company to reserve funds relating to replacements and renewals of the hotels’ furniture, fixtures and equipment. As of December 31, 2013 the Company has funded $71,458 in reserves for future improvements. This amount is included in restricted cash and escrows on the combined consolidated balance sheet as of December 31, 2013.

The Company is subject, from time to time, to various legal proceedings and claims that arise in the ordinary course of business. While the resolution of these matters cannot be predicted with certainty, management believes, based on currently available information, that the final outcome of such matters will not have a material adverse effect on the financial statements of the Company.

In addition, in connection with the Company’s separation from Inland American, on August 8, 2014, the Company has entered into an Indemnity Agreement with Inland American pursuant to which Inland American has agreed, to the fullest extent allowed by law or government regulation, to absolutely, irrevocably and unconditionally indemnify, defend and hold harmless the Company and its subsidiaries, directors, officers, agents, representatives and employees (in each case, in such person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns from and against all losses, including but not limited to “actions” (as defined in the Indemnity Agreement), arising from: (1) the ongoing non-public, formal, fact-finding investigation by the SEC as described in Inland American’s public filings with the SEC (the “SEC Investigation”); (2) the three related demands (including the Derivative Lawsuit described below) received by Inland American (“Derivative Demands”) from stockholders to conduct investigations regarding claims similar to the matters that are subject to the SEC Investigation and as described in Inland American’s public filings with

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

the SEC; (3) the derivative lawsuit filed on March 21, 2013 on behalf of Inland American by counsel for stockholders who made the first Derivative Demand (the “Derivative Lawsuit”); and (4) the investigation by the Special Litigation Committee of the board of directors of Inland American. In each case, regardless of when or where the loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.

12. Assets and Liabilities Held for Sale

In accordance with GAAP, the Company classifies assets as held for sale when certain criteria are met. Once the criteria are met, the Company suspends depreciation and amortization on the assets held for sale. The assets and liabilities associated with those investment properties that are held for sale are classified separately on the condensed combined balance sheets for all reporting periods and recorded at the lesser of the carrying value or fair value less costs to sell. At December 31, 2013 and 2012 these assets were recorded at their carrying value. Additionally, the operations for those investment properties classified as held for sale are classified on the combined consolidated statements of operations as discontinued operations for all periods presented.

On September 17, 2014, Inland American entered into a purchase agreement to sell a portfolio of lodging assets, consisting of 52 select service lodging properties with 6,976 rooms in a transaction valued at approximately $1,100,000. The sale closed in a single transaction on November 17, 2014, with net proceeds from the sale resulting in a gain. These hotels have been classified as held for sale on the combined consolidated balance sheets as of December 31, 2013 and 2012 and the operations are reflected as discontinued operations on the combined consolidated statements of operations for the years ended December 31, 2013, 2012 and 2011.

The major classes of assets and liabilities associated with the held for sale assets as of December 31, 2013 and 2012 are as follows:

	December 31, 2013	December 31, 2012
Land	$172,039	$172,039
Building and other improvements	1,107,058	1,101,032
Construction in Process	—	2

Total	$1,279,097	$1,273,073
Less accumulated depreciation	(343,070)	(292,897)

Net investment properties	$936,027	$980,176
Restricted cash and escrows	—	—
Accounts and rents receivable	4,023	4,768
Intangible assets, net	—	—
Deferred costs and other assets	6,866	9,778

Total Assets	$946,916	$994,722

Debt	532,522	561,243
Accounts payable and accrued expenses	3,231	6,282
Other liabilities	10,253	10,353

Total Liabilities	$546,006	$577,878

XENIA HOTELS & RESORTS, INC.

Notes to Combined Consolidated Financial Statements

(Dollar amounts stated in thousands)

December 31, 2013, 2012 and 2011

13. Subsequent Events

Subsequent to December 31, 2013:

•	the Company purchased one lodging asset for $183,000;

•	the Company disposed of two lodging assets for $25,850;

•	on September 17, 2014, Inland American entered into a definitive asset purchase agreement to sell 52 select service hotels to an unaffiliated third party for approximately $1,100,000, which closed on November 17, 2014;

•	the Company paid $620,607 to retire mortgages related to 52 lodging assets, which includes $476,307 on 40 lodging assets with respect to the Suburban Select Service Portfolio sale; and

•	the Company extended its remaining mortgage loan maturing in 2014 to 2018, with extension options through 2019.

On August 24, 2014, a 6.0-magnitude earthquake with an epicenter six miles southwest of Napa, California, impacted two hotels, the Marriott Napa Valley Hotel & Spa and Andaz Napa. Both hotels experienced damage as a result of the earthquake and the Company continues to evaluate the extent of damage and scope of repairs needed. The Marriott Napa Valley Hotel & Spa reopened within one month of the earthquake, while the Andaz Napa is expected to be closed for three to four months. The Company will file a claim to cover damages and business interruption profits pursuant to our property insurance program, under which our deductible is $25 thousand per hotel. Although the Company currently cannot estimate or quantify the amount of the damage incurred, the Company does not believe the damage experienced as a result of the earthquake will have a material effect on the combined consolidated financial statements.

XENIA HOTELS & RESORTS, INC.

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2013

		Initial Cost (A)				Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements	Adjustments to Land Basis (C)	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (D,E)	Accumulated Depreciation (D,F)	Date of Completion of Construction or Acquisition
Premium Hotels

Andaz Napa Valley Napa, CA	$30,500	$10,150	$57,012	$—	$—	$10,150	$57,012	$67,162	$825	2013

Andaz San Diego San Diego, CA	26,500	6,949	43,430	—	—	6,949	43,430	50,379	1,743	2013

Andaz Savannah Savannah, GA	21,500	2,680	36,212	—	—	2,680	36,212	38,892	383	2013

Bohemian Hotel Celebration, an Autograph Collection Hotel Celebration, FL	9,844	1,232	19,000	—	—	1,232	19,000	20,232	827	2013

Bohemian Hotel Savannah, an Autograph Collection Hotel Savannah, GA	27,480	2,300	24,240	—	508	2,300	24,748	27,048	2,017	2012

Courtyard Birmingham Downtown at UAB Birmingham, AL	13,909	—	20,810	1,553	2,032	1,553	22,842	24,395	7,880	2008

Courtyard Fort Worth Downtown/Blackstone Fort Worth, TX	—	774	45,820	—	4,192	774	50,012	50,786	15,779	2008

Courtyard Kansas City Country Club Plaza Kansas City, MO	12,740	3,426	16,349	—	2,295	3,426	18,644	22,070	5,340	2007

Courtyard Pittsburgh Downtown Pittsburgh, PA	23,851	2,700	33,086	—	2,135	2,700	35,221	37,921	5,879	2010

XENIA HOTELS & RESORTS, INC.

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2013

		Initial Cost (A)				Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements	Adjustments to Land Basis (C)	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (D,E)	Accumulated Depreciation (D,F)	Date of Completion of Construction or Acquisition
DoubleTree by Hilton Hotel Washington DC Washington, DC	$—	$25,857	$56,964	$—	$3,366	$25,857	$60,330	$86,187	$18,160	2008

Embassy Suites Baltimore North/Hunt Valley Hunt Valley, MD	—	2,429	38,927	—	4,845	2,429	43,772	46,201	15,334	2008

Fairmont Dallas Dallas, TX	41,879	8,700	60,634	—	11,654	8,700	72,288	80,988	10,257	2011

Grand Bohemian Hotel Orlando, an Autograph Collection Hotel Orlando, FL	51,116	7,739	75,510	—	519	7,739	76,029	83,768	3,800	2012

Hampton Inn & Suites Baltimore Inner Harbor Baltimore, MD	9,000	1,700	21,067	—	1,665	1,700	22,732	24,432	6,185	2007

Hampton Inn & Suites Denver Downtown Colorado Springs, CO	13,886	6,144	26,472	—	2,244	6,144	28,716	34,860	9,239	2008

Hilton Garden Inn Chicago North Shore/Evanston Evanston, IL	19,040	2,920	27,995	—	4,090	2,920	32,085	35,005	8,677	2007

Hilton Garden Inn Washington DC Downtown Washington, DC	57,101	18,800	64,359	—	5,225	18,800	69,584	88,384	22,041	2008

Hilton St Louis Downtown at the Arch St Louis, MO	14,690	780	22,031	—	1,911	780	23,942	24,722	1,986	2012

XENIA HOTELS & RESORTS, INC.

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2013

		Initial Cost (A)				Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements	Adjustments to Land Basis (C)	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (D,E)	Accumulated Depreciation (D,F)	Date of Completion of Construction or Acquisition
Hilton Suites Phoenix Phoenix, AZ	$—	$5,114	$57,105	$(1,702)	$(35,617)	$3,412	$21,488	$24,900	$—	2008

Hilton University of Florida Conference Center Gainesville Gainesville, FL	27,775	—	50,407	—	5,927	—	56,334	56,334	18,233	2007

Homewood Suites by Hilton Houston near the Galleria Houston, TX	14,690	1,655	30,587	—	1,477	1,655	32,064	33,719	11,284	2008

Hotel Monaco Chicago Chicago, IL	—	15,056	40,841	—	—	15,056	40,841	55,897	202	2013

Hotel Monaco Denver Denver, CO	—	5,742	69,158	—	—	5,742	69,158	74,900	301	2013

Hotel Monaco Salt Lake City Salt Lake City, UT	—	1,777	56,156	—	—	1,777	56,156	57,933	244	2013

Hyatt Key West Resort & Spa Key West, FL	—	40,986	34,529	—	—	40,986	34,529	75,515	160	2013

Hyatt Regency Orange County Orange County, CA	64,254	18,688	93,384	—	26,783	18,688	120,167	138,855	34,987	2008

Hyatt Regency Santa Clara Santa Clara, CA	46,500	—	100,227	—	—	—	100,227	100,227	1,274	2013

XENIA HOTELS & RESORTS, INC.

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2013

		Initial Cost (A)				Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements	Adjustments to Land Basis (C)	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (D,E)	Accumulated Depreciation (D,F)	Date of Completion of Construction or Acquisition
Loews New Orleans New Orleans, LA	$37,500	$3,529	$70,652	$—	$—	$3,529	$70,652	$74,181	$518	2013

Lorien Hotel & Spa Alexandria, VA	—	4,365	40,888	—	—	4,365	40,888	45,253	418	2013

Marriott Atlanta Century Center/Emory Area Atlanta, GA	—	—	36,571	—	3,537	—	40,108	40,108	15,827	2008

Marriott Charleston Town Center Charleston, WV	17,107	—	26,647	—	7,705	—	34,352	34,352	5,993	2008

Marriott Chicago at Medical District/UIC Chicago, IL	8,382	8,831	17,911	—	5,314	8,831	23,225	32,056	8,995	2008

Marriott Dallas City Center Dallas, TX	34,000	6,300	45,158	—	16,336	6,300	61,494	67,794	12,461	2010

Marriott Griffin Gate Resort & Spa Lexington, KY	35,712	8,638	54,960	1,498	4,598	10,136	59,558	69,694	5,361	2012

Marriott Napa Valley Hotel & Spa Napa Valley, CA	39,262	14,800	57,223	—	1,854	14,800	59,077	73,877	6,340	2011

Marriot San Francisco Airport Waterfront San Francisco, CA	54,374	36,700	72,370	—	982	36,700	73,352	110,052	6,371	2012

Marriott West Des Moines Des Moines, IA	10,257	3,410	15,416	—	5,299	3,410	20,715	24,125	3,800	2010

XENIA HOTELS & RESORTS, INC.

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2013

		Initial Cost (A)				Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements	Adjustments to Land Basis (C)	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (D,E)	Accumulated Depreciation (D,F)	Date of Completion of Construction or Acquisition
Marriott Woodlands Waterway Hotel & Convention Center Woodlands, TX	$75,313	$5,500	$98,886	$—	$26,832	$5,500	$125,718	$131,218	$35,939	2007

Renaissance Atlanta Waverly Hotel & Convention Center Atlanta, GA	97,000	6,834	90,792	—	4,796	6,834	95,588	102,422	7,948	2012

Renaissance Austin Hotel Austin, TX	83,000	10,656	97,960	—	6,257	10,656	104,217	114,873	8,386	2012

Residence Inn Baltimore Inner Harbor Baltimore, MD	—	—	55,410	—	3,962	—	59,372	59,372	18,825	2008

Residence Inn Boston Cambridge Cambridge, MA	31,152	10,346	72,735	—	2,702	10,346	75,437	85,783	21,826	2008

Residence Inn Denver City Center Denver, CO	40,000	5,291	74,638	—	—	5,291	74,638	79,929	2,206	2013

Westin Galleria Houston Houston, TX	60,000	7,842	112,850	—	—	7,842	112,850	120,692	1,870	2013

Westin Oaks Houston at the Galleria Houston, TX	50,000	4,258	96,086	—	—	4,258	96,086	100,344	1,675	2013

XENIA HOTELS & RESORTS, INC.

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2013

		Initial Cost (A)				Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements	Adjustments to Land Basis (C)	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (D,E)	Accumulated Depreciation (D,F)	Date of Completion of Construction or Acquisition
Other Hotels

Aloft Chapel Hill Chapel Hill, NC	$—	$6,484	$16,478	$45	$(3)	$6,529	$16,475	$23,004	$3,178	2010

Courtyard Dallas Addison/Quorum Drive Addison, TX	18,860	4,000	26,141	—	2,218	4,000	28,359	32,359	8,100	2007

Courtyard Ann Arbor Ann Arbor, MI	11,680	4,989	18,988	—	4,290	4,989	23,278	28,267	7,493	2007

Courtyard Dunn Loring Fairfax Vienna, VA	30,810	12,100	40,242	—	3,156	12,100	43,398	55,498	13,795	2007

Courtyard Fort Meade BWI Business District Annapolis Junction, MD	—	1,611	22,622	—	2,058	1,611	24,680	26,291	7,769	2008

Courtyard Harlingen Harlingen, TX	6,790	1,600	13,247	—	3,449	1,600	16,696	18,296	5,777	2007

Courtyard Houston Northwest Houston, TX	6,939	1,428	15,085	—	1,619	1,428	16,704	18,132	5,269	2007

Courtyard Houston Westchase Houston, TX	16,680	4,400	22,626	—	3,230	4,400	25,856	30,256	7,716	2007

XENIA HOTELS & RESORTS, INC.

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2013

		Initial Cost (A)				Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements	Adjustments to Land Basis (C)	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (D,E)	Accumulated Depreciation (D,F)	Date of Completion of Construction or Acquisition
Courtyard Houston West University Houston, TX	$10,980	$2,200	$16,408	$—	$1,872	$2,200	$18,280	$20,480	$5,548	2007

Courtyard Lebanon Lebanon, NJ	10,320	3,200	19,009	—	2,496	3,200	21,505	24,705	6,918	2007

Courtyard Fort Worth I-30 West Near NAS JRB Fort Worth, TX	7,550	1,500	13,416	—	1,578	1,500	14,994	16,494	4,601	2007

Courtyard Newark Elizabeth Elizabeth, NJ	8,830	—	35,177	—	3,128	—	38,305	38,305	12,947	2008

Courtyard Pittsburgh West Homestead Waterfront Pittsburgh, PA	7,814	1,500	14,364	—	905	1,500	15,269	16,769	2,489	2010

Courtyard Richmond Airport Richmond, VA	7,195	2,173	—	—	19,708	2,173	19,708	21,881	6,577	2007

Courtyard Roanoke Airport Roanoke, VA	13,998	3,311	22,242	—	2,516	3,311	24,758	28,069	7,338	2007

Courtyard Seattle Federal Way Federal Way, WA	22,830	7,700	27,167	—	1,761	7,700	28,928	36,628	7,983	2007

Courtyard Tucson Williams Center Tucson, AZ	16,030	4,000	20,942	—	3,320	4,000	24,262	28,262	7,837	2007

XENIA HOTELS & RESORTS, INC.

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2013

		Initial Cost (A)				Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements	Adjustments to Land Basis (C)	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (D,E)	Accumulated Depreciation (D,F)	Date of Completion of Construction or Acquisition
Courtyard Wilmington/Wrightsville Beach Wilmington, NC	$—	$2,397	$18,560	$—	$3,544	$2,397	$22,104	$24,501	$6,854	2007

Courtyard West Palm Beach Airport Palm Coast, FL	5,532	1,900	8,703	—	1,027	1,900	9,730	11,630	1,747	2010

Crowne Plaza Charleston, SC	9,889	1,331	13,709	(79)	(2,943)	1,252	10,766	12,018	101	2007

DoubleTree Suites by Hilton Hotel Atlanta Galleria Alpharetta, GA	—	1,082	20,397	—	2,058	1,082	22,455	23,537	7,738	2008

Hampton Inn & Suites Atlanta/Duluth/Gwinnett County Duluth, GA	9,158	488	12,991	(90)	(3,648)	398	9,343	9,741	691	2007

Hampton Inn White Plains/Tarrytown Elmsford, NY	14,946	3,200	26,160	—	5,848	3,200	32,008	35,208	9,244	2007

Hilton Garden Inn Boston Burlington Burlington, MA	—	4,095	25,556	—	4,226	4,095	29,782	33,877	9,274	2008

Hilton Garden Inn Colorado Springs Colorado Springs, CO	—	1,400	17,522	—	2,476	1,400	19,998	21,398	6,221	2008

Hillsborough—Land Parcel Raleigh, NC	—	675	—	—	—	675	—	675	—	2007

Hilton Garden Inn Tampa Ybor Historic District Tampa, FL	9,460	2,400	16,159	—	2,275	2,400	18,434	20,834	5,274	2007

XENIA HOTELS & RESORTS, INC.

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2013

		Initial Cost (A)				Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements	Adjustments to Land Basis (C)	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (D,E)	Accumulated Depreciation (D,F)	Date of Completion of Construction or Acquisition
Hilton Garden Inn Albany Airport Albany, NY	$—	$1,645	$20,263	$—	$4,932	$1,645	$25,195	$26,840	$7,801	2007

Hilton Garden Inn Raleigh Durham Airport Raleigh, NC	—	2,754	26,050	1,220	4,654	3,974	30,704	34,678	8,980	2007

Hilton Garden Inn Westbury Westbury, NY	21,680	8,900	25,156	—	4,269	8,900	29,425	38,325	8,654	2007

Hilton Garden Inn Wilmington Mayfaire Town Center Wilmington, NC	5,200	6,354	10,328	—	405	6,354	10,733	17,087	4,047	2007

Hilton Garden Inn Hartford North/Bradley International Airport Windsor, CT	9,921	5,606	13,892	—	5,021	5,606	18,913	24,519	5,874	2007

Holiday Inn Secaucus Meadowlands Secaucus, NJ	—	—	23,291	—	(16,188)	—	7,103	7,103	65	2007

Homewood Suites by Hilton Albuquerque Uptown Albuquerque, NM	10,160	2,400	18,071	—	2,919	2,400	20,990	23,390	7,337	2007

Homewood Suites by Hilton Baton Rouge Baton Rouge, LA	12,930	4,300	15,629	—	2,866	4,300	18,495	22,795	6,413	2007

Homewood Suites by Raleigh/Cary Cary, NC	12,179	1,478	19,404	—	6,944	1,478	26,348	27,826	8,967	2007

Homewood Suites by Hilton Princeton Princeton, NJ	11,405	3,203	21,300	—	2,509	3,203	23,809	27,012	7,550	2007

XENIA HOTELS & RESORTS, INC.

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2013

		Initial Cost (A)				Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements	Adjustments to Land Basis (C)	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (D,E)	Accumulated Depreciation (D,F)	Date of Completion of Construction or Acquisition
Homewood Suites by Hilton Cleveland Solon Solon, OH	$5,490	$1,900	$10,757	$—	$1,792	$1,900	$12,549	$14,449	$4,460	2007

Homewood Suites by Hilton Colorado Springs North Colorado Springs, CO	7,830	2,900	14,011	—	2,755	2,900	16,766	19,666	6,304	2007

Hyatt Place Boston/Medford Medford, MA	14,511	2,766	29,141	—	459	2,766	29,600	32,366	10,372	2008

Residence Inn Brownsville Brownsville, TX	6,900	1,700	12,629	—	1,210	1,700	13,839	15,539	4,164	2007

Residence Inn Cranbury South Brunswick Cranbury, NJ	10,000	5,100	15,368	—	2,688	5,100	18,056	23,156	5,977	2007

Residence Inn Cypress Los Alamitos Cypress, CA	20,650	9,200	25,079	—	3,421	9,200	28,500	37,700	9,485	2007

Residence Inn Dallas DFW Airport North/Irving Dallas-Fort Worth, TX	9,560	2,800	14,782	—	1,103	2,800	15,885	18,685	4,619	2007

XENIA HOTELS & RESORTS, INC.

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2013

		Initial Cost (A)				Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements	Adjustments to Land Basis (C)	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (D,E)	Accumulated Depreciation (D,F)	Date of Completion of Construction or Acquisition
Residence Inn Dallas Park Central Dallas, TX	$8,970	$2,600	$17,322	$—	$2,931	$2,600	$20,253	$22,853	$7,045	2007

Residence Inn Somerset Franklin, NJ	9,890	3,100	14,322	—	2,380	3,100	16,702	19,802	5,460	2007

Residence Inn Long Island Hauppauge/Islandia Hauppauge, NY	10,810	5,300	14,632	—	2,561	5,300	17,193	22,493	5,642	2007

Residence Inn Houston Westchase on Westheimer Westchase, TX	12,550	4,300	16,969	—	3,096	4,300	20,065	24,365	5,702	2007

Residence Inn Houston West University Houston, TX	13,100	3,800	18,834	—	1,002	3,800	19,836	23,636	5,852	2007

Residence Inn Nashville Airport Nashville, TN	12,120	3,500	14,147	—	3,204	3,500	17,351	20,851	5,071	2007

Residence Inn Poughkeepsie Poughkeepsie, NY	11,494	1,003	24,590	—	2,333	1,003	26,923	27,926	8,704	2008

Residence Inn Roanoke Airport Roanoke, VA	5,800	500	9,499	—	286	500	9,785	10,285	3,198	2007

XENIA HOTELS & RESORTS, INC.

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2013

		Initial Cost (A)				Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements	Adjustments to Land Basis (C)	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (D,E)	Accumulated Depreciation (D,F)	Date of Completion of Construction or Acquisition
Residence Inn Tucson Williams Centre Tucson, AZ	$12,770	$3,700	$17,601	$—	$2,268	$3,700	$19,869	$23,569	$5,850	2007

Residence Inn Newark Elizabeth/Liberty International Airport Elizabeth, NJ	10,145	—	41,096	—	2,317	—	43,413	43,413	15,087	2008

Springhill Suites Danbury Danbury, CT	9,130	3,200	14,833	—	1,549	3,200	16,382	19,582	4,625	2007

Totals	$1,720,800	$506,771	$3,382,372	$2,445	$263,275	$509,216	$3,645,647	$4,154,863	$719,580

Notes:

(A)	The initial cost to the Company represents the original purchase price of the property, including amounts incurred subsequent to acquisition which were contemplated at the time the property was acquired.
(B)	The aggregate cost of real estate owned at December 31, 2013 for Federal income tax purposes was approximately $4,231,959 (unaudited).
(C)	Cost capitalized subsequent to acquisition includes payments under master lease agreements as well as additional tangible costs associated with investment properties, including any earnout of tenant space.
(D)	Reconciliation of real estate owned (includes continuing operations and operations of assets classified as held for sale):

	2013	2012	2011
Balance at January 1	$3,249,004	2,837,907	2,779,111
Acquisitions and capital improvements	1,039,254	563,603	223,114
Disposals and write-offs	(133,395)	(152,506)	(164,318)

Balance at December 31	$4,154,863	3,249,004	2,837,907

XENIA HOTELS & RESORTS, INC.

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2013

(E)	Reconciliation of accumulated depreciation (includes continuing operations and operations of assets classified as held for sale):

	2013	2012	2011
Balance at January 1	$603,912	465,528	368,230
Depreciation expense	(150,493)	(154,076)	(145,202)
Disposal and write-offs	266,161	292,460	242,500

Balance at December 31	$719,580	603,912	465,528

(F)	Depreciation is computed based upon the following estimated lives:

Buildings and improvements	30 years
Tenant improvements	Life of the lease
Furniture, fixtures & equipment	5—15 years

Independent Auditors’ Report

Director of Xenia Hotels & Resorts, Inc.:

We have audited the accompanying financial statements of WAH Kalakaua Owner, L.P., which comprise the balance sheet as of December 31, 2013, and the related statements of operations, partners’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WAH Kalakaua Owner, L.P. as of December 31, 2013, and the results of its operations and its cash flows for the year then ended, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Chicago, Illinois

August 8, 2014

WAH KALAKAUA OWNER, L.P.

(A Delaware Limited Partnership)

Balance Sheet

December 31, 2013

Assets:
Real estate investment, net of depreciation	$84,683,768
Cash held by hotel manager	3,849,325
Restricted cash	7,474,274
Accounts receivable, net	1,778,556
Prepaid expenses and other assets	436,210
Inventories	55,795
Intangible assets, net of amortization	10,211,535
Deferred costs, net of amortization	609,988

Total assets	$109,099,451

Liabilities:
Note payable, net of debt discount	$65,854,949
Accounts payable and accrued expenses	2,221,436
Accrued interest	103,934
Intangible liabilities, net of amortization	356,177
Advance deposits	1,139,814
Other liabilities	84,776

Total liabilities	69,761,086
Commitments and contingencies
Partners’ equity	39,338,365

Total liabilities and partners’ equity	$109,099,451

See accompanying notes to financial statements.

WAH KALAKAUA OWNER, L.P.

(A Delaware Limited Partnership)

Statement of Operations

For the year ended December 31, 2013

Department revenues:
Rooms	$36,805,678
Parking	1,029,687
Food and beverage	309,206
Other	13,937

Total department revenues	38,158,508
Rental and other property income	2,052,915
Interest and other income	7,476

Total revenues	40,218,899

Department expenses:
Rooms	10,167,206
Parking	763,491
Food and beverage	273,097
Other	110,649

Total department expenses	11,314,443

Operating expenses:
Ground lease expense	2,456,160
Sales and marketing	2,407,068
Utilities	2,024,067
Insurance	278,759
Management fee expense	841,490
Repairs and maintenance	1,529,465
General and administrative expenses	1,883,530

Total operating expenses	11,420,539

Income before fixed charges	17,483,917

Fixed charges
Depreciation and amortization	5,433,060
Real estate tax expense	1,098,991
Interest expense	2,338,321

Total fixed charges	8,870,372

Net income	$8,613,545

See accompanying notes to financial statements.

WAH KALAKAUA OWNER L.P.

(A Delaware Limited Partnership)

Statement of Partners’ Equity

For the year ended December 31, 2013

Partners’ equity at December 31, 2012	$43,401,551
Net income	8,613,545
Distributions to partners	(12,676,731)

Partners’ equity at December 31, 2013	$39,338,365

See accompanying notes to financial statements.

WAH KALAKAUA OWNER L.P.

(A Delaware Limited Partnership)

Statements of Cash Flows

For the year ended December 31, 2013

Cash flows from operating activities:
Net income	$8,613,545
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,433,060
Amortization of above and below market leases, net	181,803
Amortization of debt discount	703,692
Amortization of deferred financing costs	384,478
Changes in operating assets and liabilities:
Restricted cash	(405,789)
Accounts receivable, net	(135,748)
Prepaid expenses and other assets	13,946
Inventories	79,045
Accounts payable and accrued expenses	95,847
Accrued interest	(3,579)
Advance deposits	320,777
Other liabilities	850

Net cash provided by operating activities	15,281,927

Cash flows from investing activities:
Additions to real estate investments	(1,051,889)

Net cash used in investing activities	(1,051,889)

Cash flows from financing activities:
Distributions to Partners	(12,676,731)

Net cash used in financing activities	(12,676,731)

Net increase in cash held by hotel manager	1,553,307
Cash held by hotel manager at beginning of year	2,296,018

Cash held by hotel manager at end of year	$3,849,325

Supplemental cash flow information:
Cash paid for interest	$1,251,793

See accompanying notes to financial statements.

WAH KALAKAUA OWNER, L.P.

(A Delaware Limited Partnership)

Notes to Financial Statements

For the year ended December 31, 2013

(1)	Organization

WAH Kalakaua Owner, L.P., a Delaware limited partnership (the Partnership), was formed on April 24, 2012 to own and operate the Aston Waikiki Beach Hotel (the Hotel) located in Honolulu, Hawaii. The Partnership is owned by WAH Kalakaua Holdings, L.P. (WAH Holdings) and WAH Kalakaua Owner GP, L.L.C (the General Partner) 99% and 1%, respectively. The General Partner is wholly-owned by WAH Holdings.

WAH Holdings is owned by WH Kalakaua Investors, L.P. (WH Investors), Waikiki Funding, L.L.C (Atrium) and WAH Kalakaua Holdings GP, L.L.C (WAH Holdings GP, formerly known as WAH Kalakaua Holdings, L.L.C) and Walton Kalakaua Holdings, L.L.C. 49.5%, 49.5% and 1.0%, respectively. WH Investors and Atrium are the members of WAH Holdings GP, each owning 50% interest, respectively.

WH Investors is owned by Walton Kalakaua Investors VI, L.L.C. (Walton Kalakaua), HH Waikiki, L.P. (Highgate) and WHKI GP, L.L.C. (WH Investors GP) 95.05%, 4.95% and 1.0%, respectively. WH Investors GP is owned by Walton Kalakaua and Highgate, 95% and 5%, respectively.

On February 28, 2014, the Partnership sold the Aston Waikiki Beach Hotel and all existing assets and liabilities to IA Lodging Waikiki Beach, L.L.C., a Delaware limited liability company and IA Lodging Waikiki Beach TRS, L.L.C., a Delaware limited liability company. The purchasers are wholly-owned subsidiaries of Inland American Real Estate Trust, Inc., a Maryland corporation.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Capitalization and Depreciation

Real estate investments are carried at historical cost, net of accumulated depreciation. Maintenance and repair expenses are charged to operations as incurred. Significant betterments and improvements of the Hotel are capitalized.

Depreciation expense is computed using the straight line method. Building and building improvements are depreciated based upon estimated useful lives of 30 years, with lives of 5-15 years for furniture, fixtures, equipment and site improvements.

Tenant improvements are amortized on a straight-line basis over the life of the related lease as a component of depreciation and amortization expense.

Leasing fees and related costs are amortized on a straight-line basis over the life of the related lease as a component of depreciation and amortization expense.

Loan fees and related costs are amortized on a straight line basis, which approximates the effective interest method, over the life of the related loan. Amortization is reported as a component of interest expense.

WAH KALAKAUA OWNER, L.P.

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2013

Impairment

The Partnership assesses the carrying values of the respective long-lived assets, whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable, such as a reduction in the expected holding period of the asset. If it is determined that the carrying value is not recoverable because the undiscounted cash flows do not exceed carrying value, the Partnership is required to record an impairment loss to the extent that the carrying value exceeds fair value. The valuation and possible subsequent impairment of investment properties is a significant estimate that can and does change based on the Partnership’s continuous process of analyzing each property and reviewing the assumptions about uncertain inherent factors, as well as the economic condition of the property at a particular point in time.

The use of projected future cash flows and related holding period is based on assumptions that are consistent with the estimates of future expectations and the strategic plan the Partnership uses to manage its underlying business. However, assumptions and estimates about future cash flows and capitalization rates are complex and subjective. Changes in economic and operating conditions and the Partnership’s ultimate investment intent that occur subsequent to the impairment analysis could impact these assumptions and result in future impairment charges of the real estate properties.

For the year ended December 31, 2013, no impairment was recorded.

Cash Held by Hotel Manager

Cash held by hotel manager includes cash of the Partnership held at the Hotel level bank accounts maintained by the hotel manager on behalf of the Partnership.

Restricted Cash

Restricted cash is comprised of amounts reserved for lender required escrow deposits (note 6) and amounts paid to the Partnership for security deposits.

Inventories

Inventories consist of food, beverage, and gift shop items and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Derivatives and Hedging Instruments

The Partnership recognizes all derivatives either as an asset or liability in the statement of financial position and measures the derivatives at fair value with changes in value included in interest expense. The fair value of derivative instruments is based on a discounted cash flow analysis. This analysis reflects the contractual terms of the derivative instruments, including the period of maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. Changes in the fair value of the derivative instruments are reported as a component of interest expense in the accompanying statement of operations. As of December 31, 2013, the Partnership’s sole derivative consisting of an interest rate cap, was valued at $0 and was derived using primarily Level 2 inputs (See Fair Value measurements discussion below).

WAH KALAKAUA OWNER, L.P.

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2013

Fair Value Measurements

In some instances, certain of the Partnership’s assets and liabilities are required to be measured or disclosed at fair value according to a fair value hierarchy pursuant to relevant accounting literature. This hierarchy ranks the quality and reliability of the inputs used to determine fair values, which are then classified and disclosed in one three categories. The three level of the fair value hierarchy are:

•	Level 1 – quoted prices in active markets for identical assets or liabilities;

•	Level 2 – quoted prices in active markets for similar assets or liabilities; quoted prices in markets that are not active; and model-derived valuations whose inputs are observable;

•	Level 3 – model-derived valuations with unobservable inputs that are supported by little or no market activity.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Partnership’s assessment of the significance of a particular input to the fair vale measurement requires judgment, and may affect the valuation of certain assets and liabilities and its classification within the fair value hierarchy.

Entities are permitted to choose to measure financial instruments and certain other items at fair value and establish presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This election can only be made upon initial acquisition of the financial instrument.

Revenue Recognition

The Partnership recognizes hotel operating revenue on an accrual basis consistent with the Hotel’s operations. Interest income is accrued as earned.

Retail rental income is recognized on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and cash rent due under the provisions of the lease agreements is recorded as a deferred rent receivable and is included as a component of accounts receivable in the accompanying balance sheet.

Ground Lease

The ground lease is considered an operating lease. Ground lease expense is being recognized on a straight-line basis over the term of the lease.

Income Taxes

No provision for Federal and state income taxes has been made in the accompanying financial statements, as the liability for such taxes is primarily that of the Partners rather than the Partnership. In certain instances the Partnership may be subject to certain state and local taxes which are not material to the financial statements.

The Partnership had no uncertain tax positions, which would require the Partnership to record a tax exposure liability as of and for the period ended December 31, 2013. The Partnership expects no significant increases or decreases in unrecognized tax benefits due to changes in tax positions within one year of December 31, 2013. The Partnership has no significant interest or penalties relating to income taxes recognized in the accompanying financial statements as of and for the period ended December 31, 2013.

WAH KALAKAUA OWNER, L.P.

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2013

Risks and uncertainties

In the normal course of business, the Partnership encounters economic risk, including interest rate risk, credit risk, and market risk.

The Partnership makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3)	Real Estate Investments

On March 22, 2012, WAH Kalakaua Holdings L.L.C. purchased the mezzanine loan (Mezz loan) associated with the Hotel from an unaffiliated third party for $31,722,000 before closing costs. On May 15, 2012, WAH Kalakaua Holdings GP, L.L.C (formerly known as WAH Kalakaua Holdings, L.L.C.) entered into a contribution, assignment and assumption agreement whereby WAH Kalakaua Holdings GP, L.L.C. assigned all rights, title and interest in the Mezz loan to WAH Holdings.

The Mezz loan was secured by the leasehold interest in the Hotel, and on May 15, 2012, WAH Holdings executed a strict foreclosure agreement on the Hotel with consent of the senior lender, Wells Fargo, thereby resulting in WAH Holdings taking title of the Hotel. Concurrent with the foreclosure on May 15, 2012, the senior loan was assumed, which included a pay down of $3,500,000 of the outstanding senior loan balance. Upon foreclosure of the Hotel, the existing assets and liabilities of the Hotel assumed through the foreclosure were contributed by WAH Holdings and the General partner to the Partnership. The Hotel has 645 hotel rooms (unaudited).

As of December 31, 2013, real estate investments are comprised of the following:

Building	$76,945,851
Building Improvements	463,297
Furniture, fixtures & equipment	14,984,519
Tenant Improvements	197,306

92,590,973
Accumulated depreciation	(7,907,205)

Net real estate investments	$84,683,768

(4)	Ground Lease

The hotel is subject to a long-term ground lease, which has an original term of 75 years. Base rent was approximately $188,000 per month for 2013 and is projected to increase annually based on a function of the consumer price index of the preceding year until December 31, 2029. Rent will be reset for the remaining term, which expires at December 31, 2057, based on the terms of the ground lease. The below market lease asset of $9,080,000, established as of the date of foreclosure, is being amortized over the remaining life of the ground lease on a straight-line basis. Current year amortization was $199,014. Total ground rent expense for the year ended December 31, 2013 was $2,456,160 and is included as ground lease expense in the accompanying statement of operations.

WAH KALAKAUA OWNER, L.P.

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2013

The approximate future minimum lease payments are as follows:

Years	Amounts
2014	$2,257,000
2015	2,257,000
2016	2,257,000
2017	2,257,000
2018	2,257,000
Thereafter(1)	85,771,000

Total	$97,056,000

(1)	These payments include rents for the years 1/1/2030 thru 12/31/2057 which is subject to the reset as discussed herein.

(5)	Intangible Assets

The following table summarizes the Partnership’s identified intangible assets and intangible liabilities as of December 31, 2013.

Intangible assets:
Acquired below market ground lease	$9,080,000
Acquired in-place leases	1,521,118
Acquired above market leases	694,415
Accumulated amortization	(1,083,998)

Total intangible assets, net	$10,211,535

Intangible liabilities:
Acquired below market leases	$650,849
Accumulated amortization	(294,672)

Total intangible liabilities, net	$356,177

The portion of the contributed cost at the date of foreclosure allocated to the acquired above market lease costs and acquired below market lease costs are amortized on a straight line basis over the life of the related lease, as an adjustment to rental income. The portion of the contributed cost at the date of foreclosure allocated to acquired in-place lease intangibles in amortized on a straight line basis over the life of the related lease as a component of depreciation and amortization expense.

WAH KALAKAUA OWNER, L.P.

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2013

The following table presents the amortization during the next five years and thereafter related to intangible assets and liabilities as of December 31, 2013.

Years	Amortization of below market ground lease	Amortization of above market leases	Amortization of below market leases	Amortization of in-place leases	Total amortization
2014	$199,014	$164,126	$(181,337)	$303,936	$485,739
2015	199,014	104,433	(80,654)	241,440	464,233
2016	199,014	84,535	(47,093)	220,608	457,064
2017	199,014	37,363	(47,093)	192,459	381,743
2018	199,014	19,057	0	48,170	266,241
Thereafter	7,761,532	18,197	0	20,609	7,800,338

Total	$8,756,602	$427,711	$(356,177)	$1,027,222	$9,855,358

(6)	Note Payable

Note payable consisted of the following at December 31, 2013:

	Balance Outstanding	Stated Rate	Rate at December 31 2013	Payment Terms	Maturity Date
Note payable	$66,500,000	Libor + 1.63%	1.815%	Interest Only	11/1/2014
Less unamortized debt discount	(645,051)

Note payable, net	$65,854,949

Pursuant to lender requirements, funds are deposited monthly into escrow accounts for real estate taxes, insurance, ground rent, furniture, fixtures, & equipment an capital improvements. Lender required escrow deposits aggregated $7,474,274 at December 31, 2013 and are included in restricted cash in the accompanying financial statements.

Concurrent with the foreclosure on May 15, 2012 (note 3), the Partnership assumed the senior loan through a loan, which included a $3,500,000 pay down of the outstanding senior loan. Upon foreclosure and contribution by WAH Holdings, the approximate fair value of the note payable, based principally on Level 3 inputs (see Fair Value Measurements discussion in note 2), was $64,711,449 as compared to the approximate face value of $66,500,000, resulting in a debt discount of $1,788,551. This discount is being amortized over the life of the debt and recognized as interest expense in the accompanying statement of operations. Accumulated amortization of the debt discount was $1,143,500 as of December 31, 2013.

Deferred financing costs were incurred in connection with the loan modifications, and are being amortized on a straight-line basis over the life of the related debt, which approximates the effective-interest method. Accumulated amortization of deferred financing costs was $626,751 as of December 31, 2013.

WAH KALAKAUA OWNER, L.P.

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2013

Interest rate derivatives consisted of the following at December 31, 2013:

	Notional Amount	Strike Rate	Index	Effective Date	Maturity Date
Senior Loan Cap	$66,500,000	3.00%	1mo.USD- LIBOR-BBA	5/15/2012	11/1/2014

Derivative Instruments	Statements of Net Assets Classification	December 31, 2013 Fair Value	Statement of Operations Classification	2013 Unrealized Gain (loss)
Senior Loan cap	Prepaid Expenses And other	$0	Interest expense	$(1,937)

(7)	Limited Partnership Agreement

The Partnership shall operate perpetually, unless dissolved earlier as provided in the respective operating agreement. Except as provided in the Partnership’s Limited Partnership Agreement, no partner shall be personally liable for any debt, obligations, or liability of the Partnership solely by reason of being a partner of a Limited Partnership.

Pursuant to the terms of the WAH Kalakaua Owner L.P. Agreement, profits, losses, and distributions are allocated in accordance with the Partnership percentages, as defined.

(8)	Commitments and Contingencies

The Partnership is or may be subject to a variety of claims or legal actions arising in the ordinary course of business. The outcomes of such claims are not expected to have a material adverse effect on the Partnership’s financial position, results of operations, or liquidity.

The Partnership generally carries such insurance coverages which might include commercial liability, fire, flood, earthquake, environmental, extended coverage, and rental loss insurance with policy specifications. The Partnership believes that the limits and deductibles within these policies are adequate and appropriate under the circumstances, given the relative risk of loss, the cost of such coverage and industry practice, including the use of master policies and coverages covering multiple properties. There are, however, certain types of extraordinary losses (such as bio-terrorism) that may be either uninsurable or not economically insurable.

(9)	Subsequent Events

The Partnership has evaluated subsequent events from the balance sheet date through August 8, 2014, the date at which the financial statements were available to be issued.

No subsequent events were noted requiring disclosure in or adjustment to the financial statements except as noted in Note 1.